As filed with the Securities and Exchange Commission on August 26, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PBF ENERGY INC.
(Exact name of Registrant as specified in its charter)
Delaware	2911	45-3763855
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
(973) 455-7500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Trecia M. Canty, Esq.
Senior Vice President, General Counsel and Secretary
PBF Energy Inc.
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
(973) 455-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Philip Haines, Esq.	Michael Swidler, Esq.
Jordan Hirsch, Esq.	Baker Botts L.L.P.
Hunton Andrews Kurth LLP	30 Rockefeller Plaza
600 Travis St., Suite 4200	New York, New York 10112-4498
Houston, Texas 77002	(212) 408-2500
(713) 220-4200
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger contemplated by the Agreement and Plan of Merger, dated July 27, 2022, described in the enclosed proxy statement/prospectus, have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. PBF Energy Inc. may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale is not permitted.
PRELIMINARY—SUBJECT TO COMPLETION DATED AUGUST 26, 2022

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
On July 27, 2022, PBF Energy Inc., a Delaware corporation (“PBF Energy”), PBF Energy Company LLC, a Delaware limited liability company and subsidiary of PBF Energy (“PBF LLC”), PBFX Holdings Inc., a Delaware corporation and wholly owned subsidiary of PBF LLC (“PBFX Holdings”), Riverlands Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of PBF LLC (“Merger Sub”), PBF Logistics LP, a Delaware limited partnership (“PBFX”), and PBF Logistics GP LLC, a Delaware limited liability company and the general partner of PBFX (“PBFX GP” or the “general partner”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which PBF LLC will acquire all of the outstanding common units representing limited partner interests in PBFX (“PBFX Common Units,” and holders of PBFX Common Units, the “PBFX Unitholders”) other than PBFX Common Units held directly or indirectly by PBF Energy and its subsidiaries (all such PBFX Common Units held by persons other than PBF Energy and its subsidiaries, the “PBFX Public Common Units,” and the holders of such units, the “PBFX Public Unitholders”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into PBFX (the “Merger”), with PBFX surviving as an indirect subsidiary of PBF Energy, owned 99% by PBF LLC and 1% by PBFX Holdings.
Under the terms of the Merger Agreement, if the Merger is completed, each outstanding PBFX Public Common Unit will be converted into the right to receive: (i) 0.270 (the “Exchange Ratio”) of a share of Class A Common Stock, par value $0.001 per share, of PBF Energy (the “PBF Energy Common Stock,” and such consideration, the “Stock Consideration”), (ii) $9.25 in cash, without interest (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”), (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon surrender of such PBFX Public Common Units in accordance with the Merger Agreement, and (iv) any cash in lieu of fractional shares of PBF Energy Common Stock as described below. The receipt of Merger Consideration in exchange for PBFX Public Common Units pursuant to the Merger should be a taxable transaction to PBFX Public Unitholders. See “United States Federal Income Tax Consequences.” The Exchange Ratio is fixed and will not be adjusted on account of any change in price of either PBF Energy Common Stock or PBFX Common Units prior to completion of the Merger; provided, that the Merger Agreement includes an adjustment mechanism (the “19.9% Cap Adjustment Mechanism”) so that the number of shares of PBF Energy Common Stock to be issued in the Merger does not exceed 19.9% of the issued and outstanding shares of PBF Energy Common Stock immediately prior to the effective time of the Merger (the “Effective Time”) (the “19.9% Limitation”). The 19.9% Cap Adjustment Mechanism is necessary to ensure that PBF Energy satisfies certain applicable regulatory restrictions regarding issuing common stock without stockholder approval imposed by the New York Stock Exchange (“NYSE”). In the event that the 19.9% Cap Adjustment Mechanism is triggered, (i) the Exchange Ratio of 0.270 will be reduced to the minimum extent necessary so that the aggregate number of shares of PBF Energy Common Stock to be issued as Stock Consideration does not exceed the 19.9% Limitation (the “Adjusted Exchange Ratio”), and (ii) the Cash Consideration will be increased by an amount equal to the product of $31.14, multiplied by the difference between the Exchange Ratio and the Adjusted Exchange Ratio.
PBF Energy will not issue any fractional shares in the Merger. Instead, each holder of PBFX Common Units that are converted pursuant to the Merger Agreement who otherwise would have received a fraction of a share of PBF Energy Common Stock will be entitled to receive, in lieu thereof, a cash payment (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the average trading prices of the PBF Energy Common Stock over the ten-day period prior to the closing date of the Merger, and (ii) the fraction of the share of PBF Energy Common Stock that such holder would otherwise be entitled to receive pursuant to the Merger Agreement. Holders of shares of PBF Energy Common Stock will continue to own their existing shares of PBF Energy Common Stock. There will be no change in the ownership of the non-economic general partner interest in PBFX held by PBFX GP, which will continue as a non-economic general partner interest in the surviving entity.
Concurrently with the execution of the Merger Agreement, PBF Energy and PBF LLC entered into a Voting and Support Agreement, dated as of July 27, 2022 (the “Support Agreement”), with PBFX, pursuant to which, among other things, PBF Energy agrees to cause PBF LLC, in its capacity as a limited partner of PBFX, to vote its PBFX Common Units in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger. As of August 24, 2022, PBF LLC owned 29,953,631 PBFX Common Units (representing approximately 47.7% of the issued and outstanding PBFX Common Units).
On July 26, 2022, the Conflicts Committee (which consists of the three members of the GP Board (as defined below) who are independent under PBFX’s governance guidelines, the Third Amended and Restated Agreement of Limited Partnership of PBFX, dated as of February 13, 2019, as amended or supplemented from time to time (the “PBFX Partnership Agreement”) and the listing standards of the NYSE and who are not also executive officers or members of the Board of Directors of PBF Energy (the “PBF Energy Board”) (the “Conflicts Committee”)) of the Board of Directors of PBFX GP (the “GP Board”) in good faith, unanimously resolved: (i) that the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, on the terms and conditions set forth in the Merger Agreement and the Support Agreement, are fair and reasonable to, and in the best interests of, the PBFX Unitholders other than PBF Energy, PBF LLC, PBFX Holdings, PBFX, PBFX GP or their affiliates (the “PBFX Unaffiliated Unitholders”) and, assuming PBF Energy approved the Merger, PBFX, (ii) to approve the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and the Support Agreement, (iii) to recommend that the GP Board approve (x) the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and the Support Agreement, and (y) the execution, delivery and performance of the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, and (iv) to recommend to the GP Board that the GP Board (x) resolve to direct that the Merger Agreement be submitted to a vote of the PBFX Unitholders, and (y) recommend approval of the transactions contemplated by the Merger Agreement, including the Merger, by the PBFX Unitholders.
On July 27, 2022, the GP Board, acting upon the recommendation of the Conflicts Committee, unanimously: (i) approved the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, and the execution, delivery and performance of the Merger Agreement and the Support Agreement, (ii) approved the submission of the Merger Agreement and the transactions contemplated thereby, including the Merger, to a vote of the PBFX Unitholders, and (iii) determined to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the PBFX Unitholders.
PBFX will hold a virtual special meeting of the PBFX Unitholders in connection with the proposed Merger on    , 2022 at     a.m., Eastern Time, via audio webcast at https://     . At the special meeting, the PBFX Unitholders will be asked to vote on the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Merger Proposal”). Pursuant to the PBFX Partnership Agreement, approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding PBFX Common Units, which includes the PBFX Common Units owned directly or indirectly by PBF Energy and its subsidiaries. In addition, at the special meeting, the PBFX Unitholders will be asked to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and transactions contemplated thereby, including the Merger, at the time of the special meeting (the “Adjournment Proposal”).
PBFX Unitholders will NOT be able to attend the special meeting in-person. The accompanying proxy statement/prospectus includes instructions on how to access the special meeting and how to listen and vote from home or any remote location with Internet connectivity. You or your proxy holder will be able to virtually attend and vote at the special meeting by visiting https://     and using the control number on your proxy card.
The parties to the Merger Agreement cannot complete the Merger unless holders of a majority of the PBFX Common Units approve the Merger Proposal. Accordingly, your vote is very important regardless of the number of PBFX Common Units you own. Voting instructions are set forth inside this proxy statement/prospectus.
The GP Board recommends that the PBFX Unitholders vote “FOR” the Merger Proposal and that the PBFX Unitholders vote “FOR” the Adjournment Proposal. The PBFX Unitholders should be aware that certain of the directors and executive officers of PBFX GP may have interests in the Merger that are different from, or in addition to, the interests they may have as a PBFX Unitholder. See “Special Factors—Interests of Certain Persons in the Merger.”
This proxy statement/prospectus provides you with detailed information about the proposed Merger and related matters. You are encouraged to read the entire document (including the documents incorporated into this proxy statement/prospectus by reference) carefully. In particular, see “Risk Factors” beginning on page 20 of this proxy statement/prospectus for a discussion of risks relevant to the Merger and PBF Energy’s business following the Merger.
Shares of PBF Energy Common Stock are listed on the NYSE under the symbol “PBF,” and PBFX Common Units are listed on the NYSE under the symbol “PBFX.” The last reported sale price of PBF Energy Common Stock on the NYSE on August 24, 2022 was $37.61 per share. The last reported sale price of PBFX Common Units on the NYSE on August 24, 2022 was $19.32 per unit.
Thomas Nimbley
Chairman of the Board of Directors of
PBF Energy Inc. and PBF Logistics GP LLC
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger, has passed upon the merits or fairness of the Merger or has determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated    , 2022 and is being first mailed to the PBFX Unitholders on or about    , 2022.

Parsippany, New Jersey
   , 2022
PBF Logistics LP
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054

NOTICE OF VIRTUAL SPECIAL MEETING OF UNITHOLDERS
To the unitholders of PBF Logistics LP:
A virtual special meeting (the “PBFX Special Meeting”) of unitholders of PBF Logistics LP (“PBFX”) will be held exclusively via a live audio webcast on     , 2022 at     a.m., Eastern Time, at https://    , for the following purposes:
•
to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 27, 2022, by and among PBF Energy Inc. (“PBF Energy”), PBF Energy Company LLC (“PBF LLC”), PBFX Holdings Inc. (“PBFX Holdings”), Riverlands Merger Sub LLC (“Merger Sub”), PBFX, and PBF Logistics GP LLC (“PBFX GP” or the “general partner”) the general partner of PBFX, and the transactions contemplated thereby, including the Merger (as defined below) (the “Merger Proposal”); and

•
to vote on a proposal to approve the adjournment of the PBFX Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the PBFX Special Meeting to approve the above proposal (the “Adjournment Proposal”).

The GP Board (as defined below) has determined to convene and conduct the PBFX Special Meeting via a live audio webcast in a virtual meeting format at https://      . PBFX Unitholders (as defined below) will NOT be able to attend the PBFX Special Meeting in-person. The accompanying proxy statement/prospectus includes instructions on how to access the virtual PBFX Special Meeting and how to listen and vote from home or any remote location with Internet connectivity. You or your proxy holder will be able to virtually attend and vote at the virtual PBFX Special Meeting by visiting https://       and using the control number on your proxy card.
Upon the terms and subject to the conditions set forth in the Merger Agreement, upon consummation of the Merger, Merger Sub will be merged with and into PBFX (the “Merger”), with PBFX surviving as an indirect subsidiary of PBF Energy, owned 99% by PBF LLC and 1% by PBFX Holdings. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding common units representing limited partner interests in PBFX (“PBFX Common Units,” and holders of PBFX Common Units, the “PBFX Unitholders”). The Adjournment Proposal requires approval by the affirmative vote of holders of a majority of the outstanding PBFX Common Units entitled to vote represented in person or by proxy at the PBFX Special Meeting. Concurrently with the execution of the Merger Agreement, PBF Energy, PBF LLC and PBFX entered into a Voting and Support Agreement, dated as of July 27, 2022 (the “Support Agreement”), pursuant to which, among other things, PBF Energy agrees to cause PBF LLC, in its capacity as a limited partner of PBFX, to vote its PBFX Common Units in favor of the Merger Proposal. As of August 24, 2022, PBF LLC owned 29,953,631 PBFX Common Units (representing approximately 47.7% of the issued and outstanding PBFX Common Units). The parties to the Merger Agreement cannot complete the Merger unless holders of a majority of the PBFX Common Units approve the Merger Proposal. Accordingly, your vote is very important regardless of the number of PBFX Common Units you own.
The Conflicts Committee (which consists of the three members of the GP Board (as defined below) who are independent under PBFX’s governance guidelines, the Third Amended and Restated Agreement of Limited Partnership of PBFX, dated as of February 13, 2019, as amended or supplemented from time to time (the

“PBFX Partnership Agreement”) and the listing standards of the New York Stock Exchange (“NYSE”) and who are not also executive officers or members of the Board of Directors of PBF Energy (the “PBF Energy Board”) (the “Conflicts Committee”)) of the Board of Directors of PBFX GP (the “GP Board”) in good faith, unanimously resolved: (i) that the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, on the terms and conditions set forth in the Merger Agreement and the Support Agreement, are fair and reasonable to, and in the best interests of, the PBFX Unitholders other than PBF Energy, PBF LLC, PBFX Holdings, PBFX, PBFX GP or their affiliates (the “PBFX Unaffiliated Unitholders”) and, assuming PBF Energy approved the Merger, PBFX, (ii) to approve the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and the Support Agreement, (iii) to recommend that the GP Board approve (x) the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and the Support Agreement, and (y) the execution, delivery and performance of the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, and (iv) to recommend to the GP Board that the GP Board (x) resolve to direct that the Merger Agreement be submitted to a vote of the PBFX Unitholders, and (y) recommend approval of the transactions contemplated by the Merger Agreement, including the Merger, by the PBFX Unitholders.
The GP Board, acting upon the recommendation of the Conflicts Committee, unanimously: (i) approved the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, and the execution, delivery and performance of the Merger Agreement and the Support Agreement, (ii) approved the submission of the Merger Agreement and the transactions contemplated thereby, including the Merger, to a vote of the PBFX Unitholders, and (iii) determined to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the PBFX Unitholders. The GP Board recommends that the PBFX Unitholders vote “FOR” the Merger Proposal and that the PBFX Unitholders vote “FOR” the Adjournment Proposal. For more information regarding the recommendations of the Conflicts Committee and the GP Board, see “Special Factors—Recommendations of the Conflicts Committee and the GP Board and their Reasons for the Merger.”
The PBFX Unitholders should be aware that certain of the directors and executive officers of PBFX GP may have interests in the Merger that are different from, or in addition to, the interests they may have as a PBFX Unitholder. See “Special Factors—Interests of Certain Persons in the Merger.”
Only the PBFX Unitholders of record at the close of business on     , 2022 are entitled to notice of and to vote at the PBFX Special Meeting. References to the PBFX Special Meeting in this proxy statement/prospectus are to such virtual special meeting as the same may be adjourned or postponed.
TO PARTICIPATE IN THE VIRTUAL MEETING, A PBFX UNITHOLDER OF RECORD WILL NEED THE CONTROL NUMBER INCLUDED ON SUCH PBFX UNITHOLDER’S PROXY CARD OR INSTRUCTIONS THAT ACCOMPANIED SUCH PBFX UNITHOLDER’S PROXY MATERIALS. THE LIVE AUDIO WEBCAST OF THE PBFX SPECIAL MEETING WILL BEGIN PROMPTLY ON     , 2022 AT     A.M., EASTERN TIME, AT HTTPS://      . THE PBFX UNITHOLDERS ARE ENCOURAGED TO ACCESS THE PBFX SPECIAL MEETING PRIOR TO THE START TIME. IF YOU ENCOUNTER ANY DIFFICULTIES ACCESSING THE VIRTUAL MEETING OR DURING THE MEETING TIME, PLEASE CALL THE TECHNICAL SUPPORT NUMBER THAT WILL BE POSTED ON THE VIRTUAL MEETING LOGIN PAGE. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO VIRTUALLY ATTEND THE PBFX SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:
•	If you hold your PBFX Common Units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your PBFX Common Units.
•	If you hold your PBFX Common Units in your own name, you may submit your proxy by:
○	using the toll-free telephone number shown on the proxy card and voting no later than 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting;

○	using the Internet website shown on the proxy card and voting no later than 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting; or
○
marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States. To be counted at the PBFX Special Meeting, the proxy card must be received no later than 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting.

The enclosed proxy statement/prospectus provides a detailed description of the Merger and the Merger Agreement. You are urged to read this proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. This proxy statement/prospectus and the Notice of Virtual Special Meeting of Unitholders relating to the Merger will be available at https://    . If you have any questions concerning the Merger or this proxy statement/prospectus, would like additional copies or need help voting your PBFX Common Units, please contact PBFX’s proxy solicitor:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Banks and Brokers Call: (203) 658-9400
All Others Call Toll Free: (800) 662-5200
Email: PBFX.info@investor.morrowsodali.com
By order of the Board of Directors of
PBF Logistics GP LLC,
Thomas Nimbley
Chief Executive Officer and Chairman of the Board of Directors
PBF Logistics GP LLC

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) constitutes a proxy statement of PBFX under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the solicitation of proxies for the PBFX Special Meeting to, among other things, approve the Merger Proposal. This proxy statement/prospectus does not constitute the solicitation of a proxy in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about PBF Energy and PBFX from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140. You can obtain any of the documents incorporated by reference into this document from PBF Energy or PBFX, as the case may be, or from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from PBF Energy or PBFX at the following addresses and telephone numbers:
PBF Energy Inc. Attention: Investor Relations One Sylvan Way, Second Floor Parsippany, New Jersey 07054 Telephone: (973) 455-7500	PBF Logistics LP Attention: Investor Relations One Sylvan Way, Second Floor Parsippany, New Jersey 07054 Telephone: (973) 455-7500
Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.
You may obtain certain of these documents at PBF Energy’s website, http://www.pbfenergy.com, and at PBFX’s website, http://www.pbflogistics.com. Information contained on PBF Energy’s and PBFX’s websites is expressly not incorporated by reference into this proxy statement/prospectus.
In order to receive timely delivery of requested documents in advance of the PBFX Special Meeting, your request should be received no later than five business days before the date of the PBFX Special Meeting, which means your request should be received no later than    , 2022. If you request any documents, PBFX will mail them to you by first class mail, or another equally prompt means, after receipt of your request.
In “Questions and Answers About the Merger and the PBFX Special Meeting” and in the “Summary Term Sheet” below, selected information from this proxy statement/prospectus is highlighted, but not all of the information that may be important to you is included. To better understand the Merger Agreement and the Merger, and for a more complete description of its legal terms, you should carefully read this entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 20 and the Merger Agreement, a copy of which is attached hereto as Annex A, as well as the documents that are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
PBF Energy and PBFX have not authorized anyone to give any information or make any representation about the Merger, PBF Energy or PBFX that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies are unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning PBF Energy has been furnished by PBF Energy. All information in this document concerning PBFX has been furnished by PBFX.

PROXY STATEMENT/PROSPECTUS
i

SUMMARY TERM SHEET
This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. PBF Energy and PBFX urge you to carefully read this proxy statement/prospectus in its entirety, including the Annexes. Additionally, important information, which PBF Energy and PBFX also urge you to read, is contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140. Unless stated otherwise, all references in this proxy statement/prospectus to PBF Energy are to PBF Energy Inc., all references to PBFX are to PBF Logistics LP and all references to the Merger Agreement are to the Agreement and Plan of Merger, dated as of July 27, 2022, by and among PBF Energy, PBF LLC, PBFX Holdings, Merger Sub, PBFX and PBFX GP, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. PBF Energy, PBF LLC, PBFX Holdings and Merger Sub are referred to herein collectively as the “Parent Entities.”
The Parties (see page 31)
PBF Energy Inc.
PBF Energy is a corporation incorporated under the laws of the State of Delaware in November 2011. Shares of Class A Common Stock, par value $0.001 per share, of PBF Energy (the “PBF Energy Common Stock”) are listed on the NYSE under the trading symbol “PBF.” PBF Energy is one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. PBF Energy is a holding company whose primary asset is a controlling equity interest in PBF LLC. PBF Energy is the sole managing member and the owner of approximately 99.3% of the outstanding economic interests in PBF LLC as of August 24, 2022.
PBF Energy Company LLC
PBF LLC is a limited liability company formed under the laws of the State of Delaware in May 2010, and is a holding company for the companies that directly and indirectly own and operate the business of PBF Energy. As of August 24, 2022, PBF LLC beneficially owned approximately 47.7% of the issued and outstanding PBFX Common Units and 100% of the limited liability company interests of PBFX GP, which owns the non-economic general partner interest in PBFX. The PBFX Common Units owned by PBF LLC and the non-economic general partner interest will remain outstanding and will be unaffected by the Merger. There will be no change in the ownership of the non-economic general partner interest.
PBF Logistics LP and PBF Logistics GP LLC
PBFX is a fee-based, growth-oriented, Delaware master limited partnership formed in February 2013 by subsidiaries of PBF Energy to own or lease, operate, develop and acquire crude oil and refined products, terminals, pipelines, storage facilities and similar logistics assets. PBFX GP is PBFX’s general partner and is wholly owned by PBF LLC. The PBFX Common Units trade on the NYSE under the symbol “PBFX,” and, as of August 24, 2022, PBF LLC held 47.7% of the issued and outstanding PBFX Common Units with the remaining 52.3% of the PBFX Common Units held by public unitholders. PBF LLC also directly owns 100% of the limited liability company interests of PBFX GP, which owns the non-economic general partner interest in PBFX.
PBFX Holdings Inc.
PBFX Holdings, a wholly owned subsidiary of PBF LLC, is a Delaware corporation formed on July 25, 2022, for the purpose of effecting the Merger. Upon completion of the Merger, PBFX Holdings will hold a 1% limited partner interest in PBFX. PBFX Holdings has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.
Riverlands Merger Sub LLC
Merger Sub, a wholly owned subsidiary of PBF LLC, is a Delaware limited liability company formed on July 25, 2022, for the purpose of effecting the Merger. In connection with the Merger, Merger Sub will merge with and into PBFX, with PBFX surviving as an indirect subsidiary of PBF Energy, owned 99% by PBF LLC and 1% by PBFX Holdings. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.
PBF Energy’s Ownership Interest in and Control of PBFX
As of August 24, 2022, PBF Energy and its subsidiary, PBF LLC, owned 29,953,631 PBFX Common Units, representing approximately 47.7% of the issued and outstanding PBFX Common Units. PBF Energy and its subsidiaries also own 100% of the limited liability company interests of the general partner, which owns the non-economic general partner interest in PBFX. PBF Energy controls PBFX through its indirect ownership of the general partner, and certain of the executive officers and directors of the general partner are also officers and/or directors of PBF Energy (and/or its subsidiaries). Prior to the effective time of the Merger (the “Effective Time”), PBF LLC will transfer a portion of its PBFX Common Units to PBFX Holdings such that, following the Effective Time, PBF LLC will own 99% and PBFX Holdings will own 1% of the surviving entity. For additional information, see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 69.
The Merger (see page 74)
Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub, a wholly owned subsidiary of PBF LLC, will merge with and into PBFX, with PBFX surviving as an indirect subsidiary of PBF Energy, owned 99% by PBF LLC and 1% by PBFX Holdings.
The Merger Consideration (see page 33)
At the Effective Time, each outstanding PBFX Public Common Unit will be converted into the right to receive: (i) 0.270 (the “Exchange Ratio”) of a share of PBF Energy Common Stock (such consideration, the “Stock Consideration”), (ii) $9.25 in cash, without interest (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”), (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon surrender of such PBFX Public Common Units in accordance with the Merger Agreement, and (iv) any cash in lieu of fractional shares of PBF Energy Common Stock as described below. The receipt of Merger Consideration in exchange for PBFX Public Common Units pursuant to the Merger should be a taxable transaction to PBFX Public Unitholders. See “United States Federal Income Tax Consequences.” The Exchange Ratio is fixed and will not be adjusted on account of any change in price of either PBF Energy Common Stock or PBFX Common Units prior to completion of the Merger; provided, that the Merger Agreement includes an adjustment mechanism (the “19.9% Cap Adjustment Mechanism”) so that the number of shares of PBF Energy Common Stock to be issued in the Merger does not exceed 19.9% of the issued and outstanding shares of PBF Energy Common Stock immediately prior to the Effective Time (the “19.9% Limitation”). The 19.9% Cap Adjustment Mechanism is necessary to ensure that PBF Energy satisfies certain applicable regulatory restrictions regarding issuing common stock without stockholder approval imposed by the NYSE. In the event that the 19.9% Cap Adjustment Mechanism is triggered, (i) the Exchange Ratio of 0.270 will be reduced to the minimum extent necessary so that the aggregate number of shares of PBF Energy Common Stock to be issued as Stock Consideration does not exceed the 19.9% Limitation (the “Adjusted Exchange Ratio”), and (ii) the Cash Consideration will be increased by an amount equal to the product of $31.14, multiplied by the difference between the Exchange Ratio and the Adjusted Exchange Ratio.
PBF Energy will not issue any fractional shares of PBF Energy Common Stock in the Merger. Instead, any PBFX Public Unitholder who otherwise would have received a fraction of a share of PBF Energy Common Stock in connection with payment of the Stock Consideration will be entitled to receive, in lieu thereof, a cash payment (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the average trading prices of the PBF Energy Common Stock over the ten-day period prior to the closing date of the Merger, and (ii) the fraction of the PBF Energy Common Stock that such holder would otherwise be entitled to receive pursuant to the Merger Agreement.
Effects of the Merger (see page 33)
If the Merger is completed, (i) PBFX will become an indirect, wholly owned subsidiary of PBF Energy, (ii) the PBFX Public Unitholders will no longer have an equity interest in PBFX, (iii) the PBFX Common Units will no longer be listed on the NYSE, (iv) PBFX will commence the suspension and termination of the registration of the PBFX Common Units with the SEC, (v) the PBFX Common Units owned by PBF Energy and its subsidiaries immediately prior to the Effective Time will remain outstanding as equity interests in the surviving entity, and (vi) the non-economic general partner interest in PBFX held by the general partner will remain outstanding as a non-economic general partner interest in the surviving entity, and the general partner will continue as the sole general partner of the surviving entity.
Position of the Parent Entities as to the Fairness of the Merger (see page 40)
None of the Parent Entities participated in the deliberations of the Conflicts Committee regarding, or received advice from the Conflicts Committee’s legal or financial advisors as to, the fairness of the Merger. None of the Parent Entities has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the PBFX Unaffiliated Unitholders. Nonetheless, each of the Parent Entities believes that the Merger is both procedurally and substantially fair to the PBFX Unaffiliated Unitholders. This belief is based upon the factors discussed under the sections entitled “Special Factors—Position of the Parent Entities as to the Fairness of the Merger” and “Special Factors—The Parent Entities’ Reasons for the Merger.”
Each of the Parent Entities is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Parent Entities as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any PBFX Unaffiliated Unitholder as to how to vote on the Merger Proposal.
The Parent Entities’ Reasons for the Merger (see page 41)
In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of PBF Energy Common Stock required to fund the Stock Consideration (the “Stock Issuance”), PBF Energy, on behalf of itself and the other Parent Entities, considered a number of factors in its deliberations including the following:
•	the lack of liquidity in the market for PBFX Common Units,
•	the limited ability of PBFX to access the equity capital markets,
•	the high cost of debt capital for non-investment grade companies such PBFX,
•	the decreased investor demand for investments in master limited partnerships (“MLPs”) as compared to traditional corporate equity investments,
•
the impact of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), which lowered the U.S. federal corporate income tax rate from 35% to 21% and thereby reduced the tax benefits of the MLP pass-through structure,

•	the volatility in commodity prices, including as a result of the Russia-Ukraine crisis,
•	the impact of the ongoing COVID-19 pandemic, and
•	the perceived effects of such market dynamics on the trading prices for shares of PBF Energy Common Stock and PBFX Common Units.
For a discussion of the many factors considered by the PBF Energy Board in making its determination and approval, see “Special Factors—The Parent Entities’ Reasons for the Merger.”
Recommendations of the Conflicts Committee and the GP Board and their Reasons for the Merger (see page 46)
The Conflicts Committee considered the benefits of the Merger Agreement, the Merger and the related transactions as well as the associated risks and, at a meeting of the Conflicts Committee held on July 26, 2022, in good faith, unanimously resolved: (i) that the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, on the terms and conditions set forth in the Merger Agreement and the Support Agreement, are fair and reasonable to, and in the best interests of, the PBFX Unaffiliated Unitholders and, assuming PBF Energy approved the Merger, PBFX, (ii) to approve the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and the Support Agreement, (iii) to recommend that the GP Board approve (x) the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and the Support Agreement, and (y) the execution, delivery and performance of the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, and (iv) to recommend to the GP Board that the GP Board (x) resolve to direct that the Merger Agreement be submitted to a vote of the PBFX Unitholders, and (y) recommend approval of the transactions contemplated by the Merger Agreement, including the Merger, by the PBFX Unitholders. The Conflicts Committee’s approval constitutes “Special Approval,” as such term is defined by the PBFX Partnership Agreement. In the course of reaching its decision to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, the Conflicts Committee considered a number of factors in its deliberations. For a more complete discussion of these items, see “Special Factors—Recommendations of the Conflicts Committee and the GP Board and their Reasons for the Merger.”
On July 27, 2022, the GP Board, acting upon the recommendation of the Conflicts Committee, unanimously: (i) approved the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, and the execution, delivery and performance of the Merger Agreement and the Support Agreement, (ii) approved the submission of the Merger Agreement and the transactions contemplated thereby, including the Merger, to a vote of the PBFX Unitholders, and (iii) determined to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the PBFX Unitholders. Accordingly, the GP Board recommends that the PBFX Unitholders vote “FOR” the Merger Proposal and that the PBFX Unitholders vote “FOR” the Adjournment Proposal.
For more information regarding the approval of the Conflicts Committee and the GP Board, see “Special Factors—Recommendations of the Conflicts Committee and the GP Board and their Reasons for the Merger.”
Opinion of the Financial Advisor to the Conflicts Committee (see page 54)
The Conflicts Committee engaged Intrepid Partners LLC (“Intrepid”) as its independent financial advisor in connection with evaluating the Merger. In connection with the Merger, the Conflicts Committee received, on July 26, 2022, an oral opinion from Intrepid, which was subsequently confirmed in a written opinion, dated as of July 26, 2022, from Intrepid, opining that, as of the date of the opinion and based upon and subject to the qualifications, limitations and assumptions stated therein, the Merger Consideration is fair, from a financial point of view, to the PBFX Unaffiliated Unitholders.
For a description of the opinion that the Conflicts Committee received from Intrepid, see “Special Factors—Opinion of the Financial Advisor to the Conflicts Committee” beginning on page 54. A copy of the opinion of Intrepid is attached as Annex C to this proxy statement/prospectus.
Interests of Certain Persons in the Merger (see page 69)
The PBFX Unitholders should be aware that certain of the directors and executive officers of PBFX GP may have interests in the Merger that are different from, or in addition to, the interests they may have as a PBFX Unitholder. For a detailed discussion of the interests that the officers of PBF Energy (or one of its subsidiaries) and the directors and executive officers of PBFX GP may have in the Merger, see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 69.
The Merger Agreement (see page 74)
The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to carefully read the Merger Agreement in its entirety, as it is the principal document that governs the Merger.

Conditions to Completion of the Merger
PBF Energy and PBFX may not complete the Merger unless each of the following conditions is satisfied or waived:
•	PBFX has obtained the PBFX Unitholder approval;
•
any waiting period applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is terminated or expired;

•
no restraint is in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated by the Merger Agreement illegal;

•
the registration statement of which this proxy statement/prospectus forms a part must have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC;

•
the PBF Energy Common Stock deliverable to the PBFX Public Unitholders as contemplated by the Merger Agreement must have been approved for listing on the NYSE, subject to official notice of issuance; and

•
all necessary consents, if any, under the Amended and Restated Revolving Credit Agreement, dated July 30, 2018 among PBFX, Wells Fargo Bank, National Association, as administrative agent and the lender syndicate thereto (the “PBFX Credit Facility”), will have been obtained or replacement facilities acceptable to PBF Energy will have been entered into.

The obligations of the Parent Entities to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:
•	the representations and warranties in the Merger Agreement of PBFX and PBFX GP:
○
with respect to the due organization, valid existence and good standing of each of PBFX, PBFX GP and their respective material subsidiaries, the capitalization of PBFX, PBFX’s and PBFX GP’s authority to execute the Merger Agreement and complete the transactions contemplated thereby, the approval by the Conflicts Committee of the Merger Agreement and transactions contemplated thereby, and no material adverse effect having occurred on PBFX, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

○
with respect to all other representations and warranties, being true and correct in each case, both when made and at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty, other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls, and information supplied for inclusion in this proxy statement/prospectus) does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on PBFX;

•	PBFX and PBFX GP having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and
•	the receipt by PBF Energy of an officer’s certificate signed on behalf of PBFX and PBFX GP by an executive officer of PBFX GP certifying that the preceding conditions have been satisfied.

The obligation of PBFX to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:
•	the representations and warranties in the Merger Agreement of the Parent Entities:
○
with respect to the due organization, valid existence and good standing of each of the Parent Entities and each material subsidiary of PBF Energy and PBF LLC (excluding PBFX GP and its subsidiaries), the capitalization of PBF Energy, PBFX Holdings and Merger Sub, the authority of the Parent Entities to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, and no material adverse effect having occurred on the Parent Entities, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

○
with respect to all other representations and warranties, being true and correct at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty, other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls, and information supplied for inclusion in this proxy statement/prospectus) does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on the Parent Entities;

•	the Parent Entities having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and
•	the receipt by PBFX of an officer’s certificate signed on behalf of PBF Energy by an executive officer of PBF Energy certifying that the preceding conditions have been satisfied.
Change in GP Board Recommendation
Under the Merger Agreement, PBFX, based on the Conflicts Committee’s recommendation, has agreed to recommend that the PBFX Unitholders vote in favor of the Merger Proposal (the “GP Board Recommendation”) and use reasonable best efforts to obtain the PBFX Unitholder approval. Subject to the provisions described below, the Merger Agreement provides that the GP Board and PBFX GP, including the GP Board or the Conflicts Committee, directly or indirectly, will not:
•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to PBF Energy, the GP Board Recommendation; or
•	fail to include the GP Board Recommendation in this proxy statement/prospectus.
Each of the foregoing actions is referred to as a “PBFX Adverse Recommendation Change.”
Notwithstanding these restrictions, before PBFX obtains the PBFX Unitholder approval, either the GP Board or the Conflicts Committee may make a PBFX Adverse Recommendation Change or terminate the Merger Agreement if, in response to an Intervening Event (as defined below) and following consultation with its financial advisors and outside legal counsel, it determines in good faith that the failure to take such action would be inconsistent with its duties under the PBFX Partnership Agreement and applicable law.
The Merger Agreement further provides that the GP Board or the Conflicts Committee may not make a PBFX Adverse Recommendation Change or terminate the Merger Agreement unless: (i) the GP Board or the Conflicts Committee, as applicable, has provided prior written notice to PBF Energy specifying in reasonable detail the material events giving rise to the Intervening Event at least three calendar days in advance of its intention to take such action with respect to a PBFX Adverse Recommendation Change or termination of the Merger Agreement, as the case may be, unless at the time such notice is otherwise required to be given there are less than three calendar days prior to the PBFX Special Meeting, in which case the GP Board or the Conflicts Committee, as applicable, shall provide as much notice as is practicable (the period inclusive of all such days, the “Notice Period”), and (ii) during the Notice Period, the GP Board or the Conflicts Committee has negotiated and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate with

PBF Energy in good faith (to the extent PBF Energy desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such PBFX Adverse Recommendation Change or terminate the Merger Agreement, as the case may be, would not be inconsistent with its duties under the PBFX Partnership Agreement and applicable law; provided, however, that the GP Board or the Conflicts Committee, as applicable, shall take into account all changes to the terms of the Merger Agreement proposed by PBF Energy in determining whether the failure to effect such PBFX Adverse Recommendation Change or terminate the Merger Agreement, as the case may be, would not be inconsistent with its duties under the PBFX Partnership Agreement and applicable law.
An “Intervening Event” means a material event, fact or circumstance, development or occurrence that is not known or reasonably foreseeable to or by the GP Board or the Conflicts Committee, as the case may be, as of the date of the Merger Agreement, which event, fact, circumstance, development or occurrence becomes known to or by the GP Board or the Conflicts Committee, as the case may be, prior to the PBFX Special Meeting.
PBFX Unitholder Approval
PBFX has agreed to hold the PBFX Special Meeting as promptly as practicable for purposes of obtaining the PBFX Unitholder approval. See “The PBFX Special Meeting” beginning on page 121. Unless the Merger Agreement is terminated, this obligation will not be affected by the withdrawal or modification by the GP Board or the Conflicts Committee of its recommendation or any other action by the GP Board or the Conflicts Committee, as the case may be, with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement.
The Merger Agreement also requires PBFX, based on the Conflicts Committee’s recommendation, to recommend to the PBFX Unitholders approval of the Merger Agreement and use reasonable best efforts to obtain the PBFX Unitholder approval.
Termination of the Merger Agreement
The Merger Agreement may be terminated prior to the closing of the Merger:
•	by the mutual written consent of PBFX and PBF Energy duly authorized by the Conflicts Committee and the PBF Energy Board, respectively; or
•	by either PBFX or PBF Energy:
○
if the closing does not occur on or before March 31, 2023; provided that this termination right will not be available to (i) PBFX or PBF Energy if the failure to satisfy any condition under the Merger Agreement necessary for the closing of the Merger was due to the failure of, in the case of PBFX, PBFX or PBFX GP or, in the case of PBF Energy, any of the Parent Entities, to perform and comply in all material respects with the covenants and agreements to be performed and complied by such entity prior to the closing of the Merger, or (ii) PBFX or PBF Energy if, in the case of PBF Energy, PBFX or PBFX GP or, in the case of PBFX, any of the Parent Entities, has filed (and is then pursuing) an action seeking specific performance as permitted under the Merger Agreement;

○
if any restraint by a government authority is in effect and has become final and nonappealable; provided, however, that the right to terminate the Merger Agreement is not available to PBFX or PBF Energy if such restraint was due to the failure of, in the case of PBFX, PBFX or PBFX GP and, in the case of PBF Energy, the Parent Entities, to perform any of its obligations under the Merger Agreement; or

○	if the PBFX Special Meeting has occurred and the PBFX Unitholder approval has not been obtained;
•	by PBF Energy:
○	if a PBFX Adverse Recommendation Change has occurred before the PBFX Special Meeting; or
○	if either PBFX or PBFX GP has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement, or any representations or warranties become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (“PBFX terminable breach”); provided, however, that such right to terminate will not be available to PBF Energy if any of the Parent Entities is then in material breach of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement;
•	by PBFX:
○
if PBF Energy has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement, or any representations or warranties become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (“PBF Energy terminable breach”); provided, however, that such right to terminate will not be available to PBFX if either PBFX or PBFX GP is then in material breach of any of its respective representations, warranties, covenants or agreements contained in the Merger Agreement; or

○
if prior to the receipt of the PBFX Unitholder approval, in response to an Intervening Event, the GP Board or the Conflicts Committee has determined to terminate the Merger Agreement in accordance with the terms of the Merger Agreement.

Effect of Termination; Termination Fees
If the Merger Agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to either party. However, termination will not relieve either party of any liability for intentional fraud or any willful breach of any covenant or agreement contained in the Merger Agreement prior to termination. In the event of intentional fraud or a willful breach, the aggrieved party is entitled to all rights and remedies available at law or in equity.
The Merger Agreement contains various amounts payable under the circumstances described below:
•
if the Merger Agreement is terminated by PBFX or PBF Energy due to failure to obtain the required PBFX Unitholder approval, then PBFX shall reimburse PBF Energy for its reasonably documented out-of-pocket expenses (up to $10,000,000);

•
if the Merger Agreement is terminated prior to the PBFX Special Meeting by PBF Energy due a PBFX Adverse Recommendation Change or a PBFX terminable breach, then PBFX shall reimburse PBF Energy for its reasonably documented out-of-pocket expenses (up to $10,000,000);

•	if the Merger Agreement is terminated by PBFX due to a PBF Energy terminable breach, then PBF Energy shall reimburse PBFX for its reasonably documented out-of-pocket expenses (up to $10,000,000); or
•	if the Merger Agreement is terminated by PBFX due to a PBFX Adverse Recommendation Change, then PBFX shall pay PBF an amount equal to $5,000,000.
Conflicts Committee
The Parent Entities have agreed, until the Effective Time or the termination of the Merger Agreement, not to, without the consent of a majority of the then existing members of the Conflicts Committee, take any action (or permit its subsidiaries to take any action) intended to cause PBFX GP to eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the GP Board that is a member of the Conflicts Committee either as a director or member of such committee.
United States Federal Income Tax Consequences (see page 128)
The receipt of PBF Energy Common Stock and cash in exchange for PBFX Public Common Units pursuant to the Merger Agreement should be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in “United States Federal Income Tax Consequences”). In such case, a U.S. Holder who receives PBF Energy Common Stock and cash in exchange for PBFX Public Common Units pursuant to the Merger Agreement will recognize gain or loss in an amount equal to the difference between:

•
the sum of (i) the fair market value of the PBF Energy Common Stock received, (ii) the amount of cash, and (iii) such U.S. Holder’s share of PBFX’s nonrecourse liabilities immediately prior to the Merger; and

•	such U.S. Holder’s adjusted tax basis in the PBFX Public Common Units exchanged therefor (which includes such U.S. Holder’s share of PBFX’s nonrecourse liabilities immediately prior to the Merger).
Gain or loss recognized by a U.S. Holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by PBFX and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of PBFX’s income may become available to offset a portion of the gain recognized by such U.S. Holder.
The U.S. federal income tax consequences of the Merger to a PBFX Public Unitholder will depend on such PBFX Public Unitholder’s own personal tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.
See “United States Federal Income Tax Consequences” for a more complete discussion of U.S. federal income tax consequences of the Merger.
No Appraisal Rights (see page 67)
The PBFX Unitholders are not entitled to appraisal or dissenters’ rights in connection with the Merger under applicable law or contractual appraisal rights under the PBFX Partnership Agreement or the Merger Agreement. For a more complete description, you should carefully read this entire proxy statement/prospectus, including the section entitled “Questions and Answers About the Merger and the PBFX Special Meeting” below.
Fees and Expenses (see page 67)
Except as described above in connection with the termination of the Merger Agreement, generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. Expenses relating to the preparation, printing, filing and mailing of this proxy statement/prospectus and the related Schedule 13E-3 will be paid 50% by PBF Energy and 50% by PBFX.
Financing of the Merger (see page 67)
The total amount of funds necessary to fund the Cash Consideration portion of the Merger Consideration is anticipated to be approximately $303.3 million. PBF Energy expects to fund the Cash Consideration with cash on hand and/or borrowings under the asset-based revolving credit facility (the “Revolving Credit Facility”) of PBF Holding Company LLC, a wholly owned subsidiary of PBF LLC (“PBF Holding”).
Listing of PBF Energy Common Stock to be Issued in the Merger; Delisting and Deregistration of PBFX Common Units (see page 68)
PBF Energy expects to obtain approval to list, on the NYSE, the PBF Energy Common Stock comprising the Stock Consideration to be issued pursuant to the Merger Agreement, which approval is a condition to the Merger. Upon completion of the Merger, PBFX Common Units will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.
Accounting Treatment of the Merger (see page 68)
The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). Because PBF Energy controls PBFX both before and after the Merger, the changes in PBF Energy’s ownership interest in PBFX resulting from the Merger will be accounted for as an equity transaction, and no gain or loss will be recognized in PBF Energy’s consolidated income statement. In addition, the tax effects of the Merger are reported as adjustments to other assets, deferred income taxes and additional paid-in capital consistent with ASC 740, Income Taxes (“ASC 740”).

Timing of the Merger (see page 74)
The Merger is expected to be completed in the fourth quarter of 2022, subject to the receipt of the PBFX Unitholder approval and the satisfaction or waiver of other closing conditions. For a discussion of the timing of the Merger, see “The Merger Agreement—The Merger; Effective Time; Closing” beginning on page 74.
The Support Agreement (see page 88)
Simultaneously with the execution of the Merger Agreement, PBF Energy and PBF LLC entered into the Support Agreement with PBFX, pursuant to which, among other things, PBF Energy agrees to cause PBF LLC, in its capacity as a limited partner of PBFX, to vote its PBFX Common Units in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.
As of August 24, 2022, PBF LLC owned 29,953,631 PBFX Common Units (representing approximately 47.7% of the issued and outstanding PBFX Common Units). A copy of the Support Agreement is attached as Annex B to this proxy statement/prospectus. You are encouraged to carefully read the Support Agreement in its entirety.
Comparison of the Rights of the PBF Energy Stockholders and the PBFX Unitholders (see page 89)
A limited partnership is inherently different from a corporation. Ownership interests in a limited partnership are therefore fundamentally different from ownership interests in a corporation. The PBFX Unitholders will own PBF Energy Common Stock following the completion of the Merger, and their rights associated with the PBF Energy Common Stock will be governed by PBF Energy’s organizational documents and the Delaware General Corporation Law (the “DGCL”), which differ in a number of respects from the PBFX Partnership Agreement and Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”).
Comparative Market Prices and Cash Dividend/Distribution Information (see page 27)
Shares of PBF Energy Common Stock are traded on the NYSE under the ticker symbol “PBF” and the PBFX Common Units are traded on the NYSE under the ticker symbol “PBFX.” The following table presents the closing prices of PBF Energy Common Stock and PBFX Common Unit on (i) July 27, 2022, the last trading day before the public announcement of the Merger, and (ii) August 24, 2022. The table also shows the equivalent per unit value of the PBF Energy Common Stock included in the Merger Consideration for each PBFX Common Unit, which per unit value is calculated as the product of (i) the applicable PBF Energy Common Stock closing price, and (ii) 0.270, the Exchange Ratio.
	PBF Energy Common Stock Closing Price	PBFX Common Unit Closing Price	Equivalent Per Unit Value
July 27, 2022	$31.14	$18.27	$8.4078
August 24, 2022	$37.61	$19.32	$10.1547
Summary of Risk Factors (see page 20)
You should consider carefully all the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the Merger and the related transactions, PBF Energy’s business, PBF Energy Common Stock and risks resulting from PBF Energy’s organizational structure are described under “Risk Factors” beginning on page 20.

Organizational Structure Prior to and Following the Merger
The following chart depicts the simplified structure and ownership of PBFX as of August 24, 2022.

PBF Energy Inc.
NYSE: PBF
("PBF Energy")
Sole managing member
PBF Energy Company
LLC
("PBF LLC")
PBF Logistics GP LLC
("PBFX GP")
47.7% limited
partner interest
PBFX Public
Unitholders
52.3% limited
partner interest
Non-economic general
partner interest
PBF Logistics LP
NYSE: PBFX
("PBFX")

The following chart depicts the anticipated simplified structure and ownership of PBFX after the completion of the Merger.

PBF Energy Inc.
NYSE: PBF
("PBF Energy")
Sole managing member
PBF Energy Company LLC
("PBF LLC")
PBF Logistics GP LLC
("PBFX GP")
99% limited partner interest
PBFX Holdings Inc.
("PBFX Holdings")
Non-economic general partner interest
1% limited partner interest
PBF Logistics LP
("PBFX")

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE PBFX SPECIAL MEETING
Important Information and Risks. The following are brief answers to some questions that you may have regarding the proposed Merger and the PBFX Special Meeting. You should read and consider carefully the remainder of this proxy statement/prospectus, including the Risk Factors beginning on page 20 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140.
Q:	What is the proposed transaction and why am I receiving these materials?
A:
PBF Energy and PBFX have agreed to combine by merging Merger Sub, an indirect subsidiary of PBF Energy, with and into PBFX, with PBFX surviving as an indirect subsidiary of PBF Energy, owned 99% by PBF LLC and 1% by PBFX Holdings. These transactions will occur pursuant to the terms of the Merger Agreement that is described in this proxy statement/prospectus and attached as Annex A. Upon completion of the Merger, PBFX Common Units will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act. You are receiving this document because the Merger cannot be completed without approval of a majority of the PBFX Common Units. In connection with the execution of the Merger Agreement, PBF Energy and PBF LLC entered into a Support Agreement with PBFX, pursuant to which, among other things, PBF Energy agrees to cause PBF LLC, in its capacity as a limited partner of PBFX, to vote its PBFX Common Units in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger. As of August 24, 2022, PBF LLC owned 29,953,631 PBFX Common Units (representing approximately 47.7% of the issued and outstanding PBFX Common Units).

PBFX is holding the PBFX Special Meeting in order to obtain approval of the Merger Agreement, a copy of which is attached as Annex A to this document, as such agreement may be amended from time to time, and the transactions contemplated thereby, including the Merger, by the PBFX Unitholders representing a majority of the PBFX Common Units. This document is being delivered to you as a proxy statement by which the GP Board is soliciting proxies from you to vote on the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, at the PBFX Special Meeting or at any adjournment or postponement thereof.
This document also constitutes a prospectus forming part of the Registration Statement on Form S-4 filed by PBF Energy registering the offer of PBF Energy Common Stock to the PBFX Public Unitholders as the Stock Consideration.
Q:	Why are PBF Energy and PBFX proposing the Merger?
A:
PBF Energy and PBFX believe that the Merger will benefit both the holders of shares of PBF Energy Common Stock and holders of shares of Class B common stock, par value $0.001 per share, of PBF Energy (the “PBF Class B Common Stock”)(all such holders, the “PBF Energy Stockholders”) and the PBFX Unitholders. See “Special Factors—The Parent Entities’ Reasons for the Merger” and “Special Factors—Recommendations of the Conflicts Committee and the GP Board and their Reasons for the Merger.”

Q:	What will happen to PBFX as a result of the Merger?
A:
If the Merger is successfully completed, Merger Sub will be merged with and into PBFX, with PBFX surviving as an indirect subsidiary of PBF Energy, owned 99% by PBF LLC and 1% by PBFX Holdings. Upon completion of the Merger, PBFX Common Units will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act. There are no immediate plans to terminate PBFX’s legal existence or transfer, assign or otherwise dispose of any of PBFX’s assets following the Merger.

Q:	What percentage of outstanding PBF Energy Common Stock will PBFX Public Unitholders own after the successful consummation of the Merger?
A:
If the Merger is successfully completed, based on the number of shares of PBF Energy Common Stock and PBFX Public Unitholders outstanding as of August 24, 2022, the shares of PBF Energy Common Stock that the PBFX Public Unitholders receive in the Merger will collectively represent approximately 6.8% of the outstanding shares of PBF Energy Common Stock following completion of the Merger.

Q:	What will PBFX Public Unitholders receive in the Merger?
A:
If the Merger is completed, each outstanding PBFX Public Common Unit will be converted into the right to receive: (i) 0.270 of a share of PBF Energy Common Stock, (ii) $9.25 in cash, without interest, (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon surrender of such PBFX Public Common Units in accordance with the Merger Agreement, and (iv) any cash in lieu of fractional shares of PBF Energy Common Stock as described below. The Exchange Ratio is fixed and will not be adjusted on account of any change in price of either PBF Energy Common Stock or PBFX Common Units prior to completion of the Merger; provided, that the Merger Agreement includes the 19.9% Cap Adjustment Mechanism to ensure that the number of shares of PBF Energy Common Stock to be issued in the Merger does not exceed the 19.9% Limitation. The 19.9% Cap Adjustment Mechanism is necessary to ensure that PBF Energy satisfies certain applicable regulatory restrictions regarding issuing common stock without stockholder approval imposed by the NYSE. In the event that the 19.9% Cap Adjustment Mechanism is triggered, (i) the Exchange Ratio of 0.270 will be reduced to the Adjusted Exchange Ratio, and (ii) the Cash Consideration will be increased by an amount equal to the product of $31.14, multiplied by the difference between the Exchange Ratio and the Adjusted Exchange Ratio.

PBF Energy will not issue any fractional shares in the Merger. If the Exchange Ratio would result in a PBFX Public Unitholder being entitled to receive a fraction of a share of PBF Energy Common Stock, such PBFX Public Unitholder will receive cash (without interest rounded up to the nearest whole cent) from PBF Energy in lieu of such fractional share in an amount equal to such fractional share of PBF Energy Common Stock that such PBFX Public Unitholder would be entitled to receive pursuant to the Merger Agreement multiplied by the average of the closing sale prices of a share of PBF Energy Common Stock as reported on the NYSE for the ten consecutive full trading days ending at the close of trading on the full trading day immediately preceding the closing date of the Merger.
Q:	Should PBFX Public Unitholders deliver their PBFX Public Common Units now?
A:
No. After the Merger is completed, any PBFX Public Common Units you hold as of the Effective Time in book entry form automatically will be converted into the right to receive the Merger Consideration. If you hold your PBFX Public Common Units in book entry form, you will not be required to deliver certificates to receive the Merger Consideration. If you instead hold your PBFX Public Common Units in certificated form, then, after receiving the proper documentation from you following the Effective Time, the exchange agent will deliver to you the shares of PBF Energy Common Stock in book entry form. If you own PBFX Public Common Units in street name, the shares of PBF Energy Common Stock you will receive in connection with the Merger should be credited to your account in accordance with the policies and procedures of your bank, broker, or other nominee within a few days following the closing date of the Merger.

Q:	Where will my shares or units trade after the Merger?
A:	PBF Energy Common Stock will continue to trade on the NYSE under the symbol “PBF.” PBFX Common Units will no longer be publicly traded after the completion of the Merger.
Q:	What happens to my future dividends or distributions?
A:
PBF Energy does not currently pay dividends with respect to PBF Energy Common Stock. Each PBFX Public Common Unit outstanding immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such PBFX Public Common Units with a record date occurring prior to the Effective Time that has been declared by PBFX GP or made by

PBFX with respect to such PBFX Public Common Units in accordance with the terms of the PBFX Partnership Agreement and the Merger Agreement, as applicable, and that remain unpaid as of the Effective Time. See “Comparative Market Prices and Cash Dividend/Distribution Information.” See “Comparison of the Rights of the PBF Energy Stockholders and the PBFX Unitholders.”
During the term of the Merger Agreement, PBFX GP will consider and, if appropriate for PBFX, approve and declare, and cause PBFX to pay, a cash distribution to the PBFX Unitholders (including the PBFX Public Unitholders) in accordance with past practice for each completed calendar quarter ending prior to the closing date of the Merger in an amount equal to not less than the current per PBFX Common Unit distribution rate of $0.30 per PBFX Common Unit per completed calendar quarter to the extent a distribution is declared and the closing does not occur prior to the applicable record date established by the GP Board with respect to such quarterly distribution. Neither PBFX or PBFX GP shall be required to take any action with respect to a cash distribution if such action would violate applicable law, the certificate of limited partnership of PBFX, the PBFX Partnership Agreement or any contract to which PBFX or PBFX GP is a party as of July 27, 2022.
Q:	When and where will the PBFX Special Meeting be held?
A:
The PBFX Special Meeting will be held virtually on      , 2022, at    a.m., Eastern Time, via live audio webcast at https://      , or other such date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Merger.

Q:	Why did PBFX choose to hold a virtual special meeting?
A:
The GP Board decided to hold the PBFX Special Meeting virtually in order to facilitate PBFX Unitholder attendance and participation by enabling the PBFX Unitholders to participate fully, and equally, from virtually any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual special meeting makes it possible for more PBFX Unitholders (regardless of size, resources or physical location) to have direct access to information, while saving PBFX and the PBFX Unitholders time and money.

Q:	Who is entitled to vote at the PBFX Special Meeting?
A:
The record date for the PBFX Special Meeting is     , 2022 (the “record date”). Only the PBFX Unitholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the PBFX Special Meeting.

Q:	What if I sell my PBFX Public Common Units after the record date but before the PBFX Special Meeting?
A:
The record date for the PBFX Special Meeting is earlier than the date of the PBFX Special Meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your PBFX Public Common Units after the record date but before the date of the PBFX Special Meeting, you will retain your right to vote at the PBFX Special Meeting. However, you will not have the right to receive the Merger Consideration to be received by the PBFX Public Unitholders in the Merger. In order to receive the Merger Consideration, you must hold your PBFX Public Common Units up to completion of the Merger.

Q:	What constitutes a quorum at the PBFX Special Meeting?
A:
The holders of a majority of the outstanding PBFX Common Units (including PBFX Common Units owned directly or indirectly by PBF Energy and its subsidiaries) represented in person or by proxy at the PBFX Special Meeting will constitute a quorum and will permit PBFX to conduct the proposed business at the PBFX Special Meeting. Proxies received but marked as abstentions will be counted as PBFX Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will not be considered present at the PBFX Special Meeting for purposes of determining the presence of a quorum and will not be included in the vote.

Q:	What is the vote required to approve each proposal?
A:
Approval of the Merger Proposal requires the affirmative vote of the PBFX Unitholders representing a majority of the outstanding PBFX Common Units. The Adjournment Proposal requires approval by the affirmative vote of the PBFX Unitholders representing a majority of the outstanding PBFX Common Units entitled to vote represented in person or by proxy at the PBFX Special Meeting.

Pursuant to the Support Agreement, PBF Energy agreed to cause PBF LLC, in its capacity as a limited partner of PBFX, to vote its PBFX Common Units in favor of the Merger Proposal unless there is a PBFX Adverse Recommendation Change (see “The Merger Agreement—Change in GP Board Recommendation”). As of August 24, 2022, PBF LLC owned 29,953,631 PBFX Common Units, which represents approximately 47.7% of the issued and outstanding PBFX Common Units.
All of the directors and executive officers of PBFX GP beneficially owned, in the aggregate, approximately 0.9% of the outstanding PBFX Common Units as of August 24, 2022. PBF Energy and PBFX believe that the directors and executive officers of PBFX GP will vote in favor of the Merger Proposal and the Adjournment Proposal.
Approval of the Merger Proposal is a condition to the obligations of PBF Energy and PBFX to complete the Merger. The approval of the Adjournment Proposal is not a condition to the obligations of PBF Energy or PBFX to complete the Merger.
Q:	Will PBF LLC vote its PBFX Common Units at the PBFX Special Meeting?
A:
Yes. Pursuant to the Support Agreement, PBF Energy agreed to cause PBF LLC, in its capacity as a limited partner of PBFX, to vote its PBFX Common Units in favor of the Merger Proposal unless there is a PBFX Adverse Recommendation Change (see “The Merger Agreement—Change in GP Board Recommendation”). As of August 24, 2022, PBF LLC owned 29,953,631 PBFX Common Units, which represents approximately 47.7% of the issued and outstanding PBFX Common Units.

Q:	How do I vote my PBFX Common Units if I hold them in my own name?
A:	After you have read this proxy statement/prospectus carefully, you may vote in one of the following ways:
•	by completing, signing, dating returning the enclosed proxy card (a proxy card and a postage-paid envelope are enclosed for your convenience);
•	by submitting your proxy electronically by visiting the Internet website listed on your proxy card;
•	by submitting your proxy telephonically by calling the toll-free (within the United States or Canada) phone number on the enclosed proxy card; or
•	by virtually attending the PBFX Special Meeting and voting at the PBFX Special Meeting using the control number on the enclosed proxy card.
The deadline for submitting your proxy by mail, telephone or electronically through the Internet website listed on your proxy card is 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting.
If you virtually attend the PBFX Special Meeting and want to vote during the virtual meeting, you will be able to do so using the control number included on your proxy card or instructions that accompanied your proxy materials. The control number located on your proxy card is designed to verify your identity and allow you to vote your PBFX Common Units and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone.
Q:	May I attend the PBFX Special Meeting and vote at the PBFX Special Meeting?
A:
Yes. You may virtually attend the PBFX Special Meeting via a live audio webcast at https://     . You will be able to listen to the PBFX Special Meeting live and vote online. The PBFX Special Meeting will begin at    a.m., Eastern Time. Online check-in will begin a few minutes prior to the PBFX Special Meeting. You will need the control number found on your proxy card or voting instruction form in order to participate in the PBFX Special Meeting (including voting your PBFX Common Units). As the PBFX Special Meeting is virtual, there will be no physical meeting location and PBFX Unitholders will not be able to attend the PBFX Special Meeting in-person.

Even if you plan to virtually attend the PBFX Special Meeting, to ensure that your PBFX Common Units will be represented at the PBFX Special Meeting, you are encouraged to promptly sign, date and return the enclosed proxy card (a proxy card and a postage-paid envelope are enclosed for your convenience) or grant your proxy electronically over the Internet or by telephone (using the instructions found on the proxy card). If you virtually attend the PBFX Special Meeting and vote at the PBFX Special Meeting, your vote will revoke any proxy previously submitted.
If your PBFX Common Units are held in “street name” see the answer immediately following this answer for pertinent information regarding how to ensure your PBFX Common Units are voted.
Q:	If my PBFX Common Units are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote them for me?
A:
No. If your PBFX Common Units are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote PBFX Common Units held in street name by returning a proxy card directly to PBFX or by voting virtually at the PBFX Special Meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction card for you to use.

Under the rules of the NYSE, brokers who hold units in street name for a beneficial owner of those units typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the PBFX Special Meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of units to vote on a particular proposal for which the broker does not have discretionary voting power.
If you are a PBFX Unitholder and you do not instruct your bank, broker or other nominee on how to vote your PBFX Common Units:
•	your bank, broker or other nominee may NOT vote your PBFX Common Units on the Merger Proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal; and
•
your bank, broker or other nominee may NOT vote your PBFX Common Units on the Adjournment Proposal, which broker non-votes, if any, will have no effect on the outcome of any vote on the Adjournment Proposal.

Q:	When do you expect the Merger to be completed?
A:
We currently expect the Merger to close in the fourth quarter of 2022. A number of conditions must be satisfied before PBF Energy and PBFX can complete the Merger, including the approval of the Merger Proposal by the PBFX Unitholders and the expiration or termination of a waiting period under the HSR Act and the rules and regulations promulgated thereunder. Although PBF Energy and PBFX cannot be sure when all of the conditions to the Merger will be satisfied, PBF Energy and PBFX expect to complete the Merger as soon as practicable following the PBFX Special Meeting (assuming the Merger Proposal is approved by the PBFX Unitholders), subject to, among other things, the registration statement of which this proxy statement/prospectus forms a part having become effective under the Securities Act. See “The Merger Agreement—Conditions to Completion of the Merger.” The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect PBF Energy’s and PBFX’s future business and financial results and the trading prices of PBF Energy Common Stock and PBFX Common Units. See “Risk Factors—Risks Related to the Merger.”

Q:	What happens if the Merger is not consummated?
A:
If the Merger is not completed for any reason, you will not receive the Merger Consideration for any PBFX Common Units that you hold. In such case, the PBFX Common Units will remain outstanding, the PBFX Common Units will continue to be listed and traded on the NYSE, and PBFX will remain a publicly traded limited partnership.

Q:	How does the GP Board recommend that the PBFX Unitholders vote?
A:
On July 26, 2022, the Conflicts Committee in good faith unanimously resolved, among other things, that the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, on the terms and conditions set forth in the Merger Agreement and the Support Agreement, are fair and reasonable to, and in the best interests of, the PBFX Unaffiliated Unitholders, and, assuming PBF Energy approved the Merger, PBFX. The Conflicts Committee’s approval constitutes “Special Approval,” as such term is defined by the PBFX Partnership Agreement. On July 27, 2022, acting upon the recommendation of the Conflicts Committee, the GP Board unanimously determined, among other things, to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the PBFX Unitholders.

The GP Board recommends that the PBFX Unitholders vote “FOR” the Merger Proposal and that the PBFX Unitholders vote “FOR” the Adjournment Proposal.
For more information regarding the approval of the Conflicts Committee in making such determination under the PBFX Partnership Agreement, see “Special Factors—Recommendations of the Conflicts Committee and the GP Board and their Reasons for the Merger.”
The PBFX Unitholders should be aware that certain of the directors and executive officers of PBFX GP may have interests in the Merger that are different from, or in addition to, the interests they may have as a PBFX Unitholder. See “Special Factors—Interests of Certain Persons in the Merger.”
Q:	What are the expected U.S. federal income tax consequences to a PBFX Public Unitholder as a result of the Merger?
A:
The receipt of PBF Energy Common Stock and cash in exchange for PBFX Public Common Units pursuant to the Merger Agreement should be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In such case, a U.S. Holder will generally recognize capital gain or loss on the receipt of PBF Energy Common Stock and any cash in exchange for PBFX Public Common Units. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by PBFX and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of PBFX’s income may become available to offset a portion of the gain recognized by such U.S. Holder. See “United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the Merger.

Q:	What are the expected U.S. federal income tax consequences for a PBFX Public Unitholder of the ownership of PBF Energy Common Stock after the Merger is completed?
A:
PBF Energy is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. To the extent that PBF Energy makes a distribution of cash to a stockholder who is a U.S. Holder, such cash distribution will generally be included in such U.S. Holder’s income as ordinary dividend income to the extent of PBF Energy’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to PBF Energy Stockholders by PBF Energy after the Merger may exceed PBF Energy’s current and accumulated earnings and profits. Distributions of cash in excess of PBF Energy’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder’s adjusted tax basis in such U.S. Holder’s PBF Energy Common Stock and, to the extent the distribution exceeds such stockholder’s adjusted tax basis, as capital gain from the sale or exchange of such PBF Energy Common Stock. See “United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of owning and disposing of PBF Energy Common Stock received in the Merger.

Q:	Are the PBF Energy Stockholders or the PBFX Unitholders entitled to appraisal or dissenters’ rights?
A:
No. Neither the PBF Energy Stockholders nor the PBFX Unitholders are entitled to appraisal or dissenters’ rights in connection with the Merger under applicable law or contractual appraisal rights under PBF Energy’s organizational documents, the PBFX Partnership Agreement or the Merger Agreement.

Q:	What if I do not indicate how to vote on my proxy or voting instruction card?
A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the PBFX Common Units represented by your proxy will be voted as recommended by the GP Board with respect to that proposal. This means they will be voted: (1) “FOR” the Merger Proposal and (2) “FOR” the Adjournment Proposal. Unless a PBFX Unitholder checks the box on its proxy card to withhold discretionary authority, the applicable proxy holders may use their discretion to vote on other matters relating to the PBFX Special Meeting.

For purposes of the PBFX Special Meeting, an abstention occurs when a PBFX Unitholder returns a proxy with an “abstain” instruction.
Merger Proposal: An abstention or failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal.
Adjournment Proposal: An abstention will have the same effect as a vote “AGAINST” the Adjournment Proposal. PBFX Common Units for which no proxy has been submitted will have no effect on the outcome of the Adjournment Proposal.
Q:	Who may virtually attend the PBFX Special Meeting?
A:	The PBFX Unitholders at the close of business on the record date (or their authorized representatives) and PBFX’s invited guests may virtually attend the PBFX Special Meeting.
Q:	Can I change my vote after I have submitted my proxy?
A:	Yes. If you own your PBFX Common Units in your own name, you may revoke your proxy at any time before it is voted at the PBFX Special Meeting by:
•
submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; provided such new proxy is received no later than 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting;

•
delivering written notice of revocation to the Secretary of PBFX GP at the address listed below; provided such written notice of revocation is received no later than 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting;

•	virtually attending the PBFX Special Meeting and voting at the PBFX Special Meeting using the control number on your proxy card; or
•
properly completing and executing a later dated proxy and delivering it to the Secretary of PBFX GP at the address listed below; provided such later dated proxy is received no later than 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting:

PBF Logistics LP
One Sylvan Way, Second Floor
Attention: Secretary
Parsippany, New Jersey 07054
Telephone: (973) 455-7500
Your presence without voting at the PBFX Special Meeting will not automatically revoke your proxy, and any revocation during the PBFX Special Meeting will not affect votes previously taken. If you hold your PBFX Common Units in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the PBFX Special Meeting if you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your PBFX Common Units at the PBFX Special Meeting.

Q:	Where can I find the voting results of the PBFX Special Meeting?
A:
If available, PBFX may announce preliminary voting results at the conclusion of the PBFX Special Meeting. PBFX intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the PBFX Special Meeting. All reports that PBFX files with the SEC are publicly available when filed. Please see the section titled “Where You Can Find More Information.”

Q:	What should I do if I receive more than one set of voting materials for the PBFX Special Meeting?
A:
You may receive more than one set of voting materials for the PBFX Special Meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold PBFX Common Units. Additionally, if you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Whom do I call if I have further questions about voting, the PBFX Special Meeting or the Merger?
A:
The PBFX Unitholders who have questions about the Merger, including the procedures for voting their PBFX Common Units or who desire additional copies of this proxy statement/prospectus or additional proxy cards should contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Banks and Brokers Call: (203) 658-9400
All Others Call Toll Free: (800) 662-5200
Email: PBFX.info@investor.morrowsodali.com

RISK FACTORS
In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the approval of the applicable proposals described in this proxy statement/prospectus. In addition, you should read and carefully consider the risks associated with each of PBF Energy and PBFX and their respective businesses. These risks can be found in PBF Energy’s and PBFX’s respective Annual Reports on Form 10-K for the year ended December 31, 2021, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this proxy statement/prospectus by reference, please see the section titled “Where You Can Find More Information” beginning on page 140. Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on PBF Energy’s, PBFX’s or the combined organization’s businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of the PBF Energy Common Stock or the PBFX Common Units.
Risks Related to the Merger
The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s business and financial results and the trading prices of PBF Energy Common Stock and PBFX Common Units.
The completion of the Merger is not assured and is subject to certain risks, including the risk that certain conditions of the Merger Agreement, such as required regulatory approvals, some of which are beyond PBFX’s and PBF Energy’s control, are not satisfied or waived, which may prevent, delay or otherwise result in the Merger not occurring. The Merger Agreement contains conditions that, if not satisfied or waived, would result in the Merger not occurring, even though the PBFX Unitholders may have voted in favor of the Merger Proposal. Failure to complete, or significant delays in completing, the Merger could negatively affect each party’s business and financial results and the trading prices of PBF Energy Common Stock and PBFX Common Units. See “The Merger Agreement—Conditions to Completion of the Merger.”
Because the Exchange Ratio under the Merger Agreement is fixed (except in the case of the 19.9% Cap Adjustment Mechanism) and because the market price of PBF Energy Common Stock will fluctuate prior to the completion of the Merger, PBFX Public Unitholders cannot be sure of the market value of the PBF Energy Common Stock they will receive as Merger Consideration relative to the value of PBFX Common Units they exchange.
The market value of the consideration that the PBFX Public Unitholders will receive in the Merger will depend on the trading price of PBF Energy Common Stock at the closing of the Merger. The Exchange Ratio that determines the number of shares of PBF Energy Common Stock that PBFX Public Unitholders will receive in the Merger is fixed at 0.270 shares of PBF Energy Common Stock for each PBFX Common Unit (except in the case of the 19.9% Cap Adjustment Mechanism). This means that there is no mechanism contained in the Merger Agreement (other than the 19.9% Cap Adjustment Mechanism) that would adjust the number of shares of PBF Energy Common Stock that PBFX Public Unitholders will receive based on any decreases or increases in the trading price of PBF Energy Common Stock. Stock or unit price changes may result from a variety of factors (many of which are beyond PBF Energy’s and PBFX’s control), including:
•	changes in PBF Energy’s or PBFX’s business, operations and prospects;
•	changes in market assessments of PBF Energy’s or PBFX’s business, operations and prospects;
•	changes in market assessments of the likelihood that the Merger will be completed;
•	interest rates, commodity prices, general market, industry and economic conditions and other factors generally affecting the price of PBF Energy Common Stock or PBFX Common Units; and
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which PBF Energy and PBFX operate.

If the price of PBF Energy Common Stock at the closing of the Merger is less than the price of PBF Energy Common Stock on the date that the Merger Agreement was executed, then the market value of the Merger Consideration will be less than contemplated at the time the Merger Agreement was executed.
PBF Energy and PBFX will each be subject to business uncertainties while the Merger is pending, which could adversely affect their respective businesses.
Uncertainty about the effect of the Merger on employees of PBF Energy subsidiaries and the companies that do business with PBF Energy and PBFX may have an adverse effect on PBF Energy and PBFX’s respective businesses. These uncertainties may impair the ability of both PBF Energy and PBFX to attract, retain and motivate key personnel and suppliers until the Merger is completed and for a period of time thereafter, and could cause those that transact with PBF Energy and PBFX to seek to change their existing business relationships.
If the Merger is approved by the PBFX Unitholders, the date that PBFX Public Unitholders will receive the Merger Consideration is dependent on the completion date of the Merger, which is uncertain.
As described in this proxy statement/prospectus, completing the proposed Merger is subject to several conditions, not all of which are controllable by PBF Energy or PBFX. Accordingly, if the proposed Merger is approved by the PBFX Unitholders, the date that PBFX Public Unitholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain and subject to several other closing conditions.
PBF Energy and PBFX may incur substantial transaction-related costs in connection with the Merger.
PBF Energy and PBFX expect to incur substantial nonrecurring expenses in connection with completing the Merger, including fees paid to legal, financial and accounting advisors, filing fees, proxy solicitation costs and printing costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.
PBF Energy and PBFX may in the future be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the closing of the Merger.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the relevant merger or seek monetary relief. PBF Energy and PBFX may in the future be defendants in one or more lawsuits relating to the Merger Agreement and the Merger. PBF Energy and PBFX cannot predict the outcome of these lawsuits, or others, nor can either company predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the Merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in PBF Energy’s and PBFX’s favor, could be substantial, and such litigation could divert management time and resources of PBF Energy and PBFX from pursuing the consummation of the Merger and other potentially beneficial business opportunities.
Certain executive officers and directors of PBFX GP and PBF Energy have interests in the Merger that are different from, or in addition to, the interests they may have as a PBFX Unitholder or a PBF Energy Stockholder, respectively, which could have an influence on their decision to support or approve the Merger.
Certain executive officers and directors of PBFX GP own equity interests in PBF Energy, receive fees and other compensation from PBF Energy, and have rights to ongoing indemnification and insurance coverage by PBF Energy (as executives of PBF Energy) and PBFX and will have rights to indemnification and insurance coverage by the surviving company, including pursuant to a “tail policy” to be purchased with respect to PBFX’s existing directors’ and officers’ liability insurance policy, that give them interests in the Merger that may be different from, or be in addition to, interests of the PBFX Public Unitholders.
Additionally, certain executive officers and directors of PBF Energy beneficially own PBFX Common Units and will receive the applicable Merger Consideration upon completion of the Merger, receive fees and other compensation from PBF Energy, and are entitled to indemnification arrangements with PBF Energy that give them interests in the Merger that may be different from, or be in addition to, interests of the PBF Energy Stockholders.
These different interests are described in “Special Factors—Interests of Certain Persons in the Merger.”

The opinion of Intrepid speaks only as of the date rendered based on circumstances and conditions existing as of the signing of the Merger Agreement.
The Conflicts Committee received an opinion from its financial advisor, Intrepid, in connection with the signing of the Merger Agreement based on circumstances and conditions existing at that time. Changes in the operations and prospects of PBF Energy and PBFX, general market and economic conditions and other factors that may be beyond the control of PBF Energy or PBFX, and on which Intrepid’s opinion was based, may significantly alter the value of PBF Energy and/or PBFX or the prices of PBF Energy’s Common Stock or PBFX’s Common Units by the time the Merger is completed. The opinion speaks only as of the date rendered and, accordingly, does not address the fairness of the Merger Consideration from a financial point of view as of any date other than the date of such opinion, including upon completion of the Merger.
Financial projections by PBF Energy and PBFX may not prove to be reflective of actual future results.
In connection with the Merger, PBF Energy prepared and considered, among other things, internal financial forecasts for PBF Energy and PBFX. These forecasts speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. In addition, the failure of businesses to achieve projected results could have a material adverse effect on the share price of PBF Energy Common Stock and on PBF Energy’s financial position and ability to maintain or increase its dividends following the Merger.
The PBFX Partnership Agreement limits the duties of PBFX GP to the PBFX Unitholders and restricts the remedies available to the PBFX Unitholders for actions taken by PBFX GP that might otherwise constitute breaches of its duties.
As permitted under the PBFX Partnership Agreement, due to the potential conflicts of interest between PBF Energy and PBFX GP, on the one hand, and PBFX and the PBFX Unaffiliated Unitholders, on the other hand, the GP Board submitted the Merger and related matters to the Conflicts Committee for, among other things, review, evaluation, negotiation and possible approval of a majority of its members, which is referred to as “Special Approval” in the PBFX Partnership Agreement and this proxy statement/prospectus. The duties of PBFX GP, the GP Board and the Conflicts Committee to the PBFX Unitholders in connection with the Merger are substantially limited by the PBFX Partnership Agreement, pursuant to which:
•
any resolutions or course of action by the general partner or its affiliates in respect of a conflict of interest is permitted and deemed approved by all partners of PBFX and will not constitute a breach of the PBFX Partnership Agreement or of any duty stated or implied by law or in equity, if the resolution or course of action is approved by Special Approval; and

•
the general partner may consult with legal counsel and investment bankers selected by it, and any action taken or omitted to be taken in reliance upon the advice or opinion of such persons as to matters that the general partner reasonably believes to be within such person’s professional or expert competence will be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

The Conflicts Committee reviewed, negotiated and evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of PBFX and PBFX Unaffiliated Unitholders. Among other things, the Conflicts Committee unanimously resolved: (i) that the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, on the terms and conditions set forth in the Merger Agreement and the Support Agreement, are fair and reasonable to, and in the best interests of, the PBFX Unaffiliated Unitholders and, assuming PBF Energy approved the Merger, PBFX, (ii) to approve the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and the Support Agreement, (iii) to recommend that the GP Board approve (x) the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and the Support Agreement, and (y) the execution, delivery and performance of the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, and (iv) to recommend to the GP Board that the GP Board (x) resolve to direct that the Merger Agreement be submitted to a vote of the PBFX Unitholders, and (y) recommend approval of the transactions contemplated by the Merger Agreement, including the Merger, by the PBFX Unitholders.

Risks Inherent in an Investment in PBF Energy
Shares of PBF Energy Common Stock to be received by PBFX Public Unitholders as a result of the Merger have different rights from PBFX Common Units.
Following completion of the Merger, PBFX Public Unitholders will no longer hold PBFX Common Units, but will instead be PBF Energy Stockholders. There are important differences between the rights of the PBFX Unitholders and the rights of the PBF Energy Stockholders. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The PBFX Unitholders will own PBF Energy Common Stock following the completion of the Merger, and their rights associated with the PBF Energy Common Stock will be governed by PBF Energy’s organizational documents and the DGCL, which differ in a number of respects from the PBFX Partnership Agreement and the Delaware LP Act. See “Comparison of the Rights of the PBF Energy Stockholders and the PBFX Unitholders.”
The market value of PBF Energy Common Stock could decline if large amounts of such PBF Energy Common Stock are sold following the Merger and the market value of PBF Energy Common Stock could also decline as a result of issuances and sales of shares of PBF Energy Common Stock other than in connection with the Merger.
Following completion of the Merger, PBFX Public Unitholders will no longer hold PBFX Common Units, and will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current PBF Energy Stockholders and former PBFX Public Unitholders may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, in order to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which PBF Energy Common Stock or PBFX Common Units are or were included. If, following the completion of the Merger, large amounts of PBF Energy Common Stock are sold, the price of PBF Energy Common Stock could decline.
Furthermore, PBF Energy cannot predict the effect that issuances and sales of shares of PBF Energy Common Stock, whether taking place before completion of Merger (subject to the limitations of the Merger Agreement) or after completion of the Merger, including issuances and sales in connection with capital markets transactions, acquisition transactions or other transactions, may have on the market value of PBF Energy Common Stock. The issuance and sale of substantial amounts of PBF Energy Common Stock could adversely affect its market value.
PBF Energy may not achieve the intended benefits of the Merger, and the Merger may disrupt its current plans or operations.
There can be no assurance that PBF Energy will be able to realize the expected benefits of the Merger (including related synergies). The integration of the two companies may result in material challenges, including the diversion of management’s attention from ongoing business concerns; retaining or attracting business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; consolidating corporate and administrative infrastructures and eliminating duplicative operations; as well as potential unknown liabilities, unforeseen expenses relating to integration, or delays associated with the Merger.
Tax Risks Related to the Merger and the Ownership of PBF Energy Common Stock Received in the Merger
In addition to reading the following risk factors, you are urged to read “United States Federal Income Tax Consequences” for a more complete discussion of the expected U.S. federal income tax consequences of the Merger and owning and disposing of PBF Energy Common Stock received in the Merger.
The Merger should be a taxable transaction and, in such case, the resulting tax liability of a PBFX Public Unitholder, if any, will depend on the PBFX Public Unitholder’s particular situation. The tax liability of a PBFX Public Unitholder as a result of the Merger could be more than expected.
The receipt of PBF Energy Common Stock and cash in exchange for PBFX Public Common Units pursuant to the Merger Agreement should be a taxable transaction for U.S. federal income tax purposes. In such case, as a result of the Merger, a PBFX Public Unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such PBFX Public Unitholder’s amount realized and the PBFX Public Unitholder’s adjusted tax basis in the PBFX Public Common Units. The amount of gain or loss recognized by each PBFX Public Unitholder in the Merger will vary depending on each PBFX Public Unitholder’s particular situation, including the value of the shares of PBF Energy Common Stock and the amount of cash received by each PBFX Public Unitholder in the Merger, the adjusted tax basis of the PBFX Public Common Units exchanged by each PBFX Public Unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular PBFX Public Unitholder to offset a portion of the gain recognized by the PBFX Public Unitholder.
Because the value of any PBF Energy Common Stock received in the Merger will not be known until the Effective Time, a PBFX Public Unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of a PBFX Public Unitholder’s allocable share of PBFX’s net taxable income decrease the PBFX Public Unitholder’s tax basis in its common units, the amount, if any, of the prior excess distributions with respect to such PBFX Public Common Units will, in effect, become taxable income to a PBFX Public Unitholder if the aggregate value of the consideration received in the Merger is greater than the PBFX Public Unitholder’s adjusted tax basis in its common units, even if the aggregate value of the consideration received in the Merger is less than the PBFX Public Unitholder’s original cost basis in its PBFX Public Common Units. Furthermore, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by PBFX and its subsidiaries.
For a more complete discussion of U.S. federal income tax consequences of the Merger, see “United States Federal Income Tax Consequences.”
The U.S. federal income tax treatment of owning and disposing of PBF Energy Common Stock received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of PBFX Common Units.
PBFX is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each PBFX Unitholder is required to take into account its respective share of PBFX’s items of income, gain, loss and deduction in computing its federal income tax liability, even if no cash distributions are made by PBFX to the unitholder. A pro rata distribution of cash by PBFX to a PBFX Unitholder who is a U.S. Holder is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the unitholder’s adjusted tax basis in its PBFX Common Units.
In contrast, PBF Energy is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by PBF Energy to a stockholder who is a U.S. Holder will generally be included in such stockholder’s income as ordinary dividend income to the extent of PBF Energy’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. A portion of the cash distributed to PBF Energy Stockholders by PBF Energy after the Merger may exceed PBF Energy’s current and accumulated earnings and profits. Cash distributions to a PBF Energy Stockholder who is a U.S. Holder in excess of PBF Energy’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing the adjusted tax basis in the holder’s PBF Energy Common Stock and, to the extent the cash distribution exceeds the holder’s adjusted tax basis, as capital gain from the sale or exchange of such PBF Energy Common Stock. See “United States Federal Income Tax Consequences.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PBFX
The SEC allows PBFX to “incorporate by reference” information into this proxy statement/prospectus. This means that PBFX can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement/prospectus. This proxy statement/prospectus and the information that PBFX later files with the SEC may update and supersede the information incorporated by reference. The audited consolidated financial statements of PBFX for the two years ended December 31, 2021 and 2020 are incorporated herein by reference to PBFX’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”), originally filed on February 17, 2022 (see page 7 of the 2021 Form 10-K and the following pages).
The following tables present selected consolidated financial and operating information for PBFX. PBFX’s summary of consolidated statements of operations presented below for the years ended December 31, 2021 and 2020 and PBFX’s summary consolidated balance sheets presented below as of December 31, 2021 and 2020 have been derived from PBFX’s audited consolidated financial statements, which are included in PBFX’s 2021 Form 10-K (see page 7 and the following pages). PBFX’s summary of consolidated statements of operations presented below for the six months ended June 30, 2022 and 2021 and PBFX’s summary of consolidated balance sheets presented below as of June 30, 2022 have been derived from PBFX’s financial results from the quarter ended June 30, 2022, which are included in PBFX’s Form 10-Q filed with the SEC on July 28, 2022. You should read the following data in conjunction with the consolidated financial statements and the related notes thereto set forth in PBFX’s 2021 Form 10-K and in conjunction with the financial results from the quarter ended June 30, 2022 included in PBFX’s Form 10-Q filed with the SEC on July 28, 2022, each of which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
PBFX’s historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial and operating information below should be read in conjunction with, and is qualified in its entirety by reference to, PBFX’s audited consolidated financial statements and the related notes and other financial information, which are also incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information.”
Summary Consolidated Balance Sheets
(All amounts expressed in thousands of U.S. Dollars)
	As of
	June 30, 2022	December 31, 2021	December 31, 2020
Non-current assets	$3,489	$2,974	$3,570
Current assets	85,410	104,653	103,476
Total assets	866,952	901,297	933,552
Common unitholders:	288,424	248,696	167,217
Total equity	288,424	248,696	167,217
Current liabilities	22,706	28,674	43,883
Long-term debt	553,377	622,544	720,845
Other long-term liabilities	2,445	1,383	1,607
Total liabilities	578,528	652,601	766,335
Total equity and liabilities	$866,952	$901,297	$933,552

Summary Consolidated Statements of Operations
(All amounts expressed in thousands of U.S. Dollars, except unit and per unit data)
	Six Months Ended		Year Ended
	June 30, 2022	June 30, 2021	December 31, 2021	December 31, 2020
Total revenue	$182,809	$177,343	$355,535	$360,255
Operating and maintenance expenses	57,606	50,495	103,438	99,852
Total costs and expenses	87,067	81,670	160,171	164,917
Income from operations	95,742	95,673	195,364	195,338
Net income	75,480	74,307	153,287	147,432
Net income attributable to the PBFX Unitholders	$75,480	$74,307	$153,287	$147,432
Net income per PBFX Common Unit:
PBFX Common Unit - basic	$1.20	$1.18	$2.44	$2.36
PBFX Common Unit - diluted	$1.20	$1.18	$2.44	$2.36
Income from operations per PBFX Common Unit:
PBFX Common Unit - basic	$1.52	$1.52	$3.11	$3.12
PBFX Common Unit - diluted	$1.52	$1.52	$3.11	$3.12
Weighted-average PBFX Common Units outstanding:
PBFX Common Unit - basic	63,000,110	62,737,272	62,810,703	62,535,964
PBFX Common Unit - diluted	63,078,204	62,859,734	62,906,080	62,543,700
PBF Energy advises that the acquisition of PBFX is not significant and, as such pro forma information has not been provided pursuant to Item 5 of Form S-4. Further, PBF Energy has concluded that the pro forma information required by Item 914 of Subpart 229.900 of Regulation S-K is not material and therefore, pursuant to Instruction (1) to Item 914 of Subpart 229.900 of Regulation S-K, pro forma financial information has not been provided.
Book Value per PBFX Common Unit
As of June 30, 2022, the book value per PBFX Common Unit was $4.60. Book value per PBFX Common Unit is computed by dividing total equity of $288.4 million as of June 30, 2022 by the total PBFX Common Units outstanding on that date of 62,732,078 PBFX Common Units.

COMPARATIVE MARKET PRICES AND CASH DIVIDEND/DISTRIBUTION INFORMATION
Shares of PBF Energy Common Stock are traded on the NYSE under the ticker symbol “PBF” and the PBFX Common Units are traded on the NYSE under the ticker symbol “PBFX.” On July 27, 2022, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of shares of PBF Energy Common Stock and PBFX Common Units on the NYSE was $31.14 per share of PBF Energy Common Stock and $18.27 per PBFX Common Unit. As of July 27, 2022, the equivalent per unit value of the PBF Energy Common Stock included in the Merger Consideration for each PBFX Common Unit, which per unit value is calculated as the product of (i) the applicable PBF Energy Common Stock closing price, and (ii) 0.270, the Exchange Ratio, is $8.4078. The receipt of Merger Consideration in exchange for PBFX Public Common Units pursuant to the Merger should be a taxable transaction to PBFX Public Unitholders. See “United States Federal Income Tax Consequences.” On    , 2022, the most recent practicable date before the printing of this proxy statement/prospectus, the reported closing price of shares of PBF Energy Common Stock and PBFX Common Units on the NYSE was $   per share of PBF Energy Common Stock and $   per PBFX Common Unit. As of    , 2022, the equivalent per unit value of the PBF Energy Common Stock included in the Merger Consideration for each PBFX Common Unit, which per unit value is calculated as the product of (i) the applicable PBF Energy Common Stock closing price, and (ii) 0.270, the Exchange Ratio, is $   .
On    , 2022, the most recent practicable date before the printing of this proxy statement/prospectus, high and low reported sales prices of PBFX Common Units were $   and $    , respectively, and there were approximately   PBFX Unitholders, including beneficial owners of PBFX Common Units held in “street name.”
The following table shows the high and low prices per PBFX Common Unit as well as the cash distribution paid per PBFX Common Unit, as reported by the NYSE, during the periods indicated.
	PBFX Common Unit Price Ranges		Cash Distribution Paid Per PBFX Common Unit
	High	Low
Period from July 1, 2022 to August 25, 2022	$19.65	$15.14	$0.30
Quarter Ended June 30, 2022	$17.51	$13.05	$0.30
Quarter Ended March 31, 2022	$14.92	$11.35	$0.30

Year Ended December 31, 2021
Quarter Ended December 31, 2021	$14.88	$10.65	$0.30
Quarter Ended September 30, 2021	$15.06	$10.95	$0.30
Quarter Ended June 30, 2021	$16.70	$14.13	$0.30
Quarter Ended March 31, 2021	$15.14	$9.18	$0.30

Year Ended December 31, 2020
Quarter Ended December 31, 2020	$10.31	$6.92	$0.30
Quarter Ended September 30, 2020	$11.25	$8.07	$0.30
Quarter Ended June 30, 2020	$14.27	$5.43	$0.30
Quarter Ended March 31, 2020	$21.78	$3.06	$0.52
The above table may not provide meaningful information to the PBFX Unitholders in connection with making any decisions with respect to the Merger. The PBFX Unitholders are urged to obtain current market quotations for shares of PBF Energy Common Stock and PBFX Common Units and to review carefully the other information contained in this proxy statement/prospectus or incorporated herein by reference in making any decisions with respect to the Merger. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Historical performance is not necessarily indicative of any performance to be expected in the future. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

There have been no sales in the last 60 days in the PBFX Common Units by PBFX, PBFX GP or the Parent Entities or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the foregoing parties. PBFX has not repurchased any PBFX Common Units at any time within the past two years.
Dividend and Share Data—PBF Energy
As part of its strategic plan, PBF Energy suspended its quarterly cash dividend of $0.30 per share of PBF Energy Common Stock commencing with the quarter ended March 31, 2020. The declaration and payment of dividends by PBF Energy is subject to the discretion of the PBF Energy Board, and no assurance can be given that PBF Energy will again pay dividends in the future. The PBF Energy Board’s determination to pay dividends in the future will depend upon, among other things, general business conditions, PBF Energy’s financial results, contractual and legal restrictions regarding the payment of dividends by PBF Energy, planned investments by PBF Energy, and such other factors as the PBF Energy Board deems relevant.
As of August 24, 2022, there were approximately (i) 122,198,247 shares of PBF Energy Common Stock outstanding with approximately 25 holders of record of PBF Energy Common Stock, and (ii) 13 shares of PBF Class B Common Stock with 13 holders of record of PBF Class B Common Stock.
Distribution and Unit Data—PBFX
The PBFX Partnership Agreement provides that on or about the last day of each of February, May, August and November following the end of each quarter, PBFX will distribute an amount equal to 100% of Available Cash (as defined in the PBFX Partnership Agreement) with respect to such quarter, if any, to the PBFX Unitholders of record on the applicable record date. As a result of the conversion and cancellation of PBFX Common Units held by the PBFX Public Unitholders in connection with the Merger, PBFX will no longer make quarterly distributions to the PBFX Public Unitholders following the closing of the Merger.
During the term of the Merger Agreement, PBFX GP will consider and, if appropriate for PBFX, approve and declare, and cause PBFX to pay, a cash distribution to the PBFX Unitholders (including the PBFX Public Unitholders) in accordance with past practice for each completed calendar quarter ending prior to the closing date of the Merger in an amount equal to not less than the current per PBFX Common Unit distribution rate of $0.30 per PBFX Common Unit per completed calendar quarter to the extent a distribution is declared and the closing does not occur prior to the applicable record date established by the GP Board with respect to such quarterly distribution. Neither PBFX nor PBFX GP shall be required to take any action with respect to a cash distribution if such action would violate applicable law, the certificate of limited partnership of PBFX, the PBFX Partnership Agreement or any contract to which PBFX or PBFX GP is a party as of July 27, 2022. See “The Merger Agreement—Dividends and Distributions.”
As of August 24, 2022, there were approximately 62,740,190 PBFX Common Units outstanding and there were approximately 10 holders of record of PBFX Common Units.
The Merger Agreement restricts the ability of PBFX to declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the PBFX Common Units prior to the consummation of the Merger, other than payment of regular quarterly cash distributions to the PBFX Unitholders at the current per PBFX Common Unit distribution rate of $0.30 per PBFX Common Unit. See “The Merger Agreement—Conduct of Business Prior to Closing.”
Because the Exchange Ratio is fixed (except in the case of the 19.9% Cap Adjustment Mechanism) and because the market price of PBF Energy Common Stock will fluctuate prior to the completion of the Merger, the PBFX Unitholders cannot be sure of the market value of the PBF Energy Common Stock they will receive as Merger Consideration relative to the value of PBFX Common Units they exchange. See “Risk Factors” beginning on page 20.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains certain “forward-looking statements,” as defined under federal securities laws, of expected future developments that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements any entity makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our strategies, objectives, intentions, resources and expectations regarding future industry trends are forward-looking statements except to the extent such statements relate to the operations of a partnership or limited liability company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, the actual results of the applicable entity may differ materially from those that such entity expected. Many of the forward-looking statements included in this proxy statement/prospectus are derived from operating budgets and forecasts, which are based upon many detailed assumptions. While management of PBF Energy and PBFX, as applicable, believes that their assumptions are reasonable, you are cautioned that it is very difficult to predict the impact of known factors, and, of course, it is impossible for management to anticipate all factors that could affect actual results.
All forward-looking information in this proxy statement/prospectus and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that could affect results include:
•	the ability to obtain the requisite approvals from PBFX’s Unitholders relating to the Merger;
•
the risk that PBF Energy or PBFX may be unable to obtain governmental and regulatory approvals required for the Merger or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the Merger;

•	the risk that a condition to closing of the Merger may not be satisfied;
•	the timing to complete the Merger;
•	the risk that cost savings, tax benefits and any other synergies from the Merger may not be fully realized or may take longer to realize than expected;
•	disruption from the Merger may make it more difficult to maintain relationships with customers, employees or suppliers;
•	the possibility that the market price of PBF Energy Common Stock will fluctuate prior to the completion of the Merger causing the value of the Merger Consideration to change;
•	the possibility that PBF Energy and PBFX may be the targets of securities class actions and derivative lawsuits;
•
the risk that certain officers and directors of PBF Energy and PBFX GP have interests in the Merger that are different from, or in addition, to the interests they may have as a PBF Energy Stockholder or a PBFX Unitholder, respectively;

•	the possibility that financial projections by PBF Energy may not prove to be reflective of actual future results;
•	the different rights associated with owning PBF Energy Common Stock rather than PBFX Common Units;
•	the risk that the market value of PBF Energy Common Stock will decline;
•	potential dilution on PBF Energy’s earnings per share of PBF Energy Common Stock; and
•
other business, financial, operational and legal risks and uncertainties detailed from time to time in PBF Energy’s and PBFX’s SEC filings, including, but not limited to those discussed under Part I, Item 1A, “Risk Factors” in PBF Energy’s Annual Report on Form 10-K for the year ended December 31, 2021 and PBFX’s Annual Report on Form 10-K for the year ended December 31, 2021, each of which are incorporated by reference into this proxy statement/prospectus.

You are cautioned that the foregoing list of important factors may not contain all of the material factors that are important to you. In evaluating these factors and our forward-looking statements, you should carefully consider the risks described herein and in the other reports that PBF Energy and PBFX file with the SEC. See the sections entitled “Risk Factors” beginning on page 20 of this proxy statement/prospectus and “Where You Can Find More Information” beginning on page 140 of this proxy statement/prospectus. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this proxy statement/prospectus may not in fact occur. Accordingly, investors should not place undue reliance on those statements.
Forward-looking statements included herein speak only as of the date of this proxy statement/prospectus. Except as required by applicable law, including Rule 13e-3 under the Exchange Act and the securities laws of the United States, there is no intention to update or revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing.

THE PARTIES
PBF Energy Inc.
PBF Energy is a corporation incorporated under the laws of the State of Delaware in November 2011. Shares of PBF Energy Common Stock are listed on the NYSE under the trading symbol “PBF.” PBF Energy is one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. PBF Energy is a holding company whose primary asset is a controlling equity interest in PBF LLC. PBF Energy is the sole managing member, and owner of approximately 99.3% of the outstanding economic interests in PBF LLC as of August 24, 2022.
PBF Energy’s principal executive offices are located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054 and its telephone number is (973) 455-7500.
PBF Energy Company LLC
PBF LLC is a limited liability company formed under the laws of the State of Delaware in May 2010, and is a holding company for the companies that directly and indirectly own and operate the business of PBF Energy. As of August 24, 2022, PBF LLC beneficially owned approximately 47.7% of the issued and outstanding PBFX Common Units and 100% of the limited liability company interests of PBFX GP, which owns the non-economic general partner interest in PBFX. The PBFX Common Units owned by PBF LLC and the non-economic general partner interest will remain outstanding and will be unaffected by the Merger. There will be no change in ownership of the non-economic general partner interest.
PBF LLC’s principal executive offices are located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054 and its telephone number is (973) 455-7500.
PBF Logistics LP and PBF Logistics GP LLC
PBFX is a fee-based, growth-oriented, Delaware master limited partnership formed in February 2013 by subsidiaries of PBF Energy to own or lease, operate, develop and acquire crude oil and refined products, terminals, pipelines, storage facilities and similar logistics assets. PBFX GP is PBFX’s general partner and is wholly owned by PBF LLC. The PBFX Common Units trade on the NYSE under the symbol “PBFX,” and, as of August 24, 2022, PBF LLC held 47.7% of the issued and outstanding PBFX Common Units, with the remaining 52.3% of the PBFX Common Units held by public unitholders. PBF LLC also directly owns 100% of the limited liability company interests of PBFX GP, which owns the non-economic general partner interest in PBFX.
PBFX’s and PBFX GP’s principal executive offices are located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054 and their telephone number is (973) 455-7500.
PBFX Holdings Inc.
PBFX Holdings, a wholly owned subsidiary of PBF LLC, is a Delaware corporation formed on July 25, 2022, for the purpose of effecting the Merger. Upon completion of the Merger, PBFX Holdings will hold a 1% limited partner interest in PBFX. PBFX Holdings has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.
PBFX Holdings’ principal executive offices are located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054 and its telephone number is (973) 455-7500.
Riverlands Merger Sub LLC
Merger Sub, a wholly owned subsidiary of PBF LLC, is a Delaware limited liability company formed on July 25, 2022, for the purpose of effecting the Merger. In connection with the Merger, Merger Sub will merge with and into PBFX, with PBFX surviving as an indirect subsidiary of PBF Energy, owned 99% by PBF LLC and 1% by PBFX Holdings. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.

Merger Sub’s principal executive offices are located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054 and its telephone number is (973) 455-7500.
During the past five years, none of the entities described above have been (i) convicted in a criminal proceeding, or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SPECIAL FACTORS
This section of the document describes the material aspects of the proposed Merger, but may not contain all of the information that is important to you. The following discussion of the Merger is qualified in its entirety by reference to the Merger Agreement between PBF Energy and PBFX. You are urged to carefully read the Merger Agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein.
Overview of Special Factors
The proposed Merger is a “going-private” transaction under SEC rules and the Exchange Act. Accordingly, Rule 13e-3 and related rules under the Exchange Act require that the Parent Entities and PBFX GP make certain disclosures regarding the Merger. This “Special Factors” section contains various information that you should read carefully. For example, the section entitled “—Effects of the Merger” explains the material steps for completing the Merger and results of the Merger, including the surviving entity. The section entitled “—Background of the Merger” explains, among other things, PBF Energy’s purposes for the merger, the alternative methods of achieving such purposes considered by the PBF Energy Board and the general negotiation of the Merger Agreement. The sections entitled “—Recommendations of the Conflicts Committee and the GP Board and their Reasons for the Merger” and “—Position of the Parent Entities as to the Fairness of the Merger” respectively explain why the Conflicts Committee and the GP Board, on the one hand, and the Parent Entities, on the other hand, believe the Merger is fair and reasonable to, and in the best interests of, PBFX Unaffiliated Unitholders. The section entitled “—Opinion of the Financial Advisor to the Conflicts Committee” summarizes the process and methodologies followed by Intrepid in rendering its opinion to the Conflicts Committee. You are encouraged to carefully read this “Special Factors” section and this entire proxy statement/prospectus, along with the documents incorporated herein by reference.
Effects of the Merger
On July 27, 2022, PBF Energy, PBF LLC, PBFX Holdings, Merger Sub, PBFX and PBFX GP entered into the Merger Agreement, pursuant to which PBF Energy will acquire all of the PBFX Public Common Units. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into PBFX, with PBFX surviving as an indirect subsidiary of PBF Energy, owned 99% by PBF LLC and 1% by PBFX Holdings.
As of August 24, 2022, PBF LLC owned 29,953,631 PBFX Common Units, representing approximately 47.7% of the issued and outstanding PBFX Common Units. PBF Energy and its subsidiaries also own 100% of the limited liability company interests of the general partner, which owns the non-economic general partner interest in PBFX. PBF Energy controls PBFX through its indirect ownership of the general partner, and the fact that certain of the executive officers and directors of the general partner are also officers and/or directors of PBF Energy (and/or its subsidiaries).
If the Merger is completed, (i) PBFX will become an indirect subsidiary of PBF Energy, owned 99% by PBF LLC and 1% by PBFX Holdings, (ii) the PBFX Public Unitholders will no longer have an equity interest in PBFX, (iii) the PBFX Common Units will no longer be listed on the NYSE, (iv) PBFX will commence the suspension and termination of the registration of the PBFX Common Units with the SEC, (v) the PBFX Common Units owned by PBF Energy and its subsidiaries immediately prior to the Effective Time will remain outstanding as equity interests in the surviving entity, and (vi) the non-economic general partner interest in PBFX held by the general partner will remain outstanding as a non-economic general partner interest in the surviving entity, and the general partner will continue as the sole general partner of the surviving entity. No party will deliver any Merger Consideration in respect of the non-economic general partner interest held by PBFX GP and there will be no change in the ownership thereof.
PBFX’s net book value (calculated as total assets minus total liabilities) as of June 30, 2022 was approximately $288.4 million, and PBFX’s net income attributable to the partners for the fiscal quarter ended June 30, 2022 was approximately $39.2 million. As of June 30, 2022, PBF LLC owned 29,953,631 PBFX Common Units, representing an effective beneficial ownership by PBF LLC of 47.7% of PBFX’s net book value (approximately $137.6 million), as well as an effective beneficial ownership by PBF LLC attributable to approximately 47.7% of PBFX’s net income attributable to the partners for the fiscal quarter ended June 30, 2022 (approximately $18.7 million). If the Merger is consummated, PBF LLC’s aggregate beneficial interest in

PBFX’s net book value will increase to 100% and net income will increase to 100%. Accordingly, if the Merger is consummated, PBF LLC’s aggregate beneficial interest in PBFX’s net book value will increase to approximately $288.4 million, and net income attributable to the partners will increase to approximately $39.2 million (based on PBFX’s June 30, 2022 financial data). PBF LLC and its affiliates will also be entitled to any future increase in PBFX’s value and all income generated by PBFX’s operations going forward.
Background of the Merger
The PBF Energy Board and PBF Energy management, which is responsible for overseeing PBF Energy’s business, together with the GP Board and PBFX GP management, regularly review and assess operational and strategic opportunities to increase value for PBF Energy’s and PBFX’s respective investors. In connection with these reviews, these boards of directors and management teams, from time to time, evaluated potential transactions that would further their respective strategic objectives and create value for the PBF Energy Stockholders and the PBFX Unitholders, as applicable. These alternatives included potential acquisitions or business combination transactions with third parties, potential acquisitions or business combination transactions involving PBF Energy and PBFX, and potential strategic alternatives regarding PBFX’s business. PBF Energy also considered the external environment for MLPs generally, and for PBFX specifically, including the following:
•	the lack of liquidity in the market for PBFX Common Units,
•	the limited ability of PBFX to access the equity capital markets,
•	the high cost of debt capital for non-investment grade companies such as PBFX,
•	the decreased investor demand for investments in MLPs as compared to traditional corporate equity investments,
•	the impact of the TCJA, which has lowered the U.S. federal corporate income tax rate from 35% to 21% and thereby reduced the tax benefits of the MLP pass-through structure,
•	the volatility in commodity prices, including as a result of the Russia-Ukraine crisis,
•	the impact of the ongoing COVID-19 pandemic, and
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the perceived effects of such market dynamics on the trading prices for shares of PBF Energy Common Stock and the PBFX Common Units. These market trends have led to numerous restructuring transactions involving MLPs, including buy-ins of MLPs by their corporate sponsors, acquisitions of MLPs by third parties, conversions of MLPs to corporations for income tax and state law purposes and simplifications of MLPs in which incentive distribution rights are modified or eliminated to improve the MLP’s cost of capital. These transactions have resulted in a significant reduction in the number of outstanding MLPs.

At the board meeting held following PBF Energy’s Annual Meeting of Stockholders on May 26, 2022, as part of a strategic discussion, the PBF Energy Board and PBF Energy senior management actively discussed potential options with respect to PBF Energy’s investment in PBFX, including the potential buy-in by means of the acquisition by PBF Energy of the PBFX Common Units that it did not already own. At this meeting, the parties discussed PBF Energy management’s desire to delever PBF Energy’s capital structure, the cost burden of the agreements between PBF Energy’s subsidiaries and PBFX, the various challenges in the growth opportunities for PBFX (including with respect to drop-downs by PBF Energy) as a result of PBFX’s limited access to the equity capital markets and its increasing cost of capital, and the continued volatility in commodity prices, and how these and other concerns made a potential transaction with PBFX appealing under certain circumstances.
During June 2022, PBF Energy engaged Hunton Andrews Kurth LLP (“Hunton AK”) as its legal counsel and started discussions with Barclays regarding an engagement to act as PBF Energy’s financial advisor. After engaging Hunton AK, PBF Energy and its advisors met a number of times telephonically in early June to evaluate various alternative structures with respect to PBF Energy’s investment in PBFX, including, among others, a potential take-private transaction as well as continuing with the status quo.
On June 14, 2022, PBF Energy management met telephonically with representatives of Barclays and Hunton AK to discuss the acquisition by PBF Energy of all of the PBFX Public Common Units through a merger transaction in exchange for a combination of cash and shares of PBF Energy Common Stock, at a to-be-determined fixed exchange ratio (the “Proposed Transaction”). At this meeting, the parties discussed PBF

Energy management’s desire to delever the consolidated PBF Energy structure (including by potentially acquiring PBFX), the ongoing difficulties for PBFX and other MLPs accessing the equity capital markets, the increasing cost of capital at PBFX, and how these and other factors make the Proposed Transaction attractive for both PBF Energy and PBFX. PBF Energy management, Hunton AK and Barclays also discussed timelines of other similar MLP take-private transactions and discussed expected regulatory review and other considerations. Based upon these discussions, on June 15, 2022, PBF Energy management prepared a proposal for consideration by the PBF Energy Board seeking authority, via unanimous written consent of the PBF Energy Board, to make a non-binding proposal to the Conflicts Committee. Effective as of June 15, 2022, the PBF Energy Board took action by written consent to, among other items, (i) authorize PBF Energy management to make a non-binding proposal to the Conflicts Committee with respect to the Proposed Transaction, (ii) review, evaluate, investigate, formulate and negotiate the terms of the Proposed Transaction, including evaluating the advisability of the Proposed Transaction in light of, among other factors, strategic alternatives available to PBF Energy, PBF Energy’s long-term strategic plan and whether the terms and conditions of the Proposed Transaction are in the best interests of PBF Energy and the PBF Energy Stockholders, and (iii) have such communications, discussions and negotiations with the GP Board, a special committee of the GP Board formed for purposes of the Proposed Transaction, or other representatives of PBFX and PBFX GP, as applicable, concerning the Proposed Transaction.
On June 15, 2022, members of PBF Energy management met with its tax advisors, including lawyers at Hunton AK, to discuss possible structures of the Proposed Transaction as well as the potential U.S. federal income tax considerations.
On June 16, 2022, Matthew Lucey, the President of PBF Energy, contacted Mr. Roush to inform Mr. Roush that the PBF Energy Board had authorized a proposal to acquire all of the PBFX Public Common Units, and that a letter outlining the terms of that proposal would follow shortly. Thereafter Mr. Roush notified Messrs. Jones and Ziemba of the substance of the conversation with Mr. Lucey, and the Conflicts Committee members had a preliminary discussion regarding the process to evaluate the Proposed Transaction, and regarding the potential engagement of Baker Botts L.L.P. (“Baker Botts”) and Intrepid as potential legal and financial advisors, respectively, for the Conflicts Committee.
On June 17, 2022, the GP Board held a telephonic meeting where PBF management advised that PBF Energy was exploring the Proposed Transaction. At such telephonic meeting the GP Board adopted resolutions confirming the qualification, background and experience of, and appointing to the Conflicts Committee, each of Messrs. Roush, Jones and Ziemba, with Mr. Roush serving as Chairperson, and approved the delegation of the power and authority to the Conflicts Committee to: (i) review and evaluate the terms and conditions of the Proposed Transaction and any other arrangements or agreements related to the Proposed Transaction (“Related Arrangements”), on behalf of the PBFX Unaffiliated Unitholders and PBFX; (ii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the Proposed Transaction and any Related Arrangements; (iii) determine whether the Proposed Transaction and any Related Arrangements are advisable and fair to, and in the best interests of, PBFX and the PBFX Unaffiliated Unitholders; and (iv) determine whether or not to approve the Proposed Transaction and any Related Arrangements, any such approval of the Proposed Transaction and any Related Arrangements to constitute approval of the Proposed Transaction pursuant to Section 7.9 of the PBFX Partnership Agreement.
On June 20, 2022, Mr. Roush contacted a representative of Baker Botts, which had acted as counsel to the Conflicts Committee in connection with prior transactions, to discuss Baker Botts’ potential engagement as legal counsel to the Conflicts Committee in connection with the evaluation of the Proposed Transaction. Based on the Conflicts Committee’s prior experience with Baker Botts and Baker Botts’ experience with public mergers and acquisitions, transactions involving publicly traded partnerships and representations of conflicts committees generally, the Conflicts Committee determined that Baker Botts had the requisite expertise to provide high quality advice to the Conflicts Committee and engaged Baker Botts as legal counsel.
Later on June 20, 2022, Mr. Roush contacted a representative of Intrepid, which had previously acted as financial advisor to the Conflicts Committee in connection with the elimination of PBFX’s incentive distribution rights held by PBF LLC, to discuss Intrepid’s potential engagement as financial advisor to the Conflicts Committee in connection with the evaluation of the Proposed Transaction.
On June 22, 2022, the Conflicts Committee met with Baker Botts to discuss, among other things, preliminary matters in view of the likelihood of a proposal from PBF Energy. Michael Gayda, a current non-management member of the GP Board and a former officer of PBF Energy, sought permission from, and was granted permission by, the members of the Conflicts Committee to participate in the meeting as a resource for the Conflicts Committee. At the start of the meeting, the Conflicts Committee members made it clear that Mr. Gayda would not be involved in any deliberations of the Conflicts Committee, and Mr. Gayda stated that he understood his role in the meeting. During the meeting, the Conflicts Committee members and Baker Botts discussed, among other things, the independence of the members of the Conflicts Committee with respect to the Proposed Transaction, timing, and the contours of the delegation to the Conflicts Committee by the GP Board. In addition, the Conflicts Committee members and Baker Botts addressed engaging a financial advisor, and discussed Intrepid and two other potential candidates as financial advisor, including the relative advantages and disadvantages of each. The Conflicts Committee (without the involvement or participation of Mr. Gayda) determined to retain Intrepid because of the Conflicts Committee’s prior experience with Intrepid, and Intrepid’s experience with public mergers and acquisitions, transactions involving publicly traded partnerships, Intrepid’s familiarity with PBFX’s business, and reputation generally and in buy-in transactions specifically.
On June 23, 2022, the PBF Energy Board met with PBF Energy management and representatives of Barclays and Hunton AK to discuss the status of management’s evaluation work and the desire by PBF Energy management to submit a non-binding offer to PBFX, detailing a proposed structure for the Proposed Transaction pursuant to which PBF LLC, through a newly-formed, wholly owned subsidiary, would acquire all of the outstanding PBFX Public Common Units for consideration comprised of a mix of cash and shares of PBF Energy Common Stock, and such wholly owned subsidiary would subsequently be merged with and into PBFX with PBFX surviving. Following a presentation by PBF Energy management and discussion amongst the members of the PBF Energy Board, the PBF Energy Board adopted resolutions authorizing PBF Energy management, on behalf of PBF Energy and PBF LLC, to communicate, discuss and negotiate the terms of the Proposed Transaction with the Conflicts Committee, with such Proposed Transaction involving PBF LLC or another subsidiary of PBF Energy acquiring all of the PBFX Public Common Units, and to submit a non-binding proposal to the GP Board. The following day, on June 24, 2022, PBF Energy and PBF LLC jointly filed an amendment to the Schedule 13D with the SEC publicly disclosing the resolutions adopted by the PBF Energy Board. The closing share price of PBF Energy Common Stock on the day prior to the filing of the amended Schedule 13D was $30.81, and the closing unit price of PBFX Common Units on that day was $13.35.
On June 28, 2022, the Conflicts Committee met with Intrepid and Baker Botts to discuss (i) observations on recent market price performance of PBFX Common Units and PBF Energy Common Stock and (ii) general organizational matters.
On June 28, 2022, Mr. Lucey, on behalf of PBF Energy, sent a non-binding, preliminary proposal to Mr. Roush, the Chairman of the Conflicts Committee, setting forth the terms of the Proposed Transaction pursuant to which PBF Energy proposed to acquire all of the outstanding PBFX Public Common Units in exchange for (i) $7.82 in cash and (ii) 0.221 of a newly issued share of PBF Energy Common Stock (the “Initial Offer”). The Initial Offer was derived using a 30-day VWAP of approximately $35.42 per share of PBF Energy Common Stock and a 30-day VWAP of approximately $15.64 per PBFX Common Unit, in each case for the period ended June 27, 2022.
Following June 28, 2022, PBF Energy provided financial and other information as requested by Intrepid and Baker Botts.
On June 29, 2022, the Conflicts Committee met with Intrepid and Baker Botts to discuss initial observations regarding the Initial Offer.
On June 30, 2022, members of PBF Energy management, the PBF Energy Board, the Conflicts Committee, Intrepid, Barclays, Hunton AK and Baker Botts held a videoconference call to discuss preliminary matters with respect to the Proposed Transaction, including a summary of the Initial Offer and the strategic rationale by PBF Energy for the Proposed Transaction, including why PBF Energy believed the Proposed Transaction was in the best interests of the PBFX Unitholders. PBF Energy management answered questions from the Conflicts Committee about the proposed timing of the Proposed Transaction as well as questions from Baker Botts about coordination of diligence. Shortly after the videoconference call, Intrepid sent an initial due diligence request list to PBF Energy requesting information on each of PBF Energy and PBFX.
On July 1, 2022, Trecia M. Canty, Senior Vice President, General Counsel and Secretary of PBF Energy delivered an initial draft of the Merger Agreement and a form of Nondisclosure and Confidentiality Agreement to the Conflicts Committee and Baker Botts. The initial draft of the Merger Agreement, among other things: (i) provided for a number of representations and warranties to be made by PBFX regarding operational aspects of PBFX’s business; (ii) contemplated that the affirmative vote of the holders of a majority of the PBFX Common Units voting as a single class at the PBFX unitholder meeting or any adjournment or postponement thereof in favor of the approval of the Merger Agreement is the only vote or approval of the holders of any class or series of PBFX that is necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby; (iii) allowed the Conflicts Committee to make an adverse recommendation change only in response to certain intervening events; (iv) required PBFX to submit the Merger Agreement to a vote at a special meeting even if the Conflicts Committee made an adverse recommendation change; and (v) included a termination fee to be paid by PBFX to PBF Energy under certain circumstances.
On July 6, 2022, PBF Energy entered into a Nondisclosure and Confidentiality Agreement with the Conflicts Committee, for and on behalf of PBFX GP. In addition, Baker Botts and Intrepid acknowledged in writing the existence and contents of the Nondisclosure and Confidentiality Agreement and the instructions regarding confidential information thereunder.
On July 7, 2022, members of management of PBF Energy conducted an in-person management presentation for the legal and financial advisors to the Conflicts Committee to discuss the Proposed Transaction, which was also attended, in person or virtually, by representatives of Intrepid, Barclays, Hunton AK and Baker Botts. In connection with the presentation, PBF Energy provided the Conflicts Committee and its advisors with presentation materials that included an overview of PBF Energy and PBFX as well as current and historical market dynamics. In addition, the materials included a financial model prepared by the PBF Energy team. The financial model included projected financial results for PBF Energy and PBFX for 2022 through 2027. At the meeting, representatives of Intrepid and Baker Botts asked questions, and received answers from PBF Energy management, regarding the Initial Offer, the Proposed Transaction, commercial and market dynamics, and the financial model. In addition, on July 7, 2022 and July 13, 2022, PBF Energy granted Baker Botts and Intrepid, respectively, access to a virtual data room containing due diligence materials with respect to PBF Energy and PBFX.
Throughout July 2022, the Conflicts Committee, Intrepid and Baker Botts met a number of times and continued to conduct legal, financial and other due diligence of PBF Energy and PBFX, and representatives of Intrepid and Baker Botts held discussions with, and submitted written questions to, members of PBF Energy management regarding their due diligence review related to the Initial Offer, PBF Energy and PBFX.
On July 13, 2022, the members of the Conflicts Committee and representatives of Intrepid and Baker Botts held a telephonic meeting to discuss preliminary perspectives on the Initial Offer and due diligence findings based on the information and discussions with PBF Energy and its advisors.
On July 18, 2022, the members of the Conflicts Committee and representatives of Intrepid and Baker Botts held a telephonic meeting to continue to discuss the Initial Offer, additional due diligence findings and decide on a counterproposal. The Conflicts Committee reviewed the terms of the Initial Offer and unanimously determined to deliver a counterproposal to the Initial Offer to: (a) require the Proposed Transaction would be subject to approval by holders of a majority of the PBFX Public Common Units (“Majority of the Unaffiliated Approval”), and (b) increase the Merger Consideration to (i) $9.25 in cash, and (ii) 0.270 of a share of PBF Energy Common Stock, which reflected an increase of 18% to the Cash Consideration offered in the Initial Offer and an increase of 22% to the Stock Consideration offered in the Initial Offer. At the conclusion of the meeting, the Conflicts Committee instructed Intrepid to communicate the terms of the counterproposal to Barclays.
On July 19, 2022, representatives of Intrepid held a telephonic meeting with representatives of Barclays, during which the representatives of Intrepid delivered the Conflicts Committee’s counterproposal, and the parties discussed the underlying business fundamentals and assumptions related to such counterproposal.
On July 20, 2022, members of PBF Energy management, Hunton AK and Barclays held a videoconference meeting to discuss the terms of the counterproposal as well as potential counter offers to the Conflicts Committee’s counterproposal. After discussing the benefits and consideration with respect to the Proposed Transaction and the Conflicts Committee’s counterproposal, the PBF Energy Board ultimately decided to reject the requirement for Majority of the Unaffiliated Approval and accept the increase in Merger Consideration to (i) $9.25 in cash, and (ii) 0.270 of a share of PBF Energy Common Stock.

On July 21, 2022, at the instruction of the PBF Energy Board, Barclays verbally delivered acceptance of the counterproposal to the Conflicts Committee with the understanding that that the Proposed Transaction would not be conditioned upon Majority of the Unaffiliated Approval. Because PBF Energy agreed to the economic terms of the Conflicts Committee’s counterproposal, the Conflicts Committee was inclined to agree to such transaction in principle, subject to (i) the Conflicts Committee receiving a fairness opinion from Intrepid, and (ii) the parties reaching agreement on the terms and conditions of the Merger Agreement and ancillary documents, the next version of which would not include the Majority of the Unaffiliated Approval.
Later on July 20, 2022, Baker Botts delivered a revised draft of the Merger Agreement to Hunton AK. The revised draft of the Merger Agreement, among other things, provided that, (i) PBF Energy and PBF LLC would enter into a Voting and Support Agreement pursuant to which PBF Energy would cause PBF LLC to vote its PBFX Common Units in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, an initial draft of which was included in the same communication, (ii) added the right for PBFX to terminate the Merger Agreement in the event of a PBFX Adverse Recommendation Change, (iii) removed any obligation for PBFX to pay a termination fee to PBF Energy in the event the Merger Agreement was terminated, (iv) reduced the scope of representations and warranties provided by PBFX and expanded the scope of representations and warranties provided by PBF Energy, (v) added that PBFX GP will declare, and cause PBFX to pay, a cash distribution to PBFX Public Unitholders for each completed calendar quarter ending prior to the closing date of the Merger in an amount equal to the current per PBFX Common Unit distribution rate of $0.30 per PBFX Common Unit per calendar quarter, (vi) added that the organizational documents of PBFX and PBFX GP, for a period of six years following the Effective Time, will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of PBFX and PBFX GP than are presently set forth in such organizational documents, and (vii) added the Majority of the Unaffiliated Approval as a closing condition to the Merger.
During July 21, 2022 and July 22, 2022, Hunton AK had multiple discussions and ongoing correspondence with representatives of PBF Energy regarding revised drafts of the Merger Agreement and the Support Agreement.
Later on July 22, 2022, Hunton AK delivered revised drafts of the Merger Agreement and the Support Agreement to Baker Botts and the Conflicts Committee.
The revised draft of the Merger Agreement, among other things, (i) accepted the requirement to execute the Support Agreement, (ii) accepted the ability for PBFX to terminate the Merger Agreement in the event of a PBFX Adverse Recommendation Change but also added a termination fee payable to PBF Energy in the amount of $15 million in the event PBFX terminated the Merger Agreement due to a PBFX Adverse Recommendation Change, (iii) expanded the scope of representations and warranties provided by PBFX and reduced the scope of representations and warranties provided by PBF Energy, (iv) accepted that PBFX GP will declare, and cause PBFX to pay, a cash distribution to PBFX Public Unitholders for each completed calendar quarter ending prior to the closing date of the Merger in an amount equal to the current per PBFX Common Unit distribution rate of $0.30 per PBFX Common Unit per calendar quarter, provided that such distribution rate may be equal to or greater than $0.30 per PBFX Common Unit per calendar rate, if appropriate, and any such distribution will be made in accordance with past practice and will not violate applicable law, the organizational documents of PBF Energy or any contract to which PBFX GP or PBFX is a party, (v) accepted the organizational documents of PBFX and PBFX GP, for a period of six years following the Effective Time, will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of PBFX and PBFX GP than are presently set forth in such organizational documents, (vi) rejected the requirement for the Majority of the Unaffiliated Approval and (vii) revised the outside date from December 31, 2022 to March 31, 2023. The revised draft of the Support Agreement, among other things, added a termination right if a PBFX Adverse Recommendation Change occurs.
On July 19, 2022, Intrepid requested a financial model sensitivity case from PBF Energy. On July 22, 2022, at the instruction of the PBF Energy Board, Barclays provided the requested sensitivity case to Intrepid. The financial model sensitivity case was prepared by the PBF Energy team and included projected financial results for PBF Energy and PBFX for 2022 through 2027. Regional refining margin inputs necessary to complete the financial model sensitivity case were provided to PBF Energy by Intrepid on behalf of the Conflicts Committee.

On July 23, 2022, the Conflicts Committee, together with and Intrepid and Baker Botts, discussed PBF Energy’s latest drafts of the Merger Agreement and the Support Agreement. Following such discussion, representatives of Baker Botts and Hunton AK discussed remaining open items in the Merger Agreement, including regarding the $15 million termination fee payable to PBF Energy in the event PBFX terminated the Merger Agreement due to a PBFX Adverse Recommendation Change.
Also on July 23, 2022, representatives of PBF Energy and Hunton AK discussed open negotiation points in the Merger Agreement. Following such discussion, representatives of Hunton AK corresponded with representatives of Baker Botts to bring resolution to certain of the open negotiation points.
On July 24, 2022, Baker Botts delivered a revised draft of the Merger Agreement, which, among other things, (i) lowered the termination fee payable to PBF Energy in the event PBFX terminated the Merger Agreement due to a PBFX Adverse Recommendation Change from $15 million to $5 million, (ii) generally accepted the scope of the updated representations and warranties for each of PBF Energy and PBFX, and (iii) accepted the revised outside date. Representatives of Baker Botts also communicated to Hunton AK that there was general agreement on the revised draft of the Support Agreement.
On July 26, 2022 and July 27, 2022, representatives of PBF Energy, Hunton AK and Baker Botts exchanged numerous emails and representatives of Hunton AK and Baker Botts held numerous telephone calls to negotiate and finalize the terms and conditions of the Merger Agreement and the Support Agreement.
At a special meeting of the PBF Energy Board held the morning of July 26, 2022, the PBF Energy Board, among other things, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Stock Issuance, are in the best interests of PBF Energy and the PBF Energy Stockholders, (ii) authorized the execution, delivery and performance by the Parent Entities of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Stock Issuance, and (iii) approved the Support Agreement and authorized the execution, delivery and performance by PBF Energy and PBF LLC of the Support Agreement and the transactions contemplated thereby.
In the early afternoon of July 26, 2022, the Conflicts Committee held a video conference meeting with representatives of Intrepid and Baker Botts. Mr. Gayda participated at the start of the meeting to hear, and ask questions regarding, the financial analysis of Intrepid, and left the meeting thereafter without being part of the Conflicts Committee’s deliberations. After the presentation of Intrepid’s financial analysis, representatives of Baker Botts, among other things, (i) addressed the standards of independence for members of the Conflicts Committee and each of the members of the Conflicts Committee reaffirmed his compliance with those standards, (ii) reviewed the standard of conduct binding on the Conflicts Committee and its members, (iii) summarized for the Conflicts Committee the terms and conditions of the Merger Agreement and Support Agreement, (iv) reviewed the process undertaken by the Conflicts Committee, including the number of Conflicts Committee meetings in connection with the Proposed Transaction, and (v) reviewed factors considered by the Conflicts Committee in considering the Proposed Transaction. Representatives of Intrepid then, at the request of the Conflicts Committee, rendered an oral opinion to the Conflicts Committee, which was subsequently confirmed by delivery of a written opinion dated July 26, 2022, to the effect that, as of the date of its opinion, and based upon the assumptions made, matters considered, procedures followed, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration to be received by the PBFX Unaffiliated Unitholders pursuant to the Merger Agreement was fair, from a financial point of view, to the PBFX Unaffiliated Unitholders. At this meeting, the Conflicts Committee in good faith, unanimously resolved (i) that the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, on the terms and conditions set forth in the Merger Agreement and the Support Agreement, are fair and reasonable to, and in the best interests of, the PBFX Unaffiliated Unitholders and, assuming PBF Energy approves the Merger, PBFX, (ii) to approve the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and the Support Agreement, (iii) to recommend that the GP Board approve (x) the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger upon the terms and conditions set forth in the Merger Agreement and the Support Agreement, and (y) the execution, delivery and performance of the Merger Agreement and the Support Agreement and the transactions contemplated thereby, and (iv) to recommend to the GP Board that the GP Board (x) resolve to direct that the Merger Agreement be submitted to a vote of the PBFX Unitholders, and (y) recommend approval of the transactions contemplated by the Merger Agreement, including the Merger, by the PBFX Unitholders.

In the morning of July 27, 2022, Hunton AK sent a revised draft of the Merger Agreement to Baker Botts. The revised Merger Agreement, among other things, accepted the $5 million termination fee as proposed in Baker Botts’ draft.
Also on July 27, 2022, the GP Board held a telephonic meeting with representatives of PBFX GP management, Hunton AK, Intrepid and Baker Botts during which the GP Board asked numerous questions regarding the analysis and negotiation of the Merger Agreement and the Merger Consideration. Following such discussion and acting upon the recommendation of the Conflicts Committee, the GP Board unanimously (i) approved the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, and the execution, delivery and performance of the Merger Agreement and the Support Agreement, (ii) approved the submission of the Merger Agreement and the transactions contemplated thereby, including the Merger, to a vote of the PBFX Unitholders, and (iii) determined to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the PBFX Unitholders.
In the evening of July 27, 2022, following the meeting of the GP Board, Hunton AK prepared final versions of the Merger Agreement and Support Agreement, as well as PBFX’s and PBF Energy’s respective disclosure schedules to the Merger Agreement. Later that evening the parties executed the Merger Agreement and Support Agreement. Hunton AK and Baker Botts then exchanged executed final versions of the Merger Agreement and Support Agreement and ancillary documents thereto.
Before the opening of the NYSE on July 28, 2022, PBFX and PBF Energy issued a joint press release announcing the execution of the Merger Agreement. PBFX and PBF Energy each then filed with the SEC a copy of the Merger Agreement, the Support Agreement and joint press release as exhibits to a Current Report on Form 8-K. PBF Energy and PBF LLC also filed an amended Schedule 13D disclosing the execution of the Merger Agreement.
Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties
The approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by a majority of the members of the Conflicts Committee constitutes “Special Approval” under the PBFX Partnership Agreement. Under Section 7.9 of the PBFX Partnership Agreement, whenever a potential conflict of interest exists or arises between the general partner or any of its affiliates, on the one hand, and PBFX, any subsidiary of PBFX, any partner of PBFX, any other person who acquires an interest in a partnership interest or any other person who is bound by the PBFX Partnership Agreement on the other hand, any resolution or course of action by the general partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all of the partners of PBFX and will not constitute a breach of the PBFX Partnership Agreement, any Group Member Agreement (as defined in the PBFX Partnership Agreement), or any agreement contemplated therein or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is approved by Special Approval.
Under Section 7.10(b) of the PBFX Partnership Agreement, any action taken or omitted to be taken by the general partner in reliance upon the advice or opinion of an investment banker, among others, as to matters reasonably believed to be in such person’s professional or expert competence shall be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such advice or opinion.
Position of the Parent Entities as to the Fairness of the Merger
Under the rules governing “going private” transactions, including Rule 13e-3 under the Exchange Act, each of the Parent Entities is deemed to be engaged in a “going private” transaction with respect to PBFX and the Merger and, therefore, is required to express its belief as to the fairness of the Merger to the PBFX Unaffiliated Unitholders pursuant to Rule 13e-3 under the Exchange Act and the related rules under the Exchange Act. Each of the Parent Entities is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the Parent Entities as to the fairness of the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 will be filed with the SEC at the same time as this proxy statement/prospectus) should not be construed as a recommendation to any PBFX Unaffiliated Unitholder as to how such PBFX Unaffiliated Unitholder should vote on the Merger Proposal.
None of the Parent Entities participated in the deliberations of the Conflicts Committee regarding, or received advice from the Conflicts Committee’s legal or financial advisors as to, the fairness of the Merger. None of the Parent Entities has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the PBFX Unaffiliated Unitholders. The Parent Entities believe that the interests of the PBFX Unaffiliated Unitholders were represented by the Conflicts Committee, which negotiated the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, with the assistance of independent legal and financial advisors.
However, based on (i) the requirement that the Merger Agreement and the transactions contemplated thereby, including the Merger, receive the PBFX Unitholder approval, (ii) the review and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Audit Committee of the PBF Energy Board as a related party transaction, (iii) the review and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Conflicts Committee, (iv) the Parent Entities’ knowledge and analysis of available information relating to PBFX and PBFX GP, (v) the factors considered by, and findings of, the Conflicts Committee and the GP Board discussed in the section entitled “—Recommendations of the Conflicts Committee and the GP Board and their Reasons for the Merger,” beginning on page 46, which factors and findings, as set forth in this prospectus/proxy statement, the Parent Entities adopt, and (vi) the factors set forth below in the section entitled “—The Parent Entities’ Reasons for the Merger,” which are considered material and not listed in any relative order of importance, solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act, the Parent Entities believe that the Merger is both substantively and procedurally fair to the PBFX Unaffiliated Unitholders.
The foregoing discussion of the information and factors considered and given weight by PBF Energy, acting on its own behalf and on behalf of PBF LLC, PBFX Holdings and Merger Sub, is not intended to be exhaustive, but includes the factors considered by the Parent Entities that each believes to be material to the fairness determination regarding the fairness of the Merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The Parent Entities did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, PBF Energy, acting on its own behalf and on behalf of PBF LLC, PBFX Holdings and Merger Sub, made its fairness determination after considering all of the factors as a whole. PBF Energy did not consider, and did not provide for consideration of the PBF Energy Board, the net book value of PBFX, which is an accounting concept, for purposes of making its recommendation, because, net book value is indicative of neither PBFX’s market value nor its value as a going concern, but rather is an indicator of historical costs. PBF Energy management did not consider, and did not provide for consideration of the PBF Energy Board, the liquidation value of PBFX because PBFX was viewed to be a viable, going concern and therefore liquidation value was not a relevant methodology.
The Parent Entities did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, the management of PBF Energy, acting on its own behalf and on behalf of PBF LLC, PBFX Holdings and Merger Sub, made its fairness determination after considering all of the factors as a whole. Management of PBF Energy did not consider, and did not provide for consideration of the PBF Energy Board, the net book value of PBFX, which is an accounting concept, for purposes of making its recommendation, because, net book value is indicative of neither PBFX’s market value nor its value as a going concern, but rather is an indicator of historical costs. PBF Energy management did not consider, and did not provide for consideration of the PBF Energy Board, the liquidation value of PBFX because PBFX was viewed to be a viable, going concern and therefore liquidation value was not a relevant methodology.
The Parent Entities’ Reasons for the Merger
Under the SEC rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, each of the Parent Entities is deemed to be engaged in a “going-private” transaction with respect to PBFX and the Merger and, therefore, is required to express its purposes and reasons of the Merger to the PBFX Unaffiliated Unitholders. The Parent Entities are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
At a meeting of the PBF Energy Board held on July 26, 2022, the PBF Energy Board, among other things, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Stock Issuance, are in the best interests of PBF Energy and the PBF Energy Stockholders, (ii) authorized the execution, delivery and performance by the Parent Entities of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Stock Issuance, and (iii) approved the Support Agreement and authorized the execution, delivery and performance by PBF Energy and PBF LLC of the Support Agreement and the transactions contemplated thereby, including the Merger.
PBF Energy, on behalf of itself and the other Parent Entities, considered the following factors as generally favorable with respect to the Merger and the transactions related thereto, including the Stock Issuance:
•	the lack of liquidity in the market for PBFX Common Units,
•	the limited ability of PBFX to access the equity capital markets,
•	the high cost of debt capital for non-investment grade companies such PBFX,
•	the decreased investor demand for investments MLPs as compared to traditional corporate equity investments,
•	the impact of the TCJA, which lowered the U.S. federal corporate income tax rate from 35% to 21% and thereby reduced the tax benefits of the MLP pass-through structure,
•	the volatility in commodity prices, including as a result of the Russia-Ukraine crisis,
•	the impact of the ongoing COVID-19 pandemic, and
•	the perceived effects of such market dynamics on the trading prices for shares of PBF Energy Common Stock and PBFX Common Units.
PBF Energy, on behalf of itself and each of the other Parent Entities, viewed the following factors as generally negative or unfavorable in making a determination with respect to the Merger and the transactions related thereto, including the Stock Issuance:
•	the risk that the potential financial and operational benefits expected from the Merger might not be fully realized,
•	the risk that the Merger Consideration may reflect a premium to the current PBFX Common Unit price,
•
the risk that PBF Energy may be obligated to consummate the Merger even if there are material negative developments or events at PBFX during the interim period between the execution of the Merger Agreement and the Effective Time,

•
the risk of PBF Energy Common Stock share price volatility generated by investor turnover if PBFX Public Unitholders sell shares of PBF Energy Common Stock received as Stock Consideration following the closing of the Merger,

•	the loss of strategic optionality provided by having a publicly traded partnership as a standalone entity,
•
the attention of management and employees may be distracted during the interim period between the execution of the Merger Agreement and the Effective Time, which may negatively affect PBF Energy’s and PBFX’s businesses,

•	litigation may be commenced in connection with the Merger, and that litigation may increase costs and result in a diversion of management focus, and
•
the risk that the Merger might not be completed in a timely manner or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, and that a failure to complete the Merger could negatively affect the trading price of shares of PBF Energy Common Stock.

After taking into account all of the factors set forth above, as well as others, PBF Energy, on behalf of itself and each of the other Parent Entities, concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations.
The foregoing discussion is not intended to be exhaustive, but it is intended to address the material information and principal factors considered by PBF Energy in considering the Merger. In view of the number and variety of factors and the amount of information considered, PBF Energy did not find it practicable to, and did not make specific assessments of, quantify or assign relative weights to, the specific factors considered in reaching its determination. In addition, PBF Energy did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. PBF Energy made its recommendation based on the totality of the information presented to, and the investigation conducted by, the PBF Energy Board and PBF Energy management.
The PBF Energy Board is not aware of any firm offer for a merger or asset sale of PBFX or a purchase of the PBFX’s securities that would enable the holder to exercise control of the subject company having been made during the past two years.
It should be noted that the above explanation of the reasoning of the PBF Energy Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Primary Benefits and Detriments of the Merger
Benefits and Detriments to PBFX Unaffiliated Unitholders
The primary benefits of the Merger to PBFX Unaffiliated Unitholders, include the following:
•
the receipt by such PBFX Unaffiliated Unitholders of Merger Consideration valued at $19.40 per PBFX Common Unit, without interest, based on the closing price of PBF Energy Common Stock as of August 24, 2022, representing a 45.3% premium to the closing price of the PBFX Common Units on June 23, 2022, the day prior to the day the non-binding take-private proposal was disclosed on Schedule 13D/A; and

•
the avoidance of all downside risk associated with continued ownership of PBFX Common Units, including any possible decrease in the future revenues and free cash flow, growth or value of PBFX following the Merger.

The primary detriments of the Merger to PBFX Unaffiliated Unitholders, include:
•
for a significant portion of its trading history, the PBFX Common Units traded at prices higher than the total value of the Merger Consideration to be received by PBFX Public Unitholders in the Merger;

•
such PBFX Unaffiliated Unitholders will cease to have an interest in PBFX, and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of PBFX or payment of distributions on PBFX Common Units, if any; and

•	the receipt of Merger Consideration in exchange for PBFX Public Common Units pursuant to the Merger should be a taxable transaction to PBFX Public Unitholders.
Benefits and Detriments to PBFX and PBF Energy
The primary benefits of the Merger to PBFX and PBF Energy include the following:
•
if PBFX successfully executes its business strategy, the value of PBF Energy’s equity investment could increase because of possible increases in future revenues and cash flow, increases in the underlying value of PBFX or the payment of distributions, if any, that would accrue to PBF Energy;

•
PBFX will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded partnership, PBFX currently faces PBFX Unitholder and investment analyst pressure to make decisions that may produce better short-term results, but which may not over the long-term lead to a maximization of their equity value;

•	PBFX will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations; and
•
PBF Energy is expected to become a beneficiary of the savings associated with the streamlining of general and administrative expenses and the elimination of costs associated with the PBFX Common Units not being publicly traded.

The primary detriments of the merger to PBFX and PBF Energy include the following:
•
the Merger is being undertaken during a time of volatile commodity prices, and all of the risk of any possible decrease in the revenues and cash flow, growth or value of PBFX following the Merger will be borne by PBF Energy;

•	there will be no trading market of the PBFX Common Units following the Merger, as the surviving entity will be wholly owned by PBF Energy; and
•	the risk that potential benefits sought in the Merger may not be achieved.
Financial Advisor Discussion Materials Provided to PBF Energy
PBF Energy retained Barclays Capital, Inc. (“Barclays”) to act as its financial advisor in connection with evaluating the Merger. Barclays provided, at PBF Energy’s request, certain discussion materials to PBF Energy, dated July 20, 2022 and July 26, 2022, respectively (the “Barclays Discussion Materials”).
The Barclays Discussion Materials are included as an exhibit to the Schedule 13E-3 relating to the Merger and are incorporated herein by reference in their entirety. The description of the Barclays Discussion Materials set forth below is qualified in its entirety by reference to the full text of such materials. You are urged to read the Barclays Discussion Materials carefully and in their entirety. The Barclays Discussion Materials were provided for the information and benefit of PBF Energy in connection with its evaluation of the Merger. Barclays was not requested to, and it did not, provide to PBF Energy or any other person any (i) opinion (whether as to the fairness of any consideration, including, without limitation, the Merger Consideration, or otherwise), (ii) valuation of PBFX for the purpose of assessing the fairness of the Merger Consideration to any person, or (iii) recommendation as to how to vote or act on any matters relating to the proposed Merger or otherwise. The Barclays Discussion Materials were provided for the use and benefit of PBF Energy in its consideration of the Merger and did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to PBF Energy or PBFX, nor did they address the underlying business decision by PBF Energy or PBFX to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. The Barclays Discussion Materials were informational and were based on financial forecasts and other information and data available to Barclays as of the date such materials were prepared rather than as of the date of the execution of the Merger Agreement. Because Barclays was not requested to, and did not, deliver a fairness opinion in connection with the Merger, it did not follow and was not required to follow all of the procedures in preparing the Barclays Discussion Materials that it would ordinarily follow in connection with delivering an opinion. The Barclays Discussion Materials should not be construed as creating any fiduciary duty on Barclays’s part to PBF Energy or any other person and such materials are not intended to be, and do not constitute, a recommendation to PBF Energy or any other person in respect of the Merger, including as to how any PBFX Unitholder should act or vote in respect of the Merger Proposal.
In preparing the Barclays Discussion Materials, Barclays assumed and relied upon the accuracy and completeness of the financial and other information (including but not limited to with respect to the business, operations and prospects of PBFX furnished to Barclays by PBF Energy, including financial projections of PBFX prepared by the management of PBFX GP) used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the management of PBF Energy that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts relating to PBFX prepared and furnished to Barclays by management of PBF Energy, upon the advice of PBF Energy, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of management of PBFX GP as to the future financial performance of PBFX and that PBFX will perform substantially in accordance with such projections. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. Barclays assumed no responsibility for updating or revising the Barclays Discussion Materials on events or circumstances that may have occurred after each date thereof.
In connection with preparing the Barclays Discussion Materials, Barclays reviewed (i) a comparison of the historical financial results and present financial condition of the PBFX and PBF Energy with those of other companies that Barclays deemed relevant, (ii) a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant, and (iii) published estimates of independent research analysts with respect to the future financial performance and price targets of the PBF Energy and PBFX. In addition, Barclays had discussions with the management of PBF Energy and PBFX GP concerning their respective business operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Barclays deemed appropriate.
For purposes of its analysis and preparing the Barclays Discussion Materials, Barclays further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition.
Barclays did not conduct a physical inspection of the properties or facilities of PBFX or PBF Energy, and Barclays did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of PBFX or PBF Energy, nor was Barclays furnished with any such valuations or appraisals, nor did Barclays evaluate the solvency or fair value of PBFX or PBF Energy under any state or federal laws relating to bankruptcy, insolvency or similar matters. The Barclays Discussion Materials were necessarily based upon information made available to Barclays as of the date of such materials and financial, economic, market and other conditions as they existed and as could be evaluated on the date of such materials. It is understood that subsequent developments may affect the Barclays Discussion Materials and that Barclays does not have any obligation to update, revise or reaffirm such materials.
Barclays was not asked to pass upon and expressed no opinion with respect to any matter. Barclays did not express any view on, and the Barclays Discussion Materials did not address, the fairness of the proposed transaction to, or any consideration (including the Merger Consideration) received in connection therewith by, the holders of any class of securities, creditors or other constituencies of PBFX, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of PBFX, or any class of such persons, whether relative to the Merger Consideration or otherwise. Barclays was not asked to pass upon, did not express any view on, and the Barclays Discussion Materials did not address, any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement.
Barclays did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to PBF Energy or PBFX, nor did it address the underlying business decision of PBF Energy or PBFX to engage in the Merger. Barclays was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the PBFX Common Units or any business combination or other extraordinary transaction involving PBF Energy or PBFX. Barclays did not make, and the Barclays Discussion Materials did not constitute, a recommendation to PBF Energy or to any other persons in respect of the Merger, including as to how any PBFX Unitholder should vote or act in respect of the Merger. Barclays did not express any opinion as to the price at which the PBFX Common Units would trade at any time. Barclays was not requested to, and did not, provide any tax advice or express any opinion as to any tax or other consequences that might result from the Merger, nor did Barclays address any legal, tax, regulatory or accounting matters, as to which Barclays understood PBF Energy had obtained such advice as it deemed necessary from other qualified professionals.
Summary of Barclays Discussion Materials
The following description of the Barclays Discussion Materials is qualified in its entirety by reference to the relevant Barclays Discussion Materials included as an exhibit to the Schedule 13E-3 related to the Merger, which is incorporated herein by reference. Such description does not purport to be complete, nor does it represent relative importance or weight given to those analyses by Barclays.
Barclays made a written presentation to PBF Energy management on July 20, 2022 relating to the counteroffer received from the Conflicts Committee. The July 20, 2022 presentation referenced, for informational purposes, an analysis of the counteroffer received from the Conflicts Committee, including implied premium or discount, exchange ratio and total merger consideration, in each case based on the closing prices of PBF Energy Common Stock and PBFX Common Units on June 23, 2022, the trading day prior to the date on which PBF Energy and PBF LLC jointly filed an amended Schedule 13D indicating that steps had been taken steps to pursue a potential acquisition of the PBFX Public Common Units, and July 19, 2022, including additional analysis based on 5-day volume-weighted average price (“VWAP”) or 30-day VWAP.
Barclays made a written presentation to PBF Energy dated July 26, 2022 that (i) compared the financial forecasts of the management of PBFX GP to published estimates of independent research analysts with respect to the future financial performance of PBF Energy and PBFX, (ii) compared the relative trading performance of PBF Energy and PBFX for the two year period from July 21, 2020 to July 21, 2022, (iii) compared the relative exchange ratio of PBFX to PBF Energy over a five year period from July 21, 2017 to July 21, 2022 and provided the premium implied by the Merger Consideration to the historical exchange ratios and historical trading prices, (iv) compared PBFX’s relative valuation to five comparable companies based on (a) enterprise value to EBITDA, (b) debt to EBITDA, and (c) unlevered free cash flow yield, in each cash based on financial forecasts for 2022 and 2023, (v) compared PBFX’s distribution yield for the first quarter of 2022 to the same five comparable companies, and (vi) compared transaction multiples and premiums paid in select MLP transactions with the premiums and transaction multiples implied by the Merger Consideration. Except as otherwise noted, the quantitative information included in the July 26, 2022 presentation, to the extent that it is based on market data, is based on market data that existed July 21, 2022, and is not necessarily indicative of current market conditions
A copy of the Barclays Discussion Materials has been attached as an exhibit to the Schedule 13E-3 related to the Merger.
General
Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in financial advisory services in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. PBF Energy selected Barclays because of its qualifications, reputation and experience in mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.
PBF Energy engaged Barclays to act as its financial advisor in connection with the proposed transaction pursuant to an engagement letter dated as of July 21, 2022, by and between Barclays and PBF Energy. Accordingly, as compensation for Barclays’ services in connection with the proposed transaction, PBF Energy will pay Barclays a fee of up to $5,000,000 upon completion of the proposed transaction. In addition, PBF Energy has agreed to reimburse Barclays for its reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement.
Barclays has performed various investment banking and financial services for PBF Energy, PBFX, and their respective affiliates in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years, Barclays and its affiliates have performed, or currently are performing, certain investment banking and financial services specifically for PBF Energy and have received customary fees for rendering such services.
During the past two years, the aggregate fees received by Barclays that were attributed to PBF Energy and its affiliates, according to Barclays’ systems and processes, were less than $1,000,000 in investment banking fees. Barclays did not receive investment banking fees from PBFX during this period. In the future, Barclays and its affiliates may provide additional investment banking and financial services to PBF Energy and its affiliates and may receive customary fees for rendering such services.
Recommendations of the Conflicts Committee and the GP Board and their Reasons for the Merger
The Conflicts Committee consists of three independent directors: David Roush, Bruce A. Jones and Lawrence Ziemba. In resolutions approved by the GP Board on June 17, 2022, the GP Board authorized the Conflicts Committee to, among other things, (i) review and evaluate the terms and conditions of the Proposed Transaction and any other arrangements or agreements related to the Proposed Transaction (the “Related Arrangements”), on behalf of the PBFX Unaffiliated Unitholders and PBFX; (ii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the Proposed Transaction and any Related Arrangements; (iii) determine whether the Proposed Transaction and any Related Arrangements are advisable and fair to, and in the best interests of, PBFX and the PBFX Unaffiliated Unitholders, and (iv) determine whether or not to approve the Proposed Transaction and any Related Arrangements, any such approval of the Proposed Transaction and any Related Arrangements to constitute approval of the Proposed Transaction pursuant to Section 7.9 of the PBFX Partnership Agreement.
The Conflicts Committee retained Baker Botts as its legal counsel and Intrepid as its financial advisor in connection with its evaluation of the proposed Merger. The Conflicts Committee, among other things, conducted a review and evaluation of PBF Energy’s proposal and conducted negotiations with PBF Energy and its representatives with respect to the Merger, the Merger Agreement and the Support Agreement.
On July 27, 2022, the Conflicts Committee unanimously resolved: (i) that the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, on the terms and conditions set forth in the Merger Agreement and the Support Agreement, are fair and reasonable to, and in the best interests of, the PBFX Unaffiliated Unitholders and, assuming PBF Energy approved the Merger, PBFX, (ii) to approve the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and the Support Agreement, (iii) to recommend that the GP Board approve (x) the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and the Support Agreement, and (y) the execution, delivery and performance of the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, and (iv) to recommend to the GP Board that the GP Board (x) resolve to direct that the Merger Agreement be submitted to a vote of the PBFX Unitholders, and (y) recommend approval of the transactions contemplated by the Merger Agreement, including the Merger, by the PBFX Unitholders. The Conflicts Committee’s approval constitutes “Special Approval,” as such term is defined by the PBFX Partnership Agreement.
Later on July 27, 2022, the GP Board (acting based, in part, upon the recommendation of the Conflicts Committee) unanimously: (i) approved the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, and the execution, delivery and performance of the Merger Agreement and the Support Agreement, (ii) approved the submission of the Merger Agreement and the transactions contemplated thereby, including the Merger, to a vote of the PBFX Unitholders, and (iii) determined to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the PBFX Unitholders.
PBFX GP, the Conflicts Committee and the GP Board have not, including, without limitation, in making the determinations and approvals set forth above, assumed any obligations to PBFX or its limited partners (whether fiduciary, contractual, implied or otherwise) other than those obligations that may exist pursuant to the PBFX Partnership Agreement. Under the PBFX Partnership Agreement, whenever PBFX GP, the GP Board or any committee of the GP Board (including the Conflicts Committee) makes a determination or takes or declines to take any other action in its capacity as the general partner of PBFX then, unless another express standard is provided for in the PBFX Partnership Agreement, PBFX GP, PBFX GP, the GP Board or such committee must make such determination or take or decline to take such other action in good faith and is not subject to any higher standard under the PBFX Partnership Agreement or under applicable law. A determination, other action or failure to act by PBFX GP, the GP Board or any committee thereof (including the Conflicts Committee) will be deemed to be in good faith unless PBFX GP, the GP Board or any committee thereof (including the Conflicts Committee) believed such determination, other action or failure to act was adverse to the interests of PBFX. Nothing in this proxy statement/prospectus or the actions or determinations of PBFX GP, the GP Board or the Conflicts Committee described in this proxy statement/prospectus should be read to mean that PBFX GP, the GP Board or the Conflicts Committee assumed any obligations to PBFX or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist pursuant to the PBFX Partnership Agreement. You are urged to read the full text of the PBFX Partnership Agreement, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140.
The Conflicts Committee consulted with its legal and financial advisors and considered various factors in making its determination and approvals with respect to the Merger, the Merger Agreement and the Support Agreement, and the related recommendation to the GP Board. The Conflicts Committee viewed the following factors as generally positive or favorable in arriving at its determination, approvals and recommendation:
•	The Merger Consideration, consisting of the Cash Consideration of $9.25 in cash and an Exchange Ratio of 0.270 shares of PBF Energy Common Stock for each outstanding PBFX Public Common Unit,

which represents an implied premium of approximately 14.5% to the 30-day VWAP of PBFX Common Units for the thirty-trading day period ending on July 26, 2022, the trading day prior to the date on which the Conflicts Committee made its determinations regarding the Merger, based on, for purposes of calculating the market value of the Stock Consideration, the 30-day VWAP of PBF Energy Common Stock for the same thirty-trading day period.
•
The Merger Consideration, which represents an implied premium of approximately 32.5% to the closing price of PBFX Common Units on June 23, 2022, the trading day prior to the date on which PBF Energy and PBF LLC jointly filed an amended Schedule 13D indicating that steps had been taken to pursue a potential acquisition of PBFX Public Common Units, based on, for purposes of calculating the market value of the Stock Consideration, the 30-day VWAP of PBF Energy Common Stock for the thirty-trading day period ending on July 26, 2022, the trading day prior to the date on which the Conflicts Committee made its determinations regarding the Merger.

•
A considerable portion of the Merger Consideration is payable in cash and thus provides a measure of immediate liquidity and certainty of value to PBFX Unaffiliated Unitholders, while the balance is payable in PBF Energy Common Stock, which affords PBFX Unaffiliated Unitholders the opportunity to participate in the combined company’s future earnings and growth and the future appreciation in the value of the PBF Energy Common Stock.

•	PBF Energy’s status as a corporation following the Merger provides a number of potential benefits relative to PBFX’s MLP structure, including that:
○
corporations generally attract a broader investor base as compared to MLPs because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations;

○
PBFX Unaffiliated Unitholders will have enhanced voting and other rights as stockholders of a corporation as compared to unitholders of an MLP controlled by a general partner, including as more fully described in the section titled “Comparison of the Rights of the PBF Energy Stockholders and PBFX Unitholders;” and

○
PBF Energy Common Stock is expected to have greater trading liquidity than PBFX Public Common Units given the larger average daily trading volume of PBF Energy Common Stock resulting from its broader investor base and larger public float. For example, the average daily trading volume for PBFX Common Units on the NYSE for the thirty-trading day period ending on July 26, 2022 was approximately $3.5 million, and the average daily trading volume for PBF Energy Common Stock on the NYSE for the thirty-trading day period ending on July 26, 2022 was approximately $102.9 million.

•
The Merger is expected to improve the combined company’s operational and financial flexibility by allowing it to retain a higher proportion of internally generated cash flow and potentially lower the combined company’s cost of capital, thereby allowing it to reduce its debt financing requirements, fund its maintenance capital requirements and improve its ability to pursue strategic transactions and growth opportunities.

•
The Merger provides PBFX Unaffiliated Unitholders with equity ownership in PBF Energy, an entity expected to have better access to equity capital markets to fund growth projects, in part because of its status as a corporation, as discussed above.

•
In receiving the Merger Consideration, PBFX Unaffiliated Unitholders will avoid exposure to the risk that the renegotiation of PBFX’s Torrance Valley Pipeline, Delaware City Rail, and other commercial contracts with PBF Energy could have an adverse impact on PBFX’s financial condition, results of operations, cash flows and ability to make distributions to PBFX Unaffiliated Unitholders, and will have reduced exposure to the concentration of risk associated with PBFX’s largest financial assets, including PBFX’s Torrance Valley Pipeline and Delaware City Rail unloading facility.

•	The Merger will reduce the risk of PBFX’s inability to grow through third-party acquisitions and to develop third-party revenues at scale.

•
PBFX’s quarterly distribution was reduced from $0.52 to $0.30 per PBFX Common Unit in the second quarter of 2020 and has remained at $0.30 per PBFX Common Unit through the second quarter of 2022, and the Conflicts Committee believes that the quarterly distribution is unlikely to increase for the foreseeable future.

•
The financial presentation and opinion, dated July 26, 2022, of Intrepid to the Conflicts Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration provided for pursuant to the Merger Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below in the section entitled “Opinion of the Financial Advisor to the Conflicts Committee.”

•
The Conflicts Committee’s belief that the Merger Consideration represented the greatest amount of consideration that PBF Energy was willing to agree to pay at the time of the Conflicts Committee’s determination and approval.

•	The Merger will simplify PBF Energy’s and PBFX’s structure and eliminate potential conflicts of interest between PBF Energy and PBFX.
•
The Merger is expected to create synergies in the form of cost savings and other efficiencies as a result of maintaining one public company rather than two, including potential cost savings estimated at approximately $9.4 million per year to result from the Merger.

•
The Exchange Ratio is fixed and therefore the implied value of the Merger Consideration payable to PBFX Unaffiliated Unitholders will increase in the event that the market price of PBF Energy Common Stock increases prior to the closing of the Merger.

•	The terms of the Merger Agreement, principally:
○
the pre-closing covenants applicable to PBF Energy providing protection to PBFX Unaffiliated Unitholders by restricting PBF Energy’s ability to take certain actions, including amending the PBF Energy Organizational Documents, prior to the closing of the Merger that could reduce the value of the Merger Consideration;

○	the provisions requiring the consent of the Conflicts Committee to any amendment of or granting of a consent or waiver under the Merger Agreement;
○	the provisions allowing for the termination of the Merger Agreement under certain circumstances (as described under “The Merger Agreement—Termination of the Merger Agreement”); and
○	that the consummation of the Merger is not conditioned on financing.
•	The lack of significant regulatory hurdles to consummation of the Merger increase the probability that the Merger will be completed.
•
The probability that PBFX and PBF Energy will be able to consummate the Merger is increased by the Support Agreement, pursuant to which PBF Energy agrees to cause PBF LLC, in its capacity as a limited partner of PBFX, to vote all PBFX Common Units it beneficially owns, representing approximately 47.7% of the issued and outstanding PBFX Common Units as of the Record Date, in favor of the Merger Agreement and the Merger at the PBFX Special Meeting.

•	The Conflict Committee’s belief that potential alternative transactions with third parties were not achievable given PBF Energy’s control of PBFX GP.
•
In addition, the Conflicts Committee considered a number of other factors relating to procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the Merger:

○	in connection with its consideration of the Merger, the Conflicts Committee selected and retained its own legal and financial advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, PBF Energy’s and PBFX’s industry generally, and PBF Energy and PBFX particularly, as well as substantial experience advising publicly traded MLPs and other companies with respect to transactions similar to the Merger;
○
the terms and conditions of the Merger were determined through arm’s-length negotiations between the Conflicts Committee and the PBF Energy Board and management and their respective representatives and advisors;

○	the Conflicts Committee had no obligation to approve or recommend any transaction; and
○
the members of the Conflicts Committee have served on the GP Board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of PBF Energy.

The Conflicts Committee viewed the following factors as generally negative or unfavorable in arriving at its determination, approvals and recommendation:
•
The PBFX Unaffiliated Unitholders will receive shares of PBF Energy Common Stock that will initially, and are expected, over the medium term, to pay a lower dividend, if any, as compared to the current distribution on PBFX Public Common Units on a standalone basis. Currently, each PBFX Unaffiliated Unitholder receives a distribution of $0.30 per unit per quarter, while PBF Energy has suspended paying quarterly cash dividends since March 30, 2020.

•
The Merger will be a taxable transaction to the PBFX Unaffiliated Unitholders for U.S. federal income tax purposes. Tax consequences will vary for each PBFX Unaffiliated Unitholder, see “United States Federal Income Tax Consequences.”

•
Following the Merger, the income of the resulting combined entity will be subject to double taxation (at the combined company and shareholder levels) for U.S. federal income tax purposes, while income of PBFX is currently subject to only one level of tax (at the unitholder level).

•
The Exchange Ratio is fixed and therefore the implied value of the Merger Consideration payable to PBFX Unaffiliated Unitholders will decrease in the event that the market price of PBF Energy Common Stock decreases prior to the closing of the Merger.

•
The Conflicts Committee was not authorized to and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of PBFX or its assets. Since PBF Energy indirectly controls PBFX, the Conflicts Committee believed that it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire the assets or control of PBFX, and it was unlikely that the Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of the assets or control of PBFX.

•
PBF Energy beneficially owns approximately 47.7% of the PBFX Common Units as of the Record Date, which could allow for the approval the Merger Agreement and the Merger with only minimal support from the PBFX Public Unitholders, and there is no requirement in the PBFX Partnership Agreement for separate approval by a majority of the PBFX Unaffiliated Unitholders.

•	There is risk that the potential benefits expected to be realized in the Merger might not be fully realized, or might not be realized within the expected time period.
•
The Merger may not be completed in a timely manner, or at all, which could result in significant costs and disruption to PBFX’s normal business or negatively impact the trading price of PBFX Common Units.

•
While no specific issues came to the attention of the Conflicts Committee with respect to information it was provided, the Conflicts Committee was aware that PBF Energy, as the control party of PBFX, controlled the delivery and presentation of information that the Conflicts Committee received for purposes of evaluating the Merger and the Merger Agreement.

•	Certain terms of the Merger Agreement, principally:
○	the vote of the PBFX Unitholders is the only vote required to approve the Merger Agreement and the Merger; and

○
PBFX’s obligation to pay a termination fee of $5 million and/or reimburse all the direct and indirect expenses and costs incurred by or on behalf of PBF Energy in connection with the negotiation, execution and delivery of the Merger Agreement and the transactions contemplated thereby in certain circumstances in connection with termination of the Merger Agreement (as described under “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Effect of Termination; Termination Fees”).

•	PBFX Unaffiliated Unitholders are not entitled to appraisal rights under the Merger Agreement, the PBFX Partnership Agreement or Delaware law.
•	The potential that the investment community might not appreciate a combined company and, as a result, the trading price of PBF Energy Common Stock could be negatively impacted.
•	The resulting combined company might not achieve its projected financial results or expected synergies.
•	Litigation may be commenced in connection with the Merger and such litigation may increase costs and result in a diversion of management focus.
•	Some of PBFX’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of the PBFX Unaffiliated Unitholders.
•	The risks of the type and nature described under the heading “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.
The foregoing discussion of the information and factors considered by the Conflicts Committee is not intended to be exhaustive, but includes material factors the Conflicts Committee considered. In view of the variety of factors and the quality and amount of information considered, the Conflicts Committee as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall evaluation of the Merger. Individual members of the Conflicts Committee may have given different relative considerations to different factors. Overall, the Conflicts Committee believed that the positive factors supporting the Merger outweighed the negative factors it considered.
The explanation of the reasoning of the Conflicts Committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
PBFX GP did not initiate the transaction or participate in the structuring of the transaction.
Under the rules governing “going private” transactions, including Rule 13e-3 under the Exchange Act, each of PBFX and PBFX GP is deemed to be engaged in a “going private” transaction with respect to the Merger and, therefore, is required to express its belief as to the fairness of the Merger to the PBFX Unaffiliated Unitholders pursuant to Rule 13e-3 under the Exchange Act. The GP Board, on behalf of PBFX and PBFX GP, is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
In reaching its conclusions regarding the Merger, the GP Board not only considered the process by which the Conflicts Committee has made its recommendations but also considered the matters described above or considered by the Conflicts Committee. As in the case of the Conflicts Committee, in view of the variety of factors and the quality and amount of information considered, the GP Board as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the Merger. Individual members of the GP Board may have given different relative considerations to different factors. In reaching such conclusion, the GP Board expressly adopted the analysis of the Conflicts Committee, which is discussed above, which in turn expressly adopted the analyses and opinion of Intrepid, among other factors considered, in the course of reaching its decision to recommend that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The GP Board, on behalf of PBFX and PBFX GP, on the basis of the factors described above, believes the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement was filed with the SEC) is both procedurally and substantively fair to the PBFX Unaffiliated Unitholders.
Other than its review and adoption of the analysis of the Conflicts Committee, the GP Board did not conduct a going-concern valuation of PBFX in evaluating the Merger because of its belief that the financial analyses presented by Intrepid to the Conflicts Committee, as more fully summarized in the section entitled “Opinion of the Financial Advisor to the Conflicts Committee,” represented potential valuations of PBFX as it continues to operate its business as a going concern. The GP Board did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, the GP Board, acting on its own behalf and on behalf of PBFX, made its fairness determination after considering all of the factors as a whole. The GP Board did not consider the net book value of PBFX, which is an accounting concept, for purposes of making its recommendation, because, net book value is indicative of neither PBFX’s market value nor its value as a going concern, but rather is an indicator of historical costs. In the course of reaching its decision to recommend to the PBFX Unitholders that they approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the GP Board did not consider the liquidation value of PBFX because it considered PBFX to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology.
The GP Board recommends that the PBFX Unitholders vote “FOR” the Merger Proposal and that the PBFX Unitholders vote “FOR” the Adjournment Proposal.
Unaudited Projected Financial Information
PBF Energy does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of PBF Energy has prepared the prospective financial information set forth below to present the financial data relating to PBF Energy and PBFX. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the PBF Energy’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of PBF Energy. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither PBF Energy’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
In connection with the proposed Merger, PBF Energy management prepared forecasts relating to PBF Energy and PBFX (without giving effect to the Merger) that included non-public historical and projected financial data relating to PBF Energy and PBFX (the “Forecasts”). The Forecasts were provided to Barclays for its use and consideration in its preparation of the Barclays Discussion Materials. The Forecasts were also provided to Intrepid for its use and consideration in its financial analysis in preparation of its opinion to the Conflicts Committee. The Forecasts assumed:
•	certain current contracts grow at an inflation rate of 3.0% in 2023 and 2.0% onward;
•	no drop-down or third-party acquisitions;
•	no equity issuances;
•	PBFX’s outstanding amounts borrowed under its revolving credit facility paid down to $30 million during the second quarter of 2022 with cash flow from operations; and
•
PBFX’s 6.875% senior notes due 2023 are redeemed on January 1, 2023 and replaced with a $525 million term loan facility, with a 7.25% interest rate, 1% mandatory amortization and 1.50% refinancing fees.

The summary of these Forecasts is being included in this proxy statement/prospectus to give PBFX Public Unitholders access to non-public information that was provided to Barclays, the GP Board, the Conflicts Committee and Intrepid in the course of evaluating the Merger. The inclusion of this information should not be regarded as an indication that any of PBF Energy, PBFX, PBFX GP or their respective advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such Forecasts set forth below should not be relied on as such.
The Forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with generally accepted accounting principles in the United States (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Deloitte & Touche LLP nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
The prospective financial information included in this document has been prepared by, and is the responsibility of PBF Energy’s management. Neither Deloitte & Touche LLP nor any other independent accountants, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, neither Deloitte & Touche LLP, nor any other independent accountants, have expressed an opinion or any other form of assurance with respect thereto. The reports of Deloitte & Touche LLP incorporated by reference in this document relate to either PBF Energy’s or PBFX’s previously issued financial statements. These reports do not extend to Forecasts and should not be read to do so.
Furthermore, the Forecasts do not take into account any circumstances or events occurring after the date they were prepared. None of PBF Energy, PBFX nor PBFX GP can give assurance that, had the Forecasts been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, PBF Energy, PBFX and PBFX GP do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the Forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to reflect changes in general economic or industry conditions. The Forecasts do not take into account all the possible financial and other effects on PBFX of the Merger, the effect on PBFX of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the Forecasts do not take into account the effect on PBFX of any possible failure of the Merger to occur. None of PBF Energy, PBFX, PBFX GP or their affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any PBFX Public Unitholder or other person regarding PBFX’s ultimate performance compared to the information contained in the Forecasts or to the effect that the future financial and operating performance set forth in the Forecasts will be achieved. The inclusion of the Forecasts herein should not be deemed an admission or representation by PBF Energy, PBFX, PBFX GP or their advisors or any other person that it is viewed as material information of PBFX, particularly in light of the inherent risks and uncertainties associated with such Forecasts.
PBF Energy Forecast:
	Years Ending December 31,
	2022E	2023E	2024E	2025E	2026E	2027E	‘22E-’27 CAGR
	(Millions of dollars, except per share amounts)
EBITDA(1)	$3,988	$2,073	$2,151	$2,048	$1,902	$1,803	(14.7%)
Adjusted cash flow from operations(2)	$3,007	$1,113	$1,439	$1,338	$1,354	$1,268	(15.9%)
Adjusted cash flow per share(2)	$23.90	$8.65	$11.05	$10.16	$10.16	$9.41	(17.0%)
Dividend per share	—	—	—	—	—	—	N/A
Total capital expenditure / Acquisitions(3)	$631	$612	$612	$612	$613	$613
Net Debt / EBITDA(4)	0.1x	0.0x	NM	NM	NM	NM
*	NM reflects values below zero

(1)	EBITDA is a non-GAAP measure of financial performance and is calculated as earnings before interest, income taxes, depreciation and amortization.
(2)
Adjusted cash flow from operations and Adjusted cash flow per share are each non-GAAP measures of financial performance and are adjusted to remove distributions on PBFX Common Units held by PBFX Public Unitholders. Calculated based on PBFX distributions provided by PBF Energy management applied to PBFX Common Units held by PBFX Public Unitholders outstanding for respective year ends per PBF Energy management projections as of July 14, 2022.

(3)	Total capital expenditure / Acquisitions is a non-GAAP measure, which means estimated capital expenditures plus expenses related to acquisitions.
(4)
Net debt is a non-GAAP measure of financial performance and is calculated by subtracting cash and cash equivalents from total debt. PBF Energy management estimates reflect negative net debt between 2024 and 2027.

PBFX Forecast:
	Years Ending December 31,
	2022E	2023E	2024E	2025E	2026E	2027E	‘22E-’27 CAGR
	(Millions of dollars, except per unit amounts)
EBITDA(1)	$212	$215	$222	$226	$177	$173	(4.0%)
Distributable cash flow(2)	$166	$153	$168	$172	$123	$119	(6.4%)
Cash coverage ratio(3)	2.17x	2.00x	2.19x	2.23x	1.59x	1.54x	(6.7%)
Distribution per PBFX Common Unit	$1.20	$1.20	$1.20	$1.20	$1.20	$1.20	0.0%
Total capital expenditure	$15	$12	$12	$12	$13	$13
Net Debt / EBITDA(4)	2.4x	2.0x	1.5x	1.0x	1.0x	0.7x
(1)	EBITDA is a non-GAAP measure of financial performance and is calculated as Earnings before Interest, Income Taxes, Depreciation and Amortization.
(2)
Distributable cash flow is a non-GAAP measure of financial performance and is defined as (i) net income adjusted for interest expense, depreciation and amortization, income taxes, allowance for equity funds used during construction and certain other noncash items, less (ii) interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash distributions received and certain other items.

(3)
Cash coverage ratio is a non-GAAP measure of financial performance and is the ratio of distributable cash flow to the total cash distributed. The measure reflects the amount of distributable cash flow relative to PBFX’s cash distributions.

(4)	Net debt is a non-GAAP measure of financial performance and is calculated by subtracting cash and cash equivalents from total debt.
Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available because certain information needed to make a reasonable forward-looking estimate of the most comparable GAAP measures is difficult to estimate or not available and dependent on future events which may be uncertain or outside of PBF Energy and PBFX’s control. Accordingly, a reconciliation is not available without unreasonable effort.
NEITHER PBF ENERGY NOR PBFX INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NO LONGER APPROPRIATE.
Opinion of the Financial Advisor to the Conflicts Committee
The Conflicts Committee engaged Intrepid to act as its financial advisor. As part of that engagement, the Conflicts Committee requested that Intrepid evaluate the fairness, from a financial point of view, of the right to receive (i) 0.270, the Exchange Ratio, and (ii) $9.25 in cash, without interest. On July 26, 2022, Intrepid delivered to the Conflicts Committee its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Merger Consideration is fair, from a financial point of view, to the PBFX Unaffiliated Unitholders.
The full text of Intrepid’s written opinion, dated July 26, 2022, which sets forth, among other things, certain of the assumptions made, procedures followed, matters considered, qualifications and limitations with respect to the review undertaken by Intrepid, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference into this section.
Intrepid provided its opinion solely for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger. The opinion does not address PBFX’s underlying business decision to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative that may be available to PBFX. The opinion is not intended to be and does not constitute a recommendation to any PBFX Unitholder as to how such PBFX Unitholder should act or vote with respect to the Merger or any other matter. In addition, the opinion is not rendered to or for the benefit of, and does not confer rights or remedies upon, any person other than the Conflicts Committee (including any equity holders, creditors, bondholders or other constituencies of PBFX, the general partner or PBF Energy). This summary is qualified in its entirety by reference to the full text of the opinion.
Intrepid’s opinion was necessarily based upon business, market, economic, regulatory and other conditions as they existed on, and were evaluated as of July 26, 2022. Intrepid assumes no responsibility for updating, revising or reaffirming its opinion based on developments, circumstances or events occurring, or information made available to it, after July 26, 2022. Intrepid’s opinion did not express any opinion as to equity securities or debt securities of PBFX or PBF Energy and the price, trading range or volume at which any securities will trade at any time.
In connection with rendering its opinion, Intrepid, among other things:
•	reviewed a draft of the Merger Agreement (draft dated July 24, 2022);
•	reviewed a draft of the Support Agreement (draft dated July 22, 2022);
•	reviewed the PBFX Partnership Agreement;
•
reviewed certain publicly available information relating to PBFX and PBF Energy that Intrepid deemed relevant, including each of PBFX’s and PBF Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Report on Form 10-Q for the three months ended March 31, 2022 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the SEC;

•	reviewed certain presentations to the Conflicts Committee from the management of the general partner and PBF Energy;
•
reviewed certain non-public projected financial data and related assumptions of each of PBFX and PBF Energy, as prepared and furnished to Intrepid by management of the general partner and PBF Energy, respectively;

•
reviewed PBFX’s and PBF Energy’s business plan with management of the general partner and PBF Energy, respectively, including a detailed review of business segments, certain material growth projects and commercial contracts and legal, environmental, regulatory and other matters;

•	reviewed estimated annual synergies resulting from the Merger from the management of the general partner and PBF Energy;
•	reviewed certain recent corporate announcements made by PBFX and PBF Energy;
•
discussed past and current operations and operational projections of each of PBFX and PBF Energy with management of the general partner and PBF Energy, respectively (including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided);

•	discussed the distribution/dividend policies for PBFX and PBF Energy with the management of the general partner and PBF Energy;
•	discussed the strategic rationale for, and potential benefits of, the Merger with management of the general partner and PBF Energy;
•	reviewed and analyzed pro forma impacts of the Merger;
•	performed discounted cash flow analyses based on forecasts and other data provided by management of the general partner and PBF Energy;
•
reviewed and analyzed publicly available historical and current financial information, debt trading data, unit and stock price data and broker research estimates with respect to certain public companies with operations and assets that Intrepid considered comparable to each of PBFX and PBF Energy;

•	reviewed the financial metrics of certain historical transactions that Intrepid deemed relevant and compared such financial metrics to those implied by the Merger; and
•
conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that Intrepid deemed appropriate for purposes of providing its opinion.

For purposes of its analysis and opinion, Intrepid assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax, reserves and other information and data provided to, discussed with or reviewed by it, and Intrepid has not assumed any responsibility for independent verification of the accuracy or completeness of any such information. Intrepid further relied upon the assurances of management of the general partner and PBF Energy that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts, projections and business plans of PBFX and PBF Energy provided to it, Intrepid relied, with the consent of the Conflicts Committee, upon the assurances of management of the general partner and PBF Energy, respectively, that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of PBFX and PBF Energy, under the assumptions reflected therein. Intrepid expresses no view as to such forecasts or any judgments, estimates or assumptions on which they were based. Intrepid relied upon, with the consent of the Conflicts Committee, the assessment of management of the general partner and PBF Energy as to: (i) the potential impact on PBFX and PBF Energy of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry or U.S. markets, (ii) the potential impact on the operations, results and prospects of PBFX and PBF Energy, and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of PBFX and PBF Energy. Intrepid did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which PBFX and or PBF Energy is or may be a party or is or may be subject. Intrepid also assumed that there were no material changes in the liabilities, financial condition, results of operations, business or prospects of or relating to PBFX and PBF Energy since the date of the latest information relating to PBFX and PBF Energy, as applicable, made available to it. In arriving at its opinion, Intrepid did not conduct a physical inspection of the properties and facilities of PBFX and PBF Energy and did not make or obtain any evaluations or appraisals of their respective assets or liabilities, nor has Intrepid been furnished with any such evaluations or appraisals.
In rendering its opinion, Intrepid assumed (in all respects material to its analysis and with the consent of the Conflicts Committee) that the representations and warranties of each party contained in the Merger Agreement are true and correct, and that each party will perform all of the covenants, undertakings and agreements required to be performed by it under the Merger Agreement, and the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any terms or conditions contained therein that were material to its analysis. Intrepid assumed that the final executed and delivered versions of all documents reviewed by it in draft form will conform in all material respects to the most recent drafts reviewed by it. Intrepid assumed that all governmental, regulatory or other consents, approvals or releases, including under the PBFX Partnership Agreement, and any financing will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Merger or materially reduce the benefits of the Merger to PBFX. Intrepid assumed that the Merger and the business of each of PBFX, the general partner and the other parties to the Merger will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. Intrepid assumed that PBFX, the general partner and the Conflicts Committee have relied upon the advice of their counsel, independent accountants and other advisors (other than Intrepid) as to all legal, financial reporting, tax, accounting, securities and regulatory matters with respect to the Merger.
Intrepid was not asked to pass upon, and expressed no opinion with respect to, any matter other than whether the Merger Consideration, is fair, from a financial point of view, to the PBFX Unaffiliated Unitholders. Intrepid was not asked to, nor does it express any view on, and its opinion does not address, any other terms, conditions, aspects or implications of the Merger or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Merger, any potential adjustment to the Exchange Ratio and Cash Consideration and the covenants and undertakings of PBFX and PBF Energy. For purposes of its opinion and analyses, with the consent of the Conflicts Committee, the Merger

Consideration is as defined in Intrepid’s opinion, and Intrepid gives no effect or consideration to the potential adjustments to the Merger Consideration provided for in the Merger Agreement. Intrepid’s opinion does not address any financing transactions associated with the Merger. In addition, Intrepid does not express any view regarding the relative merits of the Merger as compared to any other transaction or business strategy in which PBFX might engage or the merits of the underlying decision by any party to engage in the Merger and enter into and perform the Merger Agreement. Intrepid expresses no view or opinion as to the fairness of the Merger to creditors, bondholders or other constituencies of PBFX (other than the PBFX Unaffiliated Unitholders, as described in Intrepid’s opinion) or its subsidiaries, or the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger or class of such persons, relative to the Merger Consideration or otherwise.
Intrepid’s opinion does not address accounting, legal, actuarial, regulatory or tax matters. Intrepid is not a legal, tax, commercial or bankruptcy advisor. Intrepid’s opinion does not constitute a solvency opinion and does not address the solvency or financial condition of PBFX or any of the potential parties to the Merger. Intrepid’s opinion does not address whether PBFX has sufficient cash available or other sources of funds to enable it to consummate any distributions. Intrepid’s opinion does not constitute a tax opinion. Intrepid’s opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.
Intrepid does not express any opinion as to equity securities or debt securities of PBFX or PBF Energy and the price, trading range or volume at which any securities will trade at any time, including following announcement of the Merger.
In arriving at its opinion, Intrepid did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Intrepid in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Intrepid. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Intrepid believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Intrepid, therefore, is based on the application of Intrepid’s own experience and judgment to all analyses and factors considered by it, taken as a whole. Intrepid’s opinion was approved by the fairness opinion committee of Intrepid.
Summary of Material Financial Analyses
Set forth below is a summary of the material financial analyses performed by Intrepid and reviewed with the Conflicts Committee on July 26, 2022, in connection with rendering Intrepid’s opinion to the Conflicts Committee.
Financial data for PBF Energy and PBFX utilized in the financial analyses described below were based on, among other things, financial projections of PBFX, on a standalone basis as prepared by the management of the general partner (which is referred to in this section as the “PBFX Base Case”), and financial projections of PBF Energy prepared by the management of PBF Energy (which is referred to in this section as the “PBF Energy Base Case”). As requested by the Conflicts Committee, Intrepid was also provided a sensitivity case (the “Sensitivity Case”) prepared by management of the general partner and PBF Energy based on regional refining margin inputs provided by Intrepid on behalf of the Conflicts Committee, which reflects an alternative forecast that is more conservative than the PBF Energy Base Case.
The following is a summary of the material financial analyses performed by Intrepid with respect to each of PBFX and PBF Energy in preparing Intrepid’s opinion:
PBFX
•	comparable company trading analysis;
•	discounted cash flow analysis;
•	distribution discount model;

•	precedent transactions analysis; and
•	precedent premiums paid analysis.
PBF Energy
•	comparable company trading analysis; and
•	discounted cash flow analysis.
In addition, Intrepid performed certain other analyses which were reviewed with the Conflicts Committee. As reference analyses, Intrepid reviewed research analyst price targets included in equity research from certain investment banks and performed a 52-week market trading analysis for PBFX Common Units and PBF Energy Common Stock.
The following summary does not purport to be a complete description of the financial and comparative analyses performed by Intrepid, nor does the order of analyses described represent relative importance or weight given to those analyses by Intrepid. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not susceptible to partial analysis or summary descriptions.
The financial and comparative analyses summarized below include information presented in tabular format. In order to fully understand the analyses performed by Intrepid, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses performed by Intrepid. Considering the data set forth in the tables below without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial and comparative analyses performed by Intrepid. Except as otherwise noted, the following quantitative information is based on market data or conditions as they existed at the time of the delivery of the opinion, and is not necessarily indicative of current market conditions.
Analysis of PBFX
Comparable Company Trading Analysis
Intrepid performed a comparable company trading analysis of PBFX by reviewing and comparing the market values and trading multiples of the following publicly-traded companies that Intrepid deemed to have certain characteristics similar to those of PBFX:
Liquids Transportation and Storage companies:
•	Delek Logistics Partners, LP
•	Holly Energy Partners, L.P.
•	Magellan Midstream Partners, L.P.
•	NuStar Energy L.P.
•	Plains All American Pipeline, L.P.
Small Cap MLP companies:
•	CrossAmerica Partners LP
•	Genesis Energy, L.P.
•	Global Partners LP
•	Martin Midstream Partners L.P.
•	USD Partners LP
These companies are referred to in this section as the “PBFX selected comparable companies.” Intrepid performed the comparable company trading analysis based on data derived from public company filings and disclosures, publicly available disclosures and broker research estimates. Although none of the PBFX selected comparable companies are directly comparable to PBFX, the companies included were selected because they are midstream MLP companies with operations, asset profiles, financial profiles, service profiles, geographic exposure and/or entity structure that, in Intrepid’s experience and professional judgment, for purposes of this analysis, may be considered similar to certain aspects of those of PBFX. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of PBFX and the PBFX selected comparable companies also are relevant.
For each of the PBFX selected comparable companies, Intrepid calculated the following trading multiples based on information from public company filings and disclosures, publicly available disclosure statements and broker research estimates, using applicable market data as of July 25, 2022, including:
•	Enterprise Value / EBITDA, which is calculated as enterprise value divided by EBITDA (as projected by broker research analysts) (each company’s definition of EBITDA may vary);
•
LP Distributable Cash Flow Yield, which is calculated as limited partner distributable cash flow per unit divided by limited partner equity value per unit. Distributable cash flow (“DCF”) is calculated as EBITDA less maintenance capital expenditures, less interest expense and other cash flow adjustments (each company’s definition of EBITDA and DCF may vary). LP distributable cash flow is calculated as DCF less the DCF allocation to the economic general partner interest and the incentive distribution rights, as applicable; and

•	LP Distribution Yield.
For purposes of its analysis, in its professional judgment, Intrepid reviewed all trading multiples and ratios for the comparable companies. The resulting mean and median trading multiples and ratios of the PBFX selected comparable companies are set forth below.
	Mean	Median
Overall PBFX selected comparable companies
EV/EBITDA (2022E)	8.8 x	8.7 x
EV/EBITDA (2023E)	8.3 x	8.5 x
LP DCF Yield (2022E)	18.3%	15.7%
LP DCF Yield (2023E)	20.0%	17.9%
DPU Yield (2022E)	7.9%	8.2%
DPU Yield (2023E)	8.3%	8.7%

Liquids Transportation and Storage
EV/EBITDA (2022E)	9.5 x	9.4 x
EV/EBITDA (2023E)	9.0 x	8.6 x
LP DCF Yield (2022E)	14.7%	13.4%
LP DCF Yield (2023E)	16.4%	14.2%
DPU Yield (2022E)	8.7%	8.2%
DPU Yield (2023E)	8.9%	8.4%

Small Cap MLPs
EV/EBITDA (2022E)	8.0 x	8.6 x
EV/EBITDA (2023E)	7.5 x	8.0 x
LP DCF Yield (2022E)	21.9%	21.7%
LP DCF Yield (2023E)	23.7%	25.4%
DPU Yield (2022E)	7.2%	9.1%
DPU Yield (2023E)	7.6%	9.5%
The table below includes relevant multiple reference ranges selected by Intrepid based on the trading multiples of the PBFX selected comparable companies set forth above and Intrepid’s professional judgment.
Metric	Reference Range
EV/EBITDA (2022E)	7.0x - 8.5x
EV/EBITDA (2023E)	6.5x - 8.0x

Metric	Reference Range
LP DCF Yield (2022E)	25.0% - 15.0%
LP DCF Yield (2023E)	27.5% - 17.5%
DPU Yield (2022E)	11.0% - 8.5%
DPU Yield (2023E)	11.5% - 9.0%
Based upon the enterprise value to EBITDA multiples, LP Distributable Cash Flow Yield ratios and LP Distribution Yield ratios observed in this analysis, Intrepid calculated an implied price per unit range for PBFX Common Units as set forth below.
Metric	Implied Unit Price ($)
EV/EBITDA (2022E)	$15.19 - $20.32
EV/EBITDA (2023E)	$13.86 - $19.08
LP DCF Yield (2022E)	$10.41 - $17.36
LP DCF Yield (2023E)	$9.16 - $14.39
DPU Yield (2022E)	$10.91 - $14.12
DPU Yield (2023E)	$10.43 - $13.33
Based upon this analysis, Intrepid determined an implied PBFX Common Unit price range of $11.66 to $16.43 based on the averages of the respective minimum and maximum values as derived by each of the methodologies.
Discounted Cash Flow Analysis
For purposes of this analysis, “unlevered free cash flow” is calculated as EBITDA attributable to PBFX less maintenance capital expenditures, growth capital expenditures and changes in net working capital. Intrepid performed discounted cash flow analyses to calculate the estimated present value of: (i) the unlevered free cash flow that PBFX is projected to generate for the five and a half year period beginning with the six months ending December 31, 2022, based on the PBFX Base Case prepared by the general partner’s management, and (ii) an implied terminal enterprise value.
Using an estimated weighted average cost of capital ranging from 9% to 12%, Intrepid discounted: (i) PBFX’s estimated unlevered free cash flow, and (ii) a range of illustrative terminal enterprise values, calculated by applying a range of terminal EBITDA multiples of 6.5x to 8.0x to terminal year EBITDA. Intrepid derived such weighted average cost of capital range by application of the Capital Asset Pricing Model and such terminal multiple range using its professional judgment and experience, taking into account, among other things, an analysis of PBFX and PBFX selected comparable companies. Intrepid then subtracted PBFX estimated debt and added PBFX estimated cash as of June 30, 2022 to arrive at an implied equity value for PBFX. Intrepid divided the implied equity value for PBFX by the PBFX Common Units outstanding, to compute the implied equity value per PBFX Common Unit. The analysis resulted in an implied equity value per PBFX Common Unit range of $14.03 to $19.07.
Distribution Discount Model
Intrepid performed discounted cash flow analyses to calculate the estimated present value of: (i) the LP distribution per unit (“DPU”) that PBFX is projected to distribute for the five and a half year period beginning with the six months ending December 31, 2022, based on the PBFX Base Case prepared by the general partner’s management, and (ii) an implied terminal value per PBFX Common Unit.
Using an estimated cost of equity ranging from 10% to 15%, Intrepid discounted: (i) PBFX’s estimated DPU, and (ii) a range of illustrative terminal values per PBFX Common Unit, calculated by applying a range of perpetuity growth rates of (1.0%) to 1.0% to terminal year DPU. Intrepid derived such cost of equity range by application of the Capital Asset Pricing Model and such perpetuity growth rates using its professional judgment and experience, taking into account, among other things, an analysis of PBFX and PBFX selected comparable companies. The analysis resulted in an implied price per PBFX Common Unit range of $8.29 to $13.49.

Precedent Transactions Analysis
Intrepid evaluated certain financial information with respect to the following midstream MLP buy-in precedent transactions:
Unaffected Date	Buyer(s)	Seller(s)
2/10/22	Shell	Shell Midstream
5/13/22	Diamondback Energy	Rattler Midstream LP
1/10/22	Hartree Partners	Sprague Resources
10/8/21	Ergon	Blueknight Energy Partners
10/25/21	Phillips 66	Phillips 66 Partners
8/4/21	BP	BP Midstream Partners
2/4/21	Chevron Corp.	Noble Midstream Partners
10/2/20	TC Energy Corporation	TC PipeLines
2/25/20	Equitrans Midstream	EQM Midstream Partners
8/27/19	Blackstone	Tallgrass Energy
11/7/18	Western Gas Equity Partners	Western Gas Partners
10/19/18	EnLink Midstream	EnLink Midstream Partners
10/17/18	Valero Energy	Valero Energy Partners
9/18/18	Dominion Energy	Dominion Energy Midstream Partners
8/1/18	Energy Transfer Equity	Energy Transfer Partners
7/9/18	ArcLight	TransMontaigne Partners
5/16/18	Enbridge	Spectra Energy Partners
5/16/18	Enbridge	Enbridge Energy Partners
3/15/18	Williams	Williams Partners
2/7/18	Tallgrass Energy GP	Tallgrass Energy Partners
9/23/16	Columbia Pipeline Group	Columbia Pipeline Partners
The transactions listed in the table above are referred to in this section as the “selected comparable transactions.” No selected comparable transaction utilized in the precedent transactions analysis was identical or entirely comparable to the Merger. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of PBFX and PBF Energy and the selected comparable transactions that could affect the values are also relevant.
The table below includes relevant multiple reference ranges selected by Intrepid based on the trading multiples of the PBFX selected comparable companies set forth above and Intrepid’s professional judgment.
Metric	Reference Range
NTM LP DCF/Unit	12.5% - 10.0%
NTM DPU	9.0% - 7.0%
Based upon the LP Distributable Cash Flow Yield ratios and LP Distribution Yield ratios observed in this analysis, Intrepid calculated an implied price per unit range for PBFX Common Units as set forth below.
Metric	Implied Unit Price ($)
NTM LP DCF/Unit	$20.13 - $25.17
NTM DPU	$13.33 - $17.14
Based on this analysis, Intrepid determined an implied equity value per PBFX Common Unit range of $16.73 to $21.16 based on the averages of the respective minimum and maximum values as derived by each of the methodologies.
Precedent Premiums Paid Analysis
Intrepid compared the premiums implied by the Merger Consideration with premiums received in selected precedent midstream MLP buy-in transactions. Intrepid calculated the implied premiums received considering, in the case of all-equity buy-in transactions, the offer exchange ratio relative to the historical target/acquirer exchange ratio and, in the case of all-cash or cash and equity buy-in transactions, the offer price relative to the historical target price. Such implied premiums received were calculated based on prior 1-day closing prices, 10-day VWAP, 20-day VWAPs, 30-day VWAPs, 60-day VWAPs, 90-day VWAPs, 52-week high and 52-week low using publicly available information.
The median and mean premiums are set forth below:
Premium	Median	Mean
T-1	11%	14.%
10-Day VWAP	11%	13%
20-Day VWAP	9%	13%
30-Day VWAP	9%	13%
60-Day VWAP	11%	13%
90-Day VWAP	10%	11%
52-Week High	(10%)	(13%)
52-Week Low	30%	51%
Intrepid reviewed the relevant merger premiums and derived a range of premiums to PBFX’s 30-day VWAP and PBFX Common Unit price as of June 23, 2022, of 5.0% to 15.0%. Intrepid determined an implied equity value per PBFX Common Unit range of $16.48 to $18.05.
Intrepid made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis, such as determining the median and mean, is not in itself a meaningful method of using comparable transaction data. Also, the transaction metrics for the precedent transactions reflect the cyclicality of the oil and gas industry and any potential business, economic, market, regulatory and other conditions impacting such transactions.
Analysis of PBF Energy
Comparable Company Trading Analysis
Intrepid performed a comparable company trading analysis of PBF Energy by reviewing and comparing the market values and trading multiples of the following publicly-traded companies that Intrepid deemed to have certain characteristics similar to those of PBF Energy:
•	CVR Energy, Inc.
•	Delek US Holdings, Inc.
•	HF Sinclair Corporation
•	Marathon Petroleum Corporation
•	Par Pacific Holdings, Inc.
•	Phillips 66
•	Valero Energy Corporation
These companies are referred to in this section as the “PBF Energy selected comparable companies.” Intrepid performed the comparable company trading analysis based on data derived from public company filings and disclosures, publicly available disclosures and broker research estimates. Although none of the PBF Energy selected comparable companies is directly comparable to PBF Energy, the companies included were selected because they are public companies with operations, asset profiles, financial profiles, service profiles, geographic exposure and/or entity structure that, in Intrepid’s experience and professional judgment, for purposes of this analysis, may be considered similar to certain aspects of those of PBF Energy. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of PBF Energy and the PBF Energy selected comparable companies also are relevant.

For each of the PBF Energy selected comparable companies, Intrepid calculated the following trading multiples based on information from public company filings and disclosures, publicly available disclosure statements and broker research estimates, using applicable market data as of July 25, 2022, including:
•	Enterprise Value / EBITDA, which is calculated as enterprise value divided by consolidated EBITDA (as projected by broker research analysts) (each company’s definition of EBITDA may vary); and
•	Operating Cash Flow per Share Yield which is calculated as Operating Cash Flow per share divided by share price.
For purposes of its analysis, in its professional judgment, Intrepid reviewed all trading multiples and ratios for the comparable companies. The resulting mean and median trading multiples and ratios of the PBF Energy selected comparable companies are set forth below.
	Mean	Median
PBF Energy selected comparable companies
EV/EBITDA (2022E)	4.1 x	4.0 x
EV/EBITDA (2023E)	5.7 x	5.6 x
CFPS Yield (2022E)	31.7%	32.6%
CFPS Yield (2023E)	20.6%	20.3%
The table below includes relevant multiple reference ranges selected by Intrepid based on the mean and median trading multiples and ratios of the PBF Energy selected comparable companies set forth above and Intrepid’s professional judgment.
Metric	Reference Range
EV/EBITDA (2022E)	2.5x - 4.0x
EV/EBITDA (2023E)	4.0x - 5.5x
CFPS Yield (2022E)	50.0% - 35.0%
CFPS Yield (2023E)	30.0% - 20.0%
Based upon the financial metrics observed in this analysis, Intrepid calculated an implied price per share range for PBF Energy Common Stock based on: (i) PBF Energy Base Case prepared by PBF Energy management, and (ii) consensus broker research estimates for PBF Energy as set forth below.
Metric	Implied Share Price ($)
Management Projections
EV/EBITDA (2022E)	$55.68 - $105.86
EV/EBITDA (2023E)	$41.14 - $67.06
CFPS Yield (2022E)	$48.44 - $69.20
CFPS Yield (2023E)	$29.89 - $44.84
Consensus Broker Research Estimates
EV/EBITDA (2022E)	$35.35 - $73.22
EV/EBITDA (2023E)	$26.63 - $47.03
CFPS Yield (2022E)	$40.66 - $58.08
CFPS Yield (2023E)	$28.66 - $42.99
Based upon this analysis, Intrepid determined an implied share price range of $48.79 to $71.74 (with respect to the management projections) and $32.82 to $55.33 (with respect to the Consensus estimates) based on the average minimum and maximum values of equity value per share of PBF Energy Common Stock as derived by each of the methodologies.
Discounted Cash Flow Analysis
For purposes of this analysis, “unlevered free cash flow” is calculated as consolidated PBF Energy EBITDA less capital expenditures, PBF Energy MRC Earnout, cash taxes, interest adjusted incremental tax, changes in TRA liability and changes in net working capital. Intrepid performed discounted cash flow analyses based on: (i) the PBF Energy Base Case prepared by PBF Energy management, and (ii) the Sensitivity Case prepared by management of the general partner and PBFX based on regional refining margin inputs provided by Intrepid on behalf of the Conflicts Committee to calculate the estimated present value of: (i) the unlevered free cash flow that PBF Energy is projected to generate for the five and a half year period beginning with the six months ending December 31, 2022, and (ii) an implied terminal enterprise value.
Using an estimated weighted average cost of capital ranging from 10% to 13%, Intrepid discounted: (i) PBF Energy’s estimated unlevered free cash flow, and (ii) a range of illustrative terminal enterprise values, calculated by applying a range of perpetuity growth rates of (4.0%) to (2.0%) to terminal year unlevered free cash flow. Intrepid derived such weighted average cost of capital range by application of the Capital Asset Pricing Model and such perpetuity growth rates range using its professional judgment and experience, taking into account, among other things, an analysis of PBF Energy and PBF Energy selected comparable companies. Intrepid then subtracted estimated PBF Energy consolidated debt as of June 30, 2022, the estimated value of the unaffiliated PBFX units held by the public (calculated utilizing the estimated midpoint value of the PBFX Common Units under the PBFX Discounted Cash Flow Analysis) and other PBF Energy non-controlling interests, and added estimated PBF Energy consolidated cash as of June 30, 2022 to arrive at an implied equity value for PBF Energy. Intrepid divided the implied equity value for PBF Energy by the shares of PBF Energy Common Stock outstanding to compute the implied equity value per share of PBF Energy Common Stock. The analysis resulted in an implied equity value per share of PBF Energy Common Stock of $42.12 to $58.79 (in the case of PBF Energy Base Case projections) and $28.17 to $40.24 (in the case of Sensitivity Case projections).
Has / Gets Analysis
As described above, Intrepid analyzed the implied values per PBFX Common Unit resulting from the comparable company trading analysis, precedent transactions analysis, and discounted cash flow analysis (“PBFX Has”). In order to evaluate the Merger Consideration, Intrepid compared this to the implied value of the Merger Consideration, based on the Cash Consideration, plus the implied value of the Stock Consideration, based on the implied value per share of PBF Energy Common Stock resulting from the above described comparable company trading analyses and discounted cash flow analyses (“PBFX Gets”). Intrepid compared the “PBFX Has” to the “PBFX Gets” across each of its financial analyses within its methodologies.
Methodology	PBFX Has	PBFX Gets
Trading Comparables (Management)	$11.66 - $16.43	$21.07 - $28.62
Trading Comparables (PBF Energy Consensus, PBFX Management)	$11.66 - $16.43	$18.11 - $24.19
Precedent Transactions(1)	$16.73 - $21.16	$21.07 - $28.62
Discounted Cash Flow (Management)	$14.03 - $19.07	$20.62 - $25.12
Discounted Cash Flow (Sensitivity Case)	$14.03 - $19.07	$16.86 - $20.12
(1)	PBF Energy range reflects Trading Comparables (Management) range
Other Information Reviewed for Informational Purposes Only
Solely for informational purposes, Intrepid analyzed the range of trading prices for PBFX Common Units and PBF Energy Common Stock for the 52-week period ended July 25, 2022. Intrepid observed that, during this period, the closing prices of PBFX Common Units ranged from $10.83 to $17.49 per unit and the closing prices of PBF Energy Common Stock ranged from $7.44 to $43.74 per share. This information did not provide the basis for, and was not otherwise material to, the rendering of Intrepid’s fairness opinion.
In addition, solely for informational purposes, Intrepid reviewed research analyst price targets for each of PBFX and PBF Energy included in equity research from various investment banks. Based on this analysis, Intrepid determined an implied equity value per PBFX Common Unit range of $16.00 to $16.50 and an implied equity value per share of PBF Energy Common Stock of $25.00 to $57.00. This information did not provide the basis for, and was not otherwise material to, the rendering of Intrepid’s fairness opinion.
General
As described above in this section, the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Intrepid’s opinion. In arriving at its fairness determination, Intrepid considered the results of all of its analyses and, except as otherwise described herein, did not attribute any particular weight to any factor or analysis considered by it. Intrepid made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses taken as a whole. No company or transaction used in the above analyses as a comparison is directly comparable to PBFX, PBF Energy or the contemplated transaction. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.
Intrepid prepared these analyses for purposes of Intrepid providing its opinion only to the Conflicts Committee as to the fairness, from a financial point of view, of the Merger Consideration to the PBFX Unaffiliated Unitholders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of PBFX, the general partner, Intrepid or any other person assumes responsibility if future results are materially different from those forecast.
As described above, Intrepid’s opinion to the Conflicts Committee was only one of many factors taken into consideration by the Conflicts Committee and should not be viewed as determinative of the views of the Conflicts Committee in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Intrepid in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Intrepid attached as Annex C to this proxy statement/prospectus.
Miscellaneous
Intrepid and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, private placements and other transactions as well as for real estate, corporate and other purposes. Intrepid and its affiliates also engage in advisory work, private equity activities, underwriting and financing, principal investing, investment management and other financial and non-financial activities and services for various persons and entities.
Intrepid and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in: (i) equity, debt and other securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans and other obligations) of PBFX, PBF Energy, any of their respective affiliates and third parties or any of the other parties to the transactions contemplated by the Merger Agreement, or (ii) any currency or commodity that may be involved in the transactions and other matters otherwise contemplated by the Merger Agreement for the accounts of Intrepid and its affiliates and employees and their customers.
Intrepid acted as financial advisor to the Conflicts Committee in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. Intrepid may in the future provide certain investment banking services to PBFX, the general partner, PBF Energy and/or their affiliates, for which Intrepid may receive compensation.
Intrepid was engaged by the Conflicts Committee to act as its financial advisor in connection with an evaluation of the Merger by entering into an engagement letter. The engagement letter between the Conflicts Committee and Intrepid provides for an opinion fee of $1,000,000, which has been paid to Intrepid by PBFX and was earned by Intrepid upon delivery, regardless of the conclusion reached by Intrepid. The Intrepid engagement letter also provides for a financial advisory fee of $500,000, which was paid upon execution of the engagement letter, and a transaction fee of $1,500,000, which becomes payable upon the consummation of the Merger. In addition, PBFX has agreed to reimburse Intrepid for certain of its expenses, including certain attorneys’ fees and disbursements, and to indemnify Intrepid and related persons against various liabilities, including certain liabilities under the federal securities laws. During the past two years, no material relationship has existed between Intrepid and its affiliates and PBF Energy, PBFX or any of their respective affiliates pursuant to which compensation was received by Intrepid or its affiliates as a result of such a relationship.
The Conflicts Committee selected Intrepid as its financial advisor because it is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. The Conflicts Committee selected Intrepid to act as its financial advisor on the basis of Intrepid’s qualifications and expertise, knowledge of the oil and gas industry, reputation in the investment community, independence and experience in transactions similar to the transactions described in the Merger Agreement, as well as familiarity with PBFX and its business.
Other Presentations by Intrepid
In addition to the presentation made to the Conflicts Committee on July 26, 2022, the date on which Intrepid delivered its fairness opinion, as described above, Intrepid made other written and oral presentations to the Conflicts Committee on June 27, 2022, June 29, 2022, July 13, 2022 and July 18, 2022, which are referred to as the preliminary Intrepid presentations. Copies of the preliminary Intrepid presentations have been attached as exhibits to the Transaction Statement on Schedule 13E-3 filed with the SEC with respect to the Merger. These written presentations will be available for any interested PBFX Unitholder to inspect and copy at PBFX’s executive offices during regular business hours.
None of these other written and oral presentations by Intrepid, alone or together, constitutes an opinion of Intrepid with respect to the Merger Consideration.
Each of the analyses performed in these preliminary Intrepid presentations was subject to further updating and subject to the final analyses presented to the Conflicts Committee on July 26, 2022 by Intrepid. Each of these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Intrepid as of, the dates on which Intrepid performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the July 26, 2022 presentation.
The June 27, 2022 presentation referenced, for informational purposes, the PBFX Common Unit and PBF Energy Common Stock price performance during the period of June 23, 2022 (the day prior to the day on which PBF Energy and PBF LLC jointly filed an amendment to the Schedule 13D with the SEC publicly disclosing the resolutions of the PBF Energy Board permitting PBF Energy management to submit a non-binding offer to PBFX regarding the Proposed Transaction) to June 27, 2022, in each case including information regarding the price performance of certain selected peer companies for each of PBFX and PBF Energy during the same period.
The June 29, 2022 presentation referenced, for informational purposes, (i) the PBFX Common Unit and PBF Energy Common Stock prices as of June 23, 2022, June 27, 2022 and June 28, 2022, in each case both at market value, based on various market price metrics, and by calculating the value of the Initial Offer made by PBF Energy management to the Conflicts Committee, and (ii) implied premiums over various VWAP periods.
The July 13, 2022 presentation referenced, for informational purposes, among other things, (i) a summary and timeline of Intrepid’s initial due diligence process, which includes a comparison of management and consensus estimates, research consensus estimates over time, overview of PBF Energy consensus estimate sensitivity case, and certain estimates for Adjusted EBITDA, Distribution per PBFX Common Unit, DCF and Total Capex, (ii) an overview of the Initial Offer, including a premiums analysis, trading analysis Exchange Ratio analysis, PBFX Unitholder cost basis and trading volume breakdown, (iii) summary of premiums for selected precedent parent-MLP buy-in transactions, (iv) and overview of the financial projections for PBFX and PBF Energy, as furnished to Intrepid, and (v) a preliminary valuation analysis for each of PBFX and PBF Energy.
The July 18, 2022 presentation referenced, for informational purposes, updates to the June 29, 2022 presentation including, among other things, (i) updated implied premiums as of June 23, 2022, June 27, 2022 and July 15, 2022, and (ii) updated PBFX Common Unit and PBF Energy Common Stock price performance during the period of June 23, 2022 to July 15, 2022. The July 18, 2022 presentation also referenced, for informational purposes, (a) implied metrics and premiums at various illustrative PBFX Common Unit prices, and (b) implied PBFX Common Unit prices based on the price performance of certain selected peer companies for PBFX.

No Appraisal Rights
The PBFX Unitholders are not entitled to appraisal or dissenters’ rights in connection with the Merger under applicable law or contractual appraisal rights under the PBFX Partnership Agreement or the Merger Agreement.
Fees and Expenses
Except a party’s reimbursement or termination fee obligations in connection with the termination of the Merger Agreement, generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. Expenses relating to the preparation, printing, filing and mailing of this proxy statement/prospectus and the related Schedule 13E-3 will be paid 50% by PBF Energy and 50% by PBFX. Total fees and expenses incurred or to be incurred by PBFX and PBF Energy in connection with the Merger are estimated at this time to be as follows:
Amount to be Paid
Financial advisory fee and expenses	$
Legal, accounting and other professional fees	$
Proxy solicitation, printing and mailing costs and filing fees	$
Transfer agent and paying agent fees and expenses	$
Insurance premiums and other costs and expenses	$
Total	$
Financing of the Merger
The total amount of funds necessary to consummate the Cash Consideration portion of the Merger Consideration is anticipated to be approximately $303.3 million. PBF Energy expects to fund such Cash Consideration with cash on hand and/or borrowings under the Revolving Credit Facility. There is no financing condition or other financing plan or arrangement of PBF Energy in connection with the Merger.
PBF Holding and certain of its wholly owned subsidiaries, as borrowers or subsidiary guarantors, are parties to the Revolving Credit Facility with Bank of America, National Association as administrative agent, and certain other lenders. The Revolving Credit Facility matures in January 2025 and has a maximum commitment of $4.3 billion through May 2023 (currently set to adjust to $2.75 billion in May 2023 through January 2025).
Borrowings under the Revolving Credit Facility bear interest at the Alternative Base Rate plus the Applicable Margin or at the Term SOFR Rate plus the Applicable Margin (all as defined in the Revolving Credit Facility). The Applicable Margin ranges from 0.25% to 1.00% for Alternative Base Rate Loans and from 1.25% to 2.00% for Term SOFR Loans, in each case depending on PBF Energy’s corporate credit rating. In addition, the LC Participation Fee ranges from 1.00% to 1.75% depending on PBF Energy’s corporate credit rating and the Fronting Fee is capped at 0.25%.
The Revolving Credit Facility contains customary covenants and restrictions on the activities of PBF Holding and its subsidiaries, including, but not limited to, limitations on incurring additional indebtedness, liens, negative pledges, guarantees, investments, loans, asset sales, mergers and acquisitions, prepayment of other debt, distributions, dividends and the repurchase of capital stock, transactions with affiliates and the ability of PBF Holding to change the nature of its business or its fiscal year; all as defined in the Revolving Credit Facility.
In addition, the Revolving Credit Facility has a financial covenant which requires that if at any time Excess Availability, as defined in the Revolving Credit Facility, is less than the greater of (i) 10% of the lesser of the then existing Borrowing Base and the then aggregate Revolving Commitments of the Lenders (the “Financial Covenant Testing Amount”), and (ii) $100.0 million, and until such time as Excess Availability is greater than the Financial Covenant Testing Amount and $100.0 million for a period of 12 or more consecutive days, PBF Holding will not permit the Consolidated Fixed Charge Coverage Ratio, as defined in the Revolving Credit Facility and determined as of the last day of the most recently completed quarter, to be less than 1 to 1.
PBF Holding’s obligations under the Revolving Credit Facility are (a) guaranteed by each of its domestic operating subsidiaries that are not Excluded Subsidiaries (as defined in the Revolving Credit Facility), and (b) secured by a lien on (i) PBF LLC’s equity interest in PBF Holding, and (ii) certain assets of PBF Holding and the subsidiary guarantors, including all deposit accounts (other than zero balance accounts, cash collateral accounts, trust accounts and/or payroll accounts, all of which are excluded from the definition of collateral), all accounts receivable, all hydrocarbon inventory (other than that certain inventory, including crude oil, intermediate and certain finished products owned by J. Aron & Company pursuant to the Third Amended and Restated Inventory Intermediation Agreement among J. Aron & Company LLC, PBF Holding, Delaware City Refining Company LLC, Paulsboro Refining Company LLC, and Chalmette Refining, L.L.C) and to the extent evidencing, governing, securing or otherwise related to the foregoing, all general intangibles, chattel paper, instruments, documents, letter of credit rights and supporting obligations; and all products and proceeds of the foregoing.
There are currently no plans or arrangements to finance or repay the indebtedness outstanding under the Revolving Credit Facility other than in the ordinary course of business consistent with past practice and pursuant to the requirements contained in the Revolving Credit Facility.
Regulatory Matters
On August 8, 2022, PBF Energy and PBFX filed the required notice and furnished the required information under the HSR Act to the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”). The 30-day HSR waiting period will expire on September 7, 2022 at 11:59 PM. Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Merger is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. In connection with the Merger, PBF Energy and PBFX each intends to make all other required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE.
PBF Energy and PBFX are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.
Listing of PBF Energy Common Stock to be Issued in the Merger; Delisting and Deregistration of PBFX Common Units
PBF Energy expects to obtain approval to list, on the NYSE, the PBF Energy Common Stock to be issued pursuant to the Merger Agreement, which approval is a condition to the Merger. Upon completion of the Merger, PBFX Common Units will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.
Post-Closing Status of PBFX
After the consummation of the Merger, it is expected that PBFX will remain an indirect subsidiary of PBF Energy (owned 99% by PBF LLC and 1% by PBFX Holdings) indefinitely. There are no definite plans to reorganize or transfer PBFX or any of its assets immediately following the closing as of the date of this proxy statement/prospectus.
Provisions for PBFX Unaffiliated Unitholders
No provision has been made to grant PBFX Unaffiliated Unitholders access to the files of PBFX, PBFX GP or the Parent Entities or to obtain counsel or appraisal services at the expense of the foregoing parties.
Litigation Relating to the Merger
Since the initial public announcement of the Merger by PBF Energy and PBFX on July 28, 2022, none of PBF Energy, PBF LLC, PBFX Holdings, Merger Sub, PBFX or PBFX GP has been named as a defendant in any lawsuit relating to the Merger.
Accounting Treatment
The Merger will be accounted for in accordance with ASC 810, Consolidation. Because PBF Energy controls PBFX both before and after the Merger, the changes in PBF Energy’s ownership interest in PBFX resulting from the Merger will be accounted for as an equity transaction, and no gain or loss will be recognized in PBF Energy’s consolidated income statement. In addition, the tax effects of the Merger are reported as adjustments to other assets, deferred income taxes and additional paid-in capital consistent with ASC 740, Income Taxes.

Interests of Certain Persons in the Merger
In considering the recommendations of the Conflicts Committee and the GP Board, the PBFX Unitholders should be aware that some of the executive officers and directors of PBFX GP have interests in the transaction that may differ from, or may be in addition to, the interests of the PBFX Unitholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The Conflicts Committee and the GP Board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the Merger Agreement.
Common Directors and Executive Officers
Thomas J. Nimbley is Chairman of the Board of Directors of PBF Energy and PBFX GP. Each of Matthew C. Lucey and C. Erik Young are members of the GP Board.
The following executive officers of PBFX GP are executive officers of PBF Energy:
•	Thomas J. Nimbley is Chief Executive Officer of PBF Energy and PBFX GP;
•	Matthew C. Lucey is President of PBF Energy and Executive Vice President of PBFX GP;
•	C. Erik Young is Senior Vice President and Chief Financial Officer of PBF Energy and PBFX GP;
•	Trecia Canty is Senior Vice President, General Counsel and Secretary of PBF Energy and PBFX GP;
•	James E. Fedena is Senior Vice President, Logistics, Renewables and Strategic Assets of PBF Energy and PBFX GP; and
•	Wendy Ho Tai is Senior Vice President, Human Resources of PBF Energy and PBFX GP.
Each of these individuals will retain their position with PBF Energy following the Merger.
Indemnification and Insurance
The Merger Agreement provides that from and after the Effective Time, PBF Energy and PBFX (as the surviving entity of the Merger) jointly and severally agree to indemnify and hold harmless against any reasonable cost or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual legal proceeding, and provide advancement of expenses with respect to each of the foregoing to, any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of PBF Energy, PBFX, PBFX GP, PBF LLC or any of their respective subsidiaries, to the fullest extent permitted under applicable law.
In addition, PBF Energy and PBFX (continuing as an indirect subsidiary of PBF Energy, owned 99% by PBF LLC and 1% by PBFX Holdings) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers and directors and advancement of expenses contained in the organizational documents of PBFX and PBFX GP immediately prior to the Effective Time and ensure that the organizational documents of PBFX and PBFX GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of PBFX and PBFX GP than as set forth in such organizational documents as of the execution date of the Merger Agreement.
Under the Merger Agreement, PBF Energy will, prior to the Effective Time, purchase a “tail policy” under PBFX’s existing directors’ and officers’ liability insurance policies, on terms and conditions providing substantially equivalent benefits as PBFX’s existing directors’ and officers’ liability insurance policies, to provide coverage for a period of six years from the Effective Time with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such persons in their capacity as such.
Directors and Executive Officers of PBF Energy After the Merger
The directors and executive officers of PBF Energy prior to the Merger are expected to continue as directors and executive officers of PBF Energy after the Merger.

Security Ownership of Directors and Executive Officers
The following table sets forth, as of August 24, 2022, the beneficial ownership of PBF Energy Common Stock and PBFX Common Units held by (i) any person known by PBF Energy and PBFX to be the beneficial owner of more than 5% of the outstanding shares of PBF Energy Common Stock or PBFX Common Units, (ii) the directors and named executive officers of PBF Energy, individually, and the directors and executive officers as a group, and (iii) the directors and named executive officers of PBFX GP, individually, and the directors and executive officers as a group.
The amounts and percentage of units or shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Except as indicated by footnote, the persons named in the tables below have sole voting and investment power with respect to all units or shares shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address for all beneficial owners in this table is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054 and its telephone number is (973) 455-7500.
Name of Beneficial Owner	PBFX Common Units	Percentage of PBFX Common Units Outstanding(1)	PBF Energy Common Stock Prior to the Merger	Percentage of shares of PBF Energy Common Stock Outstanding(1)
Five percent holders of PBF Energy
Carlos Slim Helú, et al.(2) Control Empresarial Carso Energy Corp.	7,282,592	11.6%	11,745,500	9.6%
BlackRock, Inc.(3)	—	—	17,041,582	13.9%
The Vanguard Group(4)	—	—	12,527,591	10.3%
State Street Corporation(5)	—	—	9,879,067	8.1%
SSGA Funds Management, Inc.(5)	—	—	7,735,477	6.3%

Directors and executive officers of PBF Energy
Spencer Abraham(6)	—	—	52,211	*
Wayne Budd(7)	—	—	46,957	*
Trecia Canty(8)	40,851	*	458,195	*
Karen Davis(9)	27,266	*	25,405	*
Timothy Paul Davis(10)	42,262	*	558,203	*
Paul J. Donahue, Jr.(11)	—	—	8,845	*
S. Eugene Edwards(12)	1,000	*	47,139	*
James Fedena(13)	90,330	*	190,210	*
Wendy Ho Tai(14)	11,597	*	69,796	*
Robert Lavinia(15)	11,600	*	43,975	*
Kimberly Lubel(16)	—	—	35,689	*
Matthew C. Lucey(17)	87,330	*	910,481	*
Thomas J. Nimbley(18)	189,420	*	2,576,094	2.1%
Thomas O’Connor(19)	48,423	*	546,577	*
George Ogden(20)	9,171	*	31,555	*
Steven Steach(21)	16,055	*	74,366	*
C. Erik Young(22)	48,688	*	718,479	*
All directors and executive officers as a group(23)	623,993	1.0%	6,394,177	5.2%

Name of Beneficial Owner	PBFX Common Units	Percentage of PBFX Common Units Outstanding(1)	PBF Energy Common Stock Prior to the Merger	Percentage of shares of PBF Energy Common Stock Outstanding(1)

Five percent holders of PBFX
Carlos Slim Helú, et al.(2) Control Empresarial Carso Energy Corp.	7,282,592	11.6%	11,745,500	9.6%
Invesco Ltd.(24)	3,500,414	5.6%	—	—
PBF Energy Inc.(25)	29,953,631	47.7%	—	—

Directors and executive officers of PBFX
Trecia Canty(8)	40,851	*	458,195	*
James Fedena(13)	90,330	*	190,210	*
Michael D. Gayda	59,580	*	6,538	*
Wendy Ho Tai(14)	11,597	*	69,796	*
Bruce A. Jones	34,740	*	—	—
Matthew C. Lucey(16)	87,330	*	910,481	*
Thomas J. Nimbley(17)	189,420	*	2,576,094	2.1%
David Roush	24,707	*	—	—
C. Erik Young(22)	48,688	*	718,479	*
Lawrence Ziemba	4,723	*	—	—
All directors and executive officers as a group	591,966	*	4,929,793	4.0%
*	Less than 1 percent.
(1)	The percentage of ownership is based on 62,740,190 of PBFX Common Units and 122,198,247 shares of PBF Energy Common Stock outstanding on August 24, 2022.
(2)
Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, María Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the “Slim Family”), Control Empresarial (as defined below), and Carso Energy Corp. amounts are derived from as the Statement of Changes in Beneficial Ownership on Form 4 filed with the SEC on June 6, 2022, with respect to the PBF Energy Common Stock, and August 1, 2022, with respect to the PBFX Common Units. The Slim Family are beneficiaries of a Mexican trust that in turn owns all of the issued and outstanding voting equity securities of Control Empresarial de Capitales S.A. de C.V. (“Control Empresarial”). Control Empresarial, a sociedad anónima de capital variable organized under the laws of the United Mexican States (“Mexico”), is a holding company with portfolio investments in various companies. Carso Energy Corp., a corporation organized under the laws of Delaware, is a holding company with portfolio investments in various companies in the oil and gas and electricity industries. Carso Energy Corp. is a wholly owned subsidiary of Carso Electric, S.A. de C.V, a wholly owned subsidiary of Carso Energy, S.A. de C.V., a subsidiary of Grupo Carso, S.A.B. de C.V. (“Grupo Carso”). The members of the Slim Family are beneficiaries of a Mexican trust which controls Grupo Carso. The Slim Family, Control Empresarial and Carso Energy Corp. have shared voting and dispositive power with respect to all of the shares of PBF Energy Common Stock and the PBFX Common Units. The principal business address for each member of the Slim Family is: Paseo de Las Palmas #736, Colonia Lomas de Chapultepec, 11000 Ciudad de México, México. The principal address for Control Empresarial is Paseo de las Palmas 781, Piso 3, Lomas de Chapultepec, Sección III, Miguel Hidalgo, Ciudad de México, México, 11000. The principal business address for Carso Energy Corp. is: 900 Avenue S., Grand Prairie, Texas 75050.

(3)
Blackrock, Inc. amounts are derived from a Schedule 13G/A filed with the SEC on January 27, 2022. Blackrock, Inc. filed on behalf of itself and its subsidiaries, BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited and BlackRock Fund Advisors (collectively, “Blackrock”). Blackrock has sole voting power with respect to 16,532,141 shares and sole dispositive power with respect to all of the reported shares. The principal business address for BlackRock, Inc. is: 55 East 52nd Street, New York, NY 10055.

(4)
The Vanguard Group amounts are derived from a Schedule 13G/A filed with the SEC on March 9, 2022. The Vanguard Group does not have sole voting power with respect to any shares and has shared voting power with respect to 104,858 shares, sole dispositive power with respect to 12,346,876 shares and shared dispositive power with respect to 180,715 shares. The principal business address for the Vanguard Group is: 100 Vanguard Blvd., Malvern, PA 19355.

(5)
State Street Corporation and SSGA Funds Management, Inc. amounts are derived from a Schedule 13G filed with the SEC on February 11, 2022. State Street Corporation does not have sole voting power or dispositive power with respect to any shares and has shared voting power with respect to 9,662,768 shares and shared dispositive power with respect to 9,879,067 shares. SSGA Funds Management, Inc. does not have sole voting power or dispositive power with respect to any shares and has shared voting power with respect to 7,714,800 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 7,735,477 shares. The principal business address for State Street Corporation and SSGA Funds Management, Inc. is: State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(6)
Consists of (a) 33,818 shares of PBF Energy Common Stock held directly by Mr. Abraham; (b) 5,518 Series A limited liability company membership interest of PBF LLC (“PBF LLC Series A Units”); and (c) 12,875 shares of restricted PBF Energy Common Stock, which are entitled to vote and receive dividends but are subject to restrictions on transfer.

(7)
Consists of (a) 33,950 shares of PBF Energy Common Stock held directly by Mr. Budd; and (b) 13,007 shares of restricted PBF Energy Common Stock, which are entitled to vote and receive dividends but are subject to restrictions on transfer.

(8)
Consists of (a) 38,619 shares of PBF Energy Common Stock held directly by Ms. Canty; and (b) 419,576 shares of PBF Energy Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(9)
Consists of (a) 11,852 shares of PBF Energy Common Stock held directly by Ms. Davis; and (b) 13,553 shares of restricted PBF Energy Common Stock, which are entitled to vote and receive dividends but are subject to restrictions on transfer.

(10)
Consists of (a) 44,126 shares of PBF Energy Common Stock held directly by Mr. Davis; and (b) 514,077 shares of PBF Energy Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(11)	Consists of 8,845 shares of restricted PBF Energy Common Stock, which are entitled to vote and receive dividends but are subject to restrictions on transfer.
(12)
Consists of (a) 33,239 shares of PBF Energy Common Stock held directly by Mr. Edwards; and (b) 13,900 shares of restricted PBF Energy Common Stock, which are entitled to vote and receive dividends but are subject to restrictions on transfer.

(13)
Consists of (a) 9,508 shares of PBF Energy Common Stock held directly by Mr. Fedena; (b) 10,191 shares of PBF Energy Common Stock held by a retirement account; (c) 45,600 PBF LLC Series A Units; (d) compensatory warrants to purchase 2,400 Series A Units; and (e) 122,511 shares of PBF Energy Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(14)
Consists of (a) 23,251 shares of PBF Energy Common Stock held directly by Ms. Ho Tai; (b) 14,200 PBF LLC Series A Units; (c) 7,334 shares of restricted PBF Energy Common Stock, which are entitled to vote but shall not be entitled to receive dividends on a current basis until such restricted shares vest, and are subject to vesting; and (d) 25,011 shares of PBF Energy Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(15)
Consists of (a) 30,878 shares of PBF Energy Common Stock held directly by Mr. Lavinia; and (b) 13,097 shares of restricted PBF Energy Common Stock, which are entitled to vote and receive dividends and are subject to restrictions on transfer.

(16)
Consists of (a) 21,788 shares of PBF Energy Common Stock held directly by Ms. Lubel; and (b) 13,901 shares of restricted PBF Energy Common Stock which are entitled to vote and receive dividends and are subject to restrictions on transfer.

(17)
Consists of (a) 115,618 shares of PBF Energy Common Stock held directly by Mr. Lucey; (b) 69,198 PBF LLC Series A Units; and (c) 725,665 shares of PBF Energy Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(18)
Consists of (a) 431,289 shares of PBF Energy Common Stock held directly by Mr. Nimbley; (b) 675,000 PBF LLC Series A Units; and (c) 1,469,805 shares of PBF Energy Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(19)
Consists of (a) 80,000 shares of PBF Energy Common Stock held directly by Mr. O’Connor; and (b) 466,577 shares of PBF Energy Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(20)
Consists of (a) 18,561 shares of PBF Energy Common Stock held directly by Mr. Ogden; and (b) 12,994 shares of restricted PBF Energy Common Stock which are entitled to vote and receive dividends and are subject to restrictions on transfer.

(21)
Consists of (a) 6,855 shares of PBF Energy Common Stock held directly by Mr. Steach; and (b) 67,511 shares of PBF Energy Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(22)
Consists of (a) 66,893 shares of PBF Energy Common Stock held directly by Mr. Young; (b) 20,215 PBF LLC Series A Units; and (c) 631,371 shares of PBF Energy Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(23)
Consists of (a) 1,000,245 shares of PBF Energy Common Stock held directly by directors and officers of PBF Energy; (b) 10,191 shares of PBF Energy Common Stock held by retirement accounts; (c) 829,731 PBF LLC Series A Units, (d) 102,172 shares of restricted PBF Energy Common Stock, which are entitled to vote and receive dividends and are subject to restrictions on transfer; (e) 7,334 shares of restricted PBF Energy Common Stock, which are entitled to vote and shall not be entitled to receive dividends on a current basis until such restricted shares vest and are subject to vesting; (f) compensatory warrants to purchase 2,400 Series A Units; and (g) 4,442,104 shares of PBF Energy Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(24)
According to a Schedule 13G filed with the SEC on February 16, 2021 by Invesco Ltd., with an address of 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. The Schedule 13G reports that Invesco Ltd. has sole voting and dispositive power with respect to the reported PBFX Common Units.

(25)
A subsidiary of PBF Energy holds the PBFX Common Units and general partner interest. PBF LLC directly holds 29,953,631 PBFX Common Units and the non-economic general partner interest. PBF Energy is the ultimate parent of PBF LLC and may, therefore, be deemed to beneficially own the units held. PBF Energy files information with, or furnishes information to, the SEC pursuant to the information requirements of the Exchange Act.

No Golden Parachute or Other Compensation Payable to the Named Executive Officers or Directors of PBFX GP by the Parent Entities, PBFX or PBFX GP in Connection with the Merger
None of the executive officers or directors of the PBFX GP are entitled to any compensation from the Parent Entities, PBFX or PBFX GP as a result of any agreement or understanding between such executive officer or director, as applicable, and PBFX, PBFX GP or the Parent Entities that is enhanced by reason of the occurrence of the transactions contemplated by the Merger Agreement, including the Merger.

Section 14A(b) of the Exchange Act and Item 402(t) of Regulation S-K under the Exchange Act require that companies provide their shareholders with the opportunity to vote to approve, on an advisory non-binding basis, any “golden parachute compensation” for its named executive officers regarding any agreement or understanding, between such named executive officer and the acquiring company or target company that is based on or otherwise relates to the transactions contemplated by the Merger Agreement, including the Merger. Because no “golden parachute” or similar compensation arrangements are to be received by any of the named executive officers of PBFX GP as a result of any agreement or understanding between such executive officer and PBFX, PBFX GP or the Parent Entities based on or otherwise relating to the transactions contemplated by the Merger Agreement, including the Merger, no disclosure is required under Item 402(t) of Regulation S-K and no advisory vote is required by Section 14A(b) and Rule 14(a)-21(c) under the Exchange Act.

THE MERGER AGREEMENT
This section of this proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not describe all of the terms of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Merger.
The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about PBF Energy, PBFX or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures contained in the Merger Agreement and described in this summary. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, as of a specific date. These representations were made solely for the benefit of the parties to the Merger Agreement and may be subject to important qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating risk between parties to the Merger Agreement rather than the purpose of establishing these matters as facts, and may apply standards of materiality in ways that are different from those generally applicable to reports filed with the SEC or from what may be viewed as material by investors. These representations do not survive completion of the Merger. For the foregoing reasons, one should not read these representations or any description thereof as characterizations of the actual state of facts or condition of PBF Energy or PBFX, which are disclosed in the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference herein.
The Merger; Effective Time; Closing
Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub, a wholly owned subsidiary of PBF LLC, will merge with and into PBFX, with PBFX surviving as an indirect subsidiary of PBF Energy, owned 99% by PBF LLC and 1% by PBFX Holdings.
At the Effective Time, each PBFX Common Unit issued and outstanding, other than (a) PBFX Common Units that are owned immediately prior to the Effective Time by PBFX, which will be automatically cancelled and will cease to exist, and (b) PBFX Common Units owned immediately prior to the Effective Time by PBFX GP, PBF LLC or any subsidiaries of PBF Energy (other than PBFX), which will remain outstanding, unaffected by the Merger, will be converted into the right to receive: (i) 0.270 of a share of PBF Energy Common Stock, (ii) $9.25 in cash, without interest, (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such PBFX Common Units, and (iv) any cash in lieu of fractional shares of PBF Energy Common Stock as described below. The non-economic general partner interest will also remain outstanding, unaffected by the Merger.
The Merger Agreement includes the 19.9% Cap Adjustment Mechanism so that the number of shares of PBF Energy Common Stock to be issued in the Merger does not exceed 19.9% Limitation. The 19.9% Cap Adjustment Mechanism is necessary to ensure that PBF Energy satisfies certain applicable regulatory restrictions regarding issuing common stock without stockholder approval imposed by the NYSE. In the event that the 19.9% Cap Adjustment Mechanism is triggered, (i) the Exchange Ratio of 0.270 will be reduced to the Adjusted Exchange Ratio, and (ii) the Cash Consideration will be increased by an amount equal to the product of $31.14, multiplied by the difference between the Exchange Ratio and the Adjusted Exchange Ratio.
PBF Energy will not issue any fractional shares in the Merger. Instead, each holder of PBFX Common Units that are converted pursuant to the Merger Agreement who otherwise would have received a fraction of a share of PBF Energy Common Stock will be entitled to receive, in lieu thereof, a cash payment (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the average trading prices of the PBF Energy Common Stock over the ten-day period prior to the closing date of the Merger, and (ii) the fraction of the share of PBF Energy Common Stock that such holder would otherwise be entitled to receive pursuant to the Merger Agreement.
The Effective Time will occur at such time as PBF Energy and PBFX cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by PBF Energy and PBFX in writing and specified in the certificate of merger.

The closing of the Merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as PBF Energy and PBFX may agree.
Conditions to Completion of the Merger
PBF Energy and PBFX may not complete the Merger unless each of the following conditions is satisfied or waived:
•	PBFX has obtained the PBFX Unitholder approval;
•	any waiting period applicable to the transactions contemplated by the Merger Agreement under the HSR Act, is terminated or expired;
•
no restraint is in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated by the Merger Agreement illegal;

•
the registration statement of which this proxy statement/prospectus forms a part must have been declared effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC;

•
the PBF Energy Common Stock deliverable to the PBFX Public Unitholders as contemplated by the Merger Agreement must have been approved for listing on the NYSE, subject to official notice of issuance; and

•	all necessary consents, if any, under the PBFX Credit Facility will have been obtained or replacement facilities acceptable to PBF Energy will have been entered into.
The obligations of the Parent Entities to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:
•	the representations and warranties in the Merger Agreement of PBFX and PBFX GP:
○
with respect to the due organization, valid existence and good standing of each of PBFX, PBFX GP and their respective material subsidiaries, the capitalization of PBFX, PBFX’s and PBFX GP’s authority to execute the Merger Agreement and complete the transactions contemplated thereby, the approval by the Conflicts Committee of the Merger Agreement and transactions contemplated thereby, and no material adverse effect having occurred on PBFX, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

○
with respect to all other representations and warranties, being true and correct in each case, both when made and at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty, other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls, and information supplied for inclusion in this proxy statement/prospectus) does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on PBFX;

•	PBFX and PBFX GP having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and
•	the receipt by PBF Energy of an officer’s certificate signed on behalf of PBFX and PBFX GP by an executive officer of PBFX GP certifying that the preceding conditions have been satisfied.

The obligation of PBFX to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:
•	the representations and warranties in the Merger Agreement of the Parent Entities:
○
with respect to the due organization, valid existence and good standing of each of the Parent Entities and each material subsidiary of PBF Energy and PBF LLC (excluding PBFX GP and its subsidiaries), the capitalization of PBF Energy, PBFX Holdings and Merger Sub, the authority of the Parent Entities to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, and no material adverse effect having occurred on the Parent Entities, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

○
with respect to all other representations and warranties, being true and correct at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty, other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls, and information supplied for inclusion in this proxy statement/prospectus) does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on the Parent Entities;

•	the Parent Entities having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and
•	the receipt by PBFX of an officer’s certificate signed on behalf of PBF Energy by an executive officer of PBF Energy certifying that the preceding conditions have been satisfied.
For purposes of the Merger Agreement, the term “material adverse effect” means, when used with respect to a person, any change, condition, circumstance, effect, development, state of facts, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of such person and its subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger and the issuance of shares of PBF Energy Common Stock; provided, however, that with respect to the immediately preceding clause (x), any adverse changes, conditions, circumstances, effects, developments, states of facts, events or occurrences arising out of or resulting from or due to any of the following shall be disregarded in determining whether there a material adverse effect has occurred or would reasonably be expected to occur: (i) changes, conditions, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the Merger Agreement or the transactions contemplated therein or, except specifically for purposes of the representations and warranties made by the Parent Entities, PBFX and PBFX GP in the Merger Agreement relating to the noncontravention by such applicable party, and the satisfaction of the closing conditions set forth in the Merger Agreement (and described above under “—Conditions to Completion of the Merger”) with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by the Merger Agreement; (iii) any change in the market price or trading volume of limited partner interests, shares of common stock or other equity securities of such person or the credit rating of such person (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (iv) acts of war, terrorism (including domestic terrorism or cyberterrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, hacking, ransomware or any other electronic attack, pandemics (including the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events; (v) changes in any applicable laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries (or in the case of PBF Energy, PBFX) (on their own or on behalf of such person or any of its subsidiaries or in the case of PBF Energy, PBFX) arising out of or related to the Merger Agreement or the transactions contemplated therein; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, or natural gas liquids; (viii) any failure of a person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect), and (ix) with respect to PBF Energy only, any effect to the extent resulting from a change, condition, circumstance, effect, development, state of facts, event or occurrence that has a material adverse effect on PBFX and its subsidiaries; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a material adverse effect if and to the extent such changes, conditions, circumstances, effects, developments, state of facts, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries and in the geographic markets in which such person and its subsidiaries operate, in which case only the incremental disproportionate adverse effect of such changes, conditions, circumstances, effects, developments, state of facts, events or occurrences shall be taken into account for the purpose of determining whether a material adverse effect has occurred.
Representations and Warranties
The Merger Agreement contains representations and warranties by the Parent Entities, on the one hand, and PBFX and PBFX GP, on the other hand. These representations and warranties have been made solely for the benefit of the other party to the Merger Agreement and:
•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement; and
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.
Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.
The representations and warranties made by both the Parent Entities, on the one hand, and PBFX and PBFX GP, on the other hand, relate to, among other things:
•	organization, standing and similar organizational matters;
•	capital structure;
•
due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;
•	documents filed with the SEC, and the financial statements included in those documents since December 31, 2020;
•	maintenance of a system of internal controls;
•	absence of changes or events since March 31, 2022;

•	no undisclosed liabilities;
•	legal proceedings;
•	compliance with applicable laws;
•	information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;
•	taxes and other tax matters;
•	benefit plans;
•	environmental matters;
•	brokers and other advisors;
•	insurance;
•	the Investment Company Act of 1940, as amended; and
•	no other representations and warranties.
Additional representations and warranties made only by PBFX and PBFX GP to the Parent Entities relate to, among other things, permits, material contracts, and the opinion of the financial advisor.
Additional representations and warranties made only by the Parent Entities to PBFX relate to, among other things, property, intellectual property and ownership of PBFX Common Units.
Conduct of Business Prior to Closing
Under the Merger Agreement, each of the Parent Entities, on the one hand, and PBFX and PBFX GP, on the other hand, has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, unless the other party gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed).
Subject to certain exceptions, unless PBF Energy consents in writing (which consent cannot be unreasonably withheld, delayed or conditioned), PBFX GP and PBFX have agreed, and will cause their respective subsidiaries, to conduct its business in the ordinary course of business consistent with past practice; provided, that this provision prohibits PBFX and its subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting from the COVID-19 pandemic, or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to PBFX to take commercially reasonable actions outside of the ordinary course of business or not consistent with past practice; provided, further, however, that prior to taking any such action outside of the ordinary course of business or not consistent with past practice, PBFX and PBFX GP shall consult with the PBF Energy and consider in good faith the views of PBF Energy regarding any such proposed action.
In addition, subject to certain exceptions, unless PBF Energy consents in writing (which consent cannot be unreasonably withheld, delayed or conditioned), each of PBFX and PBFX GP will not, and will not permit any of their respective subsidiaries to:
•
amend the organizational documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•
declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the PBFX Common Units, other than payment of regular quarterly cash distributions to the PBFX Unitholders at the current distribution rate of $0.30 per PBFX Common Unit;

•
issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of PBFX or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than (i) issuances of Phantom Unit Awards in the ordinary course of business or PBFX Common Units upon vesting or settlement of Phantom Unit Awards that are outstanding on the date of the Merger Agreement or otherwise granted in compliance with the Merger Agreement, or (ii) in connection with the refinancing of the PBFX Credit Facility or other PBFX indebtedness;
•
make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other person, other than immaterial acquisitions or dispositions in the ordinary course of business;

•
make any loans or advances to any person (other than (i) to its employees in the ordinary course of business consistent with past practice, (ii) loans and advances to PBFX or any of its subsidiaries, and (iii) trade credit granted in the ordinary course of business consistent with past practice);

•
incur, refinance or assume, or prepay or repurchase, any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of PBFX or any of its subsidiaries, other than (i) refinancing the PBFX Credit Facility, (ii) repurchasing or redeeming PBFX’s outstanding notes, including in connection with borrowings from PBF Energy or PBF LLC by PBFX to the extent approved by the Conflicts Committee, (iii) borrowings from PBFX or any of its subsidiaries by PBFX or any of its subsidiaries, (iv) repayments of borrowings from PBFX or any of its subsidiaries by PBFX or any of its subsidiaries and guarantees by PBFX or any of its subsidiaries of indebtedness of PBFX or any of its subsidiaries, and (v) repayments or repurchases required pursuant to the terms of such indebtedness for borrowed money or debt securities;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;
•	adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;
•
waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a material adverse effect;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP;
•
except as required by applicable law or the terms of any PBFX benefit plan existing and in effect on the date of the Merger Agreement or as contemplated by the Merger Agreement, (i) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any benefit plan (or any plan or arrangement that would be a benefit plan if in effect as of the date of the Merger Agreement), (ii) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of PBFX GP, PBFX or any of their respective subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (iii) accelerate any material rights or benefits under any benefit plan, or (iv) grant or amend any Phantom Unit Awards or other equity awards, except in the ordinary course of business or as contemplated by the Merger Agreement; or

•
agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Subject to certain exceptions, unless PBFX consents in writing (which consent cannot be unreasonably withheld, delayed or conditioned), (i) each of the Parent Entities will cause their respective subsidiaries, to conduct its business in the ordinary course of business consistent with past practice, and (ii) PBF Energy will not, and will not permit its subsidiaries to:
•
amend PBF Energy’s or any of its subsidiaries’ organizational documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement, or (b) adversely affect (1) the economic benefits to be obtained by PBFX Public Unitholders upon the consummation of the Merger, or (2) the terms of PBF Energy’s shares in any material respect;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of PBF Energy’s capital stock;
•	adopt a plan or agreement of complete or partial liquidation or dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;
•
agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

provided, that none of the above shall not prohibit PBF Energy and its subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting from the COVID-19 pandemic, or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to PBF Energy to take commercially reasonable actions outside of the ordinary course of business consistent with past practice.
Change in GP Board Recommendation
Under the Merger Agreement, PBFX, based on the Conflicts Committee’s recommendation, has agreed to recommend that the PBFX Unitholders vote in favor of the Merger Proposal (the “GP Board Recommendation”) and use reasonable best efforts to obtain the PBFX Unitholder approval. Subject to the provisions described below, the Merger Agreement provides that the GP Board and PBFX GP, including the GP Board or the Conflicts Committee, directly or indirectly, will not:
•	withdraw, modify or qualify, propose publicly to withdraw, modify or qualify, in any manner adverse to PBF Energy, the GP Board Recommendation; or
•	fail to include the GP Board Recommendation in this proxy statement/prospectus.
Each of the foregoing actions is referred to as an “PBFX Adverse Recommendation Change.”
Notwithstanding these restrictions, before PBFX obtains the PBFX Unitholder approval, either the GP Board or the Conflicts Committee may make a PBFX Adverse Recommendation Change or terminate the Merger Agreement if, in response to an Intervening Event and following consultation with its financial advisors and outside legal counsel, it determines in good faith that the failure to take such action would be inconsistent with its duties under the PBFX Partnership Agreement and applicable law.
The Merger Agreement further provides that the GP Board or the Conflicts Committee may not make a PBFX Adverse Recommendation Change or terminate the Merger Agreement unless: (i) the GP Board or the Conflicts Committee, as applicable, has provided prior written notice to PBF Energy specifying in reasonable detail the material events giving rise to the Intervening Event at least three calendar days in advance of its intention to take such action with respect to a PBFX Adverse Recommendation Change or termination of the Merger Agreement, as the case may be, unless at the time such notice is otherwise required to be given there are less than three calendar days prior to the PBFX Special Meeting, in which case the GP Board or the Conflicts Committee, as applicable, shall provide as much notice as is practicable (the period inclusive of all such days, the “Notice Period”); and (ii) during the Notice Period, the GP Board or the Conflicts Committee has negotiated and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate with PBF Energy in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such PBFX Adverse Recommendation Change or terminate the Merger Agreement, as the case may be, would not be inconsistent with its duties under the PBFX Partnership Agreement and applicable law; provided, however, that the GP Board or the Conflicts Committee, as applicable, shall take into account all changes to the terms of the Merger Agreement proposed by PBF Energy in determining whether the failure to effect such PBFX Adverse Recommendation Change or terminate the Merger Agreement, as the case may be, would not be inconsistent with its duties under the PBFX Partnership Agreement and applicable law.
An “Intervening Event” means a material event, fact or circumstance, development or occurrence that is not known or reasonably foreseeable to or by the GP Board or the Conflicts Committee, as the case may be, as of the date of the Merger Agreement, which event, fact, circumstance, development or occurrence becomes known to or by the GP Board or the Conflicts Committee, as the case may be, prior to the PBFX Special Meeting.
PBFX Unitholder Approval
PBFX has agreed to hold a special meeting of the PBFX Unitholders as promptly as practicable for purposes of obtaining the PBFX Unitholder approval. See “The PBFX Special Meeting.” Unless the Merger Agreement is terminated, this obligation will not be affected by the withdrawal or modification by the GP Board or the Conflicts Committee of its recommendation or any other action by the GP Board or the Conflicts Committee, as the case may be, with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement.
The Merger Agreement also requires PBFX, based on the Conflicts Committee’s recommendation, to recommend to the PBFX Unitholders approval of the Merger Agreement and use reasonable best efforts to obtain the PBFX Unitholder approval.
Reasonable Best Efforts to Obtain the PBFX Unitholder Approval
PBFX has agreed to, as soon as reasonably practicable following the date on which the registration statement of which this proxy statement/prospectus forms a part has been declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold a meeting of the PBFX Unitholders for the purpose of obtaining the PBFX Unitholder approval. PBFX will use reasonable best efforts to obtain the PBFX Unitholder approval.
Agreement to Take Further Action and to Use Reasonable Best Efforts
Each of PBF Energy, PBF LLC, PBFX Holdings, Merger Sub, PBFX and PBFX GP are required to cooperate with each other and use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing to be satisfied as promptly as practicable (and in any event no later than March 31, 2023), including, for the avoidance of doubt, in the case of PBF Energy until the Effective Time or the termination of Merger Agreement, causing to be voted, all PBFX Common Units beneficially owned by PBF Energy in favor of the Merger at the PBFX Unitholder meeting pursuant to the Support Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws), (ii) obtain promptly (and in any event no later than March 31, 2023) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, and (iii) defend any proceedings challenging the Merger Agreement or the completion of the transactions contemplated by the Merger Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to complete the transactions contemplated by the Merger Agreement.
In furtherance and not in limitation of the foregoing, each party (including by their respective subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and in any event within five business days after the date of the Merger Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act or any other applicable antitrust law and use its reasonable best efforts to take, or cause to be taken (including by their respective subsidiaries), all other actions consistent with the foregoing necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable (and in any event no later than March 31, 2023).
Furthermore, each party must use its reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the Merger Agreement and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the Merger Agreement, including any proceeding initiated by a private party, and (ii) promptly inform the other party of, and supply to the other party, any communication received from the FTC, the Antitrust Division of the DOJ, or any other governmental authority and any material communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by the Merger Agreement.
Conflicts Committee
PBF Energy, PBF LLC, PBFX Holdings and Merger Sub have agreed, until the Effective Time or the termination of the Merger Agreement, not to, without the consent of a majority of the then existing members of the Conflicts Committee, take any action (or permit their respective subsidiaries to take any action) intended to cause PBFX GP to eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the GP Board that is a member of the Conflicts Committee either as a director or member of such committee.
Access to Information; Confidentiality
Until completion of the Merger, each party to the Merger Agreement has agreed to afford the other parties and their respective representatives reasonable access, during normal business hours (and with respect to books and records, the right to copy) and subject to certain conditions, to all of its and its subsidiaries’ respective properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other representatives, in each case for integration and operational planning related to the transactions completed by the Merger Agreement; provided, such access shall be provided on a basis that minimizes the disruptions to the operations of the requested party and its representatives. Also, PBFX has agreed to keep confidential any nonpublic information received from PBF Energy in accordance with the terms of the confidentiality agreement entered into between the parties.
Indemnification and Insurance
The Merger Agreement provides that from and after the Effective Time, PBF Energy and PBFX (as the surviving entity of the Merger) jointly and severally agree to indemnify and hold harmless against any reasonable cost or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to, any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of PBF Energy, PBFX, PBFX GP, PBF LLC or any of their respect subsidiaries, to the fullest extent permitted under applicable law.
In addition, PBF Energy and PBFX (continuing as an indirect subsidiary of PBF Energy, owned 99% by PBF LLC and 1% by PBFX Holdings) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers and directors and advancement of expenses contained in the organizational documents of PBFX and PBFX GP immediately prior to the Effective Time and ensure that the organizational documents of PBFX and PBFX GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of PBFX and PBFX GP than as set forth in such organizational documents as of the execution date of the Merger Agreement.
In addition, PBF Energy has agreed, prior to the Effective Time, to purchase a “tail policy” under PBFX’s existing directors’ and officers’ liability insurance policies, on terms and conditions providing substantially equivalent benefits as PBFX’s existing directors’ and officers’ liability insurance policies, to provide coverage for a period of six years from the Effective Time with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such persons in their capacity as such.
Certain Tax Matters
For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger, with respect to the holders of PBFX Common Units (other than PBFX Common Units held by PBF Energy and its subsidiaries immediately prior to the closing), as a taxable sale of such PBFX Common Units in exchange for the Merger Consideration. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any proceeding with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental authority.
Withholding
PBF Energy, PBF LLC, Merger Sub, PBFX Holdings, the surviving entity and the exchange agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to the Merger Agreement, without duplication, such amounts, which may include shares of PBF Energy Common Stock, as PBF Energy, PBF LLC, Merger Sub, PBFX Holdings, the surviving entity or the exchange agent reasonably deems to be required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent amounts are so withheld and paid over to or deposited with the relevant taxing authority, such withheld amounts will be treated as having been paid to the person in respect of whom such deduction and withholding was made.
Adjustments to Prevent Dilution
The Merger Consideration will be appropriately adjusted to reflect fully the effect of any unit or share dividend or distribution payable in partnership interests, voting securities, equity interests or rights, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, merger, consolidation, reorganization, exchange of units or shares or other similar transaction with respect to the number of outstanding PBFX Common Units or shares of PBF Energy Common Stock prior to the Effective Time to provide the PBFX Unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.
Dividends and Distributions
No dividends or other distributions with respect to PBF Energy Common Stock issued in the Merger will be paid to the holder of any unsurrendered certificates with respect to certificated PBFX Common Units or non-certificated PBFX Common Units represented in book-entry form, in either case, until such certificates or book-entry units are surrendered in accordance with the Merger Agreement. Following such surrender, subject to the effect of escheat, tax or other applicable law, there will be paid, without interest, to the record holder of the shares PBF Energy Common Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of PBF Energy Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of PBF Energy Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of PBF Energy Common Stock, all PBF Energy Common Stock to be issued pursuant to the Merger will be entitled to dividends as if issued and outstanding as of the Effective Time. To the extent applicable, each PBFX Public Common Unit immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such PBFX Public Common Units with a record date occurring prior to the Effective Time that may have been declared by PBFX GP or made by PBFX with respect to such PBFX Public Common Units in accordance with the terms of the PBFX Partnership Agreement and the Merger Agreement, as applicable, and that remain unpaid as of the Effective Time.
In addition, each of PBF Energy and PBFX will coordinate with the other regarding the declaration of any dividends or distributions in respect of PBF Energy Common Stock and PBFX Common Units and the record and payment dates relating thereto, it being the intention that the PBFX Unitholders not receive, for any quarter, distributions both in respect of PBFX Common Units and also dividends in respect of PBF Energy Common Stock that they receive in exchange for such PBFX Common Units in the Merger.
During the term of the Merger Agreement, PBFX GP shall consider and, if appropriate for PBFX, approve and declare, and cause PBFX to pay, a cash distribution to the PBFX Unitholders (including the PBFX Public Unitholders) in accordance with past practice for each completed calendar quarter ending prior to the closing date of the Merger in an amount equal to not less than the current per PBFX Common Unit distribution rate of $0.30 per PBFX Common Unit per completed calendar quarter to the extent a distribution is declared and the closing does not occur prior to the applicable record date established by the GP Board with respect to such quarterly distribution. Neither PBFX nor PBFX GP shall be required to take any action with respect to a cash distribution if such action would violate applicable law, the certificate of limited partnership of PBFX, the PBFX Partnership Agreement or any contract to which PBFX or PBFX GP is a party as of July 27, 2022.
Section 16 Matters
Prior to the completion of the Merger, PBF Energy and PBFX have agreed to take all steps as may be required to cause any dispositions of PBFX Common Units or acquisitions of PBF Energy Common Stock resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PBFX, or will become subject to such reporting requirements with respect to PBF Energy, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Access to Information
Upon reasonable advance notice and subject to applicable laws relating to the exchange of information, each party to the Merger Agreement shall, and shall cause each of its subsidiaries to afford to the other party and its representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and such subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other representatives, in each case for integration and operational planning related to the transactions contemplated by the Merger Agreement; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its representatives. Subject to applicable laws, from the execution date of the Merger Agreement until the Effective Time, PBF Energy and PBFX shall furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by the Merger Agreement during such period pursuant to the requirements of federal, state or foreign laws (including pursuant to the Securities Act, the Exchange Act and the rules of any governmental authority thereunder), as applicable (other than documents which such party is not permitted to disclose under applicable laws) (which furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party), and (ii) all information concerning PBF Energy’s and PBFX’s business, properties and personnel as the other party may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, PBF Energy shall have no obligation to disclose or provide access to any information the disclosure of which PBF Energy has concluded may jeopardize any privilege available to PBF Energy or any of its affiliates relating to such information or would be in violation of a confidentiality obligation binding on PBF Energy or any of its affiliates.
Other Covenants and Agreements
The Merger Agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, confidentiality, applicability of takeover statutes and public announcements.
Treatment of Phantom Unit Awards
The GP Board will take the required actions necessary under the LTIP and the outstanding Phantom Unit Awards to (i) cause each unvested Phantom Unit (as defined in the LTIP) that is outstanding immediately prior to the Effective Time, to immediately prior to the Effective Time, without any action on the part of PBF Energy or the holder of such Phantom Units, automatically become fully vested, and (ii) pursuant to each Phantom Unit

Award, to elect, in lieu of the delivery of one PBFX Common Unit for each Phantom Unit, to pay to the holder of each Phantom Unit an amount in cash equal to the Fair Market Value (as defined in the LTIP) of one PBFX Common Unit. Any accrued but unpaid distribution equivalent rights recorded in the DER Account (as defined in the LTIP) will be paid to the appropriate holder of the corresponding Phantom Unit Award at the closing. Payment in respect of Phantom Units Awards, including DERs will be subject to applicable withholding described in the Phantom Unit Award. Prior to the Effective Time, each of PBFX and PBFX GP will take any necessary actions to ensure that, following the Effective Time, no holder of Phantom Unit Awards or any participant in the LTIP will have any rights thereunder to acquire equity of PBFX, the surviving entity of the Merger or any subsidiaries thereof.
Termination of the Merger Agreement
The Merger Agreement may be terminated prior to the closing of the Merger:
•	by the mutual written consent of PBFX and PBF Energy duly authorized by the Conflicts Committee and the PBF Energy Board, respectively; or
•	by either PBFX or PBF Energy:
○
if the closing does not occur on or before March 31, 2023; provided that this termination right will not be available to (i) PBFX or PBF Energy if the failure to satisfy any condition under the Merger Agreement necessary for the closing of the Merger was due to the failure of, in the case of PBFX, PBFX or PBFX GP or, in the case of PBF Energy, any of the Parent Entities, to perform and comply in all material respects with the covenants and agreements to be performed and complied by such entity prior to the closing of the Merger, or (ii) PBFX or PBF Energy if, in the case of PBF Energy, PBFX or PBFX GP or, in the case of PBFX, any of the Parent Entities, has filed (and is then pursuing) an action seeking specific performance as permitted under the Merger Agreement;

○
if any restraint by a government authority is in effect and has become final and nonappealable; provided, however, that the right to terminate the Merger Agreement is not available to PBFX or PBF Energy if such restraint was due to the failure of, in the case of PBFX, PBFX or PBFX GP and, in the case of PBF Energy, the Parent Entities, to perform any of its obligations under the Merger Agreement; or

○	if the PBFX Special Meeting has occurred and the PBFX Unitholder approval has not been obtained;
•	by PBF Energy:
○	if a PBFX Adverse Recommendation Change has occurred before the PBFX Special Meeting; or
○
if PBFX or PBFX GP has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement, or any representations or warranties become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (“PBFX terminable breach”); provided, however, that such right to terminate shall not be available to PBF Energy if any of the Parent Entities is then in material breach of any of its respective representations, warranties, covenants or agreements contained in the Merger Agreement;

•	by PBFX:
○
if PBF Energy has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement, or any representations or warranties become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured within 30 days (“PBF Energy terminable breach”); provided, however, that such right to terminate shall not be available to PBFX if either PBFX or PBFX GP is then in material breach of any of its respective representations, warranties, covenants or agreements contained in the Merger Agreement; or

○
if prior to the receipt of the PBFX Unitholder approval, in response to an Intervening Event, the GP Board or the Conflicts Committee has determined to terminate the Merger Agreement in accordance with the terms of the Merger Agreement.

Effect of Termination; Termination Fees
If the Merger Agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to either party. However, termination will not relieve either party of any liability for intentional fraud or any willful breach of any covenant or agreement contained in the Merger Agreement prior to termination. In the event of intentional fraud or a willful breach, the aggrieved party is entitled to all rights and remedies available at law or in equity.
The Merger Agreement contains various amounts payable under the circumstances described below:
•
if the Merger Agreement is terminated by PBFX or PBF Energy due to failure to obtain the required PBFX Unitholder approval, then PBFX shall reimburse PBF Energy for its reasonably documented out-of-pocket expenses (up to $10,000,000);

•
if the Merger Agreement is terminated prior to the PBFX Special Meeting by PBF Energy due a PBFX Adverse Recommendation Change or a PBFX terminable breach, then PBFX shall reimburse PBF Energy for its reasonably documented out-of-pocket expenses (up to $10,000,000);

•	if the Merger Agreement is terminated by PBFX due to a PBF Energy terminable breach, then PBF Energy shall reimburse PBFX for its reasonably documented out-of-pocket expenses (up to $10,000,000); or
•	if the Merger Agreement is terminated by PBFX due to a PBFX Adverse Recommendation Change, then PBFX shall pay PBF an amount equal to $5,000,000.
Amendment or Supplement
At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the PBF Energy Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the Conflicts Committee; provided, further, that following receipt of the PBFX Unitholder approval, there will be no amendment or change to the provisions of the Merger Agreement which by applicable law or stock exchange rule would require further approval by the PBFX limited partners or PBF Energy Stockholders, as applicable, without such approval.
Extension of Time, Waiver, Etc.
At any time prior to the Effective Time, any party may, subject to applicable law, (i) waive any inaccuracies in the representations and warranties of any other party, (ii) extend the time for the performance of any of the obligations or acts of any other party, (iii) waive compliance by the other party with any of the agreements contained in the Merger Agreement or, except as otherwise provided therein, waive any of such party’s conditions, or (iv) make or grant any consent under the Merger Agreement; provided, however, that, prior to receipt of the PBFX Unitholder approval, the GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by PBFX, PBFX GP, PBF Energy, PBF LLC, PBFX Holdings or Merger Sub in exercising any right under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right under the Merger Agreement.
Assignment
The Merger Agreement and any interests, rights or obligations under the Merger Agreement are not assignable, by operation of law or otherwise, by any party without the prior written consent of each other party, except that Merger Sub or PBFX Holdings may assign, in their sole discretion, any of or all of their respective rights, interests and obligations under the Merger Agreement to any subsidiary of PBF Energy, but no such assignment shall relieve PBF Energy, PBF LLC, PBFX Holdings or Merger Sub of any of its obligations thereunder.

Specific Performance
The parties to the Merger Agreement have agreed that each party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) either party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party has further agreed that no party is required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy, and each party has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Governing Law
The Merger Agreement is governed by and will be construed and enforced in accordance with the laws of the State of Delaware.

THE SUPPORT AGREEMENT
This section of this proxy statement/prospectus describes the material provisions of the Support Agreement, but does not describe all of the terms of the Support Agreement and may not contain all of the information about the Support Agreement that is important to you. The following summary is qualified by reference to the complete text of the Support Agreement, which is attached as Annex B to this proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the Support Agreement.
The Support Agreement was entered into simultaneously with the execution of the Merger Agreement on July 27, 2022, by and among PBF Energy, PBF LLC and PBFX. As of August 24, 2022, PBF LLC owned 29,953,631 PBFX Common Units (representing approximately 47.7% of the issued and outstanding PBFX Common Units). Pursuant to the terms of the Support Agreement, each of PBF Energy and PBF LLC agreed, among other things, that during the term of the Support Agreement they will, at the PBFX Special Meeting, however called, appear at such meeting or otherwise cause the PBFX Common Units owned by PBF LLC to be counted as present at such meeting for purposes of establishing a quorum and vote, or cause to be voted at such meeting, the PBFX Common Units owned by PBF LLC:
(i)	in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger; and
(ii)
against (a) any agreement, transaction or proposal that relates to any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or inconsistent with the Merger or matters contemplated by the Merger Agreement, (b) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of any of the Parent Entities or any of their respective subsidiaries contained in the Merger Agreement, (c) any action or agreement that would result in any condition to the consummation of the Merger or the transactions contemplated by the Merger Agreement not being fulfilled, and (d) any other action that would reasonably be expected to materially impede, interfere with, delay, discourage, postpone or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger, or the Support Agreement.

During the term of the Support Agreement, PBF Energy and PBF LLC shall not, with respect to any PBFX Common Units beneficially owned by PBF Energy, (i) transfer any such PBFX Common Units, or (ii) deposit any such PBFX Common Units into a voting trust or enter into a voting agreement or arrangement with respect to such PBFX Common Units or grant any proxy (except as otherwise provided therein) or power of attorney with respect thereto.
Notwithstanding the foregoing, PBF Energy and PBF LLC may transfer any PBFX Common Units beneficially owned by PBF Energy to any person that (i) is a party to an agreement with PBFX with substantially similar terms as the Support Agreement, or (ii) as a condition to such transfer, agrees in a writing, reasonably satisfactory in form and substance to PBFX, to be bound by the Support Agreement, and delivers a copy of such executed written agreement to PBFX prior to the consummation of such transfer.
The Support Agreement will remain in effect until the earliest to occur of (i) the PBFX Unitholder approval being obtained, (ii) the date on which a PBFX Adverse Recommendation Change occurs, (iii) the termination of the Merger Agreement pursuant to and in compliance with its terms, and (iv) the termination of the Support Agreement by the parties thereto and the Conflicts Committee. Nothing in the Merger Agreement shall relieve any party thereto from any liability to any other party incurred prior to such termination or arising out of or in connection with a breach of the Support Agreement.

COMPARISON OF THE RIGHTS OF THE PBF ENERGY STOCKHOLDERS
AND THE PBFX UNITHOLDERS
PBF Energy is a Delaware corporation and PBFX is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of PBF Energy Stockholders are governed by PBF Energy’s amended and restated certificate of incorporation (the “certificate of incorporation”) and PBF Energy’s second amended and restated bylaws (the “bylaws”) and the Delaware General Corporation Act (“DGCL”). The rights of the PBFX Unitholders are governed by the PBFX Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”). If the Merger is completed, the rights of the former PBFX Unitholders as PBFX stockholders will be governed by the certificate of incorporation and bylaws and the DGCL. There are many differences between the rights of the PBFX Unitholders and the rights of stockholders of PBF Energy Common Stock. Some of these, such as distribution/dividend and voting rights, are significant. The following description summarizes the material differences that may affect the rights of the PBF Energy Stockholders and the PBFX Unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. The PBFX Unitholders should carefully read the relevant provisions of the certificate of incorporation and bylaws of PBF Energy and the PBFX Partnership Agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.” This summary is qualified in its entirety by reference to the DGCL, the Delaware LP Act, the certificate of incorporation and bylaws of PBF Energy and the PBFX Partnership Agreement.
	PBF Energy	PBFX
Purpose and Terms of Existence	PBF Energy’s stated purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
PBFX’s stated purposes under the PBFX Partnership Agreement are:

 • to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the general partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act and, in connection therewith, to exercise all of the rights and powers conferred upon PBFX pursuant to the agreements relating to such business activity; and

 • to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a group member (as defined under the PBFX Partnership Agreement); provided, however, that the general partner shall not cause PBFX to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause PBFX to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax

	PBF Energy	PBFX

purposes. To the fullest extent permitted by law, the general partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by PBFX of any business.

Authorized Capital
PBF Energy’s authorized capital consists of: 1,000,000,000 shares of PBF Energy Common Stock; 1,000,000 shares of PBF Class B Common Stock (together with the PBF Energy Common Stock, the “PBF Stock”); and 100,000,000 shares of preferred stock, par value $0.001 per share.

The number of authorized shares of any of the PBF Energy Common Stock, PBF Class B Common Stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in total voting power of the stock of PBF Energy entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the PBF Energy Common Stock, PBF Class B Common Stock or preferred stock voting separately as a class shall be required therefor.

The PBFX Partnership Agreement authorizes PBFX to issue additional partnership interests (which may be senior to existing classes and series of partnership interests) for any purpose at any time and from time to time for such consideration and on such terms and conditions as the general partner determines, all without the approval of any limited partners. No fractional units shall be issued by PBFX.

Each additional partnership interest authorized to be issued may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests), as shall be fixed by the general partner.

No person shall have any preemptive, preferential or other similar right with respect to the issuance of any partnership interest, whether unissued, held in the treasury or hereafter created.

As of August 24, 2022, PBF LLC held a 47.7% limited partner interest in PBFX, with the remaining 52.3% limited partner interest held by public unitholders. PBF LLC also directly owns 100% of the limited liability company interests of the general partner, which owns the non-economic general partner interest in PBFX.

The PBFX Common Units owned by PBF Energy and its subsidiaries immediately prior to the Effective Time will remain outstanding in the surviving entity. The non-economic general partner interest in PBFX held by PBFX GP will remain outstanding in the surviving entity, and PBFX GP will continue as the sole general partner of the surviving entity.

	PBF Energy	PBFX
Dividends/ Distributions
Dividends and other distributions may be declared and paid ratably on the PBF Energy Common Stock out of the assets of PBF Energy that are by law available therefor at such times and in such amounts as the PBF Energy Board in its discretion shall determine.

Such dividend payments and other distributions will be subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the PBF Energy Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of PBF Energy.

Dividends and other distributions shall not be declared or paid on the PBF Class B Common Stock.

The GP Board may adopt a cash distribution policy, which it may change from time to time without amending the PBFX Partnership Agreement. Distributions will be made as and when declared by the GP Board.

On or about the last day of each of February, May, August and November following the end of each quarter, beginning with either the quarter in which the closing date of the IPO occurs or the following quarter, an amount equal to 100% of available cash (as defined under the PBFX Partnership Agreement) with respect to such quarter shall be distributed by PBFX to the partners as of the record date selected by the general partner. All amounts of available cash distributed by PBFX on any date from any source shall be deemed to be operating surplus (as defined under the PBFX Partnership Agreement) until the sum of all amounts of cash and cash equivalents theretofore distributed by PBFX to the partners equals the operating surplus from the closing date of the IPO through the close of the immediately preceding quarter. Any remaining amounts of cash and cash equivalents distributed by PBFX on such date shall be deemed to be capital surplus. All distributions are subject to Sections 17-607 and 17-804 of the Delaware LP Act.

In the event of the dissolution and liquidation of PBFX, all PBFX assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, the liquidation provisions of the PBFX Partnership Agreement.

The general partner may treat taxes paid by PBFX on behalf of, or amounts withheld with respect to, all or less than all of the partners, as a distribution of available cash to such partners, as determined appropriate under the circumstances by the general partner.

Business Combinations
Subject to limited exceptions, under the DGCL, the consummation of a merger or consolidation requires the board of directors of a corporation that is a constituent corporation in the merger or consolidation to approve and declare advisable the agreement

PBFX may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or

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of merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the outstanding stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement.

PBF Energy is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with a stockholder who owns 15% or more of the corporation’s voting stock (an interested stockholder) for three years following the time that such stockholder becomes an interested stockholder, unless (i) prior to the time such stockholder became an interested stockholder, the corporation’s board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the corporation’s outstanding voting stock at the time the transaction commenced (subject to certain exclusions), and (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote (but not written consent) of at least 66 2/3% of the corporation’s outstanding voting stock not owned by the interested stockholder.

limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation.

A merger or consolidation of PBFX requires the prior consent of the general partner, provided, however, that, to the fullest extent permitted by law, the general partner will have no duty or obligation to consent to any merger or consolidation of PBFX and may decline to do so free of any fiduciary duty or obligation whatsoever to PBFX, any limited partners and, in declining to consent to a merger or consolidation, is not required to act in good faith or pursuant to any other standard imposed by the PBFX Partnership Agreement, any other agreement or under the Delaware LP Act or any other law, rule or regulation or at equity.

If the general partner shall determine to consent to the merger or consolidation, the general partner shall approve the written plan of merger or consolidation, which shall set forth:

 • the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

 • the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation;

 • the terms and conditions of the proposed merger or consolidation;

 • the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the surviving business entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the

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surviving business entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the surviving business entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the surviving entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the surviving business entity), or evidences thereof, are to be delivered;

 • a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the surviving business entity to be effected by such merger or consolidation;

 • the effective time of such merger, which may be the date of the filing of the certificate of merger or a later date specified in or determinable in accordance with the written plan of merger or consolidation (provided, that if the effective time is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

 • such other provisions with respect to the proposed merger or consolidation that the general partner determines to be necessary or appropriate.

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Except as otherwise provided in the PBFX Partnership Agreement, the general partner, upon its approval of the merger agreement shall direct that the merger agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of limited partners, whether at a special meeting or by written consent. A copy or a summary of the merger agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

Except as otherwise provided in the PBFX Partnership Agreement, the merger agreement shall be approved upon receiving the affirmative vote or consent of the holders of a unit majority (as defined in the PBFX Partnership Agreement) unless the merger agreement contains any provision that, if contained in an amendment to the PBFX Partnership Agreement, the provisions of the PBFX Partnership Agreement or the Delaware LP Act would require for its approval the vote or consent of a greater percentage of the outstanding units or of any class of limited partners, in which case such greater percentage vote or consent shall be required for approval of the merger agreement. After such approval by vote or consent of the limited partners, and at any time prior to the filing of the certificate of merger, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the merger agreement.

The general partner is permitted, without limited partner approval, to merge or consolidate PBFX with or into another entity if (i) the general partner has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware LP Act of any limited partner or cause PBFX or any group member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the merger or consolidation would not result in an amendment to the PBFX Partnership Agreement, (iii) PBFX is the surviving

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business entity in such merger or consolidation, (iv) each partnership interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical partnership interest of PBFX after the effective date of the merger or consolidation, and (v) the number of partnership interests to be issued by PBFX in such merger or consolidation does not exceed 20% of the partnership interests outstanding immediately prior to the effective date of such merger or consolidation.

At the effective time of the certificate of merger:

 • all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the surviving business entity and after the merger or consolidation shall be the property of the surviving business entity to the extent they were of each constituent business entity;

 • the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

 • all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

 • all debts, liabilities and duties of those constituent business entities shall attach to the surviving business entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

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Management by Board of Directors/General Partner
PBF Energy’s business and affairs are managed by the PBF Energy Board, which may exercise all such authority and powers of PBF Energy, and do all such lawful acts and things as are not by the DGCL or the certificate of incorporation of PBF Energy directed or required to be exercised or done by the stockholders.

The certificate of incorporation and bylaws provide that the number of directors will be fixed exclusively by resolution adopted by affirmative vote of the majority of the PBF Energy Board. As of the date of this proxy statement/prospectus, the PBF Energy Board has nine (9) directors.

The general partner conducts, directs and manages all activities of PBFX. Except as otherwise expressly provided in the PBFX Partnership Agreement, all management powers over the business and affairs of PBFX are exclusively vested in the general partner, and no other partner (other than the general partner) has any management power over the business and affairs of PBFX. The general partner, subject to restrictions on the general partner’s authority, will have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of PBFX, to exercise all powers and effect all purposes set forth under the PBFX Partnership Agreement, including the following:

 • the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into partnership interests, and the incurring of any other obligations;

 • the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of PBFX;

 • the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of PBFX or the merger or other combination of PBFX with or into another person (the matters described in this clause being subject, however, to any prior approval that may be required pursuant to the PBFX Partnership Agreement);

 • the use of the assets of PBFX (including cash on hand) for any purpose consistent with the terms of the PBFX Partnership Agreement, including the financing of the conduct of the operations of the partnership group; the lending of funds to other

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persons (including other group members); the repayment or guarantee of obligations of any group member; and the making of capital contributions to any group member;

 • the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of PBFX under contractual arrangements to all or particular assets of PBFX, with the other party to the contract to have no recourse against the general partner or its assets other than its interest in PBFX, even if the same results in the terms of the transaction being less favorable to PBFX than would otherwise be the case);

 • the distribution of cash or cash equivalents by PBFX;

 • the selection, employment, retention and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors of the general partner or PBFX or its subsidiaries and the determination of their compensation and other terms of employment or hiring;

 • the maintenance of insurance for the benefit of the partnership group, the partners and indemnitees;

 • the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other persons (including the acquisition of interests in, and the contributions of property to, any group member from time to time);

 • the control of any matters affecting the rights and obligations of PBFX, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of

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litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

 • the indemnification of any person against liabilities and contingencies to the extent permitted by law;

 • the entering into of listing agreements with any national securities exchange and the delisting of some or all of the limited partner interests from, or requesting that trading be suspended on, any such exchange;

 • the purchase, sale or other acquisition or disposition of partnership interests, or the issuance of options, rights, warrants, appreciation rights, phantom or tracking interests relating to partnership interests;

 • the undertaking of any action in connection with PBFX’s participation in the management of any group member; and

 • the entering into of agreements with any of its affiliates to render services to a group member or to itself in the discharge of its duties as general partner of PBFX.

Except as otherwise provided in the PBFX Partnership Agreement, the general partner may not, among other things, sell, exchange or otherwise dispose of all or substantially all of the assets of the partnership group, taken as a whole, in a single transaction or a series of related transactions without the approval of a unit majority (or at least a majority of the outstanding (as defined in the PBFX Partnership Agreement) PBFX Common Units); provided, however, that this provision shall not preclude or limit the general partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the partnership group and shall not apply to any forced sale of any or all of the assets of the partnership group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

	PBF Energy	PBFX
Nominations and Election of Directors/General Partner
The bylaws provide that subject to any rights of the holders of any class or series of stock to elect directors separately, each director will be elected by a vote of the majority of the votes cast with respect to that director at any meeting for the election of directors at which a quorum is present; provided that if the Secretary of PBF Energy determines at the close of the notice period set forth in the bylaws that the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast and entitled to vote on the election of directors in person or by proxy at any such meeting. A vote of the majority of the votes cast means that the number of shares voted “for” a nominee must exceed fifty percent of the total votes cast with respect to that nominee (with abstentions and broker non-votes not counted as votes cast either “for” or “against”).

At a meeting of the PBF Energy Stockholders, only such nominations for the election of directors and such other matters may be considered as have been properly brought before the meeting. To be properly brought before an annual meeting, a matter must be: (1) pursuant to PBF Energy’s notice of meeting (or any supplement thereto) delivered in accordance with the bylaws, (2) by or at the discretion of the PBF Energy Board or any committee thereof, or (3) by any PBF Energy Stockholder who is entitled to vote on such election or such other business at the meeting, who timely complied with the required notice procedures and who was a stockholder of record at the time such notice was delivered to the Secretary of PBF Energy. For nominations or other business to be properly brought before an annual meeting by a PBF Energy Stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of PBF Energy, and, in the case of business other than nominations of persons for election to the PBF Energy Board, such other business must be a proper matter for stockholder action. In general, to be timely, a stockholder’s notice must be delivered to the Secretary of PBF Energy at PBF Energy’s

The PBFX Unitholders have no right to elect the general partner unless the general partner has been removed or withdrawn, as described below, and have no right to elect the directors of the general partner. Directors of the general partner are elected by PBF LLC, the sole member of the general partner.

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principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.

In addition, the bylaws permit the holders of any one or more series of preferred stock issued by PBF Energy to have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the certificate of incorporation of PBF Energy (including any certificate of designation relating to any series of preferred stock) applicable thereto. PBF Energy does not currently have any shares of preferred stock outstanding.

Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors have been elected and qualified or until their earlier resignation or removal.

Removal of Directors; Withdrawal or Removal of General Partner
The certificate of incorporation provides that any or all of the directors (other than the directors elected by the holders of any series of preferred stock of PBF Energy, as the case may be) may be removed at any time either with or without cause by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of PBF Energy entitled to vote generally in the election of directors, voting together as a single class.

The general partner may be removed if such removal is approved by unitholders holding at least 66 2/3% of the outstanding units (including units held by the general partner and its affiliates) voting as a single class. Any such action by such holders for removal of the general partner must also provide for the election of a successor general partner by the unitholders holding a majority of the outstanding common units (including units held by the general partner and its affiliates). Such removal shall be effective immediately following the admission of a successor general partner pursuant to the procedures for admission of a successor general partner. The removal of the general partner shall also automatically constitute the removal of the general partner as general partner or managing member, to the extent applicable, of the other group members of which the general partner is a general partner or a managing member. If a person is elected as a successor general partner in accordance with the applicable terms, such person shall,

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upon admission pursuant to the procedures for admission of a successor general partner, automatically become a successor general partner or managing member, to the extent applicable, of the other group members of which the general partner is a general partner or a managing member. The right of the holders of outstanding units to remove the general partner shall not exist or be exercised unless PBFX has received an opinion opining as to the matters covered by a withdrawal opinion of counsel as required by the PBFX Partnership Agreement.

The general partner shall be deemed to have withdrawn from PBFX upon the occurrence of any one of the following events:

(i) the general partner voluntarily withdraws by giving written notice to the other partners;

(ii) the general partner transfers all of its general partner interest;

(iii) the general partner is removed; or

(iv) certain bankruptcy, receivership and dissolutions events.

Filling Vacancies on the Board; Replacing the General Partner
Unless otherwise required by law, any newly created directorship on the PBF Energy Board that results from an increase in the number of directors and any vacancy occurring in the PBF Energy Board shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

A successor general partner approved pursuant to the provisions following the withdrawal or removal of the previous general partner or the transferee of or successor to all of the general partner interest who is proposed to be admitted as a successor general partner shall be admitted to PBFX as the general partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring general partner, pursuant to the provisions following the withdrawal or removal of the previous general partner or the transfer of the general partner interest, provided, however, that no such successor shall be admitted to PBFX until compliance with the terms for the transfer of the general partner’s general partner interest has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the relevant terms, carry on the business of the members of the partnership group without dissolution.

	PBF Energy	PBFX
Transfer of General Partner Interest	Not applicable.
The general partner may at its option transfer all or any of its general partner interest without unitholder approval.

As a condition to such transfer, no transfer by the general partner of all or any part of its general partner interest to another person shall be permitted unless: (i) the transferee agrees to assume the rights and duties of the general partner under the PBFX Partnership Agreement and to be bound by the provisions of the PBFX Partnership Agreement, (ii) PBFX receives an opinion of counsel that such transfer would not result in the loss of limited liability under Delaware law of any limited partner or cause PBFX to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the general partner as the general partner or managing member, if any, of each other group member. In the case of a transfer pursuant and in compliance with the required terms under the PBFX Partnership Agreement, the transferee or successor (as the case may be) shall, subject to compliance with the terms required under the PBFX Partnership Agreement for the admission of a successor general partner, be admitted to PBFX as the general partner effective immediately prior to the transfer of the general partner interest, and the business of PBFX shall continue with dissolution.

Change of Management Provisions	None.
The PBFX Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change management. If at any time any person or group (other than the general partner or its affiliates) beneficially owns 20% or more of the outstanding partnership interests of any class then outstanding, none of the partnership interests owned by such person or group shall be entitled to be voted on any matter or be considered to be outstanding when sending notices of a meeting of limited partners to vote on any matter (unless otherwise

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required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the PBFX Partnership Agreement.

Limited Call Rights	None.
If at any time PBF Energy and its controlled affiliates hold more than 80% of the total limited partner interests of any class then outstanding, PBF Energy shall then have the right, which right it may assign and transfer in whole or in part to PBFX or any controlled affiliate of PBF Energy, exercisable in its sole discretion, to purchase all, but not less than all, of such limited partner interests of such class then outstanding held by persons other than PBF Energy and its controlled affiliates, at the greater of (x) the current market price (as defined under the PBFX Partnership Agreement) as of the date three days prior to the date that the notice is mailed to the limited partners as provided in the PBFX Partnership Agreement, and (y) the highest price paid by PBF Energy or any of its controlled affiliates for any such limited partner interest of such class purchased during the 90-day period preceding the date that the general partner mails notice of its election to purchase the units.

Preemptive Rights	No holder of PBF Stock (including PBF Energy Common Stock) will have any preemptive right to subscribe for any shares of capital stock issued in the future.
Except as set forth below or otherwise agreed to by PBFX, no person shall have any preemptive, preferential or other similar right with respect to the issuance of any partnership interest, whether unissued, held in the treasury or hereafter created. The general partner shall have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership interests from PBFX whenever, and on the same terms that, PBFX issues partnership interests to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership interests.

Amendment of Governing Documents	The PBF Energy Board is expressly authorized to make, amend, alter, change, add to or repeal the bylaws without the assent or vote of the PBF Energy Stockholders in any manner not inconsistent	Amendments to the PBFX Partnership Agreement may be proposed only by the general partner. To the fullest extent permitted by law, the general partner shall have no duty or obligation to propose or

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with the law of the State of Delaware or the certificate of incorporation.

The affirmative vote of at least 75% of the total voting power of all the outstanding shares of stock of PBF Energy entitled to vote generally in the election of directors (currently consisting of the PBF Energy Common Stock and the PBF Class B Common Stock) voting together as a single class, is required for the stockholders to make, amend, alter, change, add to or repeal any provision of the bylaws.

Neither any amendment nor repeal of Article VIII (addressing limited liability of members of the PBF Energy Board), nor the adoption of any provision of the certificate of incorporation inconsistent with Article VIII, shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the PBF Energy existing at the time of such amendment, repeal, adoption or modification. Further, neither any amendment nor repeal of Article IX (addressing indemnification obligations of PBF Energy), nor the adoption of any provision of the certificate of incorporation inconsistent with Article IX, shall eliminate or reduce the effect of Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

approve any amendment to the PBFX Partnership Agreement and may decline to do in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard improved by the PBFX Partnership Agreement, any group member agreement, any other agreement contemplated hereby or under the Delaware LP Act or any other law, rule or regulation or at equity. An amendment shall be effective upon its approval by the general partner and, except as otherwise provided, a unit majority, unless a greater or different percentage is required under the PBFX Partnership Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the general partner shall seek the written approval of the requisite percentage of outstanding units or call a meeting of the unitholders to consider and vote on such proposed amendment. The general partner shall notify all record holders upon final adoption of any amendments.

The PBFX Partnership Agreement provides that:

 • no provision of the PBFX Partnership Agreement that establishes a percentage of outstanding units (including units deemed owned by the general partner) or requires a vote or approval of partners (or a subset of partners) holding a specified percentage interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced, as applicable;

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 • no amendment to the PBFX Partnership Agreement may (i) enlarge the obligations of (including requiring any holder of a class of partnership interests to make additional capital contributions to PBFX) any limited partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved as described below, or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the general partner or any of its affiliates without its consent, which consent may be given or withheld at its option;

 • except for mergers or consolidations approved pursuant to the PBFX Partnership Agreement, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected. If the general partner determines an amendment does not satisfy the relevant requirements because it adversely affects one or more classes of partnership interests, as compared to other classes of partnership interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes;

 • except for amendments to be adopted solely by the general partner and the specific provisions for approval by limited partners, no amendments shall become effective without the approval of the holders of at least 90% of the percentage interests of all limited partners voting as a single class unless PBFX obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable partnership law of the state under whose laws PBFX is organized; and

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 • except for amendments to be adopted solely by the general partner, the provisions set forth above shall only be amended with the approval of partners (including the general partner and its affiliates) holding at least 90% of the percentage interest of all limited partners.

The general partner, without the approval of any partner, may amend any provision of the PBFX Partnership Agreement to reflect:

 • a change in the name, the location of the principal place of business, the registered agent or the registered office;

 • the admission, substitution, withdrawal, or removal of partners;

 • a change that the general partner determines to be necessary or appropriate to qualify or continue the qualification of PBFX as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the group members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

 • a change that the general partner determines in its sole discretion, (i) does not adversely affect the limited partners (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect, (ii) to be necessary or appropriate to (A) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware LP Act), or (B) facilitate the trading of the units (including the division of any class or classes of outstanding units into different classes to facilitate uniformity of tax consequences within such classes of units) or comply with any rule,

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regulation, guideline or requirement of any national securities exchange on which the units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the general partner in connection with a distribution, subdivision or combination of partnership securities, or (iv) is required to effect the intent of the registration statement or the intent of the provisions of, or as otherwise contemplated by, the PBFX Partnership Agreement;

 • a change in fiscal year or taxable period of PBFX and any other changes that the general partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of PBFX including, if the general partner shall so determine, a change in the definition of quarter and the dates on which distributions are made by PBFX;

 • an amendment that is necessary, in the opinion of counsel, to prevent PBFX, or the general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

 • an amendment that the general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership interests and options, rights, warrants and appreciation rights relating to the partnership interests pursuant to the requirements for the issuances of additional partnership interests;

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 • any amendment expressly permitted in the PBFX Partnership Agreement to be made by the general partner acting alone;

 • an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the PBFX Partnership Agreement;

 • an amendment that the general partner determines to be necessary or appropriate to reflect and account for the formation by PBFX of, or investment by PBFX in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by PBFX of activities permitted by the PBFX Partnership Agreement;

 • a merger, conveyance or conversion pursuant to the terms of the PBFX Partnership Agreement; and

 • any other amendments substantially similar to the foregoing.

Voting Rights; Meetings; Action by Written Consent
Each PBF Energy Stockholder is entitled to one vote for each share of PBF Energy Common Stock standing in such holder’s name on the books of PBF Energy on all matters on which stockholders generally are entitled to vote.

Each holder of PBF Class B Common Stock shall be entitled, without regard to the number of shares of PBF Class B Common Stock held by such holder, to a number of votes that is equal to the product of (x) the total number of PBF LLC Series A Units, held of record by such holder multiplied by (y) the Exchange Rate (as defined in that certain Exchange Agreement, by and among PBF Energy and the holders of PBF LLC units from time to time party thereto), on all matters on which stockholders generally are entitled to vote.

To the fullest extent permitted by law, holders of common stock (currently comprised of the holders of PBF Stock) shall have no voting power with respect to, and shall not be entitled to vote on, any

Only those record holders of units on the record date shall be entitled to notice of, and to vote at, a meeting of limited partners or to act with respect to matters as to which the holders of the outstanding units have the right to vote or to act.

If authorized by the general partner, any action that may be taken at a meeting of the limited partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by limited partners owning not less than the minimum percentage, by percentage interest, of the partnership interests of the class or classes for which a meeting has been called (including partnership interests deemed owned by the general partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the limited partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline, or requirement of any national securities exchange on which the units are

PBF Energy	PBFX

amendment to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Except as otherwise required in the certificate of incorporation or by applicable law, the holders of common stock (currently comprised of the holders of PBF Stock) shall vote together as a single class on all matters (or, if any holders of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of preferred stock).

No holder of common stock (currently comprised of the holders of PBF Stock) shall be entitled to cumulative votes on behalf of any candidate for a directorship. No holder of common stock (currently comprised of the holders of PBF Stock) will have any preemptive right to subscribe for any shares of capital stock issued in the future.

The bylaws provide that, subject to the rights of the holders of any class or series of preferred stock of PBF Energy, special meetings of the PBF Energy Stockholders may be called only by or at the direction of the PBF Energy Board, the chairman of the board or the chief executive officer of PBF Energy, and shall be held on such date, and at such time and place, if any, within or without the State of Delaware as may be designated from time to time by the person calling such meeting.

The certificate of incorporation provides that any action required or permitted to be taken by the holders of stock of PBF Energy must be effected at a duly called annual or special meeting or such holders and may not be effected by any consent in writing by such holders; provided, however, that any action listed or admitted to trading, in which case the rule regulation, guideline or requirement of such national securities exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the limited partners who have not approved in writing. The general partner may specify that any written ballot, if any, submitted to limited partners for the purpose of taking any action without a meeting shall be returned to PBFX within the time period, which shall be not less than 20 days, specified by the general partner.

Special meetings of the limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Limited partners shall call a special meeting by delivering to the general partner one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from limited partners or within such greater time as may be reasonably necessary for PBFX to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the general partner shall send a notice of the meeting to the limited partners either directly or indirectly through the transfer agent. A meeting shall be held at a time and place determined by the general partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given. Limited partners shall not vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of PBFX so as to jeopardize the limited partners’ limited liability under the Delaware LP Act or the law of any other state in which PBFX is qualified to do business.

The holders of a majority, by percentage interest, of partnership interests of the class or classes for which a meeting has been

PBF Energy	PBFX

required or permitted to be taken by the holders of PBF Class B Common Stock, voting separately as a class, or to the extent expressly permitted by the certificate of designation relating to one or more series of preferred stock, by the holders of such series of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to PBF Energy by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of PBF Energy having custody of the book in which proceedings of meetings of stockholders are recorded.

The bylaws provide that, unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the board or of any committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmissions) are filed with the minutes of proceedings of the board.

called (including partnership interests deemed owned by the general partner) represented in person or by proxy shall constitute a quorum at a meeting of partners of such class or classes unless any such action by the partners requires approval by holders of a greater percentage interest, in which case the quorum shall be such greater percentage interest. At any meeting of the partners duly called and held in accordance with the PBFX Partnership Agreement at which a quorum is present, the act of partners holding partnership interests that, in the aggregate, represent a majority of the percentage interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all partners, unless a greater or different percentage is required with respect to such action under the provisions of the PBFX Partnership Agreement, in which case the act of the partners holding partnership interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to the PBFX Partnership Agreement, approval by plurality vote of partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough partners to leave less than a quorum, if any action taken (other than adjournment) is approved by partners holding the required percentage interest specified in the PBFX Partnership Agreement. In the absence of a quorum any meeting of partners may be adjourned from time to time by the affirmative vote of partners with at least a majority, by percentage interest, of the partnership interests entitled to vote at such meeting (including partnership interests deemed owned by the general partner) represented either in person or by proxy, but no other business may be transacted, except as provided by the adjournment procedure.

	PBF Energy	PBFX
Shareholder Proposals and Director Nominations
The bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide PBF Energy with specified information. Generally, that notice must be given to the Secretary of PBF Energy not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting.
Not applicable.

Indemnification and Limitation on Liability
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:

 • for breach of the duty of loyalty;

 • for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

 • under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

 • for transactions from which the director derived improper personal benefit.

The certificate of incorporation eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty to the fullest extent authorized by the DGCL. The bylaws authorize PBF Energy to indemnify certain persons, including its directors and officers, and certain employees and agents, to the fullest extent permitted by the DGCL, but subject to certain exceptions and limitations set forth in the bylaws. Additionally, the directors and certain officers are entitled to advancement of expenses from PBF Energy for legal proceedings against them, to the fullest extent permitted by law.

Any indemnification shall be made by PBF Energy only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the

Section 17-108 of the Delaware LP Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Under the PBFX Partnership Agreement, in most circumstances, PBFX will indemnify the following persons (each an “indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee and acting (or refraining to act) in such capacity:

 • the general partner;

 • any departing general partner;

 • any person who is or was an affiliate of the general partner or any departing general partner;

 • any person who is or was a manager, managing member, general partner, director, officer, employee, agent fiduciary or trustee of any group member, a general partner, any departing general partner or any of their respective affiliates;

PBF Energy	PBFX

circumstances because such claimant has met the applicable standard of conduct set forth in the bylaws. Such determination will be made in accordance with any applicable procedures authorized by the board and in accordance with the DGCL. In the event that a director or officer of PBF Energy has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, or in any action, suit or proceeding brought by the director or officer to enforce rights to indemnification or advancement of expenses and costs granted, such person will be indemnified against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such person in connection therewith.

In the opinion of the SEC, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable.

 • any person who is or was serving at the request of a general partner, any departing general partner or any of their respective affiliates as an officer, director, manager, managing member, general partner, employee, agent fiduciary or trustee of another person owing a fiduciary or similar duty to any group member; provided that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services;

 • any person who controls a general partner or departing general partner; and

 • any person the general partner designates as an indemnitee for purposes of the partnership agreement because such person’s service, status or relationship exposes such person to potential claims, demands, actions, suits or proceedings relating to the partnership group’s business and affairs.

provided, that the indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful. In the event an indemnitee is liable for damages, those damages shall only be direct damages and shall not include punitive damages, consequential damages or lost profits. Any indemnification shall be made only out of the assets of PBFX, it being agreed that the general partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to PBFX to enable it to effectuate such indemnification. The limited partners shall have no liability except as expressly provided therein or the Delaware LP Act.

In the opinion of the SEC, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable.

	PBF Energy	PBFX
Exclusive Forum	Not applicable
The PBFX Partnership Agreement provides that any claims, suits, actions or proceedings (i) arising out of or relating in any way to the PBFX Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among partners or of partners to PBFX, or the rights or powers of, or restrictions on, the partners or PBFX), (ii) brought in a derivative manner on behalf of PBFX, (iii) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of PBFX or the general partner, or owed by the general partner, to PBFX or the partners, (iv) asserting a claim arising pursuant to any provision of the Delaware LP Act, or (v) asserting a claim governed by the internal affairs doctrine, shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims.

Conflicts of Interest; Fiduciary Duties
PBF Energy’s directors owe certain fiduciary duties to PBF Energy Stockholders. Under the DGCL, certain transactions involving an interested officer or director are not void or voidable solely because of such officer’s or director’s interest if:

 • the material facts are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

 • the material facts are disclosed or made known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the stockholders; or

 • the transaction is fair to the corporation at the time it is authorized,

The doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any unrestricted person (including the general partner). Except as set forth in the omnibus agreement, no unrestricted person (including the general partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for PBFX, shall have any duty to communicate or offer such opportunity to any group member, and such unrestricted person (including the general partner) shall not be liable to PBFX or any other group member, any partner, any person who acquires a partnership interest or any other person who is otherwise bound by the PBFX Partnership Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such unrestricted person (including the general partner) pursues or acquires such opportunity for itself, directs such

PBF Energy	PBFX
approved or ratified by the board of directors (or committee thereof) or the stockholders.
opportunity to another person or does not communicate such opportunity information to any group member. Whenever a potential conflict of interest exists or arises between the general partner or any affiliates, on the one hand, and PBFX, any group member or any partner, any other person who acquires an interest in a partnership interest or any other person who is bound by the PBFX Partnership Agreement on the other hand, any resolution or course of action by the general partner or its affiliates in respect of such conflict of interest shall be permitted and deemed approved by all partners, and shall not constitute a breach of the PBFX Partnership Agreement, of any group member agreement, of any agreement contemplated therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by special approval, (ii) approved by the vote of a majority of the PBFX Common Units (excluding PBFX Common Units owned by the general partner and its affiliates), (iii) determined by the GP Board to be on terms no less favorable to PBFX than those generally being provided to or available from unrelated third parties, or (iv) determined by the GP Board to be fair and reasonable to PBFX, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to PBFX).

Unless otherwise provided, the laws of Delaware generally require a general partner of a limited partnership to adhere to fiduciary duty standards under which it owes its partners the highest duties of good faith, fairness and loyalty. Notwithstanding any other provision, to the extent that any provision purports or is interpreted (i) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the general partner or any other indemnitee to PBFX, the limited partners, any other person who acquires an interest in a partnership interest or any other person who is bound by the PBFX Partnership Agreement, or (ii) to constitute a

	PBF Energy	PBFX

waiver or consent by PBFX, the limited partners, any other person who acquires an interest in a partnership interest or any other person who is bound by the PBFX Partnership Agreement to any such replacement or restriction, such provision shall be deemed to have been approved by PBFX, all the partners, each other person who acquires an interest in a partnership interest and each other person who is bound by the PBFX Partnership Agreement.

PBFX will generally indemnify officers, directors and affiliates to the fullest extent permitted by the law against all losses, claims, damages or similar events.

Taxation	See “United States Federal Income Tax Consequences.”	PBFX is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level taxation.

DESCRIPTION OF PBF ENERGY CAPITAL STOCK
This section of the proxy statement/prospectus summarizes the material terms of PBF Energy’s capital stock that will be in effect if the Merger is completed. You are encouraged to read the certificate of incorporation, which is incorporated by reference as Exhibit 3.1 to this proxy statement/prospectus, the bylaws, which are incorporated by reference as Exhibit 3.2 to this proxy statement/prospectus, and the DGCL for greater detail on the provisions that may be important to you. All references within this section to PBF Energy Common Stock mean the Class A Common Stock, par value $0.001 per share, of PBF Energy unless otherwise noted.
General
PBF Energy’s authorized capital stock consists of 1,000,000,000 shares of PBF Energy Common Stock, 1,000,000 shares of PBF Class B Common Stock, and 100,000,000 shares of preferred stock, par value $0.001 per share. As of August 24, 2022, 122,198,247 shares of PBF Energy Common Stock, 13 shares of PBF Class B Common Stock and no shares of preferred stock were outstanding.
PBF Energy Common Stock
Voting Rights
Holders of shares of PBF Energy Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of PBF Energy Common Stock do not have cumulative voting rights in the election of directors.
Dividend Rights
Subject to the rights of the holders of any preferred stock that may be outstanding and any contractual or statutory restrictions, holders of PBF Energy Common Stock are entitled to receive equally and ratably, share for share dividends as may be declared by the PBF Energy Board out of funds legally available to pay dividends. Dividends upon the PBF Energy Common Stock may be declared by the PBF Energy Board at any regular or special meeting, and may be paid in cash, in property, or in shares of capital stock. Before payment of any dividend, there may be set aside out of any of funds available for dividends, such sums as the PBF Energy Board deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of PBF Energy’s property, or for any proper purpose, and the PBF Energy Board may modify or abolish any such reserve.
Liquidation Rights
Upon liquidation, dissolution, distribution of assets or other winding up, the holders of PBF Energy Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any outstanding shares of preferred stock.
Other Matters
The shares of PBF Energy Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment. There are no redemption or sinking fund provisions applicable to the PBF Energy Common Stock. All outstanding shares of PBF Energy Common Stock are fully paid and non-assessable.
PBF Class B Common Stock
Voting Rights
Holders of shares of PBF Class B Common Stock are entitled, without regard to the number of shares of PBF Class B Common Stock held by such holder, to one vote for each PBF LLC Series A Unit beneficially owned by such holder. Accordingly, the members of PBF LLC other than PBF Energy collectively have a number of votes in PBF Energy that is equal to the aggregate number of PBF LLC Series A Units that they hold. Holders of shares of PBF Energy Common Stock and PBF Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Dividend and Liquidation Rights
Holders of PBF Class B Common Stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of PBF Energy.
Preferred Stock
The certificate of incorporation authorizes the PBF Energy Board to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:
•	the designation of the series;
•
the number of shares of the series which the PBF Energy Board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•
the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of PBF Energy, or upon any distribution of assets of PBF Energy;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of PBF Energy or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	the preferences and special rights, if any, of the series and the qualifications and restrictions, if any, of the series;
•	the voting rights, if any, of the holders of the series; and
•	such other rights, powers and preferences with respect to the series as the PBF Energy Board may deem advisable.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as PBF Energy Common Stock is listed on the NYSE, require stockholder approval of certain issuances (other than a public offering) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of PBF Energy Common Stock, as well as for certain issuances of stock in compensatory transactions. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved PBF Energy Common Stock may be to enable the PBF Energy Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of PBF Energy by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of PBF Energy management and possibly deprive the stockholders of opportunities to sell their shares of PBF Energy Common Stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of PBF Energy’s Certificate of Incorporation, PBF Energy’s Bylaws and Delaware Law
Certain provisions of the certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock will make it possible for the PBF Energy Board to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire PBF Energy or otherwise effect a change in control of PBF Energy. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of PBF Energy.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. The certificate of incorporation prohibits cumulative voting.
Calling of Special Meetings of Stockholders
The bylaws currently provide that special meetings of stockholders may be called at any time only by the chairman of the PBF Energy Board, the chief executive officer or the PBF Energy Board.
Stockholder Action by Written Consent
The DGCL permits stockholder action by written consent unless otherwise provided by the certificate of incorporation. The certificate of incorporation currently precludes stockholder action by written consent.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The bylaws currently establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the PBF Energy Board (or a committee of the PBF Energy Board). In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide PBF Energy with certain information. The bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.
These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of PBF Energy.
Removal of Directors; Vacancies
The certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors. In addition, the bylaws provide that any newly-created directorship on the PBF Energy Board that results from an increase in the number of directors and any vacancy occurring on the PBF Energy Board shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (but subject to the terms of the stockholders agreement).
Delaware Anti-takeover Statute
PBF Energy is currently subject to Section 203 of the DGCL, which, subject to specified exceptions, prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change in control attempts.
Supermajority Provisions
The certificate of incorporation currently grants the PBF Energy Board the authority to amend and repeal the bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the certificate of incorporation and requires a 75% supermajority vote for the stockholders to amend any provision of the bylaws.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except:
•	for breach of duty of loyalty;
•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;
•	under Section 174 of the DGCL (unlawful dividends); or
•	for transactions from which the director derived improper personal benefit.
The certificate of incorporation and bylaws provide that PBF Energy must indemnify its directors and officers to the fullest extent authorized by the DGCL. PBF Energy is also expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for PBF Energy directors, officers and certain employees for some liabilities. PBF Energy believes that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in the certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit PBF Energy and its stockholders. In addition, your investment may be adversely affected to the extent PBF Energy pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
PBF Energy has entered into indemnification agreements with each of its directors and officers providing for additional indemnification protection beyond that provided by the directors’ and officers’ liability insurance policy. In the indemnification agreements, PBF Energy has agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the certificate of incorporation, the DGCL, or by any amendment(s) thereto.
There is currently no pending litigation or proceeding involving any of PBF Energy directors, officers or employees for which indemnification is sought.
Transfer Agent and Registrar
The transfer agent and registrar for the shares of PBF Energy Common Stock is American Stock Transfer & Trust Company, LLC.
Listing
The shares of PBF Energy Common Stock trade on the NYSE under the symbol “PBF.”
Choice of Forum
The certificate of incorporation provides that, unless PBF Energy consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of PBF Energy, (ii) any action asserting a breach of fiduciary duty, (iii) any action asserting a claim against PBF Energy arising pursuant to the DGCL, the certificate of incorporation or the bylaws of PBF Energy, or (iv) any action asserting a claim against PBF Energy that is governed by the internal affairs doctrine. However, several lawsuits involving other companies have challenged the validity of choice of forum provisions in certificates of incorporation, and it is possible that a court could rule that such provision is inapplicable or unenforceable.

THE PBFX SPECIAL MEETING
Time, Place and Date
The PBFX Special Meeting will be held virtually, on    , 2022, at    , a.m., Eastern Time, via live audio webcast at https://    . References to the PBFX Special Meeting in this proxy statement/prospectus are to such virtual special meeting as the same may be adjourned or postponed.
PBFX Unitholders will NOT be able to attend the PBFX Special Meeting in-person. You or your proxy holder will be able to virtually attend and vote at the PBFX Special Meeting by visiting https://     and using the control number on your proxy card. You may begin to log into the meeting platform beginning at     a.m., Eastern Time, on    , 2022. The PBFX Special Meeting will begin promptly at     a.m., Eastern Time, on    , 2022. If you experience any technical difficulties logging into the meeting platform or at any time during the PBFX Special Meeting, please call the toll-free technical support number, which will be posted on the PBFX Special Meeting website. Technical support will be available beginning at     a.m., Eastern Time, on    , 2022 and will remain available until the PBFX Special Meeting has ended. PBFX management believes that a virtual meeting provides expanded access, improved communication and cost savings for PBFX Unitholders and PBFX.
Purpose
The purposes of the PBFX Special Meeting are:
•	to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Merger Proposal”); and
•
to vote on a proposal to approve the adjournment of the PBFX Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the PBFX Special Meeting to approve the above proposal (the “Adjournment Proposal”).

The Conflicts Committee has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and conditions set forth in the Merger Agreement, are fair and reasonable to, and in the best interests of, the PBFX Unaffiliated Unitholders and, assuming PBF Energy approved the Merger, PBFX. The Conflicts Committee has also unanimously approved the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and the Support Agreement, with such approval constituting “Special Approval,” as such term is defined by the PBFX Partnership Agreement. The GP Board, acting upon the recommendation of the Conflicts Committee, also unanimously approved the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and the Support Agreement. Additionally, the GP Board approved the submission of the Merger Agreement and the transactions contemplated thereby, including the Merger, to a vote of the PBFX Unitholders, and determined to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the PBFX Unitholders.
The GP Board recommends that the PBFX Unitholders vote “FOR” the Merger Proposal and that the PBFX Unitholders vote “FOR” the Adjournment Proposal. For more information regarding the approval of the Conflicts Committee and the GP Board, see “Special Factors—Recommendations of the Conflicts Committee and the GP Board and their Reasons for the Merger.”
The PBFX Unitholders should be aware that certain of the directors and executive officers of PBFX GP may have interests in the Merger that are different from, or in addition to, the interests they may have as a PBFX Unitholder. See “Special Factors—Interests of Certain Persons in the Merger.”
The PBFX Unitholders may also be asked to consider other matters as may properly come before the PBFX Special Meeting. At this time, PBFX knows of no other matters that will be presented for the consideration of the PBFX Unitholders at the PBFX Special Meeting.
Quorum. The holders of a majority of the outstanding PBFX Common Units represented in person or by proxy will constitute a quorum and will permit PBFX to conduct the proposed business at the PBFX Special Meeting. Proxies received but marked as abstentions will be counted as PBFX Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will not be considered present at the PBFX Special Meeting for purposes of determining the presence of a quorum and will not be included in the vote. If a quorum is not present at the scheduled time of the meeting, the PBFX Unitholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. However, if the adjournment is for more than 45 days, or if a new record date is set for the adjourned meeting, a notice will be given to each unitholder entitled to receive notice of, and to vote at, the meeting.
Record Date. The record date for determining the holders of PBFX Common Units entitled to receive notice of and to vote at the PBFX Special Meeting and any adjournments or postponements thereof is the close of business on    , 2022.
PBFX Common Units Entitled to Vote. The PBFX Unitholders may vote at the PBFX Special Meeting if they owned PBFX Common Units at the close of business on the record date. The PBFX Unitholders may cast one vote for each PBFX Common Unit owned on the record date.
Votes Required. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding PBFX Common Units. The Adjournment Proposal requires approval by the affirmative vote of holders of a majority of the outstanding PBFX Common Units entitled to vote represented in person or by proxy at the PBFX Special Meeting.
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the PBFX Common Units represented by your proxy will be voted as recommended by the GP Board with respect to that proposal. This means they will be voted: (1) “FOR” the Merger Proposal and (2) “FOR” the Adjournment Proposal.
An abstention or failure to vote will have the same effect as a vote cast “AGAINST” the Merger Proposal.
An abstention will have the same effect as a vote “AGAINST” the Adjournment Proposal. PBFX Common Units for which no proxy has been submitted will have no effect on the outcome of the Adjournment Proposal.
Pursuant to the Support Agreement, PBF Energy has agreed to vote or cause to be voted all PBFX Common Units beneficially owned by PBF LLC and its affiliates in favor of the Merger Proposal at the PBFX Special Meeting unless the Support Agreement is sooner terminated pursuant to the terms thereof. As of the record date, PBF LLC beneficially owned     PBFX Common Units, which represent, in the aggregate,   % of the issued and outstanding PBFX Common Units.
All of the directors and executive officers of PBFX GP beneficially owned, in the aggregate, approximately   % of the outstanding PBFX Common Units as of the record date. PBF Energy and PBFX believe that the directors and executive officers of PBFX GP will vote in favor of the Merger Proposal.
PBFX Common Units Outstanding. As of the record date, there were     PBFX Common Units outstanding held by     holders of record.
Adjournment. At the PBFX Special Meeting, the PBFX Unitholders will vote on the Adjournment Proposal. The Adjournment Proposal requires approval by the affirmative vote of holders of a majority of the outstanding PBFX Common Units entitled to vote represented in person or by proxy at the PBFX Special Meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to PBFX limited partners.
Voting Procedures
Voting by the PBFX Unitholders. The PBFX Unitholders who hold PBFX Common Units in their own name as of the close of business on the record date may vote virtually at the PBFX Special Meeting using the control number included on the enclosed proxy card or by authorizing a proxy to vote their PBFX Common Units. If your PBFX Common Units are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically or over the Internet or by telephone. Please follow the voting instructions provided by your bank, broker or other nominee. You may not vote PBFX Common Units held in street name by returning a proxy card directly to PBFX or by voting virtually at the PBFX Special Meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction card for you to use. If you hold PBFX Common Units in your own name you can vote in any one of the following ways:
•
completing, signing and mailing your proxy card in the postage-paid envelope. Mailed proxies must be received 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting in order to be voted at the PBFX Special Meeting;

•
going to the Internet website listed on your proxy card and following the instructions provided. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you plan to vote electronically through the Internet website listed on your proxy card, you must vote no later than 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting;

•
calling the toll-free telephone number listed on your proxy card and following the recorded instructions. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote and confirm that your instructions have been properly recorded. If you plan to vote telephonically, you must vote no later than 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting; or

•	virtually attending the PBFX Special Meeting and voting during the meeting by visiting https:// and using the control number on your proxy card.
If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your PBFX Common Units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your PBFX Common Units will be voted “FOR” the Merger Proposal.
Detailed instructions for using the telephone and Internet options for voting are set forth on the proxy card(s) and voting instruction card(s) accompanying this proxy statement/prospectus. Because the Internet and telephone services authenticate PBFX Unitholders by use of a control number, you must have the proxy card(s) with your control number available in order to use these services to authorize a proxy to vote your PBFX Common Units. Proxies submitted by mail, telephone or Internet must be received by 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting.
Revocation. If you hold your PBFX Common Units in your own name, you may revoke your proxy at any time before it is voted at the PBFX Special Meeting by:
•
submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; provided such new proxy is received no later than 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting;

•
delivering written notice of revocation to the Secretary of PBFX GP at the address listed below; provided such written notice of revocation is received no later than 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting;

•	virtually attending the PBFX Special Meeting and voting at the PBFX Special Meeting using the control number on your proxy card; or
•
properly completing and executing a later dated proxy and delivering it to the Secretary of PBFX GP at the address listed below; provided such later dated proxy is received no later than 11:59 p.m., Eastern Time, on the date prior to the PBFX Special Meeting:

PBFX Logistics LP
One Sylvan Way, Second Floor
Attention: Secretary
Parsippany, New Jersey 07054
Telephone: (973) 455-7500

Your presence without voting at the PBFX Special Meeting will not automatically revoke your proxy, and any revocation during the PBFX Special Meeting will not affect votes previously taken. If you hold your PBFX Common Units through a broker or other nominee, you must follow the directions you receive from your broker or nominee in order to revoke your proxy or change your voting instructions.
Validity. The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The GP Board has the right to waive any irregularities or conditions as to the manner of voting. PBFX may accept your proxy by any form of communication permitted by applicable law so long as PBFX is reasonably assured that the communication is authorized by you.
Solicitation of Proxies. The accompanying proxy is being solicited by PBFX GP on behalf of the GP Board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne 50% by PBF Energy and 50% by PBFX. Morrow Sodali LLC has been retained by PBFX to aid in the solicitation of proxies for an initial fee of $10,000 and the reimbursement of out-of-pocket expenses. In addition to the mailing of this proxy statement/prospectus, proxies may also be solicited from the PBFX Unitholders by personal interview, telephone, fax or other electronic means, by Morrow Sodali LLC in exchange for such fees and by directors and officers of PBFX GP and employees of affiliates of PBFX who provide services to PBFX, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of PBFX Common Units held by those persons, and PBFX will reimburse them for any reasonable expenses that they incur. Proxies may also be solicited by certain of PBFX GP’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.
PBFX Common Units Held in Street Name. If your PBFX Common Units are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically or over the Internet or by telephone. Please follow the voting instructions provided by your bank, broker or other nominee. You may not vote PBFX Common Units held in street name by returning a proxy card directly to PBFX or by voting virtually at the PBFX Special Meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction card for you to use.
Under the rules of the NYSE, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the PBFX Special Meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.
If you are a PBFX Unitholder and you do not instruct your broker, bank or other nominee on how to vote your units:
•	your broker, bank or other nominee may not vote your units on the Merger Proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal; and
•	your broker, bank or other nominee may not vote your units on the Adjournment Proposal, which broker non-votes, if any, will have no effect on the outcome of any vote on the proposal.
Virtual Meeting Information
Rules of conduct for the PBFX Special Meeting, including rules pertaining to submission of questions, will be posted on the meeting platform website and may be accessed once past the login screen by clicking the “     ” button.
Assistance
If you have any questions regarding the PBFX Special Meeting or need assistance in completing your proxy card, please contact Morrow Sodali LLC toll-free at (800) 662-5200.

THE PROPOSALS
Proposal 1. The Merger Proposal
(Item 1 on PBFX Proxy Card)
In the Merger Proposal, PBFX is asking the PBFX Unitholders to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Approval of the Merger Proposal by holders of a majority of the outstanding PBFX Common Units is required for completion of the Merger.
The holders of a majority of the outstanding PBFX Common Units (including PBFX Common Units owned directly or indirectly by PBF Energy and its subsidiaries) represented in person or by proxy at the PBFX Special Meeting will constitute a quorum and will permit PBFX to conduct the proposed business at the PBFX Special Meeting. Proxies received but marked as abstentions will be counted as PBFX Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention or failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal.
Broker non-votes (if any) will not be considered present at the PBFX Special Meeting for purposes of determining the presence of a quorum and will not be included in the vote.
If you are a PBFX Unitholder and you do not instruct your broker, bank or other nominee on how to vote your PBFX Common Units, your broker, bank or other nominee may NOT vote your PBFX Common Units on the Merger Proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.
THE GP BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL (ITEM 1 ON PBFX PROXY CARD).

Proposal 2. The PBFX Adjournment Proposal
(Item 2 on PBFX Proxy Card)
The PBFX Special Meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the PBFX Special Meeting to approve the Merger Proposal.
If, at the PBFX Special Meeting, the number of PBFX Common Units present or represented and voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal, PBFX intends to adjourn the PBFX Special Meeting from time to time in order to enable the GP Board to solicit additional proxies.
In the Adjournment Proposal, PBFX is asking the PBFX Unitholders to authorize the holder of any proxy solicited by the GP Board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the PBFX Special Meeting to another time and place from time to time for the purpose of soliciting additional proxies. If the PBFX Unitholders approve the Adjournment Proposal, PBFX could adjourn the PBFX Special Meeting and any adjourned session of the PBFX Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from the PBFX Unitholders who have previously voted.
The holders of a majority of the outstanding PBFX Common Units (including PBFX Common Units owned directly or indirectly by PBF Energy and its subsidiaries) represented in person or by proxy at the PBFX Special Meeting will constitute a quorum and will permit PBFX to conduct the proposed business at the PBFX Special Meeting. Proxies received but marked as abstentions will be counted as PBFX Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. PBFX Common Units for which no proxy has been submitted will have no effect on the Adjournment Proposal.
Broker non-votes (if any) will not be considered present at the PBFX Special Meeting for purposes of determining the presence of a quorum and will not be included in the vote.
If you are a PBFX Unitholder and you do not instruct your broker, bank or other nominee on how to vote your PBFX Common Units, your broker, bank or other nominee may NOT vote your PBFX Common Units on the Adjournment Proposal, which broker non-votes, if any, will have no effect on the outcome of any vote on the Adjournment Proposal.
THE GP BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PBFX ADJOURNMENT PROPOSAL (ITEM 2 ON PBFX PROXY CARD).

OTHER MATTERS TO COME BEFORE THE PBFX SPECIAL MEETING
No other matters are intended to be brought before the PBFX Special Meeting by PBFX, and PBFX does not know of any matters to be brought before the PBFX Special Meeting by others. If, however, any other matters properly come before the PBFX Special Meeting, the persons named in the proxy will vote the units represented thereby at the discretion of the proxy holder on any such matter.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) of the Merger and of owning and disposing of shares of PBF Energy Common Stock received in the Merger. This discussion is limited to U.S. Holders of PBFX Public Common Units that hold their PBFX Public Common Units, and will hold their shares of PBF Energy Common Stock received in the Merger, as capital assets for U.S. federal income tax purposes (generally, property held for investment) (such holders, “U.S. Holders”). This discussion does not address tax consequences that may be relevant to particular holders in light of their individual circumstances, including, without limitation:
•	banks, financial institutions or insurance companies;
•	real estate investment trusts;
•	regulated investment companies or mutual funds;
•	“controlled foreign corporations” or “passive foreign investment companies”;
•	dealers and brokers in stocks and securities or currencies;
•	traders in securities that use a mark-to-market method of tax accounting;
•	tax-exempt entities;
•	certain former citizens or long-term residents of the United States;
•	persons that received PBFX Public Common Units as compensation for the performance of services;
•	holders of options, restricted units or bonus units granted under any PBFX benefit plan;
•
persons that hold PBFX Public Common Units as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction for U.S. federal income tax purposes;

•	S-corporations or other pass-through entities (or investors in S-corporations or other pass-through entities); or
•	persons whose “functional currency” is not the U.S. Dollar.
If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds PBFX Public Common Units, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding PBFX Public Common Units should consult its own tax advisor.
Moreover, this discussion does not address any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes.
This discussion is based on provisions of the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations (the “Treasury Regulations”), all as of the date hereof, and any of which are subject to change, possibly with a retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to any of the tax consequences discussed below. As a result, there can be no assurances that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of PBFX Public Common Units or, after the Merger, shares of PBF Energy Common Stock that is for U.S. federal income tax purposes:
•	a citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration, and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF PBF ENERGY COMMON STOCK RECEIVED IN THE MERGER. EACH HOLDER OF PBFX PUBLIC COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF PBF ENERGY COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.
Tax Consequences of the Merger to U.S. Holders of PBFX Public Common Units
Tax Characterization of the Merger. The receipt of shares of PBF Energy Common Stock and cash in exchange for PBFX Public Common Units pursuant to the Merger should be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, the Merger should be treated as a taxable sale of a U.S. Holder’s PBFX Public Common Units in exchange for shares of PBF Energy Common Stock and cash received in the Merger. The remainder of this discussion assumes that the Merger will be treated as a taxable transaction.
Amount and Character of Gain or Loss Recognized. A U.S. Holder who receives shares of PBF Energy Common Stock and cash in exchange for PBFX Public Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of the shares of PBF Energy Common Stock received, (B) the amount of cash received and (C) such U.S. Holder’s share of PBFX’s nonrecourse liabilities immediately prior to the Merger, and (ii) such U.S. Holder’s adjusted tax basis in the PBFX Public Common Units exchanged therefor (which includes such U.S. Holder’s share of PBFX’s nonrecourse liabilities immediately prior to the Merger).
A U.S. Holder’s initial tax basis in PBFX Public Common Units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the PBFX Public Common Units plus the U.S. Holder’s share of PBFX’s nonrecourse liabilities. Over time that basis has (i) increased by the U.S. Holder’s share of PBFX’s income and by any increases in the U.S. Holder’s share of PBFX’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from PBFX, by the U.S. Holder’s share of PBFX’s losses, by any decreases in the U.S. Holder’s share of PBFX’s nonrecourse liabilities and by the U.S. Holder’s share of PBFX’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.
Except as noted below, gain or loss recognized by a U.S. Holder on the exchange of PBFX Public Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by PBFX and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of a PBFX Public Common Unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. Holder’s PBFX Public Common Units pursuant to the Merger. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the exchange of PBFX Public Common Units in the Merger.
Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held its PBFX Public Common Units for more than one year as of the Effective Time. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.
The amount of gain or loss recognized by each U.S. Holder in the Merger will vary depending on each U.S. Holder’s particular situation, including the value of the shares of PBF Energy Common Stock and the amount of cash received by each U.S. Holder in the Merger, the adjusted tax basis of the PBFX Public Common Units exchanged by each U.S. Holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. Holder. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of PBFX’s income may be deducted in full upon the U.S. Holder’s taxable disposition of its entire investment in PBFX pursuant to the Merger. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the PBFX Public Unitholder’s specific tax consequences of the Merger, taking into account its own particular circumstances.
PBFX Items of Income, Gain, Loss and Deduction for the Taxable Period of PBFX that Includes the Date of the Merger. A U.S. Holder of PBFX Public Common Units will be allocated its share of PBFX’s items of income, gain, loss and deduction for the taxable period of PBFX that includes the date of the Merger in accordance with the terms of the PBFX Partnership Agreement. A U.S. Holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from PBFX. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in the PBFX Public Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the Merger. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in the PBFX Public Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the Merger.
Tax Basis and Holding Period in Shares of PBF Energy Common Stock Received in the Merger. A U.S. Holder’s tax basis in the shares of PBF Energy Common Stock received in the Merger will equal the fair market value of such shares. A U.S. Holder’s holding period in the shares of PBF Energy Common Stock received in the Merger will begin on the day after the date of the Merger.
Tax Consequences to U.S. Holders of Owning and Disposing of Shares of PBF Energy Common Stock Received in the Merger
Distributions on Shares of PBF Energy Common Stock. For U.S. federal income tax purposes, distributions of cash by PBF Energy to a U.S. Holder with respect to shares of PBF Energy Common Stock received in the Merger will generally be included in a U.S. Holder’s income as ordinary dividend income to the extent of PBF Energy’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to PBF Energy Stockholders by PBF Energy after the Merger may exceed PBF Energy’s current and accumulated earnings and profits. Distributions of cash in excess of PBF Energy’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder’s adjusted tax basis in such U.S. Holder’s shares of PBF Energy Common Stock and, to the extent the distribution exceeds such U.S. Holder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of PBF Energy Common Stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. Holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. As part of its strategic plan, PBF Energy suspended its quarterly cash dividend of $0.30 per share of PBF Energy Common Stock commencing with the quarter ended March 31, 2020.
Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Shares of PBF Energy Common Stock. Upon the sale, exchange, certain redemptions or other taxable dispositions of shares of PBF Energy Common Stock received in the Merger, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of PBF Energy Common Stock, and (ii) the U.S. Holder’s adjusted tax basis in such shares of PBF Energy Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares of PBF Energy Common Stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

Information Reporting and Backup Withholding
Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, shares of PBF Energy Common Stock received in the Merger. A U.S. Holder may be subject to U.S. backup withholding on payments made pursuant to the Merger or on distributions made with respect to, or on payments made pursuant to dispositions of, shares of PBF Energy Common Stock received in the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

BUSINESS AND BACKGROUND OF NATURAL PERSONS
Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of the current directors and executive officers of the following parties related to PBF Energy, PBF LLC, PBFX Holdings, Merger Sub, PBFX and PBFX GP.
During the past five years, none of the directors or executive officers of PBF Energy, PBF LLC, PBFX Holdings, Merger Sub, PBFX and PBFX GP or the persons described below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
Name	Citizenship	Position with PBFX GP
Thomas J. Nimbley	USA	Chief Executive Officer and Chairman of the Board of Directors
Matthew C. Lucey	USA	Executive Vice President and Director
Trecia Canty	USA	Senior Vice President, General Counsel and Secretary
C. Erik Young	USA	Senior Vice President, Chief Financial Officer and Director
Wendy Ho Tai	USA	Senior Vice President, Human Resources
James E. Fedena	USA	Senior Vice President, Logistics, Renewable Fuels, and Strategic Assets
Michael D. Gayda	USA	Director
Bruce A. Jones	USA	Director
David Roush	USA	Director
Lawrence Ziemba	USA	Director
Thomas J. Nimbley was appointed Chairman of the GP Board in July 2016 and serves as the Chief Executive Officer. Mr. Nimbley has served as the Chief Executive Officer of PBF Energy and its subsidiaries since June 2010 and was the Executive Vice President, Chief Operating Officer of PBF Energy from March 2010 through June 2010. Prior to joining PBF Energy, Mr. Nimbley served as a Principal for Nimbley Consultants LLC from June 2005 to March 2010, where he provided consulting services and assisted on the acquisition of two refineries. He previously served as Senior Vice President and head of Refining for Phillips Petroleum Company (“Phillips”) and subsequently Senior Vice President and head of Refining for ConocoPhillips (“ConocoPhillips”) domestic refining system (13 locations) following the merger of Phillips and Conoco Inc. Before joining Phillips at the time of its acquisition of Tosco Corporation (“Tosco”) in September 2001, Mr. Nimbley served in various positions with Tosco and its subsidiaries starting in April 1993.
Matthew C. Lucey was appointed a Director of PBFX GP in 2013 and has served as PBFX GP’s Executive Vice President since April 2014. Prior to that, from 2013, he served as Senior Vice President, Chief Financial Officer of PBFX GP. Mr. Lucey has served as the President of PBF Energy since January 2015. From April 2014 to January 2015, Mr. Lucey served as Executive Vice President of PBF Energy. Mr. Lucey joined PBF Energy as Vice President, Finance in April 2008 and served as Senior Vice President, Chief Financial Officer of PBF Energy from April 2010 until his promotion in March 2014. Prior thereto, Mr. Lucey served as a Managing Director of M.E. Zukerman & Co., a New York-based private equity firm specializing in several sectors of the broader energy industry, from 2001 to 2008. Before joining M.E. Zukerman & Co., Mr. Lucey spent six years in the banking industry.
Trecia Canty was appointed Senior Vice President, General Counsel and Secretary of PBFX GP in September 2015. Ms. Canty joined PBF Energy in November 2012 and has led its commercial and finance legal operations since that time. Prior to September 2015, she served as PBFX GP’s Vice President, Senior Deputy General Counsel and Assistant Secretary. Prior to joining PBF Energy, Ms. Canty served as Associate General Counsel, Corporate and Assistant Secretary of Southwestern Energy Company, where her responsibilities included finance and mergers and acquisitions, securities and corporate compliance and corporate governance. She also provided legal support to the midstream marketing and logistics businesses. Prior to joining Southwestern Energy Company in 2004, she was an associate with Cleary, Gottlieb, Steen & Hamilton. Ms. Canty has over 20 years of experience focused on energy, mergers and acquisition, securities, finance and corporate matters.

C. Erik Young was appointed a Director of PBFX GP in October 2016 and serves as the Senior Vice President and Chief Financial Officer. Mr. Young has served as the Senior Vice President and Chief Financial Officer of PBFX GP and of PBF Energy since April 1, 2014. Mr. Young previously served as Director, Strategic Planning at PBF Energy since December 2010, where he was responsible for both corporate development and capital markets initiatives for PBF Energy. Prior to joining PBFX GP, Mr. Young spent 11 years in corporate finance, strategic planning and mergers and acquisitions roles across a variety of industries. He began his career in investment banking before joining J.F. Lehman & Company, a private equity investment firm, in 2001.
Wendy Ho Tai was appointed Senior Vice President, Human Resources of PBF Energy in April 2022. She previously served as Vice President, Human Resources from March 2015 to April 2022 and Senior Director, Compensation and Benefits from October 2010 to February 2015. In her tenure, Ms. Ho Tai has established the PBF Energy benefit plans, implemented the Human Resources information system and assisted in the integration of the employees of all acquisitions. Previously, Ms. Ho Tai held Human Resources management positions with Petro, Inc. and MarketSmart Interactive.
Jim Fedena was appointed Senior Vice President, Logistics, Renewable Fuels, and Strategic Assets of PBF Energy in April 2022. Since May 2014, Mr. Fedena has served as Senior Vice President and Head of Logistics for PBFX GP. From January 2013 to May 2014, Mr. Fedena served as Senior Vice President – Logistics, and from June 2010 through February 2011 he also served as the Delaware City Refinery Manager during the reactivation period. Mr. Fedena joined PBF Energy in June 2010 as Senior Vice President of Health, Safety and Environment. Mr. Fedena has over 30 years of oil industry experience in refining, pipelines, and terminal operations. He previously held positions with Premcor Inc. (“Premcor”), ConocoPhillips, Phillips, Tosco and Coastal with responsibility for health, safety and environmental programs. Prior to joining PBF Energy he served as managing partner for PJF Associates providing consulting services for private equity firms on refining acquisitions in North America and Europe.
Michael D. Gayda was appointed a Director of PBFX GP in 2013. Mr. Gayda previously also served as President of PBFX GP and of PBF Energy until his retirement in January 2015. Since February 2015, Mr. Gayda has served as a consultant and arbiter on U.S. and international energy matters. Mr. Gayda joined PBF Energy as Executive Vice President, General Counsel and Secretary in April 2010 and served as its President from June 2010 until his retirement in 2015 and was a Director from inception until October 2009. Prior thereto, from May 2006 until January 2010 Mr. Gayda served as Executive Vice President, General Counsel and Secretary of Petroplus Holdings AG (“Petroplus”). Prior to Petroplus, he served as an executive officer of Premcor until its sale to Valero Energy Corporation (“Valero”) in August 2005 and as General Counsel-Refining for Phillips 66 Company, a division of Phillips, following Phillips’ acquisition of Tosco in September 2001. Mr. Gayda previously served as a Vice President of certain of Tosco’s subsidiaries.
Bruce A. Jones was appointed a Director of PBFX GP in April 2014. The GP Board has determined that Mr. Jones is independent under the applicable SEC rules and regulations, the rules and regulations of the NYSE and the PBFX Partnership Agreement and, as a result, Mr. Jones serves on the Audit and Conflicts Committees. Mr. Jones has over 30 years of experience in energy related industries, including 19 years in refining and distribution. From May 2006 until February 2010, Mr. Jones served as Executive Vice President, Chief Operating Officer of Petroplus during its acquisitions of five European refineries. Mr. Jones retired in February 2010. Prior to Petroplus, he served as Vice President Environmental Health and Safety for Premcor until its sale to Valero in August 2005. Mr. Jones previously held various positions with Phillips, Tosco, ExxonMobil Corporation and Public Service Electric and Gas Company. Mr. Jones has extensive experience in the energy industry, including refining and distribution operations with a strong basis in safe and environmentally compliant operations.
David Roush was appointed a Director of PBFX GP in April 2014. The GP Board has determined that Mr. Roush is independent under the applicable SEC rules and regulations, the rules and regulations of the NYSE and the PBFX Partnership Agreement and, as a result, Mr. Roush serves on the Audit and Conflicts Committees. Mr. Roush is a licensed CPA and an experienced entrepreneur and financial expert. Mr. Roush is a founder and principal of JDP Holdings, Inc., an investment company which acquires and develops technology companies. He founded JDP Holdings, Inc. in the early part of 2010. Prior to that, Mr. Roush founded Insurance.com, a leading, web-based, auto insurance agency, in 2000 and worked as its Chairman and Chief Executive Officer until February 2009. Mr. Roush has also held various positions at Progressive Insurance and worked as an internal auditor for the Bendix/Allied Signal Corporation. Mr. Roush has over 40 years of accounting and management experience and is a licensed CPA.

Lawrence Ziemba was appointed a Director of PBFX GP in December 2019. The GP Board has determined that Mr. Ziemba is independent under the applicable SEC rules and regulations, the rules and regulations of the NYSE and the PBFX Partnership Agreement and, as a result, Mr. Ziemba serves on the Audit and Conflicts Committees. Mr. Ziemba retired from Phillips 66 Company as Executive VP, Refining and a member of the Executive Committee in December 2017. He held this position since the company’s separation from ConocoPhillips in May 2012. Prior to 2012, he was President, Global Refining and served on the Executive Committee of ConocoPhillips. During his career, he held various positions in downstream for ConocoPhillips, Phillips, Tosco, and Unocal Corporation, where he started his career.
The address of each of the directors and executive officers of PBFX GP listed above is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054 and their telephone number is (973) 455-7500.
Name	Citizenship	Position with PBF Energy
Thomas J. Nimbley	USA	Chief Executive Officer and Chairman of the PBF Energy Board
Matthew C. Lucey	USA	President
C. Erik Young	USA	Senior Vice President, Chief Financial Officer
Timothy Paul Davis	USA	Senior Vice President. Supply, Trading and Optimization
Thomas O’Connor	USA	Senior Vice President, Commodity Risk and Strategy
Trecia Canty	USA	Senior Vice President, General Counsel & Secretary
Steven Steach	USA	Senior Vice President, Refining
Wendy Ho Tai	USA	Senior Vice President, Human Resources
James E. Fedena	USA	Senior Vice President, Logistics, Renewable Fuels, and Strategic Assets
Spencer Abraham	USA	Director
Wayne Budd	USA	Director
Karen Davis	USA	Director
Paul J. Donahue, Jr.	USA	Director
S. Eugene Edwards	USA	Director
Robert Lavinia	USA	Director
Kimberly S. Lubel	USA	Director
George E. Ogden	USA	Director
For biographical information about Thomas J. Nimbley, Matthew C. Lucey, C. Erik Young, Trecia Canty, Wendy Ho Tai and James E. Fedena, see the list of directors and executive officers of PBFX GP above.
Thomas O’Connor has served as PBF Energy's Senior Vice President, Commodity Risk and Strategy since April 2022. Previously Mr. O'Connor served as Senior Vice President, Commercial from September 2015 to March 2022. Mr. O’Connor joined PBF Energy as Senior Vice President in September 2014 with responsibility for business development and growing the business of PBFX, and from January to September 2015, served as PBF Energy’s Co-Head of commercial activities. Prior to joining PBF Energy, Mr. O’Connor worked at Morgan Stanley since 2000 in various positions, most recently as a Managing Director and Global Head of Crude Oil Trading and Global Co-Head of Oil Flow Trading. Prior to joining Morgan Stanley, Mr. O’Connor worked for Tosco from 1995 to 2000 in the Atlantic Basin Fuel Oil and Feedstocks group.
Timothy Paul Davis has served as Senior Vice President, Supply, Trading and Optimization since April 2022. He previously served as Assistant Secretary of a subsidiary of PBFX GP and President, PBF Energy Western Region LLC from September 2017 to March 2022. Mr. Davis joined PBF Energy in April of 2012 and served as head of its commercial operations related to crude oil and refinery feedstock sourcing from May of 2013 to January 2015 and, from January 2015 to September 2015, served as its Co-Head of Commercial and served as Senior Vice President, Western Region Commercial Operations from September 2015 to September 2017. Previously, Mr. Davis was responsible for managing the U.S. clean products commercial operations for Hess Energy Trading Company from 2006 to 2012. Prior to that, Mr. Davis was responsible for Premcor’s U.S. Midwest clean products disposition group. Mr. Davis has over 30 years of experience in commercial operations in crude oil and refined products, including 16 years with the ExxonMobil Corporation in various operational and commercial positions, including sourcing refinery feedstocks and crude oil and the disposition of refined products, as well as optimization roles within refineries.

Steven Steach was appointed Senior Vice President, Refining of PBF Energy in February 1, 2022 and has responsibility for PBF Energy’s refining operations. He originally joined PBF Energy in November 2015 in advance of the acquisition of the Torrance Refinery and served as the Vice President and Refinery Manager of the Torrance Refinery from its acquisition on July 1, 2016 until January 31, 2022. Before joining PBF Energy, Mr. Steach was Refinery Manager for ConocoPhillips in Billings, MT, for four years. Prior to Billings, Mr. Steach was Operations Manager for ConocoPhillips at their Los Angeles Refinery for a total of nine years, including Site Manager at the Carson plant.
Spencer Abraham was appointed a Director of PBF Energy in October 2012 and served as a Director of PBF LLC from August 2012 to February 2013 and a Director of PBF Holding from August 2012 to October 2012. He is the Chairperson of PBF Energy’s Compensation Committee and a member of PBF Energy’s Nominating and Corporate Governance Committee. Mr. Abraham is the Chief Executive Officer and Chairman of the international strategic consulting firm The Abraham Group, which he founded in 2005. Prior to starting The Abraham Group, Mr. Abraham served as Secretary of Energy under President George W. Bush from 2001 through January 2005, and was a U.S. Senator for the State of Michigan from 1995 to 2001. Prior to serving as a U.S. Senator, Mr. Abraham held various other public and private sector positions in the public policy arena. He currently serves as a Director of NRG Energy, Inc., where he is a member of the Compensation Committee; and Two Harbors, a publicly traded REIT, where he is a member of the Compensation Committee and the Governance Committee. Mr. Abraham is also the Chairman of the Board of Uranium Energy Corporation. From May 2005 to May 2020, Mr. Abraham served as a Director of Occidental Petroleum Corporation, where he was a member of the Compensation Committee and the HSE Committee. He was previously a Director of ICx Technologies, non-executive Chairman of Areva Inc. and a Director of C3 IoT. Mr. Abraham is a trustee of the California Institute of Technology.
Wayne Budd was appointed as a Director of PBF Energy in February 2014 and has served as the Chairperson of PBF Energy’s Nominating and Corporate Governance Committee since April 2014 and as a member of the Compensation Committee since May 2017. He has over 50 years of legal experience in the public and private sectors, and since 2004 is a Senior Counsel of Goodwin Procter LLP. Prior to that, Mr. Budd served as a Senior Executive Vice President and General Counsel and a Director of John Hancock Financial Services Inc. from 2000 to 2004. Mr. Budd served as Group President, New England, of Bell Atlantic Corporation (now Verizon Communications Inc.) from 1996 to 2000. He served as a Senior Partner at Goodwin Procter LLP from 1993 to 1996. Mr. Budd also served on the U.S. Sentencing Commission, from 1994 to 1997, which he was appointed to by President Bill Clinton. From 1992 to 1993, Mr. Budd served as an Associate Attorney General of the United States, overseeing the Civil Rights, Environmental, Tax, Civil and Anti-Trust Divisions at the Department of Justice, as well as the Bureau of Prisons. From 1989 to 1992, he was the United States Attorney for the District of Massachusetts. Mr. Budd previously served as a Director of Tosco and Premcor and as a Director of McKesson Corporation, where he was a member of the Audit and Governance Committees. He is the past Chairman of the National Board of the American Automobile Association and formerly served as a Director of the American Automobile Association of Southern New England. Mr. Budd earned a bachelor’s degree from Boston College and a Juris Doctor from Wayne State University Law School.
Karen Davis was appointed a Director of PBF Energy in January 2021 and has served as the Chairperson of the Audit Committee since October 1, 2021. She most recently served as Executive Vice President and Chief Financial Officer of Western Refining, Inc. and its affiliated entities, Western Refining Logistics LP and Northern Tier Energy, LP, subsidiaries from February 2015 through May 2017 and had the additional title of Chief Financial Officer of these entities since March 2015. Previously, Ms. Davis served as the Chief Financial Officer of the general partner of Western Refining Logistics, LP from December 2014 through February 2015. Ms. Davis also served as the Vice President-Director of Investor Relations of Western Refining, Inc. from December 2014 through February 2015. During her career, Ms. Davis has served in various chief financial officer and financial reporting officer positions with various public and private companies throughout the United States. Ms. Davis previously served as a Director of PBFX GP where she was a member of the Audit and Conflicts Committees, from December 2017 until December 2019.
Paul J. Donahue, Jr. was appointed a Director of PBF Energy in January 2022 and is a member of the Audit Committee. Mr. Donahue is currently the Managing Partner and Co-Founder of Black Squirrel Partners, a growth equity and content acquisition platform focused on the consumer/retail, technology and music industry verticals. He is an accomplished executive and leader with over 33 years of experience in finance and investing, with extensive energy industry experience. His areas of expertise include financial analysis, risk management, strategic planning, team building and leadership, data science and capital markets and finance. In 2020, he retired from Morgan Stanley, where he last served as Head of Americas Equity Capital Markets, was a member of the Global Capital Markets Operating Committee, and was Chairman of Morgan Stanley’s Equity Underwriting Committee. Since 2000, he has served on the National Board of the TJ Martell Foundation. He has also served as an advisory board member of the All Within My Hands Foundation since 2018. He graduated from Brown University with a degree in Business Economics and Organizational Behavior/Management.
S. Eugene Edwards was appointed a Director of PBF Energy in July 2014. He has been PBF Energy’s Lead Director since October 1, 2021 and has been a member of PBF Energy’s Nominating and Corporate Governance Committee since August 2014 and a member of the HS&E Committee since December 2016, where he also served as Chairperson until September 30, 2021. He has over 35 years of experience in the energy and refining sectors. Most recently he retired from Valero in April of 2014 where he was Executive Vice President and Chief Development Officer. Mr. Edwards began his career with Valero as an Analyst in Planning and Economics in 1982 and then served as Director of Business Development; Director of Petrochemical Products; Vice President of Planning and Business Development; Senior Vice President of Supply, Marketing & Transportation; Senior Vice President of Planning, Business Development and Risk Management and as Senior Vice President of Product Supply and Trading. Prior to joining Valero, he was an energy analyst with Pace Consultants and a refinery process engineer with Citgo Petroleum Corporation. He previously served as a Director of CST Brands Inc., a spin-off of Valero, from May to December 2013 and, as a Director of Green Plains Energy from June 2014 to August 2021, where he was a member of its Audit and Compensation Committees. He has also served as a Director of CrossAmerica Partners LP from September 2014 through March 2017. Mr. Edwards earned a bachelor’s degree in Chemical Engineering from Tulane University and a Master of Business Administration from the University of Texas at San Antonio.
Robert Lavinia was appointed a Director of PBF Energy in February 2016 and currently serves on PBF Energy’s HS&E Committee. He served as a member of the Compensation Committee until May 2017. He began his career in 1970 at the Gulf Oil Corporation as a licensed officer in the United States flag tanker fleet. He transferred to Gulf International Trading Company, and after several promotions, left Gulf in 1980 to work for Phibro Energy Corporation (“Phibro”). In 1985, he took over as President and Chief Executive Officer of Hill Petroleum Company, Phibro’s refining division. In 1992, he joined Tosco. During his tenure at Tosco, the company made several acquisitions to include British Petroleum Northwest, Circle K Company and Union 76 Products Company, all of which were integrated into the Tosco Marketing Company (“Tosco Marketing”). He served as President of Tosco Marketing with over 6,000 gas and convenience stores in 32 states with more than 20,000 employees. He was also Senior Vice President of Tosco. From 2002 to 2006, he served as a Director of Transcor SA (“Transcor”), a Belgium-based company with trading operations around the world. From 2005-2006, he served as Chairman of Pasadena Refining, a Transcor subsidiary. In 2007, he joined Petroplus, the largest European independent refining and wholesale marketing company. Mr. Lavinia became the Chief Executive Officer of Petroplus in March 2008. In September 2009, he retired from Petroplus and served as a Director of Petroplus until 2012. Mr. Lavinia also previously served as a Director of Big West Oil.
Kimberly S. Lubel was appointed a Director of PBF Energy in August 2017 and has been the Chairperson of the HS&E Committee since October 2021, a member of the HS&E Committee since October 2017 and a member of the Compensation Committee since May 2019. From January 2013 until June 2017, Ms. Lubel served as the Chairman, Chief Executive Officer and President of CST Brands, Inc., a Fortune 250 North American convenience and fuel retailer with over 14,000 employees that was acquired by Circle K Company in June 2017. She also served as the Chairman of the Board at CrossAmerica GP LLC, the general partner of CrossAmerica Partners LP, a publicly-traded master limited partnership, from October 2014 to June 2017. She served as the Executive Vice President and General Counsel of Valero from 2006 to 2012 and served as its Vice President of Legal Services from 2003 to 2006. Prior to joining Valero in 1997, Ms. Lubel was a corporate attorney at Kelly, Hart & Hallman. Ms. Lubel has served as a Director of Arcosa, Inc. since November 2021 and is a member of its Human Resources Committee. Since May 2021, she has served as a Director of Westlake Corporation, where she is a member of the Audit, Compensation, Nominating and Governance and Corporate Risk Committees. Since January 2019, Ms. Lubel also has served as a Director of Southwest Research Institute, an independent, non-profit research and development organization. She previously served as an independent Director of WPX Energy, Inc., where she was a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

George E. Ogden was appointed a Director of PBF Energy and a member of PBF Energy’s Audit Committee in January 2018. Mr. Ogden has over 45 years of experience in the energy sector. From May 2014 to December 2017, Mr. Ogden served as an independent Director of PBFX GP. From January 1999 to the present, Mr. Ogden served as an independent refining and marketing consultant for energy and investment companies. Previously he was a Senior Vice President of Tosco from 1992 to 1999, where he was responsible for mergers, acquisitions and divestments and general corporate planning, and prior to that Mr. Ogden held various positions at Tosco, Occidental Petroleum Corporation and the Mobil Oil Corporation in business development, refinery operations, planning and economics and as a refinery engineer.
The address of each of the directors and executive officers of PBF Energy listed above is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054 and their telephone number is (973) 455-7500.
Name	Citizenship	Position with PBFX Holdings
Thomas J. Nimbley	USA	Chief Executive Officer and Director
Matthew C. Lucey	USA	President and Director
C. Erik Young	USA	Chief Financial Officer
Trecia Canty	USA	Secretary and Director
For biographical information about Thomas J. Nimbley, Matthew C. Lucey, C. Erik Young and Trecia Canty, see the list of directors and executive officers of PBFX GP above.
The address of each of the directors and executive officers of PBFX Holdings listed above is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054 and its telephone number is (973) 455-7500.
Name	Citizenship	Position with PBF LLC
Thomas J. Nimbley	USA	Chief Executive Officer and Director
Matthew C. Lucey	USA	President and Director
C. Erik Young	USA	Chief Financial Officer
Trecia Canty	USA	Secretary and Director
For biographical information about Thomas J. Nimbley, Matthew C. Lucey, C. Erik Young and Trecia Canty, see the list of directors and executive officers of PBFX GP above.
The address of each of the directors and executive officers of PBF LLC listed above is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054 and their telephone number is (973) 455-7500.
Merger Sub is a limited liability company managed by its sole member, PBF LLC, and does not have any officers or directors.

PRIOR PUBLIC OFFERINGS
PBFX did not make any underwritten public offering during the three years prior to this filing.
PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS
The following describes certain significant PBFX contacts, transactions, negotiations and agreements with PBF Energy and/or its subsidiaries that have taken place during the past two years.
PBFX currently derives a majority of its revenue from long-term, fee-based agreements with PBF Holding, which generally include minimum volume commitments and contractual fee escalations for inflation adjustments and certain increases in operating costs. PBFX believes the terms and conditions under these agreements, as well as the Omnibus Agreement and the Services Agreement (each as defined below), each with PBF Holding, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services.
Transactions with PBF Energy and its subsidiaries are considered to be related party transactions because PBF Energy and its subsidiaries own more than 5% of PBFX’s equity interests; in addition, PBF Energy’s executive officers serve as executive officers of both PBF Energy and PBFX GP. PBFX generally makes cash distributions to the PBFX Unitholders, including to PBF LLC, as the holder of 29,953,631 PBFX Common Units. Assuming PBFX has sufficient available cash to pay the current quarterly distribution of $0.30 per PBFX Common Unit on all of issued and outstanding PBFX Common Units for four quarters, PBF LLC would receive an annual distribution of approximately $35.9 million based on the PBFX Common Units owned by PBF LLC.
Omnibus Agreement
PBFX has entered into an omnibus agreement with PBFX GP, PBF LLC and PBF Holding, which has been amended and restated in connection with certain of the acquisitions from PBF (as amended, the “Omnibus Agreement”). The annual fee under the Omnibus Agreement for the year ended December 31, 2021 was $7.3 million, inclusive of obligations under the Omnibus Agreement to reimburse PBF LLC for certain compensation and benefit costs of employees who devoted more than 50% of their time to PBFX during the year ended December 31, 2021. PBFX expects to pay $8.3 million, inclusive of estimated obligations under the Omnibus Agreement to reimburse PBF LLC for certain compensation and benefit costs of employees who devote more than 50% of their time to PBFX for the year ending December 31, 2022.
Services Agreement
Additionally, PBFX has entered into an operation and management services and secondment agreement with PBF Holding and certain of its subsidiaries (as amended, the “Services Agreement”), pursuant to which PBF Holding and its subsidiaries provide PBFX with the personnel necessary for PBFX to perform its obligations under its commercial agreements. PBFX reimburses PBF Holding for the use of such employees and the provision of certain infrastructure-related services to the extent applicable to its operations, including storm water discharge and waste water treatment, steam, potable water, access to certain roads and grounds, sanitary sewer access, electrical power, emergency response, filter press, fuel gas, API solids treatment, fire water and compressed air. The Services Agreement will terminate upon the termination of the Omnibus Agreement, provided that PBFX may terminate any service upon 30-days’ notice. For the year ended December 31, 2021, PBFX paid an annual fee of $8.7 million to PBF Holding pursuant to the Services Agreement and expects to pay the same annual fee to PBF Holding pursuant to the Services Agreement for the year ending December 31, 2022.

HOUSEHOLDING OF INFORMATION STATEMENT/PROSPECTUS
Some banks, brokers, other nominees and the Proxy Solicitor may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple PBFX Unitholders in your household, unless PBFX has received contrary instructions in the past from applicable PBFX Unitholders. If you would prefer to receive separate copies of the information statement either now or in the future, please contact your bank, broker or other nominee. In addition, upon written or oral request to PBFX, PBFX will provide a separate copy of the proxy statement/prospectus. In addition, any PBFX Unitholders sharing an address can request delivery of a single copy of the proxy statement if you are receiving multiple copies upon written or oral request to PBFX at the address and telephone number stated below. All requests or notices related to the foregoing may be directed to PBFX at the following address: One Sylvan Way, Second Floor, Parsippany, New Jersey 07054, Attention: Secretary.

LEGAL MATTERS
The validity of the PBF Energy Common Stock will be passed upon for PBF Energy by Hunton Andrews Kurth LLP.
EXPERTS
The financial statements of PBF Energy Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this Registration Statement by reference to PBF Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of PBF Energy Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
The financial statements of PBF Logistics LP as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this Registration Statement by reference to PBF Logistics LP’s Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of PBF Logistics LP’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
PBF Energy and PBFX each file annual, quarterly and current reports, proxy statements (in the case of PBF Energy) and other information with the SEC. PBFX will make these materials available for inspection and copying by any PBF Energy Stockholder or PBFX Unitholder, or a representative of any of the foregoing who is so designated in writing, at PBFX’s executive offices during regular business hours. These SEC filings, and other reports, proxies, information statements and other information regarding PBF Energy and PBFX, are all also available to the public from the SEC’s website at http://www.sec.gov, PBF Energy’s website at http://www.pbfenergy.com and PBFX’s website at http://www.pbflogistics.com. Information on or accessible through these websites is not incorporated by reference into this proxy statement/prospectus and does not constitute a part of this proxy statement/prospectus unless PBF Energy or PBFX, as applicable, specifically so designates and files such information with the SEC.
The SEC allows PBF Energy and PBFX to “incorporate by reference” information into this proxy statement/prospectus, which means that PBF Energy and PBFX can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents and reports listed below and any future filings made by PBF Energy and PBFX with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement/prospectus and prior to the PBFX Special Meeting:
PBF Energy SEC Filings
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021;
•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022;
•
Current Reports on Form 8-K filed on April 12, 2022, May 27, 2022, June 1, 2022 and July 28, 2022 (other than the portions of those documents deemed furnished, rather than filed pursuant to the rules promulgated under the Exchange Act);

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2022; and
•
The description of PBF Energy Common Stock contained in the Registration Statement on Form 8-A filed with the SEC on December 13, 2012, as updated by the description of PBF Energy Common Stock contained in Exhibit 4.18 to the Annual Report on Form 10-K filed with the SEC on February 18, 2021, including any other amendments or reports filed for the purpose of updating such description.

PBFX SEC Filings
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021;
•	Quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022;
•
Current Reports on Form 8-K filed on April 12, 2022 and July 28, 2022 (other than the portions of those documents deemed furnished, rather than filed pursuant to the rules promulgated under the Exchange Act); and

•
The description of PBFX Common Units contained in the Registration Statement on Form 8-A filed with the SEC on May 8, 2014, as updated by the description of PBFX’s common units contained in Exhibit 4.12 to the Annual Report on Form 10-K filed with the SEC on February 18, 2021, including any other amendments or reports filed for the purpose of updating such description.

Because the parties are deemed to be engaged in a “going private” transaction with respect to the Merger, the parties are concurrently filing with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this information statement will not automatically be incorporated into the Schedule 13E-3.
You may request a copy of documents filed by PBF Energy or PBFX from PBF Energy or PBFX, as applicable, at no cost by requesting them in writing or by telephone from the appropriate entity at the following addresses and telephone numbers:
By Mail:	By Mail:

PBF Energy Inc.	PBF Logistics LP
One Sylvan Way, Second Floor	One Sylvan Way, Second Floor
Attention: Investor Relations	Attention: Investor Relations
Parsippany, New Jersey 07054	Parsippany, New Jersey 07054

By Telephone:	By Telephone:

(973) 455-7500	(973) 455-7500
These documents are available from PBF Energy or PBFX, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about PBF Energy and PBFX at their Internet websites at http://www.pbfenergy.com and http://www.pbflogistics.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.
If you are a PBFX Unitholder, you may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Morrow Sodali LLC, PBFX’s proxy solicitor, at the following address and telephone numbers: 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902; Banks and Brokers Call (203) 658-9400; All Others Call Toll Free at (800) 662-5200.
If you are a PBFX Unitholder and would like to request documents, please do so by    , 2022 to receive them before the PBFX Special Meeting. If you request any documents from PBF Energy or PBFX, PBF Energy or PBFX will mail them to you by first class mail, or another equally prompt means, within one business day after PBF Energy or PBFX, as the case may be, receives your request.
This document is a prospectus of PBF Energy and is a proxy statement of PBFX for the PBFX Special Meeting. Neither PBF Energy nor PBFX has authorized anyone to give any information or make any representation about the Merger or PBF Energy or PBFX that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that PBF Energy or PBFX has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
DATED AS OF JULY 27, 2022
BY AND AMONG
PBF ENERGY INC.,
PBF ENERGY COMPANY LLC,
RIVERLANDS MERGER SUB LLC,
PBFX HOLDINGS INC.,
PBF LOGISTICS LP
AND
PBF LOGISTICS GP LLC

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 27, 2022 (the “Execution Date”), is by and among PBF Energy Inc., a Delaware corporation (“Parent”), PBF Energy Company LLC, a Delaware limited liability company and Subsidiary of Parent (“PBF LLC”), Riverlands Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of PBF LLC (“Merger Sub”), PBFX Holdings Inc., a Delaware corporation and wholly owned Subsidiary of PBF LLC (“HoldCo”), PBF Logistics LP, a Delaware limited partnership (“Partnership”), and PBF Logistics GP LLC, a Delaware limited liability company and the general partner of Partnership (“Partnership GP”). Certain capitalized terms used in this Agreement are defined in Article I.
W I T N E S S E T H:
WHEREAS, the parties hereto desire to effectuate a strategic business combination by means of a merger of Merger Sub with and into the Partnership, with Partnership surviving the Merger, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in anticipation of the Merger, PBF LLC has formed HoldCo and Merger Sub;
WHEREAS, the Conflicts Committee (the “GP Conflicts Committee”) of the Board of Directors of Partnership GP (the “GP Board”), in good faith, unanimously resolved (i) that this Agreement and the Support Agreement and transactions contemplated hereby and thereby, including the Merger, on the terms and conditions set forth herein and therein, are fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders and, assuming approval by Parent of the Merger, Partnership, (ii) to approve this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, upon the terms and conditions set forth in this Agreement and the Support Agreement (the foregoing constituting Special Approval (as defined in the Partnership Agreement)), (iii) to recommend that the GP Board approve (x) this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, upon the terms and conditions set forth herein and therein, and (y) the execution, delivery and performance of this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, and (iv) to recommend to the GP Board that the GP Board (x) resolve to direct that this Agreement be submitted to a vote of the Common Unitholders, and (y) recommend approval of the transactions contemplated by this Agreement, including the Merger, by the Common Unitholders;
WHEREAS, the GP Board, acting upon the approval and recommendation of the GP Conflicts Committee, unanimously (i) approved this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, and the execution, delivery and performance of this Agreement and the Support Agreement, (ii) approved the submission of this Agreement and the transactions contemplated hereby, including the Merger, to a vote of the Common Unitholders, and (iii) determined to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Common Unitholders;
WHEREAS, the Board of Directors of Parent (the “Parent Board”) unanimously approved this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, including the Merger and the issuance of Parent Shares pursuant to the Merger (the “Parent Stock Issuance”), and the execution, delivery and performance of this Agreement and the Support Agreement;
WHEREAS, Parent, in its capacity as the Managing Member of PBF LLC, unanimously approved this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, and the execution, delivery and performance of this Agreement and the Support Agreement;
WHEREAS, PBF LLC, in its capacity as the sole member of Merger Sub, unanimously approved this Agreement and the transactions contemplated hereby and thereby, including the Merger, and the execution, delivery and performance of this Agreement; and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Partnership’s willingness to enter into this Agreement, Parent, as the beneficial owner, and PBF LLC, as the record owner, of 29,953,631 Common Units, are entering into a support agreement with Partnership (the “Support Agreement”), pursuant to which and subject to the terms and conditions thereof, Parent has agreed to cause PBF LLC, in its capacity as a limited partner of Partnership, to vote its Common Units in favor of this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:
ARTICLE I

DEFINED TERMS; CONSTRUCTION
Section 1.1 Definitions.
(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (which, in the case of a publicly traded master limited partnership, such as Partnership, means such power and authority with respect to the general partner thereof), whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for purposes of this Agreement, none of Partnership, Partnership GP and their respective Subsidiaries, on the one hand, and Parent and all of its other Subsidiaries (including PBF LLC, Merger Sub and HoldCo), on the other hand, shall be considered Affiliates with respect to each other.
“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“Average Closing Price” means, as of any date, the average of the closing sale prices of a Parent Share as reported on the NYSE for the ten (10) consecutive full trading days (in which such Parent Shares are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding such date.
“Balance Sheet Date” means March 31, 2022.
“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Common Unit” has the meaning set forth in the Partnership Agreement.
“Common Unitholder” means a holder of Common Units.
“DER” means a distribution equivalent right.
“DER Account” has the meaning set forth in the Partnership LTIP.
“DLLCA” means the Delaware Limited Liability Company Act.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.
“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“GAAP” means generally accepted accounting principles in the United States.
“General Partner Interest” has the meaning set forth in the Partnership Agreement.
“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, tribal, provincial, municipal, domestic, foreign or multinational.
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law, or that is otherwise regulated by any Governmental Authority with jurisdiction over the environment, natural resources, or workplace health or occupational safety, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indemnified Person” means any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Parent, Partnership, Partnership GP, PBF LLC or any of their respective Subsidiaries and also with respect to any such person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Partnership) serving at the request of or on behalf of Parent, Partnership, Partnership GP, PBF LLC or any of their respective Subsidiaries and together with such person’s heirs, executors or administrators.
“Intervening Event” means a material event, fact or circumstance, development or occurrence that is not known or reasonably foreseeable to or by the GP Board or the GP Conflicts Committee, as the case may be, as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to or by the GP Board or the GP Conflicts Committee, as the case may be, prior to the Partnership Unitholder Meeting.
“Knowledge” means (a) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Schedule 1.1(a), and (b) with respect to Partnership and its Subsidiaries, the actual knowledge of each of the individuals listed in Schedule 1.1(b).
“Limited Partner Interests” has the meaning set forth in the Partnership Agreement.
“Material Adverse Effect” means, when used with respect to a Person, any change, condition, circumstance, effect, development, state of facts, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on or before the Outside Date; provided, however, that with respect to the immediately preceding clause (x), any adverse changes, conditions, circumstances, effects, developments, states of facts, events or occurrences arising out of or resulting from or due to any of the following shall be disregarded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes, conditions, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Section 7.2(a) and Section 7.3(a) with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by this Agreement; (iii) any change in the market price or trading volume of limited partner interests, shares of common stock or other equity securities of such Person or the credit rating of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism (including domestic terrorism or cyberterrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, hacking, ransomware or any other electronic attack, pandemics (including the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, Partnership) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, Partnership) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas or natural gas liquids; (viii) any failure of a Person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), and (ix) with respect to Parent only, any effect to the extent resulting from a change, condition, circumstance, effect, development, state of facts, event or occurrence that has a Material Adverse Effect on the Partnership and its Subsidiaries; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, developments, state of facts, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries and in the geographic markets in which such Person and its Subsidiaries operate, in which case only the incremental disproportionate adverse effect of such changes, conditions, circumstances, effects, developments, state of facts, events or occurrences shall be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.
“NYSE” means the New York Stock Exchange.
“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.
“Outstanding” has the meaning set forth in the Partnership Agreement.
“Parent Class B Stock” means the Class B Common Stock of Parent, par value $0.001 per share.
“Parent Common Stock” means the Class A Common Stock of Parent, par value $0.001 per share.
“Parent Entities” means each of Parent, PBF LLC, Merger Sub and HoldCo.
“Parent Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $10,000,000.

“Parent Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by Parent as an exhibit under Item 601(b)(10) of Regulation S-K.
“Parent Shares” means shares of Parent Common Stock.
“Parent Stockholders” means the holders of the (i) outstanding Parent Shares, and (ii) outstanding shares of Parent Class B Stock.
“Parent Termination Fee” means an amount in cash equal to $5,000,000.
“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Partnership, dated as of February 13, 2019, as amended or supplemented from time to time.
“Partnership Benefit Plans” means any “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored, maintained or contributed to, or required to be contributed to, by Partnership.
“Partnership Credit Facility” means the Amended and Restated Revolving Credit Agreement, dated July 30, 2018 among the Partnership, Wells Fargo Bank, National Association, as administrative agent and the lender syndicate thereto, as amended, restated or replaced from time to time.
“Partnership Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Partnership, Partnership GP and their respective controlled Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $10,000,000.
“Partnership GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of Partnership GP, dated May 14, 2014, as amended or supplemented from time to time.
“Partnership Interest” has the meaning set forth in the Partnership Agreement.
“Partnership LTIP” means the PBF Logistics LP 2014 Long-Term Incentive Plan, as amended.
“Partnership Phantom Unit” means a “Phantom Unit” as defined in the Partnership LTIP.
“Partnership Unaffiliated Unitholders” means Common Unitholders other than Parent, PBF LLC, HoldCo, Partnership, Partnership GP or their Affiliates.
“Permits” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“Proceeding” shall mean any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Public Common Units” means the Outstanding Common Units other than the Common Units held directly or indirectly by Parent, PBF LLC, HoldCo, Partnership, Partnership GP or their Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.
“SEC” means the United States Securities and Exchange Commission.
“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partner interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, Partnership, Partnership GP and their Subsidiaries shall not be considered Subsidiaries of Parent.
“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law and any similar provision incorporated into an Organizational Document.
“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.
“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
The following terms are defined in the section of this Agreement set forth after such term below:
Term	Section
Affiliate	1.1(a)
Agreement	Preamble
Antitrust Laws	1.1(a)
Average Closing Price	1.1(a)
Balance Sheet Date	1.1(a)
Book-Entry Units	3.1(d)
Business Day	1.1(a)
Cash Consideration	3.1(a)
Certificate	3.1(d)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Code	1.1(a)
Common Unit	1.1(a)
Confidentiality Agreement	6.6
Contract	4.3(b)
DER	1.1(a)

Term	Section
DER Account	1.1(a)
DLLCA	1.1(a)
DRULPA	1.1(a)
PBF LLC	Preamble
Effective Time	2.3
Enforceability Exceptions	4.3(a)
Environmental Laws	1.1(a)
ERISA	1.1(a)
ERISA Affiliate	1.1(a)
Exchange Act	4.4
Exchange Agent	3.2(a)
Exchange Fund	3.2(b)
Exchange Ratio	3.1(a)
Execution Date	Preamble
GAAP	1.1(a)
General Partner Interest	1.1(a)
Governmental Authority	1.1(a)
GP Board	Recitals
GP Conflicts Committee	Recitals
GP Conflicts Committee Financial Advisor	4.14
Hazardous Substance	1.1(a)
HoldCo	Preamble
HSR Act	1.1(a)
Indemnified Person	1.1(a)
Intervening Event	1.1(a)
Intellectual Property Rights	5.14
Knowledge	1.1(a)
Law or Laws	4.8(a)
Liens	4.1(c)
Limited Partner Interests	1.1(a)
Material Adverse Effect	1.1(a)
Merger	2.1
Merger Consideration	3.1(a)
Merger Sub	Preamble
Multiemployer Plan	5.11
NYSE	1.1(a)
Organizational Documents	1.1(a)
Outside Date	8.1(b)(i)
Outstanding	1.1(a)
Parent	Preamble
Parent Board	Recitals
Parent Class B Stock	1.1(a)
Parent Common Stock	1.1(a)
Parent Disclosure Schedule	Article V
Parent Entities	1.1(a)
Parent Expenses	1.1(a)
Parent Material Adverse Effect	5.1(a)
Parent Material Contract	1.1(a)
Parent Permits	5.8(b)
Parent SEC Documents	5.5(a)

Term	Section
Parent Shares	1.1(a)
Parent Stock Issuance	Recitals
Parent Stockholders	1.1(a)
Parent Termination Fee	1.1(a)
Partnership	Preamble
Partnership Adverse Recommendation Change	6.3(a)
Partnership Agreement	1.1(a)
Partnership Benefit Plan	1.1(a)
Partnership Board Recommendation	6.1(b)
Partnership Credit Facility	1.1(a)
Partnership Disclosure Schedule	Article IV
Partnership Environmental Permits	4.13
Partnership Expenses	1.1(a)
Partnership GP	Preamble
Partnership GP LLC Agreement	1.1(a)
Partnership Interest	1.1(a)
Partnership LTIP	1.1(a)
Partnership Material Adverse Effect	4.1(a)
Partnership Material Contract	4.11(a)
Partnership Notice Period	6.3(b)(ii)
Partnership Phantom Unit	1.1(a)
Partnership Phantom Unit Award	3.6(a)
Partnership SEC Documents	Article IV
Partnership Unaffiliated Unitholders	1.1(a)
Partnership Unitholder Approval	7.1(a)
Partnership Unitholder Meeting	6.1(b)
Permits	1.1(a)
Person	1.1(a)
Proceeding	1.1(a)
Proxy Statement	4.4
Public Common Units	1.1(a)
Registration Statement	4.9
Representatives	6.3(a)
Restraints	7.1(c)
Release	1.1(a)
Rights	1.1(a)
Sarbanes-Oxley Act	4.5(c)
Schedule 13E-3	4.9
SEC	1.1(a)
Securities Act	4.1(c)
Stock Consideration	3.1(a)
Stock Threshold	3.2(k)
Subsidiary	1.1(a)
Support Agreement	Recitals
Surviving Entity	2.1
Takeover Statue	1.1(a)
Tax or Taxes	1.1(a)
Tax Return	1.1(a)
Willful Breach	8.2

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:
(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;
(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;
(c) the word “including” and its derivatives means “including, without limitation,” and is a term of illustration and not of limitation;
(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;
(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;
(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(g) all references to prices, values or monetary amounts refer to United States dollars;
(h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;
(i) each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;
(j) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;
(k) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;
(l) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;
(m) any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;
(n) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;
(o) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;
(p) all references to days mean calendar days unless otherwise provided; and
(q) all references to time mean New York, New York time.
ARTICLE II

THE MERGER
Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into Partnership (the “Merger”), the separate existence of Merger Sub will cease and Partnership shall survive and continue to exist as a Delaware limited partnership and the surviving entity in the Merger (sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166 at 10:00 A.M., New York, New York time, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.
Section 2.5 Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law, and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time until duly amended in accordance with the terms thereof and applicable Laws, in each case, consistent with the obligations set forth in Section 6.7. The name of the Surviving Entity shall be “PBF Logistics LP.”
Section 2.6 Directors and Officers of Partnership GP. Immediately prior to the Effective Time, Partnership GP shall use its reasonable best efforts to deliver to Parent the resignation of each officer of Partnership GP and each member of the GP Board, unless otherwise directed by Parent, in its sole discretion. Immediately following the Effective Time, unless determined otherwise by Parent, in its sole discretion, PBF LLC shall cause (a) the directors of Merger Sub serving immediately prior to the Effective Time to become the directors of Partnership GP until the earlier of their respective death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified, and (b) the officers of Merger Sub serving immediately prior to the Effective Time to become the officers of Partnership GP until the earlier of their respective death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.
ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 3.1 Effect of the Merger on Equity Securities. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, PBF LLC, Merger Sub, HoldCo, Partnership, Partnership GP or any holder of Parent securities or Partnership securities:
(a) Merger Consideration. Subject to Section 3.1(c), Section 3.2(h) and Section 3.4, each Public Common Unit issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive: (i) 0.270 (the “Exchange Ratio”) of a Parent Share (“Stock Consideration”); (ii) $9.25 in cash, without interest (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”); (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such Public Common Units in accordance with Section 3.2(g); and (iv) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.2(h).
(b) Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), and (i) PBF LLC or its designated Affiliate shall own ninety-nine percent (99%) of the such Common Units of the Surviving Entity and be admitted as, or continue as, a limited partner of the Surviving Entity, and (ii) HoldCo shall own one percent (1%) of such Common Units of the Surviving Entity and be admitted as, or continue as, a limited partner of the Surviving Entity. At the Effective Time, the books and records of Partnership shall be revised to reflect the conversion into the right to receive the Merger Consideration of all Public Common Units, and Partnership (as the Surviving Entity) shall continue without dissolution.
(c) Treatment of Partnership Interests Owned by Partnership, Parent or their Respective Subsidiaries.
(i) At the Effective Time, all Common Units that are owned immediately prior to the Effective Time by Partnership or its Subsidiaries shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Common Units.
(ii) All Partnership Interests, including any (i) General Partner Interest, (ii) Common Units, and (iii) other Limited Partner Interests, that are owned immediately prior to the Effective Time by Parent, PBF LLC, HoldCo, Partnership, Partnership GP or their Affiliates, and not canceled pursuant to Section 3.1(c)(i) shall, in each case, remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger, and shall not be converted into Merger Consideration.
(d) Certificates. As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (a “Certificate”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 3.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 3.2(c), without interest.
Section 3.2 Exchange of Certificates.
(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to Partnership (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration and paying any dividends or other distributions to which a Common Unitholder is entitled pursuant to Section 3.2(g) and any cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 3.2(h). As promptly as practicable after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i)) to the Exchange Agent) in such customary forms as Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends or distributions pursuant to Section 3.2(g).
(b) Deposit. On or prior to the Closing Date, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the Common Unitholders whose Common Units will be converted into the right to receive the Merger Consideration at the Effective Time: (i) certificates representing Parent Shares to be issued as Stock Consideration (or make appropriate alternative arrangements if uncertificated Parent Shares represented in book-entry form will be issued), payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article III, (ii) cash sufficient to pay the aggregate amounts of Cash Consideration contemplated under Section 3.1(a), and (iii) any cash sufficient to make payments in lieu of any fractional shares payable pursuant to Section 3.2(h). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 3.2(g), with both a record and payment date after the Effective Time and prior to the surrender of the Common Units in exchange for Parent Shares. Such cash and Parent Shares, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.2(b), are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article III out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends and other distributions pursuant to Section 3.2(g).
(c) Exchange. Each Common Unitholder whose Common Units have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), shall be entitled to receive in exchange therefor (i) the number of Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive in accordance with the provisions of this Article III, (ii) a check in the amount of the sum of the Cash Consideration into which the Common Units held by such holder have been converted in accordance with Section 3.1(a) and cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 3.2(g). Each Common Unitholder whose Common Units were converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such Common Units have been converted pursuant to Section 3.1(a) in respect of Common Units represented by a Certificate or Book-Entry Units, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 3.2(h), and any dividends or other distributions pursuant to Section 3.2(g) upon: (i) surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units), or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Units; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Unit. Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates or Book-Entry Unit or Book-Entry Units so surrendered or transferred, as the case may be, shall immediately be canceled.
(d) Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate, if applicable, shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on Partnership’s books of any transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Investment of Exchange Fund; Termination of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Parent. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates or Book-Entry Units. Any income from investment of the Exchange Fund will be payable to Parent on demand. Any portion of the Exchange Fund that remains unclaimed by the Common Unitholders converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration, the payment of cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and the payment of any dividends and other distributions pursuant to Section 3.2(g) in respect of such holder’s Common Units. Notwithstanding the foregoing, Parent, Merger Sub, HoldCo, Partnership and Partnership GP shall not be liable to any Common Unitholder for any Merger Consideration or other amount duly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Merger Consideration remaining unclaimed by Common Unitholders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.
(g) Dividends and Distributions. No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time. To the extent applicable, each Public Common Unit immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Common Units with a record date occurring prior to the Effective Time that may have been declared by Partnership GP or made by Partnership with respect to such Public Common Units in accordance with the terms of the Partnership Agreement and this Agreement, as applicable, and that remain unpaid as of the Effective Time. Any distributions by Partnership are not part of the Merger Consideration and shall be paid in accordance with the terms of this Agreement to such holders or former Common Unitholders, as applicable.
(h) No Fractional Shares. No certificates or scrips representing fractions of a Parent Share will be issued upon the surrender of Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.2(c), and such fractional share interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, each Common Unitholder whose Common Units were converted into the right to receive the Merger Consideration in the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Common Units exchanged by such holder) will receive, in lieu thereof, cash (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a Parent Share that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interest, Parent shall, upon notification of such amounts from the Exchange Agent, cause the Exchange Agent to forward payments to such holders of fractional interests subject to an in accordance with the terms of this Agreement. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional Parent Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Parent Shares.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article III and pay cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends and other distributions pursuant to Section 3.2(g).
(j) Withholding Rights. Parent, PBF LLC, Merger Sub, HoldCo, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common Stock, as Parent, PBF LLC, Merger Sub, HoldCo, the Surviving Entity or the Exchange Agent reasonably deems to be required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent, PBF LLC, Merger Sub, HoldCo, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, PBF LLC, Merger Sub, HoldCo, the Surviving Entity or the Exchange Agent, as the case may be.
(k) Stock Adjustment. If the aggregate number of Parent Shares to be issued in connection with the Merger would exceed nineteen and nine-tenths percent (19.9%) of the issued and outstanding Parent Shares immediately prior to the Effective Time (the “Stock Threshold”), (A) the Exchange Ratio will be reduced to the minimum extent necessary (rounded down to the nearest one-thousandth) such that the aggregate number of Parent Shares to be issued in the Merger does not exceed the Stock Threshold and (B) the Cash Consideration for all purposes under this Agreement will be increased on a per-share basis by an amount equal to $31.14, multiplied by the different between the initial Exchange Ratio and the Exchange Ratio as determined in accordance with this Section 3.2(k) (rounded down to the nearest one-hundredth of a cent).
Section 3.3 Post-Effective Amendments. As soon as practicable following the Effective Time, Partnership shall file a post-effective amendment to the Form S-8 registration statements filed by Partnership on May 15, 2014 and July 31, 2019 deregistering all Common Units thereunder.
Section 3.4 Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding Common Units or Parent Shares shall be changed into a different number of units or shares or a different class or series by reason of any dividend or distribution payable in partnership interests, voting securities, equity interests or Rights, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, merger, consolidation, reorganization, exchange of units or shares or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, then the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such transaction and to provide the Common Unitholders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.4 shall be deemed to permit or authorize any party hereto to affect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.
Section 3.5 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.
Section 3.6 Treatment of Partnership Phantom Unit Awards.
(a) The GP Board shall take the required actions necessary under the Partnership LTIP and the outstanding phantom unit award agreements (the “Partnership Phantom Unit Awards”) to (i) cause each unvested Partnership Phantom Unit that is outstanding immediately prior to the Effective Time, to immediately prior to the Effective Time, without any action on the part of Parent or the holder of such Partnership Phantom Units, automatically become fully vested, and (ii) pursuant to Section 2 of each Partnership Phantom Unit Award, to elect, in lieu of the delivery of one Common Unit for each Partnership Phantom Unit, to pay to the holder of each Partnership Phantom Unit an amount in cash equal to the Fair

Market Value (as defined in the Partnership LTIP) of one Common Unit. Any accrued but unpaid DERs recorded in the DER Account shall be paid to the appropriate holder of the corresponding Partnership Phantom Unit Award at Closing. Payment in respect of Phantom Units Awards, including DERs will be subject to applicable withholding described in Section 10 of the Partnership Phantom Unit Award.
(b) Prior to the Effective Time, Partnership and Partnership GP shall take all action necessary to effectuate the provisions of this Section 3.6. Partnership and Partnership GP shall ensure that, as of immediately following the Effective Time, no holder of a Partnership Phantom Unit Award or participant in the Partnership LTIP shall have any Rights thereunder to acquire, or other rights in respect of, the equity of Partnership, the Surviving Entity or any of the Subsidiaries thereof.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARTNERSHIP
AND PARTNERSHIP GP
Except as disclosed in (a) the reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements filed with or publicly furnished to the SEC on or after December 31, 2020 (the “Partnership SEC Documents”), and prior to the Execution Date (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors,” “Important Information Regarding Forward-Looking Statements,” “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, however, that (i) any disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), Partnership and, with respect to itself where provided for in this Article IV, Partnership GP each represent and warrant to each of the Parent Entities as follows:
Section 4.1 Organization, Standing and Power.
(a) Each of Partnership, Partnership GP and their respective material Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Partnership (“Partnership Material Adverse Effect”).
(b) Each of Partnership and its material Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(c) All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Partnership that are owned directly or indirectly by Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (in the case of an interest in a limited liability company, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, and in the case of an interest in a limited partnership, except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various States of the United States) (collectively, “Liens”).
(d) The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its Subsidiaries, in each case as amended to the Execution Date. All such Organizational Documents are in full force and effect and the Partnership and each of its Subsidiaries is not in violation of any of their provisions in any material respect.
Section 4.2 Capitalization.
(a) The authorized equity interests of Partnership consist of Common Units and the General Partner Interest. As of June 30, 2022, the issued and outstanding limited partner interests and general partner interests of Partnership consisted of (i) 62,732,078 Common Units and (ii) the General Partner Interest. Partnership GP is the sole general partner of Partnership and owns all of the outstanding General Partner Interest free and clear of any Lien, and such General Partner Interest has been duly authorized and validly issued in accordance with the Organizational Documents of such entity. All of Partnership’s outstanding equity interests are duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement). No Subsidiary of Partnership owns any Common Units or other equity interests of Partnership.
(b) As of the Execution Date, (i) 822,668 Common Units were available for issuance under the Partnership LTIP, of which (A) 906,038 Common Units were subject to outstanding Partnership Phantom Unit Awards and (B) except as set forth in this Section 4.2, no Common Units were subject to outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Partnership or any of its Subsidiaries to issue, transfer or sell any partnership interest or other equity interest of Partnership or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (ii) there are no contractual obligations of Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (i)(B) of this sentence.
(c) Neither Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Common Unitholders or any other equity interest on any matter.
(d) With the exception of the Support Agreement, there are no voting trusts or other agreements or understandings to which Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Partnership or any of its Subsidiaries.
Section 4.3 Authority; Noncontravention; Voting Requirements.
(a) Each of Partnership and Partnership GP has all necessary entity power and authority to execute and deliver this Agreement and, subject to obtaining the Partnership Unitholder Approval in the case of Partnership, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Partnership and Partnership GP of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the GP Board and unanimously approved by each of the GP Conflicts Committee and the GP Board and no other entity action on the part of Partnership and Partnership GP is necessary to authorize the execution, delivery and performance by Partnership and Partnership GP of this Agreement and, except for obtaining the Partnership Unitholder

Approval, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Partnership and Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Partnership and Partnership GP, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing (collectively, “Enforceability Exceptions”).
(b) Neither the execution and delivery of this Agreement by Partnership or Partnership GP nor the consummation by Partnership and Partnership GP of the transactions contemplated by this Agreement, nor compliance by Partnership and Partnership GP with any of the terms or provisions of this Agreement, will (i) assuming the Partnership Unitholder Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Partnership Agreement or any of the Organizational Documents of Partnership’s Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.4 and the Partnership Unitholder Approval is obtained and the filings referred to in Section 4.4 are made, (x) contravene, violate or conflict with any applicable Law, judgment, writ or injunction of any Governmental Authority applicable to Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit necessary for Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, to which Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Partnership or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(c) The GP Conflicts Committee, at a meeting duly called and held, has in good faith, unanimously resolved (i) that this Agreement and the Support Agreement and transactions contemplated hereby and thereby, including the Merger, on the terms and conditions set forth herein and therein, are fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Unitholders and, assuming approval by Parent of the Merger, Partnership, (ii) to approve this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, upon the terms and conditions set forth in this Agreement and the Support Agreement (the foregoing constituting Special Approval (as defined in the Partnership Agreement)), (iii) to recommend that the GP Board approve (x) this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, upon the terms and conditions set forth herein and therein, and (y) the execution, delivery and performance of this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, and (iv) to recommend to the GP Board that the GP Board (x) resolve to direct that this Agreement be submitted to a vote of the Common Unitholders, and (y) recommend approval of the transactions contemplated by this Agreement, including the Merger, by the Common Unitholders.
(d) The GP Board, acting upon the approval and recommendation of the GP Conflicts Committee, unanimously (i) approved this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, and the execution, delivery and performance of this Agreement and the Support Agreement, (ii) approved the submission of this Agreement and the transactions contemplated hereby, including the Merger, to a vote of the Common Unitholders, and (iii) determined to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Common Unitholders.

(e) Except for the above-described approvals by the GP Conflicts Committee and the GP Board, which was obtained prior to the execution of this Agreement, the Partnership Unitholder Approval is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.
Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing of (i) a proxy statement/prospectus with the SEC in connection with the Merger (the “Proxy Statement”), (ii) the Registration Statement, (iii) the Schedule 13E-3, and (iv) any applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws, or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Partnership and Partnership GP and the consummation by Partnership and Partnership GP of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.
Section 4.5 Partnership SEC Documents; Internal Controls.
(a) Since December 31, 2020, Partnership has filed all Partnership SEC Documents. All such Partnership SEC Documents, at the time filed with the SEC or, if amended, as of the date of the last such amendment (in the case of documents filed pursuant to the Exchange Act), or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, as in effect on the date so filed. No Partnership SEC Document at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All financial statements (including any related notes thereto) contained or incorporated by reference in such Partnership SEC Documents complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Partnership and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Partnership and its consolidated Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Partnership SEC Documents. No Subsidiary of Partnership is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.
(b) Partnership has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that the information required to be disclosed by Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to management of Partnership GP, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made. From the date of the filing of Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 to the date of this Agreement, the GP Board has not been advised of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Partnership’s ability to record, process, summarize and report financial information or any fraud, whether or not material, that involves management or other employees who have a significant role in Partnership’s internal control over financial reporting.

(c) Partnership, and to the Knowledge of the Partnership, the directors and officers of Partnership GP, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, and any applicable requirements of a national securities exchange, in each case, that are effective and applicable to Partnership
(d) Except (i) as reflected or otherwise reserved against on the balance sheet of Partnership and its consolidated Subsidiaries (including the notes thereto) included in the Partnership SEC Documents filed by Partnership and publicly available prior to the Execution Date, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
Section 4.6 Absence of Certain Changes or Events.
(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.
(b) Since the Balance Sheet Date, there has not been any material damage, destruction or loss to any material portion of the assets of Partnership or any of its Subsidiaries, whether or not covered by insurance.
Section 4.7 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Partnership, threatened in writing with respect to Partnership or any of its Subsidiaries or Proceedings pending or, to the Knowledge of Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
Section 4.8 Compliance With Laws.
(a) The operations of Partnership and its Subsidiaries are currently being conducted in compliance with any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority (collectively, “Laws” and each, a “Law”), including those relating to the use, ownership and operation of their respective assets and properties, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. None of Partnership or its Subsidiaries has received written notice of any violation of any applicable Law, except any such violation as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Knowledge of the Partnership, none of Partnership GP, Partnership and each of their respective Subsidiaries is under investigation by any Governmental Authority for potential, material non-compliance with any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. The representations and warranties contained in this Section 4.8 do not address SEC matters, Tax matters, Partnership Benefit Plan matters or environmental matters, which are addressed only in Section 4.5, Section 4.10, Section 4.12 and Section 4.13, respectively.
(b) Each of Partnership and its Subsidiaries is in possession of all Permits necessary to own, lease and operate its assets and properties and to lawfully carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. None of Partnership or its Subsidiaries is in conflict with, or in default or violation of, any of such Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
Section 4.9 Information Supplied. Subject to the accuracy of the representations and warranties of Parent set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of

Partnership and Partnership GP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Rule 13e-3 transaction statement on Schedule 13E-3 to be filed with the SEC by Parent in connection with the issuance of the Cash Consideration in connection with the Merger (as amended from time to time, the “Schedule 13E-3”) will, at the time the Schedule 13E-3, or any amendment thereto, is filed with the SEC and on the date the Schedule 13E-3 or any amendment thereto is first mailed to Common Unitholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (c) the Proxy Statement will, on the date it is first mailed to Common Unitholders and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Proxy Statement, the Registration Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as applicable. Notwithstanding the foregoing, Partnership makes no representation or warranty with respect to information supplied by or on behalf of the Parent Entities for inclusion or incorporation by reference in any of the foregoing documents.
Section 4.10 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents, (iii) there is no claim against Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to Partnership or any of its Subsidiaries, (iv) Partnership and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect an election under Section 754 of the Code, (v) Partnership is currently (and has been since its formation) either (A) properly classified as a partnership for U.S. federal income tax purposes or (B) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b), (vi) at least 90% of the gross income of Partnership for each taxable year since its formation through and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code, and (vii) each Subsidiary of Partnership is currently (and has been since its respective acquisition by Partnership) either (A) properly classified as a partnership for U.S. federal income tax purposes or (B) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701 3(b), except in the case of clause (vii), as set forth on Section 4.10 of the Partnership Disclosure Schedule.
Section 4.11 Contracts.
(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the Execution Date, neither the Partnership nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) to Partnership (each Contract that is described in this Section 4.11(a) being a “Partnership Material Contract”).
(b) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect, (i) each Partnership Material Contract is legal, valid and binding on and enforceable against Partnership and its Subsidiaries, as applicable, and is in full force and effect, (ii) Partnership and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Partnership Material Contract, (iii) neither Partnership nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of

Partnership or any of its Subsidiaries, or permit termination, modification or acceleration, under any such Partnership Material Contract, and (iv) as of the date of this Agreement no other party to any Partnership Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Partnership Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Partnership Material Contract.
Section 4.12 Partnership Benefit Plans. There are no Partnership Benefit Plans. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, Partnership does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Partnership and its Subsidiaries.
Section 4.13 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) each of Partnership and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required to be obtained pursuant to applicable Environmental Laws (“Partnership Environmental Permits”); (b) all Partnership Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Partnership Environmental Permit is pending or threatened in writing; (d) there has been no release of any Hazardous Substance by Partnership or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or threatened in writing against Partnership or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Partnership or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law; and (f) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Partnership or any of its Subsidiaries or as a result of any operations or activities of Partnership or any of its Subsidiaries.
Section 4.14 Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Intrepid Partners, LLC (the “GP Conflicts Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.
Section 4.15 Brokers and Other Advisors. Except for the GP Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated by this Agreement based on arrangements made by or on behalf of the GP Conflicts Committee.
Section 4.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, the insurance policies covering Partnership, its Subsidiaries and their respective businesses and properties are with reputable insurance carriers and in character and amount customary for persons engaged in similar business in similar industries and subject to the same or substantially similar perils or hazards, and are in all material respects in force in accordance with their terms. None of the Partnership Entities has received written notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.
Section 4.17 Investment Company Act. Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.
Section 4.18 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to Partnership or its Subsidiaries or with respect to any other information provided to any of the Parent Entities in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Partnership nor any other Person will have or be subject to any liability or other obligation to any of the Parent Entities or any other Person resulting from the distribution to any of the Parent Entities (including their respective Representatives), or any of the

Parent Entities’ (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to any of the Parent Entities in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES
Except as disclosed in (a) the Parent SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2020, and prior to the Execution Date (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995” or similar heading (other than any factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, however, that (i) any disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), the Parent Entities represent and warrant, jointly and severally, to Partnership as follows:
Section 5.1 Organization, Standing and Power.
(a) Each of the Parent Entities has been duly incorporated or formed, is validly existing as a corporation or limited liability company in good standing under the applicable Laws of the jurisdiction of its incorporation or formation, has the requisite corporate or limited liability company power and authority necessary to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing or property or assets requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent Entities (“Parent Material Adverse Effect”).
(b) Each material Subsidiary of Parent and PBF LLC (excluding Partnership GP and any of its Subsidiaries) has been duly organized, is validly existing as a corporation, limited partnership or limited liability company in good standing under the laws of the jurisdiction of its incorporation or formation, has the entity power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property or assets requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, result in a Parent Material Adverse Effect; all of the issued shares of capital stock or other ownership interests of each material Subsidiary of Parent (other than ownership interests of PBF LLC owned by current and former officers and excluding Partnership GP and any of its Subsidiaries) and PBF LLC have been duly and validly authorized and issued, and are, to the extent applicable, fully paid and non-assessable and are owned directly or indirectly by Parent or PBF LLC, as applicable, free and clear of all Liens.
(c) The Parent Entities have made available to Partnership correct and complete copies of each of its Organizational Documents, in each case as amended to Execution Date. All such Organizational Documents are in full force and effect and the Partnership and each of its Subsidiaries is not in violation of any of their provisions in any material respect.
Section 5.2 Capitalization.
(a) As of the date of this Agreement, the authorized equity interests of Parent consist of 1,000,000,000 shares of Parent Common Stock, and 1,000,000 shares of Parent Class B Stock. As of the Execution Date, there were (i) 121,924,402 Parent Shares issued and outstanding, (ii) 6,742,719 Parent Shares held in treasury, (iii) 13 shares of Parent Class B Stock issued and outstanding representing 910,457

Series A Units of PBF LLC that are convertible into Parent Common Stock on a one-for-one basis, (iv) no shares of Parent Class B Stock held in treasury, (v) outstanding stock options granted under Parent’s equity plans representing 13,254,814 Parent Shares, (vi) outstanding performance share units granted under Parent’s equity plans (based on actual performance and otherwise assuming maximum performance) representing 1,365,809 Parent Shares and (vii) 6,409,472 Parent Shares available for issuance pursuant to Parent’s equity plans (without giving effect to the outstanding performance shares). All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to Parent’s options and performance share units, when issued in accordance with the respective terms thereof, will be, duly and validly authorized and issued.
(b) As of the Execution Date, except as set forth above in this Section 5.2 and set forth in Parent’s equity plans or grant documents issued thereunder, (i) there are no options, warrants, agreements, contracts or other Rights in existence to purchase or acquire from Parent, PBF LLC or any of its Subsidiaries (excluding Partnership GP and any of its Subsidiaries) any shares of the capital stock or other equity interests of Parent or PBF LLC or, except as would not reasonably be expected to have a Parent Material Adverse Effect, any of its Subsidiaries (excluding Partnership GP and any of its Subsidiaries), and (ii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (i) of this sentence.
(c) Neither Parent nor any of its Subsidiaries (excluding Partnership GP and any of its Subsidiaries) has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Parent Stockholders or any other equity interest on any matter.
(d) With the exception of the Support Agreement, there are no voting trusts or other agreements or understandings to which any Parent Entity is a party with respect to the voting or registration of capital stock or other equity interest of Parent.
(e) The Parent Shares to be included in the Parent Stock Issuance have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the Parent Stock Issuance will not be subject to any preemptive or similar rights.
(f) All of the issued and outstanding limited liability company interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA), and are owned, directly or indirectly, by PBF LLC, and PBF LLC has no obligation to make contributions to Merger Sub by reason of PBF LLC’s ownership of equity interests in Merger Sub, and PBF LLC has no personal liability for the debts, obligations and liabilities of Merger Sub, whether arising in contract, tort or otherwise, solely by reason of being an equity holder of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
(g) All of the issued and outstanding shares of common stock of HoldCo are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by PBF LLC. HoldCo was formed solely for the purpose of the Merger. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, HoldCo has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 5.3 Authority; Noncontravention; Voting Requirements.
(a) Each of the Parent Entities has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Parent Entities of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by each of PBF LLC as the managing member of Merger Sub, PBF LLC as the sole member of HoldCo, Parent as the managing member of PBF LLC, and Parent, and no other entity action on the part of any Parent Entity is necessary to authorize the execution, delivery and performance by the Parent Entities of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of the Parent Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of the Parent Entities, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
(b) Neither the execution and delivery of this Agreement by the Parent Entities nor the consummation by Parent Entities of the transactions contemplated by this Agreement, nor compliance by the Parent Entities with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of the Parent Entities, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 are obtained and the filings referred to in Section 5.4 are made, (x) contravene, violate or conflict with any applicable Law, judgment, writ or injunction of any Governmental Authority applicable to the Parent Entities or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any Parent Entity under, any of the terms, conditions or provisions of any Contract or Parent Permit, to which any Parent Entity is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of any Parent Entity, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c) No vote of holders of any class or series of the capital stock of Parent is necessary to approve the Parent Stock Issuance.
(d) The Parent Board, at a meeting duly called and held, unanimously approved this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, including the Merger and Parent Stock Issuance, and the execution, delivery and performance of this Agreement and the Support Agreement.
(e) Parent, in its capacity as the Managing Member of PBF LLC, unanimously approved this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, and the execution, delivery and performance of this Agreement and the Support Agreement.
Section 5.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filings of the Registration Statement, the Schedule 13E-3 and the Proxy Statement, in each case, with the SEC and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Parent Entities and the consummation by the Parent Entities of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
Section 5.5 Parent SEC Documents; Undisclosed Liabilities; Internal Controls.
(a) Parent has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by it with the SEC since December 31, 2020 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments received from the SEC staff with respect to the Parent Disclosure Documents. To the Knowledge of Parent, none of the Parent SEC Documents is subject to ongoing SEC review or investigation. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Document.
(b) The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).
(c) Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the Execution Date, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries (excluding Partnership GP and any of its Subsidiaries) has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d) Parent, PBF LLC and their Subsidiaries (excluding Partnership GP and any of its Subsidiaries) maintain a system of accounting controls that are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Parent SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto. Parent has not reported to the Parent Board fraud involving management or other employees who have a significant role in accounting controls that would have or be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(e) Since December 31, 2020, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent or any of its Subsidiaries (excluding Partnership GP and any of its Subsidiaries) or their respective officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, none of such entities or their respective officers has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 5.6 Absence of Certain Changes or Events.
(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.
(b) Since the Balance Sheet Date, there has not been any material damage, destruction or loss to any material portion of the assets of Parent or any of its Subsidiaries (excluding Partnership GP and any of its Subsidiaries), whether or not covered by insurance.
Section 5.7 Legal Proceedings. There are no pending Proceedings against or affecting the Parent Entities or any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against any Parent Entity that, in either case, if determined adversely to such Parent Entity, have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and, to the Knowledge of Parent, no such Proceedings are threatened or contemplated.
Section 5.8 Compliance With Laws; Parent Permits.
(a) The Parent Entities are, and since the later of December 31, 2020 and their respective dates of incorporation, formation or organization, have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties in this Section 5.8 do not address SEC matters, Tax matters, Parent Benefit Plans or environmental matters, which matters are addressed only in Section 5.5, Section 5.10, Section 5.11 and Section 5.12, respectively.
(b) Parent, PBF LLC and their Subsidiaries (excluding Partnership GP and any of its Subsidiaries) are in possession of all Permits necessary or material for Parent and its Subsidiaries to own, lease and operate their properties and assets or to conduct their businesses as they are now being conducted (collectively, the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and have not received any notice of Proceedings relating to the revocation or modification of any Parent Permits that, if determined adversely to Parent, PBF LLC or any of their Subsidiaries (excluding Partnership GP and any of its Subsidiaries), would individually or in the aggregate have a Parent Material Adverse Effect. No Proceeding is pending or, to the Knowledge of Parent, threatened with respect to any alleged failure by Parent or any of its Subsidiaries (excluding Partnership GP and any of its Subsidiaries) to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 5.9 Information Supplied. Subject to the accuracy of the representations and warranties of Partnership and Partnership GP, set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment thereto, is filed with the SEC and on the date the Schedule 13E-3 or any amendment thereto is first mailed to Common Unitholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (c) the Proxy Statement will, on the date it is first mailed to Common Unitholders, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, the Registration Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10 Tax Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to any Parent Entity or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by any Parent Entity, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the assets of any Parent Entity that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets other than Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to any Parent Entity or its assets, and (e) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the Execution Date or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
Section 5.11 Parent Benefit Plans. Other than with respect to items that would not reasonably be expected to have a Parent Material Adverse Effect, (i) each of the Parent Entities and any “employee benefit plan” (as defined under ERISA) established or maintained by the Parent Entities or their ERISA Affiliates are in compliance with ERISA; (ii) to the Knowledge of Parent, each “multiemployer plan” (as defined in Section 4001 of ERISA), if any, to which any Parent Entity or an ERISA Affiliate contributes (a “Multiemployer Plan”) is in compliance with ERISA; (iii) no “reportable event” (as defined under Section 4043 of ERISA or the regulations issues thereunder) for which notice has not been waived, has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by any of the Parent Entities or their ERISA Affiliates; (iv) no failure to satisfy the minimum funding standard under Section 412 of the Code, whether or not waived, has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Parent Entities or any of their ERISA Affiliates; (v) no “single employer plan” (as defined in Section 4001 of ERISA) established or maintained by the Parent Entities or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA); (vi) no Parent Entity nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (A) Title IV of ERISA (including any liability under Section 4062(e) of ERISA) with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) Section 412, 4971, 4975 or 4980B of the Code; and (vii) each “employee benefit plan” established or maintained by the Parent Entities or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.
Section 5.12 Environmental Matters. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect: (a)(i) no Parent Entity or any of their Subsidiaries is in violation of, or has any liability under, any Environmental Laws, (ii) no Parent Entity or any of their Subsidiaries owns, occupies, operates or uses any property that to the Knowledge of Parent requires any response or other corrective action pursuant to any Environmental Law, (iii) no Parent Entity or any of their Subsidiaries is conducting or funding any investigation, response or other corrective action or monitoring of actual or suspected Hazardous Substances at any site or facility, nor is any Parent Entity nor any of their Subsidiaries a party to any order, judgment, decree, contract or agreement which imposes any obligation or liability on any of them under any Environmental Law, (iv) no Parent Entity or any of their Subsidiaries is liable or allegedly liable for any Release or, to the Knowledge of Parent, threatened Release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (v) no Parent Entity or any of their Subsidiaries has received written notice of any Proceeding relating to Environmental Laws or Hazardous Substances which is pending, or to the Knowledge of Parent, threatened, and (vi) the Parent Entities and their Subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses, and (b) to the Knowledge of Parent, there are no past or present actions, conditions or occurrences, including the Release or threat of Release of Hazardous Substances, that would reasonably be expected to result in a violation of or liability under any Environmental Law.
Section 5.13 Property. The Parent Entities have good and marketable title to all real properties and all other properties and assets owned by them, in each case free and clear of all Liens (i) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) as would not materially adversely affect the value thereof or materially interfere with the use made or to be made thereof by them; and the Parent Entities hold any material leased real or personal property under valid and enforceable leases, with such exceptions that would not materially adversely interfere with the use made or to be made thereof by them.
Section 5.14 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent, PBF LLC and its Subsidiaries (excluding Partnership GP and any of its Subsidiaries) own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them or presently employed by them, except where the failure to own or possess such rights would not result, individually or in the aggregate, in a Parent Material Adverse Effect, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to Parent, PBF LLC or any of its Subsidiaries (excluding Partnership GP and any of its Subsidiaries), would individually or in the aggregate have a Parent Material Adverse Effect.
Section 5.15 Brokers and Other Advisors. Except for Barclays Capital Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent, PBF LLC or any of its Subsidiaries (excluding Partnership GP and any of its Subsidiaries).
Section 5.16 Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) each of the Parent Entities are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; (b) none of the Parent Entities has been refused any insurance coverage sought or applied for; and (c) to the Knowledge of Parent, each Parent Entity will be able to renew its existing insurance coverage as and when such coverage expires or will be able to obtain similar coverage from similar insurers as may be necessary to continue its business.
Section 5.17 Investment Company Act. Neither Parent nor PBF LLC is, and immediately after the Closing will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
Section 5.18 Ownership of Common Units . As of the Execution Date, PBF LLC is the beneficial owner of 29,953,631 Common Units, which represent all Common Units held of record or beneficially by Parent, PBF LLC or any of its Subsidiaries (excluding Partnership GP and any of its Subsidiaries) as of the date of this Agreement.
Section 5.19 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to the Parent Entities or with respect to any other information provided to Partnership or Partnership GP in connection with the Merger, the Parent Stock Issuance or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to Partnership or Partnership GP or any other Person resulting from the distribution to Partnership, Partnership GP or the GP Conflicts Committee (including their respective Representatives), or Partnership’s, Partnership GP’s or GP Conflicts Committee’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Partnership, Partnership GP and GP Conflicts Committee in expectation of the Merger and the Parent Stock Issuance, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS
Section 6.1 Preparation of the Registration Statement, the Schedule 13E-3 and the Proxy Statement; Partnership Unitholder Meeting.
(a) As promptly as practicable following the date of this Agreement, Partnership and Parent shall jointly prepare and Partnership and Parent, as applicable, shall file with the SEC the Proxy Statement and the Registration Statement and any amendments or supplements thereto and Partnership and Parent shall prepare and Parent, PBF LLC, Merger Sub, HoldCo, Partnership GP and the Partnership shall jointly file with the SEC the Schedule 13E-3, and any amendments thereto as required by Rule 13e-3 under the Exchange Act, and the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of the parties hereto shall, upon the request by the other, furnish the other with all information concerning themselves, their respective Subsidiaries, directors, officers and unitholders and such other matters, in each case, as may be reasonably advisable or necessary in connection with the Proxy Statement, the Registration Statement or the Schedule 13E-3. Each of Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of Partnership and Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Common Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement, the Schedule 13E-3 or the Proxy Statement will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by Partnership or Parent that should be set forth in an amendment or supplement to any of the Registration Statement, the Schedule 13E-3 or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Common Unitholders. The parties hereto shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, the Registration Statement or the Schedule 13E-3 or for additional information and each party hereto shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.
(b) Subject to Section 6.1(c), Partnership shall, as promptly as practicable following the date on which the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Common Unitholders (the “Partnership Unitholder Meeting”) for the purpose of obtaining the Partnership Unitholder Approval. Subject to Section 6.3, Partnership shall, based on the GP Conflicts Committee’s recommendation, recommend to the Common Unitholders approval of this Agreement (collectively, the “Partnership Board Recommendation”) and use reasonable best efforts to obtain from the Common Unitholders the Partnership Unitholder Approval. The Proxy Statement shall include, subject to Section 6.3, the Partnership Board Recommendation and the opinion of the GP Conflicts Committee Financial Advisor. Without limiting the generality of the foregoing, but subject to Section 6.3, Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification by the GP Conflicts Committee of the Partnership Board Recommendation or any other action by the GP Conflicts Committee or the GP Board with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Partnership may postpone or adjourn the Partnership Unitholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (B) for the absence of quorum, (C) to the extent reasonably necessary to ensure that any supplement or amendment to the Proxy Statement that the GP Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law is provided to the Common Unitholders within the minimum amount of time reasonably practicable prior to the Partnership Unitholder Meeting, and (D) if Partnership has delivered any notice contemplated by Section 6.3(b) and the time periods contemplated by Section 6.3(b) have not expired; provided, however, that in each case, Partnership shall not be permitted to postpone or adjourn the Partnership Unitholder Meeting to a date after the date that is less than two (2) Business Days prior to the Outside Date. In no event shall any matter be submitted to the Common Unitholders at the Partnership Unitholder Meeting other than the matters specifically contemplated by this Agreement without the prior written consent of Parent.
(c) Unless this Agreement is validly terminated in accordance with Article VIII, Partnership shall submit this Agreement to the Common Unitholders for approval at the Partnership Unitholder Meeting even if the GP Board or the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.
Section 6.2 Conduct of Business.
(a) Except (i) as provided in this Agreement, (ii) as set forth in Schedule 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, (A) each of Partnership GP and Partnership shall, and shall cause each of their respective Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice; provided, that this Section 6.2(a)(A) shall not prohibit Partnership and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to Partnership to take commercially reasonable actions outside of the ordinary course of business or not consistent with past practice; provided, further, however, that prior to taking any such action outside of the ordinary course of business or not consistent with past practice, Partnership and Partnership GP shall consult with the Parent Entities and consider in good faith the views of the Parent Entities regarding any such proposed action, and (B) each of Partnership GP and Partnership shall not, and shall not permit any of their respective Subsidiaries to:
(i) amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;
(ii) declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the Common Units, other than payment of regular quarterly cash distributions to Common Unitholders at the current per Common Unit distribution rate of $0.30 per Common Unit;
(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than (x) issuances of Partnership Phantom Unit Awards in the ordinary course of business or Common Units upon vesting or settlement of Partnership Phantom Unit Awards that are outstanding on the date of this Agreement or otherwise granted in compliance with this Agreement, or (y) in connection with the refinancing of the Partnership Credit Facility or other Partnership indebtedness;
(iv) make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person, other than immaterial acquisitions or dispositions in the ordinary course of business;

(v) make any loans or advances to any Person (other than (A) to its employees in the ordinary course of business consistent with past practice, (B) loans and advances to the Partnership or any of its Subsidiaries and (C) trade credit granted in the ordinary course of business consistent with past practice);
(vi) incur, refinance or assume, or prepay or repurchase, any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Partnership or any of its Subsidiaries, other than (A) refinancing Partnership Credit Facility, (B) repurchase or redeem the Partnership’s outstanding notes, including in connection therewith borrowings from Parent or PBF LLC by the Partnership to the extent approved by the GP Conflicts Committee, (C) borrowings from Partnership or any of its Subsidiaries by Partnership or any of its Subsidiaries, (D) repayments of borrowings from Partnership or any of its Subsidiaries by Partnership or any of its Subsidiaries and guarantees by Partnership or any of its Subsidiaries of indebtedness of Partnership or any of its Subsidiaries and (E) repayments or repurchases required pursuant to the terms of such indebtedness for borrowed money or debt securities;
(vii) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;
(viii) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;
(ix) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;
(x) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP;
(xi) except as required by applicable Law or the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (A) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any Partnership Benefit Plan (or any plan or arrangement that would be a Partnership Benefit Plan if in effect as of the date of this Agreement), (B) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Partnership GP, Partnership or any of their respective Subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (C) accelerate any material rights or benefits under any Partnership Benefit Plan, or (D) grant or amend any Partnership Phantom Unit Awards or other equity awards, except in the ordinary course of business or as contemplated by this Agreement; or
(xii) agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.
(b) Except (i) as provided in this Agreement, (ii) as set forth in Schedule 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, (A) each of the Parent Entities shall, and shall cause each of their respective Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice; provided, that this Section 6.2(b)(A) shall not prohibit Parent and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to Parent to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, and (B) Parent shall not:
(i) amend its Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement, or (b) adversely affect (1) the economic benefits to be obtained by the Partnership Unaffiliated Unitholders upon the consummation of the Merger or (2) the terms of the Parent Common Stock in any material respect;
(ii) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to Parent’s capital stock;
(iii) adopt a plan or agreement of complete or partial liquidation or dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law; or
(iv) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.
(c) From the date of this Agreement until the Closing Date, neither Partnership nor Parent shall, nor shall it cause any of its Subsidiaries to, take any action prohibited by this Agreement or fail to take any action required by this Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to closing pursuant to Article VII.
(d) From the date of this Agreement until the Closing Date, each of Partnership and Parent shall, and shall cause its Subsidiaries to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.2(d) shall not limit or otherwise affect the remedies available hereunder to the notified party.
Section 6.3 Partnership Adverse Recommendation Change.
(a) Except as permitted by this Section 6.3, Partnership and Partnership GP, acting through the GP Board or the GP Conflicts Committee or otherwise, shall not, and shall cause their respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or (ii) fail to include the Partnership Board Recommendation in the Proxy Statement (the taking of any such action being referred to as a “Partnership Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Partnership’s or Partnership GP’s Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 6.3 by Partnership and Partnership GP.
(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.3(b), the GP Board or the GP Conflicts Committee may (x) make a Partnership Adverse Recommendation Change or (y) terminate this Agreement pursuant to Section 8.1(d)(ii), in each case:
(i) in response to an Intervening Event if the GP Board or the GP Conflicts Committee, as applicable, after consultation with its financial advisors and outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its duties under the Partnership Agreement and applicable Law;

(ii) if the GP Board or the GP Conflicts Committee, as applicable, has provided prior written notice to Parent specifying in reasonable detail the material events giving rise to the Intervening Event at least three (3) days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(d)(ii), as the case may be, unless at the time such notice is otherwise required to be given there are less than three (3) days prior to the Partnership Unitholder Meeting, in which case the GP Board or the GP Conflicts Committee, as applicable, shall provide as much notice as is practicable (the period inclusive of all such days, the “Partnership Notice Period”); and
(iii) if, during the Partnership Notice Period, the GP Board or the GP Conflicts Committee, as applicable, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(d)(ii), as the case may be, would not be inconsistent with its duties under the Partnership Agreement and applicable Law; provided, however, that the GP Board or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether the failure to effect such Partnership Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(d)(ii), as the case may be, would not be inconsistent with its duties under the Partnership Agreement and applicable Law.
Section 6.4 Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, the Parent Entities, on the one hand, and each of Partnership and Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent until the Effective Time or the termination of this Agreement, causing to be voted all Common Units beneficially owned by Parent in favor of the Merger at the Partnership Unitholder Meeting pursuant to the Support Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.
(b) In furtherance and not in limitation of the foregoing, each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required by applicable Law) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within five (5) Business Days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other applicable Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable (and in any event no later than the Outside Date).
(c) Each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other party a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any Proceeding initiated by a private Person, and (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material written communication received or given in connection with any Proceeding by a private Person, in each case regarding any of the transactions contemplated hereby. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.4 in a manner so as to preserve the applicable privilege.
Section 6.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE, as applicable, as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.5.
Section 6.6 Access to Information; Confidentiality. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party hereto shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for integration and operational planning related to the transactions contemplated by this Agreement; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Laws, from the Execution Date until the Effective Time, Parent and Partnership shall furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents which such party is not permitted to disclose under applicable Laws) (which furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party) and (ii) all information concerning Parent’s or Partnership’s business, properties and personnel as the other party may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, Parent shall have no obligation to disclose or provide access to any information the disclosure of which Parent has concluded may jeopardize any privilege available to Parent or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation binding on Parent or any of its Affiliates. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 6, 2022 between Parent and Partnership GP (as it may be amended from time to time, the “Confidentiality Agreement”), Partnership shall hold information received from Parent pursuant to this Section 6.6 in confidence in accordance with the terms of the Confidentiality Agreement.
Section 6.7 Indemnification and Insurance.
(a) From and after the Effective Time, solely to the extent that Partnership or Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless all Indemnified Persons to the fullest extent permitted under applicable Law against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers and directors and advancement of expenses contained in the Organizational Documents of Partnership and Partnership GP immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of Partnership and Partnership GP than as set forth in such Organizational Documents as of the Execution Date. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent and Partnership GP and their respective successors and assigns.
(b) Parent shall, prior to the Effective Time, purchase a “tail policy” under Partnership’s existing directors’ and officers’ liability insurance policies, on terms and conditions providing substantially equivalent benefits as Partnership’s existing directors’ and officers’ liability insurance policies, to provide coverage for a period of six (6) years from the Effective time with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by Indemnified Persons in their capacity as such.
(c) The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of Partnership and Partnership GP, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and/or Partnership GP shall assume the obligations of Parent and Partnership GP set forth in this Section 6.7.
Section 6.8 Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement, the Schedule 13E-3 and the Proxy Statement.
Section 6.9 Section 16 Matters. Prior to the Effective Time, Parent and Partnership shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.10 Listing; Delisting and Deregistration.
(a) Parent shall use reasonable best efforts to cause the Parent Common Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.
(b) The Partnership will cooperate and use its reasonable best efforts to cause the delisting of Common Units from the NYSE and the deregistration of such securities under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.
Section 6.11 Dividends and Distributions. After the date of this Agreement until the Effective Time, each of Parent and Partnership shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Common Stock and Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that Common Unitholders shall not receive, for any quarter, distributions both in respect of Common Units and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (a) only distributions in respect of Partnership Interests or (b) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger. During the term of this Agreement, in accordance with past practice, Partnership GP shall consider and, if appropriate for Partnership, shall approve and declare, and cause Partnership to pay, a cash distribution to Common Unitholders (including the Partnership Unaffiliated Unitholders) in accordance with past practice for each completed calendar quarter ending prior to the Closing Date in an amount equal to not less than the current per Common Unit distribution rate of $0.30 per Common Unit per completed calendar quarter to the extent a distribution is declared and the Closing does not occur prior to the applicable record date established by the GP Board with respect to such quarterly distribution; provided, however, that neither Partnership GP nor Partnership shall be required to take any action pursuant to this Section 6.11 that would violate applicable Law, the Organizational Documents of Partnership or any Contract to which Partnership GP or Partnership is a party as of the Execution Date.
Section 6.12 GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, the Parent Entities shall not and they shall not permit any of their Subsidiaries to, take any action intended to cause Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.12 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director or any removal of a director for cause.
Section 6.13 Performance by Partnership GP. Partnership GP shall cause Partnership and its Subsidiaries to comply with the provisions of this Agreement and the Support Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by Partnership and Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to Partnership and Partnership GP and their respective Subsidiaries and subject to Section 6.2(b), with the consent of, Parent.
Section 6.14 Tax Treatment. For United States federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the United States federal income tax treatment), the parties agree to treat the Merger as a taxable sale of the Public Common Units by the holders of such Public Common Units in exchange for the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.15 Takeover Statutes. If any Takeover Statute shall become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto, Parent, the Parent Board, Partnership GP, the GP Board and the GP Conflicts Committee shall grant such approvals and shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.
Section 6.16 Securityholder Litigation. Partnership and Partnership GP shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder litigation against Partnership and Partnership GP and/or their directors (as applicable) relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).
ARTICLE VII

CONDITIONS PRECEDENT
Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) Partnership Unitholder Approval. The affirmative vote or consent of the holders of a majority of the Outstanding Common Units voting as a single class at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Partnership Unitholder Approval”), shall have been obtained in accordance with applicable Law and the Organizational Documents of Partnership.
(b) Regulatory Approval. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.
(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.
(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.
(e) Stock Exchange Listing. The Parent Common Stock deliverable to the Partnership Unaffiliated Unitholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.
(f) Credit Facilities. All necessary consents under the Partnership Credit Facility shall have been obtained or replacement facilities acceptable to Parent shall have been entered into.
Section 7.2 Conditions to Obligations of the Parent Entities to Effect the Merger. The obligations of the Parent Entities to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Partnership and Partnership GP contained in Section 4.1(a), Section 4.2, Section 4.3(a) and Section 4.3(c), and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of Partnership and Partnership GP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (except with respect to Section 4.5 and Section 4.9, without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of Partnership and Partnership GP by an executive officer of Partnership GP to such effect.
(b) Performance of Obligations of Partnership and Partnership GP. Partnership and Partnership GP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of Partnership and Partnership GP by an executive officer of Partnership GP to such effect.
Section 7.3 Conditions to Obligation of Partnership to Effect the Merger. The obligation of Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.1(a), Section 5.2, Section 5.3(a) and Section 5.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (except with respect to Section 5.5 and Section 5.9, without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
(b) Performance of Obligations of the Parent Entities. Each of the Parent Entities shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
Section 7.4 Frustration of Closing Conditions.
(a) Neither Partnership nor Partnership GP may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.
(b) None of the Parent Entities may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.
ARTICLE VIII

TERMINATION
Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:
(a) by the mutual written consent of Partnership and Parent duly authorized by the Parent Board and the GP Conflicts Committee.
(b) by either of Partnership or Parent:
(i) if the Closing shall not have been consummated on or before March 31, 2023, (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Partnership or Parent if the failure to satisfy such condition was due to the failure of, in the case of Partnership, Partnership or Partnership GP, and in the case of the Parent Entities, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Partnership or Parent if, in the case of Parent, Partnership or Partnership GP, and in the case of Partnership, any of the Parent Entities, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9;
(ii) if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Partnership or Parent if such Restraint was due to the failure of, in the case of Partnership, Partnership or Partnership GP, and in the case of Parent, Parent, PBF LLC, Merger Sub or HoldCo to perform any of its respective obligations under this Agreement; or
(iii) if the Partnership Unitholder Meeting and any postponements or adjournments thereof shall have concluded and the Partnership Unitholder Approval shall not have been obtained;
(c) by Parent:
(i) if a Partnership Adverse Recommendation Change shall have occurred prior to the Partnership Unitholder Meeting; or
(ii) if Partnership or Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Partnership or Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by Partnership or Partnership GP within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent, PBF LLC, Merger Sub or HoldCo is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
(d) by Partnership:
(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from Partnership of such breach or failure; provided, however, that Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Partnership or Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(ii) if prior to the receipt of the Partnership Unitholder Approval, in response to an Intervening Event, the GP Board or the GP Conflicts Committee shall have determined to terminate this Agreement as contemplated in Section 6.3(b); provided, that each of Partnership, the GP Board and the GP Conflicts Committee shall have complied in all material respects with Section 6.3(b).
Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 6.6, the provisions in Section 6.8, Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, PBF LLC, Merger Sub, HoldCo or Partnership and Partnership GP or their respective directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Termination Fee, the Parent Expenses or the Partnership Expenses if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall

Partnership GP or Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by Partnership GP, Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.
For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.
Section 8.3 Termination Fees; Expenses.
(a) If this Agreement is validly terminated by Partnership or Parent pursuant to the provisions of Section 8.1(b)(iii) (No Partnership Unitholder Approval), Partnership shall pay to the Parent by wire transfer of immediately available funds (to an account designated by the Parent), an amount equal to the Parent Expenses, and such payment shall be made within three (3) Business Days following such termination.
(b) If prior to the Partnership Unitholder Meeting this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change) or Section 8.1(c)(ii) (Partnership Terminable Breach), Partnership shall pay to Parent the Parent Expenses within three (3) Business Days following such termination.
(c) In no event shall Partnership be required to pay both the Parent Expenses and the Parent Termination Fee on more than one occasion. If Partnership is obligated to pay the Parent Expenses to Parent pursuant to Section 8.3(a) or Section 8.3(b), and the Parent Termination Fee pursuant to Section 8.3(e), Partnership shall only be required to pay the Parent Termination Fee.
(d) If this Agreement is validly terminated by Partnership pursuant to Section 8.1(d)(i) (Parent Terminable Breach), Parent shall pay to Partnership the Partnership Expenses within three (3) Business Days following such termination.
(e) If this Agreement is validly terminated by Partnership pursuant to Section 8.1(d)(ii) (Partnership Adverse Recommendation Change), Partnership shall pay to Parent the Parent Termination Fee within three (3) Business Days following such termination.
(f) The parties acknowledge that payment of the Parent Expenses, Parent Termination Fee and the Partnership Expenses, as applicable, if, as and when required pursuant to this Section 8.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Parent Expenses and Partnership Expenses, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.
(g) The parties acknowledge that the provisions of this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, none of Partnership, Partnership GP, Parent, PBF LLC, Merger Sub or HoldCo would enter into this Agreement.
ARTICLE IX

MISCELLANEOUS
Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III and the last sentence of Section 6.6, Section 6.8 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the parties hereto, by action taken or authorized by the Parent Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the GP Conflicts Committee; provided, further, that following receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require approval of the Parent Stockholders or further approval by the Common Unitholders, as applicable, without such approval. Notwithstanding the foregoing, each of Parent and Partnership shall have the continuing right until the Closing to add, supplement or amend the Parent Disclosure Schedule and the Partnership Disclosure Schedule, as applicable, and no such amendment shall require the prior consent of the other party.
Section 9.3 GP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, waiver, approval, agreement or consent of Partnership or Partnership GP is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.9)), such determination, decision, waiver, approval, agreement or consent must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the GP Conflicts Committee.
Section 9.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that, prior to the Partnership Unitholder Approval, the GP Board may not take or authorize any such action unless it has been approved in writing by the GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by Partnership, Partnership GP, Parent, PBF LLC, Merger Sub or HoldCo in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties hereto, except that Merger Sub or HoldCo may assign, in their sole discretion, any of or all of their respective rights, interests and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve Parent, PBF LLC, Merger Sub or HoldCo of any of its respective obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.
Section 9.6 Counterparts. This Agreement may be executed in counterparts (including by electronic or portable document format (.pdf) transmission), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The signatures of all parties need not appear on the same counterpart and delivery of an executed counterpart signature page of this Agreement (including by means of email attaching a copy in .pdf or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document) will be equally as effective as delivery of an original executed counterpart of this Agreement in the presence of the other parties.
Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement, the Support Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, the provisions of Section 6.7 and Section 9.12.

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement, and any claims or disputes arising under or related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.
(b) Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to the service being made through the notice procedures set forth in Section 9.10, irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose
(c) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 9.9 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over such matter, any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 9.10 Notices. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c)

if mailed by an internationally recognized overnight express mail service such as Federal Express or UPS, one (1) Business Day after deposit therewith prepaid; or (d) if by email, one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the parties at the respective addresses as follows, provided, however, that notices of a change of address will be effective only upon receipt thereof:
If to Parent, PBF LLC, Merger Sub or HoldCo, to:
PBF Energy Inc.
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: President
Email: [****]
with copies (which shall not constitute notice) to:
PBF Energy Inc.
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: General Counsel
Email: [****]
Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: Philip Haines
Email: [****]
If to Partnership or Partnership GP, to:
PBF Logistics LP
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: Chairman of the Conflicts Committee of the Board of Directors of PBF Logistics GP LLC
Email: [****]
with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention: Michael Swidler
Email: [****]
Section 9.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
Section 9.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, financing source, lender, agent, attorney, representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
PARENT:

PBF ENERGY INC.

By:	/s/ Thomas J. Nimbley
Name:	Thomas J. Nimbley
Title:	Chief Executive Officer

PBF LLC:

PBF ENERGY COMPANY LLC

By:	PBF Energy Inc.,
its managing member

By:	/s/ Thomas J. Nimbley
Name:	Thomas J. Nimbley
Title:	Chief Executive Officer

MERGER SUB:

RIVERLANDS MERGER SUB LLC

By:	PBF Energy Company LLC,
its sole member

By:	PBF Energy Inc.,
its managing member

By:	/s/ Thomas J. Nimbley
Name:	Thomas J. Nimbley
Title:	Chief Executive Officer

HOLDCO:

PBFX HOLDINGS INC.

By:	/s/ Thomas J. Nimbley
Name:	Thomas J. Nimbley
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

PARTNERSHIP:

PBF LOGISTICS LP

By:	PBF Logistics GP LLC,
its general partner

By:	/s/ Matthew Lucey
Name:	Matthew Lucey
Title:	Executive Vice President

PARTNERSHIP GP:

PBF LOGISTICS GP LLC

By:	/s/ Matthew Lucey
Name:	Matthew Lucey
Title:	Executive Vice President
Signature Page to Agreement and Plan of Merger

Annex B
Execution Version
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated effective as of July 27, 2022 (this “Agreement”), is by and among PBF Energy Inc., a Delaware corporation (“Parent”), PBF Energy Company LLC, a Delaware limited liability company and Subsidiary of Parent (“PBF LLC” and, together with Parent, the “Parent Entities”), and PBF Logistics LP, a Delaware limited partnership (“Partnership”).
W I T N E S S E T H:
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, PBF LLC and Partnership have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, PBF LLC, PBF Logistics GP LLC, a Delaware limited liability company and the general partner of Partnership, Riverlands Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), PBFX Holdings Inc., a Delaware corporation (“HoldCo”) and Partnership, pursuant to which, upon the terms and subject to the conditions set forth therein, at the Effective Time, Merger Sub will merge with and into Partnership (the “Merger”), with Partnership surviving the Merger as an indirect Subsidiary of Parent owned by each of PBF LLC and HoldCo as provided in the Merger Agreement;
WHEREAS, Parent, indirectly through PBF LLC, is the Beneficial Owner (as defined below) of 29,953,631 common units (“Common Units”) representing limited partner interests in Partnership (such Common Units, the “Parent Common Units”);
WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Partnership entering into the Merger Agreement, the Parent Entities are entering into this Agreement with respect to the Parent Common Units; and
WHEREAS, the Parent is willing, subject to the limitations herein, not to Transfer (as defined below) any of the Parent Common Units and to cause PBF LLC to vote the Parent Common Units in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
GENERAL
Section 1.1 Definitions. This Agreement is the “Support Agreement” as defined in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.
(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.
(b) “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.
(c) “Transfer” means any direct or indirect offer, sale, assignment, pledge, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, pledge, disposition or other transfer (by operation of law or otherwise), of any Common Units Beneficially Owned by Parent, including in each case through the Transfer of any Person or any interest in any Person.

ARTICLE II
AGREEMENT TO RETAIN COMMON UNITS
Section 2.1 Transfer and Encumbrance of Parent Common Units.
(a) From the date of this Agreement until the earliest of (i) the Partnership Unitholder Approval being obtained, (ii) the date on which a Partnership Adverse Recommendation Change occurs, (iii) the termination of the Merger Agreement pursuant to and in compliance with the terms thereof or (iv) the termination of this Agreement by the written consent of the parties hereto and the GP Conflicts Committee (such earliest date, the “Termination Date”), the Parent Entities shall not, with respect to any Common Units Beneficially Owned by Parent, (x) Transfer any such Common Units or (y) deposit any such Common Units into a voting trust or enter into a voting agreement or arrangement with respect to such Common Units or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.
(b) Notwithstanding Section 2.1(a), the Parent Entities may Transfer any Parent Common Units to any Person that (i) is a party to an agreement with Partnership with substantially similar terms as this Agreement or (ii) as a condition to such Transfer, agrees in a writing, reasonably satisfactory in form and substance to Partnership, to be bound by this Agreement, and delivers a copy of such executed written agreement to Partnership prior to the consummation of such transfer.
(c) Nothing in this Agreement shall restrict direct or indirect Transfers of equity or other interests in any Parent Entity (it being understood that the Parent Entities shall remain bound by this Agreement).
Section 2.2 Additional Purchases. From the date of this Agreement until the Termination Date, the Parent Entities agree that they shall not, and shall cause their respective Subsidiaries (excluding Partnership and Partnership GP) not to, purchase or otherwise acquire any additional Common Units other than the 29,953,631 Common Units of which Parent is the Beneficial Owner as of the date hereof.
Section 2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Common Units in violation of this Article II shall, to the fullest extent permitted by applicable Law, be null and void ab initio. If any involuntary Transfer of any of the Parent Entities’ Common Units shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Common Units subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.
ARTICLE III
AGREEMENT TO VOTE
Section 3.1 Agreement to Vote. Prior to the Termination Date, the Parent Entities irrevocably and unconditionally agree that they shall, at any Partnership Unitholders Meeting, however called, appear at such meeting or otherwise cause the Parent Common Units to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Parent Common Units:
(a) in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger; and
(b) against (i) any agreement, transaction or proposal that relates to any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or inconsistent with the Merger or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of any Parent Entity or any of their respective Subsidiaries contained in the Merger Agreement; (iii) any action or agreement that would result in any condition to the consummation of the Merger or the transactions contemplated by the Merger Agreement set forth in Article VI of the Merger Agreement not being fulfilled; and (iv) any other action that would reasonably be expected to materially impede, interfere with, delay, discourage, postpone or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger, or this Agreement. Any attempt by any Parent Entity to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Parent Common Units in contravention of this Section 3.1 shall be null and void ab initio.

Notwithstanding anything to the contrary in this Agreement, the Parent Entities shall remain free to vote (or execute consents or proxies with respect to) the Parent Common Units with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner any Parent Entity deems appropriate.
Section 3.2 Limited Proxy. The Parent Entities hereby irrevocably appoint as their proxy and attorney-in-fact, the chairman of the GP Conflicts Committee and any person designated in writing by the chairman of the GP Conflicts Committee, each of them individually, with full power of substitution and resubstitution, to consent to or vote the Parent Common Units solely with respect to the matters set forth in Section 3.1(a) and Section 3.1(b) above. The Parent Entities intend this proxy to be irrevocable and unconditional with respect to the matters set forth in Section 3.1(a) and Section 3.1(b) during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by any Parent Entity with respect to the with respect to the matters set forth in Section 3.1(a) and Section 3.1(b) (and the Parent Entities hereby represent that any such proxy is revocable). The proxy granted by the Parent Entities pursuant to this Section 3.2 (i) shall be automatically revoked upon the earlier of the occurrence of (a) a Partnership Adverse Recommendation Change and (b) the Termination Date and (ii) may be terminated at any time by Partnership (and the GP Conflicts Committee, on behalf of Partnership) in its sole election by written notice provided to Parent.
ARTICLE IV
ADDITIONAL AGREEMENTS
Section 4.1 Waiver of Litigation. The Parent Entities agree (a) not to commence or join in, and (b) to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Partnership or any of its affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any fiduciary duty of the GP Board (or the GP Conflicts Committee) in connection with the negotiation and entry into this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES
Section 5.1 Representations and Warranties. The Parent Entities hereby represent and warrant as follows:
(a) Ownership. Parent has, with respect to the Parent Common Units, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Parent Common Units. The Parent Common Units constitute all of the Common Units of Partnership owned Beneficially Owned by Parent as of the date of this Agreement.
(b) Authority. Each Parent Entity has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Parent Entity and (assuming due authorization, execution and delivery by Partnership) constitutes a valid and binding agreement of each Parent Entity, enforceable against each Parent Entity in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and no other action is necessary to authorize the execution and delivery by each Parent Entity or the performance of each Parent Entity’s obligations hereunder.
(c) No Violation. The execution, delivery and performance by each Parent Entity of this Agreement will not (i) violate any provision of any Law applicable to any Parent Entity; (ii) violate any order, judgment or decree applicable to any Parent Entity; or (iii) contravene, conflict with, violation any provision of, result in any breach of, or require the consent of any Person under, (A) any Contract to which any

Parent Entity is a party, or by which they or any of their respective properties or assets are bound or affected, or (B) the terms, conditions or provisions of the Organizational Documents of the Parent Entities, except in the case of clauses (i) and (ii) above, for such violations, conflicts, contraventions or consents that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d) Consents and Approvals. The execution and delivery by each Parent Entity of this Agreement does not, and the performance of each Parent Entity’s obligations hereunder, require any Parent Entity to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except such filings and authorizations as may be required under the Exchange Act or, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
(e) Absence of Litigation. To the Knowledge of Parent, there are no pending Proceedings against or affecting the Parent Entities or any of their respective properties or assets at law or in equity before any Governmental Authority that, if determined adversely to such Parent Entity, have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
ARTICLE VI
MISCELLANEOUS
Section 6.1 Termination. This Agreement shall terminate upon the earlier of (a) the date of a Partnership Adverse Recommendation Change and (b) the Termination Date. Neither the provisions of this Section 6.1 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Parent Entity from any liability arising out of or in connection with a breach of this Agreement.
Section 6.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or electronic transmission, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
if to the Parent Entities to:

PBF Energy Inc.
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention:	President
Email:	Matthew.Lucey@pbfenergy.com

with a copy (which shall not constitute notice) to:

PBF Energy Inc.
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention:	General Counsel
Email:	Trecia.Canty@pbfenergy.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention:	Philip Haines
Email:	phaines@huntonak.com

if to Partnership, to:

PBF Logistics LP
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention:	Chairman of the Conflicts Committee of the Board of Directors of PBF Logistics GP LLC
Email:	droush@merrymtg.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention:	Michael Swidler
Email:	michael.swidler@bakerbotts.com
Section 6.3 Amendment; Waiver.
(a) This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties; provided, however, that, Partnership may not, without the prior written approval of the GP Conflicts Committee, agree to any amendment, modification or waiver of this Agreement.
(b) No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in any other instances. No failure by any party to exercise, and no delay by any party in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.
Section 6.4 Counterparts; Electric Signatures. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by electronic mail in.pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. No party shall be bound until such time as the other parties have executed counterparts of this Agreement.
Section 6.5 Assignment and Binding Effect. Except in connection with a permitted Transfer pursuant to Article II, no party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other parties, and any such attempted assignment, delegation or transfer shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, permitted transferees and permitted assigns. Except as expressly set forth in the prior sentence, (a) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any party hereto or any of their Affiliates, and (b) no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other party hereto.
Section 6.6 Conspicuous & Headings. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW. The headings of the several articles and sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 6.7 Entire Agreement. This Agreement, the Merger Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the parties with respect to such subject matter. No agreements or understandings exist among the parties other than those set forth or referred to herein or therein.

Section 6.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties. In the event the parties are not able to agree, such provision shall be construed by limiting and reducing it so that such provision is valid, legal, and fully enforceable while preserving to the greatest extent permissible the original intent of the parties; the remaining terms and conditions of this Agreement shall not be affected by such alteration.
Section 6.9 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.
Section 6.10 Governing Law; Venue; Waiver of Jury Trial.
(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b) EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR RESULTING FROM THIS AGREEMENT, OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.10.
(c) THE PARTIES HEREBY AGREE THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER RELATING TO, ARISING OUT OF OR RESULTING FROM OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IF SUCH COURT DOES NOT HAVE JURISDICTION, IN ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE ONLY, AND THAT ANY CAUSE OF ACTION RELATING TO, ARISING OUT OF OR RESULTING FROM THIS AGREEMENT SHALL BE DEEMED TO HAVE ARISEN FROM A TRANSACTION OF BUSINESS IN THE STATE OF DELAWARE. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING THAT IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH ACTION MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 6.2 or in such other manner as may be permitted by law.
Section 6.11  Expenses. Except as provided in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
Section 6.12  Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.
Section 6.13  Injunctive Relief. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 6.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.13, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at applicable Law or in equity. Each party accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies under applicable Law, all in accordance with the terms of this Section 6.13. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 6.14  No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Partnership any direct or indirect ownership or incidence of ownership of or with respect to the Parent Common Units. All rights, ownership and economic benefits of and relating to the Parent Common Units shall remain vested in and belong to the Parent Entities, and Partnership shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of any Parent Entity or exercise any power or authority over any Parent Entity in the voting or disposition of any Parent Common Units, except as otherwise expressly provided herein.
Section 6.15  Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.
PBF ENERGY INC.

By:	/s/ Thomas J. Nimbley
Name:	Thomas J. Nimbley
Title:	Chief Executive Officer

PBF ENERGY COMPANY LLC

By:	PBF Energy Inc.,
its managing member

By:	/s/ Thomas J. Nimbley
Name:	Thomas J. Nimbley
Title:	Chief Executive Officer

PBF LOGISTICS LP

By:	PBF Logistics GP LLC,
its general partner

By:	/s/ Matthew Lucey
Name:	Matthew Lucey
Title:	Executive Vice President
Signature Page to Voting and Support Agreement

Annex C
1201 Louisiana Street, Suite 600 Houston, TX 77002 713.292.0863

540 Madison Avenue, 25th Floor New York, NY 10022 212.388.5020

www.intrepidfp.com
July 26, 2022
The Conflicts Committee of the Board of Directors of PBF Logistics GP LLC,
the general partner of PBF Logistics LP
1 Sylvan Way, Second Floor
Parsippany, NJ 07054
Members of the Committee:
We understand that PBF Logistics LP, a Delaware limited partnership (the “Partnership”), PBF Logistics GP LLC, the general partner of the Partnership (the “General Partner”), PBF Energy Inc., a Delaware corporation (the “Parent”), PBF Energy Company LLC, a subsidiary of Parent (“PBF LLC”), Riverlands Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of PBF LLC (“Merger Sub”) and PBFX Holdings Inc., a Delaware corporation and wholly owned subsidiary of PBF LLC (“HoldCo”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Partnership with the Partnership surviving the merger (the “Transaction”), pursuant to which each common unit representing a limited partner interest in the Partnership (the “Partnership Common Units”) issued and outstanding as of immediately prior to the Effective Time (as defined in the Merger Agreement) (other than Partnership Common Units held directly or indirectly by the Parent, PBF LLC, HoldCo, the Partnership, the General Partner or their affiliates immediately prior to the Effective Time) will be converted into and thereafter represent the right to receive (i) 0.270 (the “Exchange Ratio”) of a share of Class A Parent common stock (the “Stock Consideration”); and (ii) $9.25 in cash, without interest (the “Cash Consideration” and together with the Stock Consideration, with respect to each Partnership Common Unit, the “Merger Consideration”). Holders of Partnership Common Units other than Parent, PBF LLC, HoldCo, the Partnership, the General Partner or their affiliates are referred to herein as the “Partnership Unaffiliated Unitholders.” The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement.
The Conflicts Committee (the “Committee”) of the Board of Directors (the “Board of Directors”) of the General Partner has asked us whether, in our opinion, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.
In connection with rendering our opinion, we have, among other things:
(i)	reviewed a draft of the Merger Agreement (draft dated July 24, 2022);
(ii)	reviewed a draft of the Voting and Support Agreement (draft dated July 22, 2022) to be entered into among Parent, PBF LLC and the Partnership;
(iii)	reviewed the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 13, 2019;
(iv)
reviewed certain publicly available information relating to the Partnership and the Parent that we deemed relevant, including each of the Partnership’s and the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Reports on Form 10-Q for the three months ended March 31, 2022 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission;

(v)	reviewed certain presentations to the Committee from the management of the General Partner and Parent;
(vi)
reviewed certain non-public projected financial data and related assumptions of each of the Partnership and the Parent, as prepared and furnished to us by management of the General Partner and Parent, respectively;

(vii)
reviewed the Partnership’s and the Parent’s business plan with management of the General Partner and Parent, respectively, including a detailed review of business segments, certain material growth projects and commercial contracts and legal, environmental, regulatory and other matters;

(viii)	reviewed estimated annual synergies resulting from the Transaction from the management of the General Partner and Parent;
(ix)	reviewed certain recent corporate announcements made by the Partnership and the Parent;
(x)
discussed past and current operations and operational projections of each of the Partnership and the Parent with management of the General Partner and Parent, respectively (including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided);

(xi)	discussed distribution / dividend policy for the Partnership and Parent with the management of the General Partner and Parent;
(xii)	discussed the strategic rationale for, and potential benefits of, the Transaction with management of the General Partner and Parent;
(xiii)	reviewed and analyzed pro forma impacts of the Transaction;
(xiv)	performed discounted cash flow analyses based on forecasts and other data provided by management of the General Partner and Parent;
(xv)
reviewed and analyzed publicly available historical and current financial information, debt trading data, unit and stock price data and broker research estimates with respect to certain public companies with operations and assets that we considered comparable to each of the Partnership and the Parent;

(xvi)	reviewed the financial metrics of certain historical transactions that we deemed relevant and compared such financial metrics to those implied by the Transaction; and
(xvii)
conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for purposes of providing the opinion expressed herein.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax and other information and data provided to, discussed with or reviewed by us, and we have not assumed any responsibility for independent verification of the accuracy or completeness of any such information. We have further relied upon the assurances of management of the General Partner and Parent that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts, projections and business plans of the Partnership and the Parent provided to us, we have relied, with your consent, upon the assurances of management of the General Partner and Parent, respectively, that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Partnership and the Parent, under the assumptions reflected therein. We express no view as to such forecasts or any judgments, estimates or assumptions on which they are based.
We have relied, with your consent, upon the assessments of management of the General Partner and Parent as to (i) the potential impact on the Partnership and the Parent of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry or U.S. markets, (ii) the potential impact on the operations, results and prospects of the Partnership and the Parent of the Transaction, and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of the Partnership and the Parent. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Partnership or the Parent is or may be a party or is or may be subject. We also assumed that there were no material changes in the liabilities, financial condition, results of operations, business or prospects of or relating to the Partnership or the Parent since the date of the latest information relating to the Partnership or the Parent, as applicable, made available to us. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Partnership or the Parent and have not made or obtained any evaluations or appraisals of their respective assets or liabilities, nor have we been furnished with any such evaluations or appraisals.
In rendering our opinion, we have assumed (in all respects material to our analysis and with your consent) that the representations and warranties of each party contained in the Merger Agreement are true and correct, and that each party will perform all of the covenants, undertakings and agreements required to be performed by it under the Merger Agreement, and the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any terms or conditions contained therein that are material to our analysis. We have assumed that the final executed and delivered versions of all documents reviewed by us in draft form will conform in all material respects to the most recent drafts reviewed by us. We have assumed that all governmental, regulatory or other consents, approvals or releases, including under the Partnership’s Third Amended and Restated Agreement of Limited Partnership, and any financing will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Transaction or materially reduce the benefits of the Transaction to the Partnership. We have assumed that the Transaction and the business of each of the Partnership, the General Partner and the other parties to the Transaction will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. We have assumed that the Partnership, the General Partner and the Committee have relied upon the advice of their counsel, independent accountants and other advisors (other than Intrepid Partners, LLC) as to all legal, financial reporting, tax, accounting, securities and regulatory matters with respect to the Transaction.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether the Merger Consideration in the Transaction is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders. We have not been asked to, nor do we express any view on, and our opinion does not address, any other terms, conditions, aspects or implications of the Transaction or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Transaction, any potential adjustment to the Exchange Ratio and Cash Consideration under the Merger Agreement, and the covenants and undertakings of the Partnership and the Parent. For purposes of our opinion and analyses, with your permission, the Merger Consideration is as defined herein and we give no effect or consideration to the potential adjustments to the Merger Consideration provided for in the Merger Agreement. Our opinion does not address any financing transactions associated with the Transaction. In addition, we do not express any view regarding the relative merits of the Transaction as compared to any other transaction or business strategy in which the Partnership might engage or the merits of the underlying decision by any party to engage in the Transaction and enter into and perform the Merger Agreement. We express no view or opinion as to the fairness of the Transaction to creditors, bondholders or other constituencies of the Partnership (other than the Partnership Unaffiliated Unitholders, as described above) or its subsidiaries, or the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction or class of such persons, relative to the Merger Consideration or otherwise.
Our opinion does not address accounting, legal, actuarial, regulatory or tax matters. We are not legal, tax, commercial or bankruptcy advisors. Our opinion does not constitute a solvency opinion and does not address the solvency or financing condition of the Partnership or any of the potential parties to the Transaction. Our opinion does not address whether the Partnership has sufficient cash available or other sources of funds to enable it to consummate any distributions. Our opinion does not constitute a tax opinion. Our opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.
We do not express any opinion as to equity securities or debt securities of the Partnership or the Parent and the price, trading range or volume at which any securities will trade at any time, including following announcement of the Transaction.

We have acted exclusively as financial advisor to the Committee in connection with an evaluation of the Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion, regardless of the conclusion reached herein, and a portion of which is contingent (and payable) upon the consummation of the Transaction. The Partnership has agreed to reimburse certain of our expenses and the Partnership has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of our business, we and our affiliates may invest in debt and/or equity of the Partnership and/or the Parent. In the future, we may provide certain investment banking services to the Partnership, the General Partner, the Parent and/or their affiliates, for which we may receive compensation.
This letter, and the opinion expressed herein, (i) is addressed to, and is solely for the information and benefit of, the Committee (in its capacity as such) in connection with its evaluation of the Transaction, (ii) is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Committee (including the Board of Directors, any equity holders, creditors, bondholders or other constituencies of the Partnership, the General Partner or the Parent), (iii) is not intended to be and does not constitute a recommendation to any unitholder of the Partnership as to how such unitholder should act or vote with respect to the Transaction or any other matter, and (iv) shall not be disclosed, quoted, referred to or communicated (in whole or in part) to, made available to, or relied upon by, any third party, nor shall any public reference to us or this opinion be made, for any purpose whatsoever except with our prior written approval in each instance or in accordance with our engagement letter.
Our opinion is necessarily based upon business, market, economic, regulatory and other conditions as they exist on, and have been evaluated as of, the date of this letter. We assume no responsibility for updating, revising or reaffirming our opinion based on developments, circumstances or events occurring, or information made available to us, after the date of this letter (regardless of when the Merger Agreement is executed). The issuance of this opinion has been approved by the Fairness Opinion Committee of Intrepid Partners, LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.
Very truly yours,

Intrepid Partners, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Officers and Directors
Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors and officers to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director or officer, except where (i) the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit or (ii) the officer breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, obtained an improper personal benefit or the action against the officer is by or in right of the corporation.
Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
The Registrant’s certificate of incorporation and bylaws contains provisions that provide for indemnification of officers and directors and their heirs and representatives to the full extent permitted by, and in the manner permissible under, the DGCL.
As permitted by Section 102(b)(7) of the DGCL, the Registrant’s certificate of incorporation contains a provision eliminating the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to some exceptions.
The Registrant maintains, at its expense, a policy of insurance which insures its directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.
The Registrant has entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements supplement existing indemnification provisions in the Registrant’s bylaws and in it the Registrant agrees, subject to certain exceptions, to the fullest extent then permitted by the DGCL, (1) to indemnify the director or executive officer, and (2) to pay expenses incurred by the director or executive officer in any proceeding in advance of the final disposition of such proceeding, with the primary purpose of the agreements being to provide specific contractual assurances to the Registrant’s directors and executive officers in respect of these indemnification protections which could not be altered by future changes to the Registrant’s current bylaw indemnification provisions.

Any underwriting agreement that the Registrant may enter into in connection with the sale of any securities registered hereunder will provide for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with any offerings.
Item 21.	Exhibits and Financial Statement Schedules
The agreements included as exhibits to this proxy statement/prospectus contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:
•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.
Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. PBF Energy and PBFX acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about PBF Energy and PBFX may be found elsewhere in this registration statement and other public filings, which are available without charge through the SEC’s website at http://www.sec.gov. See “Where You Can Find More Information.”
(a)	Exhibits
The following is a list of exhibits filed as part of this proxy statement/prospectus.
Exhibit Number	Exhibit Description
2.1†*
Agreement and Plan of Merger, dated as of July 27, 2022, by and among PBF Energy Inc., PBF Energy Company LLC, PBFX Holdings, Inc., Riverlands Merger Sub LLC, PBF Logistics LP, and PBF Logistics GP LLC (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

3.1
Amended and Restated Certificate of Incorporation of PBF Energy Inc. (incorporated by reference to Exhibit 3.1 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 dated November 17, 2012 (Registration No. 333-177933)).

3.2	Second Amended and Restated Bylaws of PBF Energy Inc. (incorporated by reference to Exhibit 3.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated February 15, 2017 (File No. 001-35764)).

5.1*	Opinion of Hunton Andrews Kurth LLP, regarding legality of securities being registered.

10.1*
Voting and Support Agreement, dated July 27, 2022, by and among PBF Energy Inc., PBF Energy Company LLC and PBF Logistics LP (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

21.1
List of subsidiaries of PBF Energy Inc. and PBF LLC (incorporated by reference to Exhibit 21.1 filed with PBF Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 dated February 17, 2022 (File No. 001-35764)).

21.2
List of subsidiaries of PBF Logistics LP (incorporated by reference to Exhibit 21.1 filed with PBF Logistics LP’s Annual Report on Form 10-K for the year ended December 31, 2021 dated February 17, 2022 (File No. 001-36446)).

Exhibit Number	Exhibit Description
22.1
List of guarantor subsidiaries of PBF Logistics LP (incorporated by reference to Exhibit 22.1 filed with PBF Logistics LP’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 dated July 28, 2022 (File No. 001-36446)).

23.1*	Consent of Deloitte & Touche LLP (PBF Energy Inc.).

23.2*	Consent of Deloitte & Touche LLP (PBF Logistics LP).

23.3*	Consent of Hunton Andrews Kurth LLP (included as part of Exhibit 5.1).

24.1*	Powers of Attorney for PBF Energy Inc. (included on signature page).

99.1*	Consent of Intrepid Partners LLC

99.2**	Form of Proxy Card for PBF Logistics LP Special Meeting.

107*	Filing Fee Table.
*	Filed herewith.
**	To be filed by amendment.
†	Pursuant to Item 601(b)(2) of Regulation S-K, PBF Energy agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.
(b)	Financial Statement Schedules.
Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in this proxy statement/prospectus that forms a part of this registration statement.
(c)	Opinions.
The opinion of Intrepid Partners LLC, financial advisor to the Conflicts Committee, is attached as Annex C to the proxy statement/prospectus that forms a part of this registration statement.

Item 22.	Undertakings
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)
That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 26th day of August, 2022.
PBF Energy Inc.

By:	/s/ Thomas J. Nimbley
Thomas J. Nimbley Chief Executive Officer (Principal Executive Officer) (signing on behalf of the Registrant)
POWER OF ATTORNEY
Know all men by these presents, that each of the undersigned directors and officers of the registrant, a Delaware corporation, which is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, hereby constitutes and appoints Thomas J. Nimbley, Erik Young and Trecia Canty, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Thomas J. Nimbley	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 26, 2022
Thomas J. Nimbley

/s/ C. Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	August 26, 2022
C. Erik Young

/s/ John Barone	Chief Accounting Officer (Principal Accounting Officer)	August 26, 2022
John Barone

/s/ Spencer Abraham	Director	August 26, 2022
Spencer Abraham

/s/ Wayne A. Budd	Director	August 26, 2022
Wayne A. Budd

/s/ Karen B. Davis	Director	August 26, 2022
Karen B. Davis

Signature	Title	Date

/s/ Paul Donahue	Director	August 26, 2022
Paul Donahue

/s/ Gene Edwards	Director	August 26, 2022
Gene Edwards

/s/ Robert J. Lavinia	Director	August 26, 2022
Robert J. Lavinia

/s/ Kimberly S. Lubel	Director	August 26, 2022
Kimberly S. Lubel

/s/ George E. Ogden	Director	August 26, 2022
George E. Ogden